June 13, 2023
Dear BorgWarner Shareholders:
In December 2022, we announced the intended separation of BorgWarner’s Fuel Systems and Aftermarket Segments into a new, publicly traded entity. The name of the new, publicly traded entity is PHINIA Inc. Through this transaction, we will create two industry-leading, focused companies positioned to drive value creation – BorgWarner will be a leader in electrification with a focused ICE business, and PHINIA will be a product leader in fuel systems and aftermarket distribution with advanced technologies that optimize performance, increase efficiency and reduce emissions. The intended separation supports advancing our electrification journey and optimizing our combustion portfolio and will best position BorgWarner for sustainable and profitable growth. As separate companies, both businesses will benefit from enhanced strategic focus and flexibility to pursue their differentiated market opportunities and deliver significant value to shareholders.
The intended separation is the next step in our Charging Forward strategy. BorgWarner will be positioned as one of the market leaders in electric vehicle (“EV”) propulsion technology and will have the opportunity to capitalize on long-term, secular tailwinds in electrification, with an enhanced focus on the development and commercialization of EV technologies. BorgWarner will also retain a focused portfolio of conventional propulsion assets to support customers as they go through their own EV transitions, while driving operational and financial benefits for our EV business. With organic bookings and acquisitions to date, we believe we are on track to meet or exceed our goal of 25% of revenue from EV by 2025 as part of Charging Forward. The intended separation will also address our previously stated goal of completing dispositions by 2025 of internal combustion assets generating approximately $3 billion to $4 billion in annual revenue.
Upon completion of the intended separation, BorgWarner shareholders will receive one share of PHINIA common stock for each five shares of BorgWarner common stock they hold via a pro rata, special distribution of PHINIA shares. The effect of the distribution will be that BorgWarner shareholders as of the record date for the distribution will own shares in both companies. We expect that the spin-off will be tax-free to BorgWarner and its stockholders for U.S. federal income tax purposes, except for cash that shareholders may receive (if any) in lieu of fractional shares. Shareholder approval is not required for the distribution. Shareholders will not need to pay any consideration or surrender or exchange their shares of BorgWarner common stock to receive common shares of PHINIA on the distribution date.
I encourage you to read the attached information statement, which is being provided to all BorgWarner shareholders as of the record date for the distribution of PHINIA shares. The information statement describes the separation in detail and contains important business and financial information about PHINIA.
This is an exciting time for the company, and we are extremely proud of BorgWarner’s accomplishments thus far. Our company’s 100-plus-year history is a story of evolution, built on superior product leadership and disciplined financial and operational management. This announcement is the next step, and we are confident that its execution will deliver substantial value for shareholders. We thank you for your investment in BorgWarner.
Sincerely,
Frédéric B. Lissalde
President and CEO, BorgWarner

June 13, 2023
Dear Future PHINIA Shareholders:
I want to extend a warm welcome to you as the future shareholders of PHINIA when we become a newly independent, publicly traded company following the completion of PHINIA’s planned spin-off from BorgWarner.
PHINIA will be a product leader in fuel systems and aftermarket distribution with advanced technologies that optimize performance, increase efficiency and reduce emissions. As a standalone company, we expect to benefit from a set of unique strategic advantages and a differentiated financial profile:
•Market-leading, technology-driven fuel systems, starters, alternators and aftermarket portfolio
•Embedded relationships with global OEMs, with sales to most major OEMs and no single customer accounting for more than 12% of our revenues
•Balanced and synergistic exposure across Commercial Vehicle and Industrial Applications, Light Vehicle and Aftermarket end markets globally
•Positioned to benefit from secular growth trends in Gasoline Direct Injection and Hydrogen Injection Systems
•Expected to maintain a strong operating margin profile, solid free cash flow, and moderate levels of leverage to support current business operations and longer-term strategies that further enhance shareholder value
We expect to deliver shareholder value through our focused strategy, and we will continue to innovate and expand on our portfolio of advanced technologies. We are also committed to continuing in the BorgWarner tradition of superior product leadership, operational excellence and disciplined financial management.
I encourage you to learn more about us and our strategic initiatives by reading the attached information statement. Thank you in advance for your support as a future shareholder of PHINIA.
Sincerely,
Brady D. Ericson
President and CEO, PHINIA

INFORMATION STATEMENT
PHINIA Inc.
Common Stock
(par value $0.01 per share)
We are sending you this Information Statement in connection with the spin-off by BorgWarner Inc. (“BorgWarner” or the “Parent”) of its wholly-owned subsidiary, PHINIA Inc. (“PHINIA,” the “Company,” “we,” “us,” or “our”), which holds BorgWarner’s Fuel Systems and Aftermarket businesses.
To effect the Spin-Off, BorgWarner will contribute to PHINIA Inc. certain assets of BorgWarner’s Fuel Systems and Aftermarket businesses in exchange for our common stock and our assumption of certain liabilities of BorgWarner’s Fuel Systems and Aftermarket businesses and distribute 100% of our common stock on a pro rata basis to the holders of BorgWarner common stock (the “BorgWarner stockholders”) (such transactions, the “Spin-Off”).
We expect that the distribution of our common stock will be tax-free to holders of BorgWarner common stock for U.S. federal income tax purposes, except for cash that stockholders may receive (if any) in lieu of fractional shares.
If you are a holder of record of BorgWarner common stock as of the close of business on June 23, 2023, which is the record date for the Spin-Off, you will be entitled to receive one share of our common stock for every five shares of BorgWarner common stock that you hold on that date. BorgWarner will distribute its shares of our common stock in book-entry form, which means that we will not issue physical stock certificates. The distribution agent will not distribute any fractional shares of our common stock.
The distribution will be effective as of 5:00 p.m., New York City time, on July 3, 2023. Immediately after the distribution becomes effective, we will be an independent, publicly traded company.
BorgWarner’s stockholders are not required to vote on or take any other action to approve the Spin-Off. We are not asking you for a proxy and request that you do not send us a proxy. BorgWarner stockholders will not be required to pay any consideration for the shares of our common stock they receive in the Spin-Off, and they will not be required to surrender or exchange their shares of BorgWarner common stock or take any other action in connection with the Spin-Off.
No trading market for our common stock currently exists. We expect, however, that a limited trading market for our common stock, commonly known as a “when-issued” trading market, will develop on the third trading day prior to the distribution date, and we expect “regular-way” trading of our common stock will begin on the first trading day after the distribution date. We have applied to list our common stock on the New York Stock Exchange under the ticker symbol “PHIN.”
In reviewing this Information Statement, you should carefully consider the matters described in the section entitled “Risk Factors” beginning on page 12 of this Information Statement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.
This Information Statement is not an offer to sell, or a solicitation of an offer to buy, any securities.
The date of this Information Statement is June 13, 2023.

i

INDUSTRY, RANKING AND MARKET DATA
This Information Statement contains various historical and projected information concerning our industry, the markets in which we participate and our positions in these markets. Some of this information is from industry publications and other third-party sources, and other information is from our own analysis of data received from these third-party sources, our own internal data, and market research that our management team commissions for our own evaluations and planning. All of this information involves a variety of assumptions, limitations, and methodologies and is inherently subject to uncertainties, and therefore you are cautioned not to give undue weight to these estimates.
NON-GAAP FINANCIAL DATA
All financial information presented in this Information Statement is derived from our Combined Financial Statements included elsewhere in this Information Statement. All financial information presented in this Information Statement has been prepared in U.S. Dollars in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), except for the presentation of the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted net earnings, and free cash flow.
We present adjusted operating income, adjusted operating margin, adjusted net earnings, and free cash flow in this Information Statement because we believe such measures provide investors with additional information to measure our performance. Please refer to “Information Statement Summary—Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information” for an explanation on why we use these non-GAAP financial measures, their definitions, and their limitations.
Because of their limitations, these non-GAAP financial measures are not intended as alternatives to U.S. GAAP financial measures as indicators of our operating performance and should not be considered as measures of cash available to us to invest in the growth of our business or that will be available to us to meet our obligations. We compensate for these limitations by using these non-GAAP financial measures along with other comparative tools, together with U.S. GAAP financial measures, to assist in the evaluation of operating performance.
For more information on the use of adjusted operating income, adjusted operating margin, adjusted net earnings, and free cash flow and reconciliations to their nearest U.S. GAAP financial measures, see “Information Statement Summary—Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information.”

BASIS OF PRESENTATION
Unless otherwise indicated or the context otherwise requires, in this Information Statement:
(i)the “Company,” “PHINIA,” “we,” “us,” and “our” refer to PHINIA Inc. (a newly formed holding company) and its direct and indirect subsidiaries after giving effect to the Spin-Off;
(ii)the “Board” and “our Board” refer to the board of directors of the Company;
(iii)our “bylaws” refer to our amended and restated bylaws that will become effective as part of the Spin-Off, the form of which is filed as an exhibit to our Registration Statement on Form 10 of which this Information Statement is a part;
(iv)our “certificate of incorporation” refers to our amended and restated certificate of incorporation that will become effective as part of the Spin-Off, the form of which is filed as an exhibit to our Registration Statement on Form 10 of which this Information Statement is a part;
(v)the “Spin-Off” refers to the transactions in which BorgWarner will (1) contribute certain assets of BorgWarner’s Fuel Systems and Aftermarket businesses to PHINIA Inc. in exchange for our common stock and our assumption of certain liabilities of BorgWarner’s Fuel Systems and Aftermarket businesses and (2) distribute to BorgWarner’s stockholders 100% of the shares of our common stock on a pro-rata basis (the “distribution”);
(vi)the “Exchange” refers to the New York Stock Exchange;
(vii)“BorgWarner” or the “Parent” refers to BorgWarner Inc. and its direct and indirect subsidiaries;
(viii)the “BorgWarner Board” refers to the board of directors of BorgWarner;
(ix)“stockholders” refer to stockholders of BorgWarner or stockholders of PHINIA, depending on the context; and
(x)the “Internal Restructuring” refers to a series of internal transactions that will result in all of the assets, liabilities, and legal entities comprising BorgWarner’s Fuel Systems and Aftermarket businesses being owned directly, or indirectly through its subsidiaries, by PHINIA.
Certain percentages and other figures provided and used in this Information Statement may not add up to 100.0% due to the rounding of individual components.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF
Questions and Answers about BorgWarner’s Reasons for the Spin-Off
The following provides only a summary of certain information regarding BorgWarner’s reasons for the Spin-Off. You should read this Information Statement in its entirety for a more detailed description of the matters described below.
Q:Why am I receiving this document?
A:BorgWarner is making this document available to you because you are a BorgWarner stockholder. If you are a holder of BorgWarner common stock as of the close of business on the Record Date (as defined below), you will be entitled to receive a distribution of one share of our common stock for every five shares of common stock of BorgWarner that you hold on that date. This document will help you understand how the Spin-Off will result in your ownership of shares in PHINIA and the operations of PHINIA as a stand-alone entity.
Q:What are the reasons for the Spin-Off?
A:The BorgWarner Board believes that the separation of BorgWarner’s Fuel Systems and Aftermarket businesses from BorgWarner is in the best interests of BorgWarner and its stockholders and for the success of the Fuel Systems and Aftermarket businesses for a number of reasons. See “The Spin-Off—Reasons for the Spin-Off.”
Q:Why is our separation structured as a spin-off?
A:Following a comprehensive review of alternative disposition strategies, the BorgWarner Board, with the help of its legal and financial advisors, concluded that separating the businesses as a spin-off would maximize value for its stockholders. See “The Spin-Off—Reasons for the Spin-Off.”
Questions and Answers about the Spin-Off
The following provides only a summary of certain information regarding the Spin-Off. You should read this Information Statement in its entirety for a more detailed description of the matters described below.
Q:What is the Spin-Off?
A:The Spin-Off is the method by which PHINIA will separate from BorgWarner. In the Spin-Off, BorgWarner will distribute to its stockholders 100% of the outstanding shares of our common stock. Following the Spin-Off, we will be an independent, publicly traded company.
Q:Is the completion of the Spin-Off subject to the satisfaction or waiver of any conditions?
A:Yes, the completion of the Spin-Off is subject to the satisfaction, or the BorgWarner Board’s waiver, of certain conditions. Any of these conditions may be waived by the BorgWarner Board to the extent such waiver is permitted by law. In addition, BorgWarner may at any time until the distribution decide to abandon the Spin-Off or modify or change the terms of the Spin-Off. See “The Spin-Off—Conditions to the Spin-Off.” Alternatively, BorgWarner may waive any of the conditions to the distribution and proceed with the distribution even if all of such conditions have not been met. If BorgWarner waives any such condition and the distribution is completed, such waiver could have a material adverse effect on BorgWarner’s and PHINIA’s respective business, financial condition or results of operations, the trading price of our common stock, or the ability of stockholders to sell their shares after the distribution, including, without limitation, as a result of illiquid trading due to the failure of our common stock to be accepted for listing or litigation giving rise to any preliminary or permanent injunctions sought to prevent the consummation of the distribution. If BorgWarner elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, BorgWarner will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as BorgWarner determines to be necessary or appropriate in accordance with applicable law.
In particular, if BorgWarner waives the condition that BorgWarner will receive an opinion of Ernst & Young LLP to the effect that the Spin-Off will qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, then we would notify BorgWarner stockholders (1) by filing an amendment to the Registration Statement on Form 10 of which this Information Statement forms a part if the waiver occurs before the Registration Statement becomes effective or (2) by filing a Current Report on Form 8-K if the waiver occurs after the Registration Statement becomes effective, as described in “The Spin-Off — Conditions to the Spin-Off.” If BorgWarner waives that condition and then it is determined that the Spin-Off does not qualify as a tax-free “reorganization,” then in addition to the potential material adverse effects described above, there could be material adverse tax consequences to BorgWarner and its stockholders. See “Risk Factors—Risks Related to the Spin-Off— The Spin-Off could result in significant tax liability to BorgWarner and its stockholders if it is determined to be a taxable transaction” and “Material U.S. Federal Income Tax Consequences of the Spin-Off— Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable.” BorgWarner does not currently intend to waive this condition to the distribution.
Q:Can BorgWarner cancel the Spin-Off even if all conditions have been met?
A:Yes. Until the distribution has occurred, BorgWarner has the right to not complete the Spin-Off, even if all of the conditions are satisfied. See “The Spin-Off—Conditions to the Spin-Off.”
Q:Will the number of BorgWarner shares I own change as a result of the Spin-Off?
A:No, the number of shares of BorgWarner common stock you own will not change as a result of the Spin-Off.
Q:Will the Spin-Off affect the trading price of my BorgWarner common stock?
A:BorgWarner believes that our separation from BorgWarner offers its stockholders the greatest long-term value. It is possible that, after the Spin-Off, the combined equity value of PHINIA and BorgWarner will be less than BorgWarner’s equity value before the Spin-Off, and the trading price of BorgWarner’s shares of common stock will be lower than immediately prior to the Spin-Off, as the trading price of BorgWarner’s shares will no longer reflect the value of the Fuel Systems and Aftermarket businesses.
Q:What will I receive in the Spin-Off in respect of my BorgWarner common stock?
A:As a holder of BorgWarner common stock, you will receive a distribution of one share of our common stock for every five shares of BorgWarner common stock you hold on the Record Date. The distribution agent will distribute only whole shares of our common stock in the Spin-Off. See “The Spin-Off—Treatment of Fractional Shares” for more information on the treatment of the fractional shares you might otherwise be entitled to receive in the Spin-Off. Your proportionate interest in BorgWarner will not change as a result of the Spin-Off. For a more detailed description, see “The Spin-Off.”
Q:What is being distributed in the Spin-Off?
A:BorgWarner will distribute approximately 47,016,147 shares of our common stock in the Spin-Off, based on the approximately 235,080,738 shares of BorgWarner common stock outstanding as of May 31, 2023. The actual number of shares of our common stock that BorgWarner will distribute will depend on the total number of shares of BorgWarner common stock outstanding on the Record Date. The shares of our common stock that BorgWarner
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distributes will constitute 100% of the issued and outstanding shares of our common stock immediately prior to the Spin-Off. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock—Common Stock.”
Q:What do I have to do to participate in the Spin-Off?
A:All holders of BorgWarner’s common stock as of the Record Date will participate in the Spin-Off. You are not required to take any action to participate, but we urge you to read this Information Statement carefully. Holders of BorgWarner common stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of BorgWarner common stock, to receive shares of our common stock in the Spin-Off. In addition, no stockholder approval of the Spin-Off is required. We are not asking you for a vote and request that you do not send us a proxy card.
Q:What is the record date for the distribution?
A:BorgWarner will determine record ownership as of the close of business on June 23, 2023, which we refer to as the “Record Date.”
Q:When will the distribution occur?
A:The distribution will be effective as of 5:00 p.m., New York City time, on July 3, 2023, which we refer to as the “Distribution Date.”
Q:How will BorgWarner distribute shares of PHINIA common stock?
A:On the Distribution Date, BorgWarner will release the shares of our common stock to the distribution agent to distribute to BorgWarner stockholders. The whole shares of our common stock will be credited in book-entry accounts for BorgWarner stockholders entitled to receive the shares in the Spin-Off. If you own BorgWarner common stock as of the close of business on the Record Date, the shares of our common stock that you are entitled to receive in the Spin-Off will be issued to your account as follows:
Registered stockholders: If you own your shares of BorgWarner common stock directly, either in book-entry form through an account at Computershare, BorgWarner’s transfer agent, and/or if you hold paper stock certificates, you are a registered stockholder. In this case, the distribution agent will credit the whole shares of our common stock you receive in the Spin-Off by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as will be the case in the Spin-Off. You will be able to access information regarding your book-entry account for shares of our common stock at www.computershare.com or by calling 800-851-4229 (domestic) and 201-680-6578 (international).
“Street name” or beneficial stockholders: If you own your shares of BorgWarner common stock beneficially through a bank, broker, or other nominee, then the bank, broker, or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker, or other nominee will credit your account with the whole shares of our common stock that you receive in the Spin-Off on or shortly after the Distribution Date. We encourage you to contact your bank, broker, or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”
See “The Spin-Off—When and How You Will Receive Our Shares” for a more detailed explanation.

Q:If I sell my shares of BorgWarner common stock on or before the Distribution Date, will I still be entitled to receive shares of PHINIA common stock in the Spin-Off?
A:If you sell your shares of BorgWarner common stock before the Record Date, you will not be entitled to receive shares of our common stock in the Spin-Off. If you hold shares of BorgWarner common stock on the Record Date and decide to sell them on or before the Distribution Date, you may have the ability to choose to sell your BorgWarner common stock with or without your entitlement to receive our common stock in the Spin-Off. You should discuss the available options in this regard with your bank, broker, or other nominee. See “The Spin-Off—Trading Prior to the Distribution Date.”
Q:How will fractional shares be treated in the Spin-Off?
A:The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of BorgWarner stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees, transfer taxes and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). See “The Spin-Off—Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient BorgWarner stockholders for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences of the Spin-Off.” The distribution agent will, in its sole discretion, without any influence by BorgWarner or us, determine when, how, through which broker-dealer and at what price to sell the whole shares of our common stock. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either BorgWarner or us.
Q:What will govern my rights as a PHINIA stockholder?
A:Your rights as a PHINIA stockholder will be governed by Delaware law, our amended and restated certificate of incorporation and our amended and restated by-laws. We believe that, immediately following the Spin-Off, the only material differences between your rights as a PHINIA stockholder and your rights as a BorgWarner stockholder will be that PHINIA stockholders (1) will not be entitled to act by written consent, (2) will not be entitled to call a special meeting and (3) will be subject to an exclusive forum provision in our amended and restated by-laws. See “Description of Our Capital Stock” and “Risk Factors—Our by-laws will provide that certain courts in the State of Delaware or the federal district courts of the United States will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.”
Q:What are the U.S. federal income tax consequences to me of the Spin-Off?
A:A condition to the closing of the Spin-Off is BorgWarner’s receipt of a written opinion of Ernst & Young LLP, to the effect that the Spin-Off will qualify under the Internal Revenue Code of 1986, as amended (the “Code”), as a transaction that is tax-free to BorgWarner and to its stockholders. If the Spin-Off so qualifies, for U.S. federal income tax purposes, you will not recognize any gain or loss, and no amount will be included in your income in connection with the Spin-Off, except with respect to any cash received in lieu of fractional shares. You should review the section entitled “Material U.S. Federal Income Tax Consequences of the Spin-Off” for a discussion of the material U.S. federal income tax consequences of the Spin-Off and should consult your own tax advisor as to the particular consequences of the Spin-Off to you, including the applicability and effect of any U.S. federal, state, and local tax laws as well as any non-U.S. tax laws.

Q:What will PHINIA’s relationship be with BorgWarner following the Spin-Off?
A:In connection with the Spin-Off, we and BorgWarner will enter into the Separation and Distribution Agreement and various other agreements, including transition services agreements, a tax matters agreement, an employee matters agreement, real estate lease agreements, intellectual property agreements, an electronics collaboration agreement and contract manufacturing and supply agreements. These agreements will provide a framework for our relationship with BorgWarner after the Spin-Off and provide for the allocation between us and BorgWarner of BorgWarner’s assets, employees, liabilities, and obligations (including its property, employee benefits, environmental liabilities, pension liabilities and tax liabilities) attributable to periods prior to, at, and after our Spin-Off from BorgWarner. For additional information regarding the Separation and Distribution Agreement and other transaction agreements, see “Certain Relationships and Related Person Transactions—Agreements with BorgWarner” and “Risk Factors—Risks Related to the Spin-Off.”
Q:Who will manage PHINIA after the Spin-Off?
A:Led by Brady D. Ericson, who will be our President and Chief Executive Officer after the Spin-Off, our executive management team possesses deep knowledge of, and extensive experience in, our business and our industry. Our executive management team has been involved in strategic decisions with respect to PHINIA and in establishing a vision for the future of PHINIA. See “Management.”
Q:Do I have appraisal rights in connection with the Spin-Off?
A:No. Holders of BorgWarner common stock are not entitled to appraisal rights in connection with the Spin-Off.
Q:Where can I get more information?
A:If you have any questions relating to the mechanics of the Spin-Off, you should contact the distribution agent at:
Computershare
150 Royal Street
Canton, MA 02021
Attention: Client Services
800-851-4229 (domestic) and 201-680-6578 (international)
Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact BorgWarner at:
BorgWarner, Inc.
3850 Hamlin Road
Auburn Hills, MI 48326
Attention: Investor Relations
After the Spin-Off, if you have any questions relating to PHINIA, you should contact us at:
PHINIA Inc.
3000 University Drive
Auburn Hills, MI 48326
Attention: Investor Relations

Questions and Answers about PHINIA
The following provides only a summary of certain information regarding PHINIA. You should read this Information Statement in its entirety for a more detailed description of the matters described below.
Q:Does PHINIA intend to pay cash dividends?
A:Once the Spin-Off is effective, our Board will evaluate whether to pay cash dividends to our stockholders. The timing, declaration, amount, and payment of future dividends to stockholders, if any, will fall within the discretion of our Board. Among the items our Board will consider when establishing a dividend policy will be the capital needs of our business and opportunities to retain future earnings for use in the operation of our business and to fund future growth. See “Dividend Policy.”
Q:Will PHINIA incur any debt prior to or at the time of the Spin-Off?
A:In connection with the Spin-Off, we expect to incur indebtedness in an aggregate principal amount of approximately $800 million, the proceeds of which we expect to use to repay historical indebtedness to BorgWarner. The indebtedness is expected to be incurred under a senior secured credit facility that would provide for up to approximately $800 million of term loans and a $500 million committed revolving credit facility. The terms of such indebtedness are subject to change and will be finalized prior to the closing of the Spin-Off. See “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
Q:How will PHINIA common stock trade?
A:We have applied to list our common stock on the Exchange under the ticker symbol “PHIN.” Currently, there is no public market for our common stock. We anticipate that trading in our common stock will begin on a “when-issued” basis on the third trading day prior to the Distribution Date and will continue up to and including the Distribution Date. “When-issued” trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Distribution Date because the securities of the spun-off entity have not yet been distributed. “When-issued” trades generally settle within two trading days after the Distribution Date. On the first trading day following the Distribution Date, any “when-issued” trading of our common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the second full trading day following the date of the trade. See “The Spin-Off—Trading Prior to the Distribution Date.” We cannot predict the trading prices for our common stock before, on, or after the Distribution Date.
Q:Who is the transfer agent and registrar for PHINIA common stock?
A:Computershare is the transfer agent and registrar for our common stock.
Q:Are there risks associated with owning shares of PHINIA common stock?
A:Yes, there are substantial risks associated with owning shares of our common stock. Accordingly, you should read carefully the information set forth under “Risk Factors” in this Information Statement.

INFORMATION STATEMENT SUMMARY
The following summary contains selected information about us and about the Spin-Off. It does not contain all of the information that is important to you. You should review this Information Statement in its entirety, including matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Combined Financial Statements and the notes thereto included elsewhere in this Information Statement. Some of the statements in the following summary constitute forward-looking statements. See “Cautionary Statements for Forward-Looking Information.”
Our Business
Overview
PHINIA’s business is a leader in the development, design and manufacture of integrated components and systems that optimize performance, increase efficiency and reduce emissions in combustion and hybrid propulsion for commercial vehicles and industrial applications (medium-duty and heavy-duty trucks, buses and other off-highway construction, marine, agricultural and industrial applications) and light vehicles (passenger cars, trucks, vans and sport-utility vehicles). We are a global supplier to most major original equipment manufacturers (“OEMs”) seeking to meet and exceed increasingly stringent global regulatory requirements and satisfy consumer demands for an enhanced user experience. Additionally, we offer a wide range of original equipment service (“OES”) solutions and remanufactured products as well as an expanded range of products for the independent (non-OEM) aftermarket.
We have an extensive original equipment portfolio of advanced fuel injection systems, fuel delivery modules, canisters, starters, alternators, sensors, electronic control modules and associated software. Our global footprint includes 17 major manufacturing facilities and seven major technical centers utilizing a regional service model, which enables us to efficiently and effectively serve our global customers. We have a presence in 24 countries and a team of approximately 1,500 scientists, engineers and technicians globally who focus on innovating and developing market-relevant product solutions.
We also manufacture and sell our products to leading aftermarket participants, including independent retailers and wholesale distributors. In addition to the range of OEM products we describe above, we supply the independent aftermarket with a suite of new and remanufactured products such as diagnostic equipment, ignition coils, smart remote actuators, exhaust gas recirculation valves, brakes, steering, suspension, and other products. We add aftermarket know-how in category management, logistics, training, marketing, and other dedicated services to provide a broad range of aftermarket solutions that extend the service lives of vehicles and industrial equipment.
Our business is well diversified across regions, product types, customer types and customers. In 2022, we derived 39% of our revenue from Europe, 41% from the Americas, and 20% from Asia. Further, 24% of our net sales in 2022 were for original equipment commercial vehicle and industrial applications, 44% were for original equipment light vehicles, 11% were for OES, and 21% for independent aftermarket customers. We have a diverse customer base with only one customer accounting for more than 10% of our net sales in 2022 (General Motors accounted for 12% of net sales), and our top five customers accounted for a total of approximately 32% of net sales.

Breakdown of 2022 Sales by Geography, Segment and Customer Type
Strengths
Our business is a recognized leader in combustion and hybrid propulsion technologies for both OEMs and aftermarket customers. Our competitive strengths stem from our portfolio of advanced technologies, history of proven innovation, strong customer relationships across diverse markets and global operations near key OEM customer manufacturing sites. We believe we are well positioned to partner with global OEMs and help them meet tighter regulations and improve efficiency. We believe we can also expand channel penetration and global reach with our independent aftermarket business leveraging our strong brands, product breadth and leading off-the-shelf product availability.
•Portfolio of Advanced Technologies Aligned to Customer Demands: We have an established product portfolio that includes technologies for all combustion and hybrid propulsion systems including gas, diesel, and alternative fuels including hydrogen, ethanol and natural gas, which we sell to our diverse OEM and aftermarket customer base.
Fuel Systems:
Our Fuel Systems segment comprises a range of technologies that enable us to provide complete fuel management solutions, from tank to combustion chamber. Our highly engineered fuel injection systems portfolio includes pumps, injectors, fuel rail assemblies and engine control modules that reduce emissions and improve fuel economy for traditional and hybrid applications. Our common rail fuel injection system is the core technology for both on- and off-highway commercial vehicle, industrial and light vehicle applications. We also offer software and calibration services which allows us to develop a complete turnkey system.
Our fuel delivery modules and canisters are specifically engineered to individual vehicle applications to maximize safety, efficiency, performance and emissions legislation compliance. We believe our strong market position, especially in the North American market, is built on strong engineering capabilities, which enable us to customize the product to fit within specific application envelopes and to deliver high performance, high durability products.
Aftermarket:
Our Aftermarket segment sells products to independent aftermarket customers and OES customers with both new and remanufactured products. Our product portfolio includes a wide range of products as well as maintenance, test equipment and vehicle and industrial equipment diagnostics solutions. We believe the Aftermarket segment’s business provides a recurring and stable revenue base, as replacement of many of these products is non-discretionary in nature. The growing number of vehicles on the road, along with the higher average age of vehicles and increasing miles driven, collectively represent trends that we expect to lead to growing demand for our aftermarket products.
Our Aftermarket segment includes our extensive range of OEM and aftermarket starters and alternators for commercial vehicle, industrial and light vehicle applications. These deliver class-leading power density, durability and performance for the most demanding applications. Based on our proven track record of leading performance for premium commercial vehicle and industrial solutions, customers actively choose to specify our starters and alternators.
•Technology Advantage from Long History of Investment and Differentiated System Capabilities: We have a team of approximately 1,500 scientists, engineers and technicians across seven major technical centers globally. With rights to approximately 2,260 active patents and patent applications, we have a strong track record of developing technologies focused on addressing consumer demands and industry trends. We have well-defined product and system technology roadmaps designed to provide solutions for a variety of different emission standards and engine architectures. With our extensive portfolio of products, we believe we are well positioned to benefit from increasing OEM demand for turnkey solutions. We are developing an extensive hydrogen portfolio to capitalize on secular growth trends in hydrogen injection systems, with our first product launch planned for 2024. We also leverage our OEM product engineering capabilities across our aftermarket product lines to capture value over the lifetime of a vehicle or piece of industrial equipment. Our ability to provide the latest technologies to improve fuel economy and lower emissions has enabled us to realize revenue growth above that associated with changes in global production of combustion and hybrid propulsion vehicles and, we believe, industrial applications.
•Diverse Business Mix Across Customer Types and Customers: Our business is well diversified across customer types and customers with 24% of our net sales in 2022 were for original equipment commercial vehicle and industrial applications, 44% were for original equipment light vehicles, 11% were for OES, and 21% for independent aftermarket customers. Our customer base includes most of the largest commercial vehicle and industrial application OEMs and light vehicle OEMs in the world. Our top five customers collectively represented 32% of our net sales in 2022 with our largest customer accounting for only 12%. We believe our longstanding relationships with leading global OEMs will position us well to continue to capitalize on opportunities for geographic and portfolio expansion to drive growth.
•Established Global Platform with Operations Near Key OEM Customer Manufacturing Sites: We operate 17 major manufacturing facilities and seven major technical centers and have a presence in 24 countries throughout the world. Our global manufacturing footprint enables us to efficiently manufacture in and supply from primarily best-cost countries near our customers. Our regional engineering teams also allow us to stay connected to local market requirements and partner with our customers during all phases of the development process, from design through production. By working in collaboration with our customers, we expect to continue to increase market share and grow through technological advancements.
•Track Record of Operational Excellence: We have made significant investments to reduce our cost structure by rotating our manufacturing capabilities toward best-cost countries and consolidating our engineering organization to further improve our cost position and drive margin expansion. From 2020 to 2022, our Fuel Systems and Aftermarket segments adjusted operating margins increased by 300 and 510 basis points, respectively, as the benefits of these investments began to take hold. Additionally, we leverage our lean enterprise operating system to reduce product lead times and successfully execute product launches. We believe our enterprise operating system, strong supply chain strategy and strategic manufacturing footprint will allow us to continue to maintain strong operating margins.
•Strong Margins and Free Cash Flow with Above-Market Growth: We expect to continue to leverage our portfolio of leading products and systems and strong customer relationships to drive key program wins, deliver strong margins and realize revenue growth above changes in global production of combustion and hybrid propulsion vehicles and, we believe, industrial applications. Some of our long-time competitors have exited or are in the process of exiting the market, which we believe provides us additional opportunities for future growth. We believe our innovative culture, lean cost structure and manufacturing expertise, combined with a robust aftermarket (independent aftermarket and OES) revenue stream, will allow us to generate consistent earnings growth and strong cash flow.
•Proven Leadership Team with Operational Momentum: We have a strong management team with extensive experience both within the industry and across our business. Through the combination of their longstanding customer relationships and proven track record of operational excellence, we believe the leadership team has positioned us for future revenue growth and strong cash flow.
Strategies
•Maintain Leadership in our Technologies to Solve Our Customers’ Most Complex Challenges: We are focused on providing technologies and solutions that solve our customers’ biggest challenges. Leveraging the breadth and depth of our engineering capabilities, we believe we have strong positions in fuel injection systems, fuel delivery modules, canisters, starters, and alternators. Additionally, we are a leading provider of aftermarket products. Our extensive product portfolio helps customers meet increasingly stringent global regulatory requirements while also enhancing performance. We expect to maintain and grow our leadership through enhanced focus and dedicated resources to capitalize on future opportunities.
•Greater Focus on Commercial Vehicle and Industrial Customers and Systems: We have strong customer relationships with most of the largest global commercial vehicle OEMs and numerous industrial application OEMs. We plan to continue to focus and expand our commercial vehicle and industrial application offerings, as we expect this market to be predominantly combustion-based through at least 2040 and that liquid or gaseous fuels will continue to be primary energy sources to propel vehicles and power other industrial solutions. We are developing the next generation of products, including fuel injection systems, starters and alternators, needed to support Euro 7 and other future advanced emissions requirements. We plan to continue to invest in the development of innovative products and solutions that take advantage of key secular trends, including hydrogen, ethanol, and natural gas. We aim to invest across our organization to win new customers and expand into new markets.
•Global Expansion of Leading Aftermarket Position: We have strong relationships with many of the largest global aftermarket customers, including independent retailers and wholesale distributors. We supply a wide suite of aftermarket products, category management, logistics, training, marketing and other dedicated services to support our customers over the lifetime of a vehicle or piece of industrial equipment. We plan to continue to increase scale with a focus on higher growth markets, including Asia. In addition, we plan to prioritize high-value solutions where we have expertise, including diagnostics, software, services, training and repair kits.
•Capitalize on Identified Organic Growth Opportunities: We have identified several high-value opportunities where we see potential to deliver the breadth of our company-wide capabilities to drive continued organic growth. We see a significant market opportunity to develop a portfolio of hydrogen and other alternative combustion solutions to serve as viable alternatives to electrification or fuel cell solutions. In addition, we believe we are well positioned to continue to expand differentiated offerings in electronics, software and complete systems capabilities. We also see an opportunity to increase our revenues from sales to OEMs of static industrial applications, such as power generation systems and pump sets.
•Accelerate Growth Through Targeted Acquisitions: Our business has a history of successful strategic acquisitions and integration. We believe we have developed a pipeline of acquisition candidates that complement existing products, expand geographic reach, and enhance our technical expertise and capabilities. We believe our industry knowledge, culture of operational excellence, and integration experience will position us well to continue to pursue disciplined and accretive strategic acquisitions.
•Leverage Our Lean and Flexible Cost Structure to Deliver Strong Earnings and Cash Flow Growth: We recognize the importance of maintaining a lean and flexible business model to deliver earnings and cash flow growth. We intend to improve our cost competitiveness by increasing operational efficiency, maximizing manufacturing output and leveraging our facilities in best-cost countries.
Summary of Risk Factors
An investment in our company is subject to a number of risks. These risks relate to our strategy, our industry, our business, our customers, our suppliers, the Spin-Off, and our common stock and the securities markets. Any of these risks and other risks could materially and adversely affect our business, financial condition or results of operations and the actual outcome of matters as to which forward-looking statements are made in this Information Statement. Please read the information in the section captioned “Risk Factors” of this Information Statement for a description of the principal risks that we face. Some of the more significant challenges and risks we face include the following:
•If we do not deliver new products, services and technologies in response to changing consumer preferences and increased regulation of greenhouse gas emissions, or if the market for electric vehicles accelerates faster than expected, our business could suffer.
•The failure to realize the expected benefits of acquisitions and other risks associated with acquisitions could adversely affect our business.
•Goodwill and indefinite-lived intangible assets, which are subject to periodic impairment evaluations, represent a significant portion of our total assets. An impairment charge on these assets could have a material adverse impact on our financial condition and results of operations.
•Conditions in the vehicle industry may adversely affect our business.
•We face strong competition.
•We are subject to potential governmental investigations and related proceedings relating to vehicle emissions standards.
•We face risks related to the COVID-19 pandemic that could adversely affect our business and financial performance.
•We are under substantial pressure from OEMs to reduce the prices of our products.
•We continue to face volatile costs of commodities used in the production of our products and elevated levels of inflation.
•We may not be able to access the capital and credit markets on terms that are favorable to us or at all.
•Our business may be adversely affected by the current credit market environment.
•Changes in U.S. administrative policy, including changes to existing trade agreements and any resulting changes in international trade relations, may have an adverse effect on us.

•We use important intellectual property in our business. If we are unable to protect our intellectual property or if a third party makes assertions against us or our customers relating to intellectual property rights, our business could be adversely affected.
•A failure of or disruption in our information technology infrastructure, including a disruption related to cybersecurity, could adversely impact our business and operations.
•Our business success depends on attracting and retaining qualified employees.
•Work stoppages, production shutdowns and similar events could significantly disrupt our business.
•Changes in interest rates and asset returns could increase our pension funding obligations, which could reduce our profitability and cash flow.
•We are subject to extensive environmental regulations that are subject to change and involve significant risks.
•Climate change and regulations related to climate change may adversely impact our operations.
•We have liabilities related to product warranties, litigation and other claims.
•We are subject to risks related to our international operations.
•We could incur restructuring charges as we execute actions in an effort to improve future profitability and competitiveness and to optimize our product portfolio and may not achieve the anticipated savings and benefits from these actions.
•The occurrence or threat of extraordinary events, including natural disasters, political disruptions, terrorist attacks, public health issues, and acts of war, could significantly disrupt production or impact consumer spending.
•We could be adversely affected by supply shortages of components from our suppliers.
•Suppliers’ economic distress could result in the disruption of our operations and could adversely affect our business.
•The Spin-Off could result in significant tax liability to BorgWarner and its stockholders if it is determined to be a taxable transaction.
•If the Spin-Off were determined not to qualify as tax-free for U.S. federal income tax purposes, we could have an indemnification obligation to BorgWarner, which could adversely affect our business, financial condition, cash flows, and results of operations.
•We intend to agree to restrictions to preserve the tax-free treatment of the Spin-Off, which may reduce our strategic and operating flexibility.
•We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.
•Some of the terms we will receive in our agreements with BorgWarner could be less beneficial than the terms we may have otherwise received from unaffiliated third parties, and our costs under the agreements could be greater than we anticipate.
•We are a smaller company relative to BorgWarner, which could result in increased costs because of a decrease in our purchasing power and make it difficult to maintain existing customer relationships and obtain new customers.

•Following the Spin-Off, we could incur substantial additional costs and experience temporary business interruptions, and we may not be adequately prepared to meet the requirements of an independent, publicly traded company on a timely or cost-effective basis.
•As an independent, publicly traded company, we may not enjoy the same benefits that we did as a part of BorgWarner.
•We have no operating history as an independent, publicly traded company, and our historical combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.
•We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.
•We expect to incur new indebtedness concurrently with or prior to the Spin-Off, and the degree to which we will be leveraged following completion of the Spin-Off could adversely affect our business, results of operations, cash flows, and financial condition.
•Certain provisions in our certificate of incorporation, by-laws, and Delaware law may discourage takeovers and limit the power of our stockholders.
The Spin-Off
On December 6, 2022, BorgWarner announced plans for the complete legal and structural separation of BorgWarner’s Fuel Systems and Aftermarket businesses from BorgWarner by the Spin-Off. Prior to the decision to pursue the Spin-Off of the Fuel Systems and Aftermarket businesses, BorgWarner considered a range of potential structural alternatives and concluded that the Spin-Off is the most attractive alternative for enhancing stockholder value. To effect the Spin-Off, BorgWarner will undertake the Internal Restructuring and subsequently distribute 100% of our common stock to BorgWarner’s stockholders. These transactions will result in all of the assets, liabilities, and legal entities comprising BorgWarner’s Fuel Systems and Aftermarket businesses being owned directly, or indirectly through its subsidiaries, by PHINIA. Following the Spin-Off, PHINIA, holding the Fuel Systems and Aftermarket businesses, will become an independent, publicly traded company. Prior to completion of the Spin-Off, we intend to enter into a separation and distribution agreement (the “Separation and Distribution Agreement”) and several other agreements with BorgWarner related to the Spin-Off. These agreements will govern our relationship with BorgWarner up to and after completion of the Spin-Off and allocate between us and BorgWarner various assets, liabilities and obligations, including employee benefits, intellectual property, and tax-related assets and liabilities. See “Certain Relationships and Related Person Transactions—Agreements with BorgWarner.”
Completion of the Spin-Off is subject to the satisfaction or waiver of a number of customary conditions. In addition, BorgWarner has the right not to complete the Spin-Off if, at any time, the BorgWarner Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of BorgWarner or its stockholders, or is otherwise not advisable. See “The Spin-Off—Conditions to the Spin-Off.”
The Spin-Off is intended to maximize shareholder value by creating two focused and strong companies, each pursuing its respective strategies. Following the Internal Restructuring, we will hold BorgWarner’s former Fuel Systems and Aftermarket businesses, and we will have greater agility to deliver market-leading innovation and solutions. As we believe our Fuel Systems and Aftermarket businesses will continue to outgrow their respective markets, we believe PHINIA would also be well positioned for success as a standalone public company. Further, the Spin-Off will allow our management team to devote its time and attention to the corporate strategies and policies that are based specifically on the needs of the Fuel Systems and Aftermarket businesses. We plan to create incentives for our management and employees that align with our business performance and the interests of our stockholders, which will help us attract, retain, and motivate highly qualified employees. Moreover, following the Spin-Off, each company will be able to use its capital to pursue and achieve its strategic objectives. Additionally, we and BorgWarner believe the Spin-Off will help align our respective stockholder bases with the characteristics and risk profile of the respective businesses. See “The Spin-Off—Reasons for the Spin-Off.”
Following the Spin-Off, we expect our common stock will trade on the Exchange under the ticker symbol “PHIN.”
Our Corporate Information
Currently, we are a wholly-owned subsidiary of BorgWarner. We were formed on February 9, 2023 for purposes of holding the Fuel Systems and Aftermarket businesses. Our corporate headquarters will be located at 3000 University Drive, Auburn Hills, MI 48326, and our telephone number is (248) 754-9200. Our website address is PHINIA.com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this Information Statement.
Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information
The following summary financial information reflect the combined operations of PHINIA. The summary historical and unaudited pro forma condensed combined financial information shown below should be read in conjunction with the sections herein entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition of Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Statements,” and “Certain Relationships and Related Person Transactions—Agreements with BorgWarner” as well as our Combined Financial Statements and the corresponding notes included elsewhere in this Information Statement. For factors that could cause actual results to differ materially from those presented in the summary historical and pro forma condensed combined financial information, see “Cautionary Statements for Forward-Looking Information” and “Risk Factors” included elsewhere in this Information Statement.
We derived the summary historical combined financial information for each of the years in the three-year period ended December 31, 2022, from our audited combined financial statements and for the three months ended March 31, 2023 from our unaudited combined financial statements, which are included elsewhere in this Information Statement.
The summary unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2023 and for the year ended December 31, 2022 has been derived from our unaudited pro forma condensed combined financial information, which is included elsewhere in this Information Statement.

	Pro Forma	Historical
	As of March 31,	As of March 31,	As of December 31,
($ in millions)	2023	2023	2022	2021
Cash and cash equivalents	$265	$181	$251	$259
Total assets	3,836	4,196	4,074	4,182
Due to parent, current and non-current		1,274	1,242	1,288
Long-term debt	799	27	28	27
Total liabilities	2,059	2,404	2,431	2,470
Total equity	1,777	1,792	1,643	1,712
Total liabilities and equity	3,836	4,196	4,074	4,182

	Pro Forma		Historical
	Three months ended March 31,	Year ended December 31,	Three months ended March 31,	Year ended December 31,
($ in millions)	2023	2022	2023	2022	2021	2020(a)
Net sales	$858	$3,445	$835	$3,348	$3,227	$1,034
Cost of sales	685	2,719	663	2,627	2,551	859
Gross profit	173	726	172	721	676	175
Selling, general and administrative expenses	100	412	99	407	460	147
Restructuring expense	4	11	4	11	55	37
Goodwill impairment	—	—	—	—	—	82
Other operating (income) expense, net	16	16	11	(15)	(13)	2
Operating income (loss)	$53	$287	$58	$318	$174	$(93)
Operating margin	6.2%	8.3%	6.9%	9.5%	5.4%	(9.0)%
Net earnings (loss) attributable to PHINIA	$19	$185	$35	$262	$152	$(124)
Net cash provided by (used in) operating activities			$(33)	$303	$147	$(97)
Other data(b)
Adjusted operating income(c)	$82	$364	$87	$395	$282	$72
Adjusted operating margin(c)	9.6%	10.6%	10.4%	11.8%	8.7%	7.0%
Adjusted net earnings(c)	$38	$220	$54	$297	$202	$25
Free cash flow(c)			$(71)	$196	$1	$(151)
_____________
(a)On October 1, 2020, BorgWarner completed its acquisition of 100% of the outstanding ordinary shares of Delphi Technologies PLC from the shareholders of Delphi Technologies. The subset of the Delphi Technologies business consisting of the Aftermarket business, the Fuel Systems business and a portion of the Powertrain Products business were integrated into the Company. Accordingly, the Company’s Historical Combined Financial Statements reflect the results of the Acquired Delphi business following the date of acquisition.
(b)In addition to our operating results, as calculated in accordance with U.S. GAAP, we use, and plan to continue using, non-GAAP financial measures when monitoring and evaluating operating performance. The non-GAAP financial measures presented in this Information Statement are supplemental measures of our performance and our liquidity that we believe help investors understand our financial condition and operating results and assess our future prospects. We believe that these non-GAAP financial measures, in addition to the corresponding U.S. GAAP financial measures, are important supplemental measures that exclude non-cash or other items that may not be indicative of or are unrelated to our core operating results and the overall health of our company. For more information about our non-GAAP financial measures, see “Non-GAAP Financial Data.”
(c)Non-GAAP financial measures.

Adjusted Operating Income, Adjusted Operating Margin and Adjusted EBITDA
We define adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization, other net expenses, discontinued operations, and other gains and losses not reflective of our ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales. We define adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") as adjusted operating income plus depreciation expense.

	Pro Forma		Historical
	Three months ended March 31,	Year ended December 31,	Three months ended March 31,	Year ended December 31,
(in millions)	2023	2022	2023	2022	2021	2020
Operating income (loss)	$53	$287	$58	$318	$174	$(93)
Operating margin	6.2%	8.3%	6.9%	9.5%	5.4%	(9.0)%
Merger, acquisition and divestiture expense	$18	$31	$18	$31	$7	$10
Intangible asset amortization	7	28	7	28	29	15
Restructuring expense	4	11	4	11	55	37
Asset impairments, write offs and lease modifications	—	5	—	5	17	82
Amortization of inventory fair value adjustment	—	—	—	—	—	21
Other	—	2	—	2	—	—
Adjusted operating income	$82	$364	$87	$395	$282	$72
Adjusted operating margin	9.6%	10.6%	10.4%	11.8%	8.7%	7.0%
Depreciation expense	$34	$142	$34	$142	$175	$47
Adjusted EBITDA	$116	$506	$121	$537	$457	$119

Adjusted Net Earnings
We define adjusted net earnings as net earnings attributable to PHINIA adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of our ongoing operations, and related tax effects.

	Pro Forma		Historical
	Three months ended March 31,	Year ended December 31,	Three months ended March 31,	Year ended December 31,
(in millions)	2023	2022	2023	2022	2021	2020
Net earnings (loss) attributable to PHINIA	$19	$185	$35	$262	$152	$(124)

Merger, acquisition and divestiture expense	$18	$31	$18	$31	$7	$10
Restructuring expense	3	9	3	9	53	30
Asset impairments, write offs and lease modifications	—	5	—	5	13	82
Amortization of inventory fair value adjustment	—	—	—	—	—	17
Other	—	1	—	1	—	—
Tax adjustments	(2)	(11)	(2)	(11)	(23)	10
Adjusted net earnings	$38	$220	$54	$297	$202	$25
Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures, and it is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

	Historical
	Three months ended March 31,	Year ended December 31,
(in millions)	2023	2022	2021	2020
Net cash (used in) provided by operating activities	$(33)	$303	$147	$(97)
Capital expenditures, including tooling outlays	(38)	(107)	(146)	(54)
Free cash flow	$(71)	$196	$1	$(151)

RISK FACTORS
You should carefully consider the following risks and other information in this Information Statement in evaluating PHINIA and PHINIA’s common stock. Any of the following risks could materially and adversely affect PHINIA’s business, financial condition, or results of operations.
Risks Related to Our Strategy
If we do not deliver new products, services and technologies in response to changing consumer preferences and increased regulation of greenhouse gas emissions, or if the market for electric vehicles accelerates faster than expected, our business could suffer.
The vehicle industry is increasingly focused on increased fuel efficiency and reduced emissions, including the development of hybrid and electric vehicles, largely as a result of changing consumer preferences and increasingly stringent global regulatory requirements related to climate change. In recent years, electric vehicle adoption has increased, with some cities limiting access and a number of countries announcing plans to implement limits or phase outs on sales by 2035 for certain combustion powered vehicles. Although we are focused on driving growth through our ability to capitalize on certain potential trends, such as adoption of alternative fuels (e.g., ethanol, hydrogen and e-fuels), some of the focuses and trends, such as the move to electric vehicles, are not part of our product line or strategy. If we do not continue to innovate and develop, or acquire, new and compelling products that capitalize upon new technologies in response to OEM and consumer preferences, if the adoption rate for electric vehicles (particularly commercial vehicles) accelerates faster than expected, or if authorities actually implement limits or phase-outs on a broad basis, this could have an adverse impact on our results of operations.
The failure to realize the expected benefits of acquisitions and other risks associated with acquisitions could adversely affect our business.
The success of our acquisitions is dependent, in part, on our ability to realize the expected benefits from combining our businesses and businesses that we acquire. To realize these anticipated benefits, both companies must be successfully combined, which is subject to our ability to consolidate operations, corporate cultures and systems and to eliminate redundancies and costs. If we are unsuccessful in combining companies, the anticipated benefits of the acquisitions may not be realized fully or at all or may take longer to realize than expected. Further, there is potential for unknown or inestimable liabilities relating to the acquired businesses. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the acquisitions.
The combination of independent businesses is a complex, costly and time-consuming process that requires significant management attention and resources. It is possible that the integration process could result in the loss of key employees, the disruption of our operations, the inability to maintain or increase our competitive presence, inconsistencies in standards, controls, procedures and policies, difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the acquisition, the diversion of management’s attention to integration matters and/or difficulties in the assimilation of employees and corporate cultures. Any or all of these factors could adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the acquisition and could have an adverse effect on the combined company. In addition, many of these factors are outside of our control, and any one of these factors could result in increased costs, decreases in the amount of expected revenues and additional diversion of management’s time and energy, which could materially adversely impact our business, financial condition and results of operations.
Goodwill and indefinite-lived intangible assets, which are subject to periodic impairment evaluations, represent a significant portion of our total assets. An impairment charge on these assets could have a material adverse impact on our financial condition and results of operations.
We have recorded goodwill and indefinite-lived intangible assets related to acquisitions. We periodically assess these assets to determine if they are impaired. Significant negative industry or macroeconomic trends, disruptions to our business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, dispositions, and market capitalization declines may impair these assets, and any of these factors may be increasingly present during the ongoing COVID-19 pandemic.
We review goodwill and indefinite-lived intangible assets for impairment either annually or whenever changes in circumstances indicate that the carrying value may not be recoverable. The risk of impairment to goodwill and indefinite-lived intangible assets is higher during the early years following an acquisition. This is because the fair values of these assets align very closely with what was paid to acquire the reporting units to which these assets are assigned. As a result, the difference between the carrying value of the reporting unit and its fair value (typically referred to as “headroom”) is smaller at the time of acquisition. Until this headroom grows over time, due to business growth or lower carrying value of the reporting unit, a relatively small decrease in reporting unit fair value can trigger impairment charges. When impairment charges are triggered, they tend to be material due to the size of the assets involved. Future acquisitions could present similar risks. Any charges relating to such impairments could adversely affect our results of operations in the periods recognized.
Risks Related to Our Industry
Conditions in the vehicle industry may adversely affect our business.
Our financial performance materially depends on conditions in the global vehicle and industrial equipment industry. Commercial vehicle, industrial application and light vehicle production and sales are cyclical and sensitive to general economic conditions and other factors including interest rates, consumer credit, and consumer spending and preferences. Economic declines that result in significant reductions in commercial vehicle or light vehicle production would have an adverse effect on our sales to OEMs.
We face strong competition.
We compete globally with a number of other manufacturers and distributors that produce and sell similar products. Price, quality, delivery, technological innovation, engineering development and program launch support are the primary elements of competition. Our competitors include a large number of independent domestic and international suppliers. A number of our competitors are larger than us and have more diverse product portfolios, and some competitors have greater financial and other resources than we do. Our customers, faced with intense international competition, have continued to expand their global sourcing of components. As a result, we have experienced competition from suppliers in other parts of the world that enjoy economic advantages, such as lower labor costs, lower health care costs, lower tax rates and, in some cases, export or raw materials subsidies. Increased competition could adversely affect our business. In addition, any of our competitors may foresee the course of market development more accurately than we do, develop products that are superior to our products, produce similar products at a cost that is lower than our cost, or adapt more quickly than we do to new technologies or evolving customer requirements. As a result, our products may not be able to compete successfully with our competitors’ products, and we may not be able to meet the growing demands of customers. These trends may adversely affect our sales as well as the profit margins on our products.
We are subject to potential governmental investigations and related proceedings relating to vehicle emissions standards.
In recent years, within the vehicle industry, there have been governmental investigations and related proceedings relating to alleged or actual violations of vehicle emissions standards. Alleged or actual violations by us or our predecessor entities of existing or future emissions standards could result in government investigations and other legal proceedings, including class actions and other private civil actions, the recall of one or more of our products, negotiated remedial actions, fines, disgorgement of profits, restricted product offerings, reputational harm or a combination of any of those items. Any of these actions or related costs that we incur could have a material adverse effect on our business and financial results. For example, as previously reported, German authorities announced a diesel defeat device investigation in 2022, which we believe is focused on engines sold by two of our light vehicle OEM customers prior to 2020, when BorgWarner acquired Delphi Technologies PLC. We are the indirect parent of the Delphi Technologies entity that had supplied engine control units, software and calibration services to these OEM customers, and German authorities searched two of our facilities seeking information relating to software supplied to the customers. Under the Separation and Distribution Agreement we will enter into with BorgWarner in connection with the Spin-Off, as between BorgWarner and us, we are generally allocated responsibility for any consequences arising out of the German diesel defeat device investigation and any similar investigations. We are cooperating with that investigation, which is ongoing and has resulted and will continue to result in us incurring significant related costs and could ultimately lead to any of the consequences we outline above.
Risks Related to Our Business
We face risks related to the COVID-19 pandemic that could adversely affect our business and financial performance.
The impact of COVID-19, including changes in consumer behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy. In 2022, COVID-19 outbreaks in certain regions caused intermittent disruptions in our supply chain and local manufacturing operations. For a significant portion of the second quarter of 2022, China imposed lockdowns in many cities due to an increase in COVID-19 cases in the region, which contributed to a decline in industry production in China during the quarter. As a result, we have experienced, and may continue to experience, delays in the production and distribution of our products and the loss of sales. If the global economic effects caused by COVID-19 continue or increase, overall customer demand may decrease, which could further adversely affect our business, results of operations, and financial condition. Furthermore, COVID-19 has impacted and may further impact the broader economies of affected countries, including negatively impacting economic growth, traditional functioning of financial and capital markets, foreign currency exchange rates, and interest rates.
During 2021, and to a lesser extent in 2022, trailing impacts of the shutdowns and production declines related, in part, to COVID-19 created supply constraints of certain components, particularly semiconductor chips. These supply constraints have had and are expected to continue to have significant impacts on global industry production levels. Due to the uncertainty of its duration and the timing of recovery, at this time, we are unable to predict the extent to which COVID-19, including its existing and future variants that may emerge, may have an adverse effect on our business, financial condition, operating results or cash flows. The extent of the impact of COVID-19 on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected time frames, will depend on future developments, including, but not limited to, the duration and spread of COVID-19, including variants, its severity, COVID-19 containment and treatment efforts, including the availability, efficacy, and acceptance of the vaccines and any related restrictions on travel. Furthermore, the duration, timing and severity of the impact on customer production, including any recession resulting from COVID-19, are uncertain and unpredictable. An extended period of global supply chain and economic disruption as a result of COVID-19 would have a further material negative impact on our business, results of operations, access to sources of liquidity and financial condition, although the full extent and duration are uncertain.
We are under substantial pressure from OEMs to reduce the prices of our products.
There is substantial and continuing pressure on OEMs to reduce costs, including costs of products we supply. OEM customers expect annual price reductions in our business. To maintain our profit margins, we seek price reductions from our suppliers, improved production processes to increase manufacturing efficiency, and streamlined product designs to reduce costs, and we attempt to develop new products, the benefits of which support stable or increased prices. While we seek to recover inflationary and other costs and surcharges from our customers and have had some success in the past in recovering a portion of these costs and surcharges, our ability to pass through increased raw material costs to our OEM customers is limited, with any cost recovery often less than 100% and often on a delayed basis, and there can be no assurance that such recoveries will continue in the future. Inability to reduce costs in an amount equal to annual price reductions, increases in raw material costs, increases in employee wages and benefits and other inflationary headwinds could have an adverse effect on us.
We continue to face volatile costs of commodities used in the production of our products and elevated levels of inflation.
We use a variety of commodities (including aluminum, copper, nickel, plastic resins, steel, other raw materials and energy) and materials purchased in various forms such as castings, powder metal, forgings, stampings and bar stock. Beginning in 2021, we have experienced price increases for base metals (e.g., steel, aluminum and nickel) and precious metals (e.g., palladium). Increasing commodity costs will have an impact on our results. We have sought to alleviate the impact of increasing costs by including a material pass-through provision in our customer contracts wherever possible and by selectively hedging certain commodity exposures. Customers frequently challenge these contractual provisions and rarely pay the full cost of any increases in the cost of materials. The discontinuation or lessening of our ability to pass through or hedge increasing commodity costs could adversely affect our business.
From time to time, commodity prices may also fall rapidly. If this happens, suppliers may withdraw capacity from the market until prices improve which may cause periodic supply interruptions. The same may be true of transportation carriers and energy providers. If these supply interruptions occur, it could adversely affect our business.
In addition, during 2022, many global economies, including the United States, experienced elevated levels of inflation more generally, which drove an increase in input costs. We reached pricing-related agreements with various customers in 2022, but these agreements do not enable us to recover 100 percent of our increased costs, and as a result, our operating margins have been negatively impacted. While we will continue to negotiate the pass through and recovery of higher costs with our customers, perpetuation of this trend could adversely affect our business.
We may not be able to access the capital and credit markets on terms that are favorable to us or at all.
The capital and credit markets may experience extreme volatility or disruptions that may lead to uncertainty and liquidity issues for both borrowers and investors. We expect to access the capital markets to supplement our existing funds and cash generated from operations to satisfy our needs for working capital, to meet capital expenditure and debt service requirements, and for other business initiatives. However, disruptions, uncertainty or volatility in the credit markets, including as a result of a recession, may adversely impact our ability to access credit already arranged and the availability and cost of credit to us in the future. These market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to grow and maintain our business. Accordingly, we may be forced to delay raising capital or pay unattractive interest rates, which could increase our interest expense, decrease our profitability and significantly reduce our financial flexibility, cash flows and market prices of our securities. Longer-term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating any planned distributions to shareholders or other discretionary uses of cash. Overall, our results of operations, financial condition and cash flows could be materially adversely affected by disruptions in the credit markets.
Our business may be adversely affected by the current credit market environment.
As a result of the current credit market and banking conditions (including uncertainties with respect to financial institutions and the global capital markets), depressed equity markets across the globe and other macro-economic challenges currently affecting the economy of the United States and other parts of the world, customers or suppliers may experience serious cash flow problems, and as a result, customers may seek to modify, delay or cancel plans to purchase our products and suppliers may seek to significantly and quickly increase their prices or reduce their output. If customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, accounts receivable that are owed to us. Any inability of current and/or potential customers to pay us for our products will adversely affect our earnings and cash flow. If our suppliers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to meet their supply obligations to us, which in turn may impact our ability to supply our customers and adversely impact our earnings and cash flow. If economic conditions in the United States and other key markets deteriorate further or do not show improvement, we may experience material adverse impacts to our financial condition, profitability and/or cash flows. Additionally, if these economic conditions persist, our intangible assets at various businesses may become impaired.
Changes in U.S. administrative policy, including changes to existing trade agreements and any resulting changes in international trade relations, may have an adverse effect on us.
The United States has maintained tariffs on certain imported steel, aluminum and items originating from China. These tariffs have increased the cost of raw materials and components we purchase. The imposition of tariffs by the United States has resulted in retaliatory tariffs from a number of countries, including China, which increase the cost of products we sell. If the United States or other countries impose additional tariffs, that will have a further adverse impact on us.
We use important intellectual property in our business. If we are unable to protect our intellectual property or if a third party makes assertions against us or our customers relating to intellectual property rights, our business could be adversely affected.
We own important intellectual property, including patents, trademarks, copyrights, and trade secrets, and are involved in numerous licensing arrangements. Our intellectual property plays an important role in maintaining our competitive position in a number of the markets that we serve. Our competitors may develop technologies that are similar or superior to our proprietary technologies or design around the patents we own or license. Further, as we expand our operations in jurisdictions where the enforcement of intellectual property rights is less robust, the risk of others duplicating our proprietary technologies increases, despite efforts we undertake to protect them. Our inability to protect or enforce our intellectual property rights or claims that we are infringing intellectual property rights of others could adversely affect our business and our competitive position.
A failure of or disruption in our information technology infrastructure, including a disruption related to cybersecurity, could adversely impact our business and operations.
We rely on the capacity, reliability and security of our information technology systems and infrastructure, including information technology systems and infrastructure that BorgWarner will provide to us pursuant to transition services agreements for a period of time following the Spin-Off. Information technology systems are vulnerable to disruptions, including those resulting from natural disasters, cyber-attacks or failures in third-party provided services. Disruptions and attacks on our information technology systems pose a risk to the security of our systems and our ability to protect our networks and the confidentiality, availability and integrity of information and data and that of third parties, including our employees. Some cyber-attacks depend on human error or manipulation, including phishing attacks or schemes that use social engineering to gain access to systems or carry out disbursement of funds or other frauds, which raise the risks from such events and the costs associated with protecting against such attacks. Although we have implemented security policies, processes, and layers of defense designed to help identify and protect against intentional and unintentional misappropriation or corruption of our systems and information, and disruptions of our operations, we have been, and likely will continue to be, subjected to such attacks or disruptions. Future attacks or disruptions could potentially lead to the inappropriate disclosure of confidential information, including our intellectual property, improper use of our systems and networks, access to and manipulation and destruction of our or third-party data, production downtimes, lost revenues, inappropriate disbursement of funds and both internal and external supply shortages. In addition, we may be required to incur significant costs to protect against damage caused by such attacks or disruptions in the future. These consequences could cause significant damage to our reputation, affect our relationships with our customers and suppliers, lead to claims against us and ultimately adversely affect our business.
Our business success depends on attracting and retaining qualified employees.
Our ability to sustain and grow our business requires us to hire, retain and develop a highly skilled and diverse management team and workforce around the globe. In particular, any unplanned turnover or inability to attract and retain key employees and employees with engineering, technical and software capabilities in numbers sufficient for our needs could adversely affect our business.
Our profitability and results of operations may be adversely affected by program launch difficulties.
The launch of a new vehicle program for a customer is a complex process, the success of which depends on a wide range of factors, including the production readiness of our manufacturing facilities and manufacturing processes and those of our suppliers as well as factors related to tooling, equipment, employees, initial product quality and other factors. Our failure to successfully launch vehicle programs, or our inability to accurately estimate the cost to design, develop and launch new vehicle programs, could have an adverse effect on our profitability and results of operations.
To the extent we are not able to successfully launch a new vehicle program, our customer’s vehicle production could be significantly delayed or shut down. Such situations could result in significant financial penalties to us or a diversion of employees and financial resources to improving launches rather than investment in continuous process improvement or other growth initiatives and could result in our customers shifting work away from us to a competitor, all of which could result in loss of revenue or loss of market share and could have an adverse effect on our profitability and cash flows.
Work stoppages, production shutdowns and similar events could significantly disrupt our business.
Because the vehicle and equipment industries rely heavily on just-in-time delivery of components during the assembly and manufacture of products, a work stoppage or production shutdown at one or more of our manufacturing and assembly facilities, including as a result of a prolonged dispute with the unionized employees at certain of our international facilities, could have adverse effects on our business. Similarly, if one or more of our customers were to experience a work stoppage or production shutdown, that customer would likely halt or limit purchases of our products, which could result in the shutdown of the related manufacturing facilities. A significant disruption in the supply of a key component due to supply constraints, such as the constraints experienced in 2021 and 2022 related to semiconductor chips, or due to a work stoppage or production shutdown at one of our suppliers or any other supplier could have the same consequences and, accordingly, have an adverse effect on our financial results.
Changes in interest rates and asset returns could increase our pension funding obligations, which could reduce our profitability and cash flow.
In connection with the Spin-Off, BorgWarner will transfer to us plan assets and obligations primarily associated with our active, retired, and other former BorgWarner employees in certain jurisdictions, and we will provide the benefits directly from the plan assets. The actual assumed net benefit plan obligations and related expenses could change significantly from our estimates. In particular, the valuation of our future payment obligations under these pension plans and the related plan assets is subject to significant adverse changes if the credit and capital markets cause interest rates and projected rates of return to decline. Such declines could also require us to make significant additional contributions to our pension plans in the future. Additionally, a material deterioration in the funded status of the plans could significantly increase our pension expenses and reduce profitability in the future. For more information about our pension assets and liabilities, see Note 18, “Retirement Benefit Plans,” to the Combined Financial Statements in this Information Statement.
We are subject to extensive environmental regulations that are subject to change and involve significant risks.
Our operations are subject to laws governing, among other things, emissions to air, discharges to waters, and the generation, management, transportation and disposal of waste and other materials. The operation of vehicle and industrial equipment parts manufacturing plants entails risks in these areas, and we cannot assure you that we will not incur material costs or liabilities as a result. A number of our manufacturing facilities have been acquired through various acquisitions over the years, and we cannot assure that we will not incur material costs and liabilities relating to activities that predate our ownership or the ownership of BorgWarner. In addition, potentially significant expenditures could be required to comply with evolving interpretations of existing environmental, health and safety laws and regulations or any new such laws and regulations (including concerns about global climate change and its impact) that may be adopted in the future. Costs associated with failure to comply with such laws and regulations could have an adverse effect on our business.
Climate change and regulations related to climate change may adversely impact our operations.
Climate change is receiving increasing attention worldwide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. Our manufacturing plants use energy, including electricity and natural gas, and certain of our plants emit amounts of greenhouse gas that may be affected by these legislative and regulatory efforts. Greenhouse gas regulation could increase the price of the electricity we purchase, increase costs for use of natural gas, potentially restrict access to or the use of natural gas, require us to purchase allowances to offset our own emissions or result in an overall increase in costs of raw materials, any one of which could increase our costs, reduce competitiveness in a global economy or otherwise negatively affect our financial condition, results of operations and reputation. Many of our suppliers face similar circumstances. Supply disruptions could result in an increase in costs, jeopardize the continuity of production, and have an adverse effect on our financial results.
Climate changes could also disrupt our operations by impacting the availability and cost of materials within our supply chain, and could also increase insurance and other operating costs. These factors may impact our decisions to construct new facilities.
We have liabilities related to product warranties, litigation and other claims.
We provide product warranties to our customers for some of our products. Under these product warranties, we may be required to bear costs and expenses for the repair or replacement of these products. As suppliers become more integrally involved in the design of vehicles and equipment and assume more of the assembly functions, OEMs are increasingly looking to their suppliers for contribution when faced with recalls and product warranty claims. A recall claim brought against us, or a product warranty claim brought against us, could adversely impact our results of operations. In addition, a recall claim could require us to review our entire product portfolio to assess whether similar issues are present in other product lines, which could result in significant disruption to our business and could have an adverse impact on our results of operations. Factors outside our control, including the quality of fuel in end user markets or our products operating under conditions not originally contemplated, may increase our exposure for warranty or recall claims. We cannot assure that costs and expenses associated with these product warranties will not be material or that those costs will not exceed any amounts accrued for such product warranties in our financial statements.
We are currently, and may in the future become, subject to legal proceedings and commercial or contractual disputes. These claims typically arise in the normal course of business and may include, but not be limited to, commercial or contractual disputes with our customers and suppliers, intellectual property matters, personal injury, product liability, environmental and employment claims. There is a possibility that such claims may have an adverse impact on our business that is greater than we anticipate. While we maintain insurance for certain risks, the amount of insurance may not be adequate to cover all insured claims and liabilities. The incurring of significant liabilities for which there is no, or insufficient, insurance coverage could adversely affect our business.
Compliance with and changes in laws could be costly and could affect operating results.
We have operations in multiple countries that can be impacted by expected and unexpected changes in the legal and business environments in which we operate. Compliance-related issues in certain countries associated with laws such as the Foreign Corrupt Practices Act and other anti-corruption laws could adversely affect our business. We have internal policies and procedures relating to compliance with such laws; however, there is a risk that such policies and procedures will not always protect us from the improper acts of employees, agents, business partners, joint venture partners, or representatives, particularly in the case of recently acquired operations that may not have significant training in applicable compliance policies and procedures. Violations of these laws, which are complex, may result in criminal penalties, sanctions and/or fines that could have an adverse effect on our business, financial condition, and results of operations and reputation.
Changes that could impact the legal environment include new legislation, new regulations, new policies, investigations and legal proceedings, and new interpretations of existing legal rules and regulations, in particular, changes in import and export control laws or exchange control laws, additional restrictions on doing business in countries subject to sanctions, additional limitations on greenhouse gas emissions or other matters related to climate change, and other changes in laws in countries where we operate or intend to operate.
Changes in tax laws or tax rates taken by taxing authorities and tax audits or similar processes could adversely affect our business.
Changes in tax laws or tax rates, the resolution of tax assessments or audits or similar processes by various tax authorities, and the inability to fully utilize our tax loss carryforwards and tax credits could adversely affect our operating results. In addition, we may periodically restructure our legal entity organization. If taxing authorities were to disagree with our tax positions in connection with any such restructurings, our effective tax rate could be materially affected. Our tax filings for various periods are subject to audit by the tax authorities in most jurisdictions where we conduct business. We have received tax assessments from various taxing authorities and are currently at varying stages of appeals and/or litigation regarding these matters. These audits may result in assessment of additional taxes that are resolved with the authorities or through the courts. We believe these assessments may occasionally be based on erroneous and even arbitrary interpretations of local tax law. Although Mexico levies value added taxes and customs duties on temporary imports, in the course of the conduct of our manufacturing operations, we generally do not pay that tax due to a special certification the availability of which depends upon our compliance with certain requirements and regulations, such as maintaining accurate records and providing periodic reports to authorities. We are aware of instances in which we may not have complied with those requirements and regulations and intend to pursue voluntary processes with the relevant authorities to reconstruct records, which may result in value added taxes being assessed for periods in which we claimed an ability to not make payments and/or in the imposition of penalties, either of which could be material. Any tax liability is indeterminable at this time and is ultimately a BorgWarner responsibility under the Tax Matters Agreement to the extent it relates to any period prior to the distribution. To the extent we are unable to comply with those requirements and regulations after the distribution, any consequences would be our responsibility. Resolution of any tax matters involves uncertainties, and there are no assurances that the outcomes will be favorable.
We are subject to risks related to our international operations.
We have manufacturing and technical facilities in many regions including Europe, Asia, and the Americas. For 2022, approximately 73% of our combined net sales were outside the United States. Consequently, our results could be affected by changes in trade, monetary and fiscal policies, trade restrictions or prohibitions, import or other charges or taxes, fluctuations in foreign currency exchange rates, limitations on the repatriation of funds, changing economic conditions, unreliable intellectual property protection and legal systems, insufficient infrastructures, social unrest, political instability and disputes, international terrorism and other factors that may be discrete to a particular country or geography. Compliance with multiple and potentially conflicting laws and regulations of various countries is challenging, burdensome and expensive.
The financial statements of foreign subsidiaries are translated to U.S. Dollars using the period-end exchange rate for assets and liabilities and an average exchange rate for each period for revenues, expenses and capital expenditures. The local currency is typically the functional currency for our foreign subsidiaries. Significant foreign currency fluctuations and the associated translation of those foreign currencies could adversely affect our business. Additionally, significant changes in currency exchange rates, particularly the Euro, Chinese Renminbi, British Pound, Brazilian Real and Indian Rupee could cause fluctuations in the reported results of our businesses’ operations that could negatively affect our results of operations.
Because we are a U.S. holding company, one significant source of our funds is distributions from our non-U.S. subsidiaries. Certain countries in which we operate have adopted or could institute currency exchange controls that limit or prohibit our local subsidiaries’ ability to convert local currency into U.S. Dollars or to make payments outside the country. This could subject us to the risks of local currency devaluation and business disruption.
Our business in China is subject to aggressive competition and is sensitive to economic, political, and market conditions.
Maintaining a strong position in the Chinese market is a key component of our global growth strategy. The vehicle and other equipment supply markets in China are highly competitive, with competition from many of the largest global manufacturers and numerous smaller domestic manufacturers. As the Chinese market evolves, we anticipate that market participants will act aggressively to increase or maintain their market share. Increased competition may result in price reductions, reduced margins and our inability to gain or hold market share. In addition, our business in China is sensitive to economic, political, social and market conditions that drive sales volumes in China. Economic growth has slowed in China. If we are unable to maintain our position in the Chinese market or if vehicle sales in China decrease, our business and financial results could be adversely affected.
We could incur restructuring charges as we execute actions in an effort to improve future profitability and competitiveness and to optimize our product portfolio and may not achieve the anticipated savings and benefits from these actions.
We or BorgWarner have initiated, and we may initiate, restructuring actions designed to improve the competitiveness of our business and sustain our margin profile, optimize our product portfolio or create an optimal legal entity structure. We may not realize anticipated savings or benefits from past or future actions in full or in part or within the time periods we expect. We are also subject to the risks of labor unrest, negative publicity and business disruption in connection with our actions. Failure to realize anticipated savings or benefits from our actions could have an adverse effect on our business.
The occurrence or threat of extraordinary events, including natural disasters, political disruptions, terrorist attacks, public health issues, and acts of war, could significantly disrupt production or impact consumer spending.
As a company with global operations, we are subject to increased risk of damage or disruption to us and our employees, facilities, suppliers, distributors, or customers. Extraordinary events, including natural disasters resulting from but not limited to climate change, political disruptions, terrorist attacks, public health issues, such as the current COVID-19 pandemic, and acts of war may disrupt our business and operations and impact our supply chain and access to necessary raw materials or could adversely affect the economy generally, resulting in a loss of sales and customers. Any of these disruptions or other extraordinary events outside of our control that impact our operations or the operations of our suppliers could have an adverse effect on our business. In addition, these types of events could negatively impact consumer spending in the impacted regions or depending on the severity, globally, which could have an adverse effect on our business.
Risks Related to Our Customers
We face credit, operational and concentration risks related to our customers.
We rely on sales to OEMs around the world of varying credit quality and manufacturing demands. Supply to several of these customers requires significant investment by us. We base our growth projections, in part, on commitments made by our customers. These commitments by OEMs generally renew yearly during a program life cycle. Among other things, the level of production orders we receive is dependent on the ability of our OEM customers to design and sell products that consumers desire to purchase. If actual production orders from our customers do not approximate such commitments due to a variety of factors including non-renewal of purchase orders, a customer’s financial hardship or other unforeseen reasons, it could adversely affect our business.
Some of our sales are concentrated. Our global sales in 2022 to General Motors constituted approximately 12% of our 2022 combined net sales.
We are sensitive to the effects of our major customers’ labor relations.
A majority of our customers’ operations are represented by various unions. Any extended work stoppage at one or more of our customers could have an adverse effect on our business.
Risks Related to Our Suppliers
We could be adversely affected by supply shortages of components from our suppliers.
In an effort to manage and reduce the cost of purchased goods and services, we have been rationalizing our supply base. As a result, we remain dependent on fewer sources of supply for certain components used in the manufacture of our products. We select suppliers based on total value (including total landed price, quality, delivery, and technology), taking into consideration their production capacities and financial condition. We expect that they will deliver to our stated written expectations.
However, there can be no assurance that capacity limitations, industry shortages, labor or social unrest, weather emergencies, commercial disputes, government actions, riots, wars, such as Russia’s invasion of Ukraine in 2022, sabotage, cyber-attacks, non-conforming parts, acts of terrorism, “Acts of God,” or other problems that our suppliers experience will not result in occasional shortages or delays in their supply of components to us. During 2021 and to a lesser extent in 2022, trailing impacts of the shutdowns and production declines related, in part, to COVID-19, created supply constraints of certain components, particularly semiconductor chips. These supply constraints have had, and are expected to continue to have, significant impacts on global industry production levels. If we experience a prolonged shortage of critical components from any of our suppliers and cannot procure the components from other sources, we may be unable to meet the production schedules for some of our key products and could miss customer delivery expectations. In addition, with fewer sources of supply for certain components, each supplier may perceive that it has greater leverage and, therefore, some ability to seek higher prices from us at a time that we face substantial pressure from OEMs to reduce the prices of our products. This could adversely affect our customer relations and business.
Suppliers’ economic distress could result in the disruption of our operations and could adversely affect our business.
Rapidly changing industry conditions such as volatile production volumes, our need to seek price reductions from our suppliers as a result of the substantial pressure we face from OEMs to reduce the prices of our products, credit tightness, changes in foreign currencies; raw material, commodity, tariffs, transportation, and energy price escalation, drastic changes in consumer preferences, and other factors could adversely affect our supply chain, and sometimes with little advance notice. These conditions could also result in increased commercial disputes and supply interruption risks. In certain instances, it would be difficult and expensive for us to change suppliers that are critical to our business. On occasion, we may provide financial support to distressed suppliers or take other measures to protect our supply lines. We cannot predict with certainty the potential adverse effects these costs might have on our business.
We are subject to possible insolvency of financial counterparties.
We engage in numerous financial transactions and contracts including insurance policies, letters of credit, credit line agreements, financial derivatives, and investment management agreements involving various counterparties. We are subject to the risk that one or more of these counterparties may become insolvent and, therefore, be unable to meet our obligations under such contracts.
Risks Related to the Spin-Off
The Spin-Off could result in significant tax liability to BorgWarner and its stockholders if it is determined to be a taxable transaction.
Completion of the Spin-Off is conditioned on BorgWarner’s receipt of a written opinion from Ernst & Young, LLP to the effect that the Spin-Off will qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code.
The opinion of Ernst & Young, LLP will not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinion assumes that the Spin-Off will be completed according to the terms of the Separation and Distribution Agreement and relies on the facts as stated in the Separation and Distribution Agreement, the Tax Matters Agreement, the other ancillary agreements, this Information Statement and a number of other documents.
In addition, the opinion of Ernst & Young, LLP will rely on certain facts, assumptions, representations, and undertakings from BorgWarner and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations, or undertakings are incorrect or not otherwise satisfied, or if BorgWarner or PHINIA breaches any of its representations or covenants contained in the Separation and Distribution Agreement and certain other agreements, the opinion of Ernst & Young, LLP may no longer be valid, or the conclusions reached therein may be materially altered by such incorrectness, non-satisfaction or breach.
The opinion of Ernst & Young, LLP will not be binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Notwithstanding the opinion of Ernst & Young, LLP, the IRS could determine on audit that the Spin-Off or any of certain related transactions is taxable if it determines that any of these facts, assumptions, representations, or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion, including as a result of certain significant changes in the stock ownership of BorgWarner or us after the Spin-Off. If the conclusions expressed in the opinion of Ernst & Young, LLP are challenged by the IRS and the IRS prevails in such challenge, the tax consequences of the Spin-Off (including the tax consequences to BorgWarner and the U.S. holders (as defined herein)) could be materially less favorable.
If the Spin-Off were determined not to qualify for tax-free treatment, each U.S holder who receives our common stock in the Spin-Off would generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which would generally result in: (1) a taxable dividend to the U.S holder to the extent of that U.S holder’s pro rata share of BorgWarner’s current or accumulated earnings and profits; (2) a reduction in the U.S holder’s basis (but not below zero) in BorgWarner common stock to the extent the amount received exceeds the stockholder’s share of BorgWarner’s earnings and profits; and (3) taxable gain from the exchange of BorgWarner common stock to the extent the amount received exceeds the sum of the U.S holder’s share of BorgWarner’s earnings and profits and the U.S holder’s basis in its BorgWarner common stock. See below and “Material U.S. Federal Income Tax Consequences of the Spin-Off.”

If the Spin-Off were determined not to qualify as tax-free for U.S. federal income tax purposes, we could have an indemnification obligation to BorgWarner, which could adversely affect our business, financial condition, cash flows, and results of operations.
If, as a result of any of our representations being untrue or our covenants being breached, the Spin-Off were determined not to qualify for its intended tax-free treatment, we could be required by the Tax Matters Agreement to indemnify BorgWarner for the resulting taxes and related expenses. Those amounts could be material. Any such indemnification obligation could adversely affect our business, financial condition, cash flows, and results of operations.
For example, if we or our stockholders were to engage in transactions that resulted in a 50% or greater change by vote or value in the ownership of our stock during the four-year period beginning on the date that begins two years before the date of the Spin-Off, the Spin-Off would generally be taxable to BorgWarner, but not to BorgWarner stockholders, under Section 355(e), unless it were established that such transactions and the Spin-Off were not part of a plan or series of related transactions. If the Spin-Off were taxable to BorgWarner due to such a 50% or greater change by vote or value in the ownership of our stock, BorgWarner would recognize gain equal to the excess of the fair market value on the Distribution Date of our common stock distributed to BorgWarner stockholders over BorgWarner’s tax basis in our common stock, and we generally would be required to indemnify BorgWarner for the tax on such gain and related expenses. Those amounts could be material. Any such indemnification obligation could adversely affect our business, financial condition, cash flows, and results of operations. See “Certain Relationships and Related Person Transactions—Agreements with BorgWarner—Tax Matters Agreement.”
We intend to agree to restrictions to preserve the tax-free treatment of the Spin-Off, which may reduce our strategic and operating flexibility.
To preserve the tax-free nature of the Spin-Off and certain related transactions, we intend to agree in the Tax Matters Agreement to covenants and indemnification obligations that address compliance with the intended tax-free treatment of the Spin-Off and certain related transactions for U.S. federal income tax purposes as well as for state, local and foreign tax purposes. These covenants will include certain restrictions on our activity for a period of two years following the Spin-Off. Specifically, we will be subject to certain restrictions on our ability to enter into acquisition, merger, liquidation, sale and stock redemption transactions with respect to our stock or assets, and we may be required to indemnify BorgWarner against any resulting tax liabilities even if we do not participate in or otherwise facilitate the acquisition. Furthermore, we will be subject to specific restrictions on discontinuing the active conduct of our trade or business, the issuance or sale of stock or other securities (including securities convertible into our stock but excluding certain compensatory arrangements), and sales of assets outside the ordinary course of business. These covenants and indemnification obligations may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable. See “Certain Relationships and Related Person Transactions—Agreements with BorgWarner—Tax Matters Agreement.”
We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.
We may be unable to achieve the full strategic and financial benefits expected to result from the separation and distribution, or such benefits may be delayed or not occur at all. We believe that, as an independent, publicly traded company, we will be able to, among other things, more effectively focus on our own distinct operating priorities and strategies, enhance our ability to better address specific market dynamics and target innovation, create incentives for our management and employees that align more closely with our business performance and the interests of our stockholders, and allow us to articulate a clear investment proposition and tailored capital allocation policy to attract a long-term investor base best suited to our business needs. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including: (1)

the completion of the Spin-Off and compliance with the requirements of being an independent, publicly traded company will require significant amounts of our management’s time and effort, which may divert management’s attention from operating and growing our business; (2) following the Spin-Off, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of BorgWarner; (3) following the Spin-Off, our businesses will be less diversified than BorgWarner’s businesses prior to the separation; (4) the other actions required to separate BorgWarner’s and our respective businesses could disrupt our operations; and (5) under the terms of the Tax Matters Agreement, we will be restricted from taking certain actions that could cause the Spin-Off or certain related transactions to fail to qualify for their intended tax treatment and these restrictions may limit us for a period of time from pursuing strategic transactions and equity issuances or engaging in other transactions that may increase the value of our business. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition, cash flows, and results of operations could be adversely affected.
Some of the terms we will receive in our agreements with BorgWarner could be less beneficial than the terms we may have otherwise received from unaffiliated third parties, and our costs under the agreements could be greater than we anticipate.
The agreements we will enter into with BorgWarner in connection with the separation will be negotiated prior to the Spin-Off, at a time when our business will still be operated by BorgWarner. Many aspects of the agreements will be entered into on arm’s-length terms similar to those that would be agreed with an unaffiliated third party such as a buyer in a sale transaction, but we will not have an independent board of directors or a management team independent of BorgWarner representing our interests while the agreements are being negotiated. In addition, until the distribution occurs, we will continue to be a wholly owned subsidiary of BorgWarner and, accordingly, BorgWarner will still have the discretion to determine and change the terms of the separation until the Distribution Date. As a result of these factors, some of the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties, and it is possible that we might have been able to achieve more favorable terms if the circumstances differed. In addition, the duration of these agreements may be longer, and our costs under the agreements greater, than we currently anticipate, which may adversely affect our cash flows and results of operations. See “Certain Relationships and Related Person Transactions—Agreements with BorgWarner.”
We are a smaller company relative to BorgWarner, which could result in increased costs because of a decrease in our purchasing power and make it difficult to maintain existing customer relationships and obtain new customers.
Prior to the Spin-Off, we were able to take advantage of BorgWarner’s size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit and other professional services. We are a smaller company than BorgWarner, and we cannot assure you that we will have access to financial and other resources comparable to those available to us prior to the Spin-Off. As a standalone company, we may be unable to obtain office space, goods, technology and services at prices or on terms as favorable as those available to us prior to the Spin-Off, which could increase our costs and reduce our profitability. Likewise, we may find it more difficult to attract and retain high-quality employees as a smaller company than we were operating within as a wholly owned subsidiary of BorgWarner, which could impact our results of operations. Our future success also depends on our ability to develop and maintain relationships with customers. Our reduced relationship with BorgWarner and our smaller relative size as a result of the Spin-Off may make it more difficult to develop and maintain relationships with customers or recover increased costs or surcharges from customers, either of which could adversely affect our prospects.

Following the Spin-Off, we could incur substantial additional costs and experience temporary business interruptions, and we may not be adequately prepared to meet the requirements of an independent, publicly traded company on a timely or cost-effective basis.
We have historically operated as part of BorgWarner and have had access to various corporate functions. Following the Spin-Off, BorgWarner will not provide us with assistance other than the transition and other services described under “Certain Relationships and Related Person Transactions—Agreements with BorgWarner.” These services do not include every service that we have received from BorgWarner in the past, and BorgWarner is only obligated to provide the transition services for limited periods following completion of the Spin-Off. Following the Spin-Off and the cessation of any transition services agreements, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from BorgWarner. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from BorgWarner.
In connection with the Spin-Off, we have been installing and implementing information technology infrastructure to support certain of our business functions, including accounting and financial reporting, human resources, legal and compliance, communications, engineering, manufacturing and distribution, and sourcing. We may incur substantially higher costs than currently anticipated as we transition from the existing transactional and operational systems and data centers we currently use as part of BorgWarner. If we are unable to transition effectively, we may incur temporary interruptions in business operations. Any delay in implementing, or operational interruptions suffered while implementing, our new information technology infrastructure could disrupt our business and have a material adverse effect on our results of operations.
In addition, in connection with the Spin-Off, we will be directly subject to reporting and other obligations under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. Beginning with our second required Annual Report on Form 10-K, we intend to comply with Section 404 of the Sarbanes Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”), which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm on the effectiveness of internal control over financial reporting. Under the Sarbanes Oxley Act, we are also required to maintain effective disclosure controls and procedures. To comply with these requirements, we may need to upgrade our systems, implement additional financial and management controls, reporting systems, and procedures and hire additional accounting and finance staff. These reporting and other obligations may place significant demands on management, administrative, and operational resources, including accounting systems and resources. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems, and procedures in a timely and effective fashion, our ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired, and we may be unable to conclude that our internal control over financial reporting is effective. If we are not able to comply with the requirements of Section 404 of the Sarbanes Oxley Act in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of shares of our common stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.
Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, because of its inherent limitations, internal control over financial reporting might not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for shares of our common stock, and could adversely affect our ability to access the capital markets.

As an independent, publicly traded company, we may not enjoy the same benefits that we did as a part of BorgWarner.
There is a risk that, by separating from BorgWarner, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current BorgWarner organizational structure. As part of BorgWarner, we have been able to enjoy certain benefits from BorgWarner’s operating diversity, size, purchasing power, financial resources, cost of capital and opportunities to pursue integrated strategies with BorgWarner’s other businesses. As an independent, publicly traded company, we will not have the same benefits. In particular, some of our customers and suppliers may decide to limit the amount, or change the terms, of their purchases from us or sales to us. Additionally, as part of BorgWarner, we have been able to leverage BorgWarner’s historical reputation, performance, and brand identity to recruit and retain key employees to run and operate our business. As an independent, publicly traded company, we will need to develop new strategies, and it may be more difficult for us to recruit or retain such key employees.
We have no operating history as an independent, publicly traded company, and our historical combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.
We derived the historical combined financial information included in this Information Statement from BorgWarner’s consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as an independent, publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:
•Prior to the Spin-Off, we operated as part of BorgWarner, and BorgWarner performed various corporate functions for us. Our historical combined financial information reflects allocations of corporate expenses from BorgWarner for these functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent, publicly traded company.
•We will enter into transactions with BorgWarner that did not exist prior to the Spin-Off, such as BorgWarner’s provision of transition and other services, and undertake indemnification obligations, which will cause us to incur new costs. See “Certain Relationships and Related Person Transactions—Agreements with BorgWarner.”
•Our historical combined financial information does not reflect changes that we expect to experience in the future as a result of our separation from BorgWarner, including changes in the financing, cash management, operations, cost structure, and employee needs of our business. As part of BorgWarner, we enjoyed certain benefits from BorgWarner’s operating diversity, reputation, size, purchasing power, ability to borrow, and available capital for investments, and we will lose these benefits after the Spin-Off. As an independent entity, we may be unable to purchase goods, services, and technologies, obtain insurance and health care benefits, computer software licenses, or other services or licenses, or access capital markets, on terms as favorable to us as those we obtained as part of BorgWarner prior to the Spin-Off, and our results of operations may be adversely affected. In addition, our historical combined financial statements do not include an allocation of interest expense comparable to the interest expense we will incur as a result of the Internal Restructuring and the Spin-Off, including interest expense in connection with our incurrence of indebtedness.
Following the Spin-Off, we will also face additional costs and demands on management’s time associated with being an independent, publicly traded company, including costs and demands related to investor and public relations, public financial reporting and corporate governance, including board of directors fees and expenses. For additional information about our past financial performance and the basis of presentation of our combined financial statements, see “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”

and our historical combined financial statements and the notes thereto included elsewhere in this Information Statement.
We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.
Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Any failure to maintain effective internal control over financial reporting could cause us to fail to accurately or timely report our financial condition or results of operations to meet our reporting obligations.
We identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim combined financial statements will not be prevented or detected on a timely basis. The Company did not design and maintain effective controls over the determination and review of the calculation of cumulative translation adjustment in the Company’s combined financial statements prepared on a carve-out basis. See Note 1, “Summary Of Significant Accounting Policies,” to the Combined Financial Statements in this Information Statement for a discussion of the methodology used to prepare the financial statements on a carve-out basis. This material weakness resulted in material adjustments to Accumulated other comprehensive income (loss) and Parent company investment at December 31, 2021 and Other comprehensive income (loss) for the years ending December 31, 2021 and 2020 all of which were recorded prior to the issuance of the combined financial statements. Additionally, this material weakness could result in a misstatement of those account balances or disclosures that would result in a material misstatement to the annual or interim combined financial statements that would not be prevented or detected. During 2023, we are enhancing our internal control over financial reporting to remediate the material weakness. As of December 31, 2022, the Company was in the process of designing and implementing the revised and enhanced controls. Therefore, management has concluded that the material weakness cannot be considered remediated.
We cannot assure that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiency that led to this material weakness in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. In addition, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting because no such evaluation has been required. Had we or our independent registered public accounting firm performed an evaluation of our internal control over financial reporting, we or our independent registered public accounting firm may have identified additional material weaknesses. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, potentially resulting in restatements of our combined financial statements; we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports and applicable stock exchange listing requirements; investors may lose confidence in our financial reporting; and our stock price may decline as a result.
We expect to incur new indebtedness concurrently with or prior to the Spin-Off, and the degree to which we will be leveraged following completion of the Spin-Off could adversely affect our business, results of operations, cash flows, and financial condition.
In connection with the Spin-Off, we expect to incur indebtedness in an aggregate principal amount of approximately $800 million, the proceeds of which we expect to use to repay historical indebtedness to BorgWarner. The indebtedness is expected to be incurred under a senior secured credit facility that would provide for up to approximately $800 million of term loans and a $500 million committed revolving credit facility. The terms of such indebtedness are subject to change and will be finalized prior to the completion of the Spin-Off. See “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Our cash balance at the time of the Spin-Off is expected to be approximately $300 million, subject to a cash adjustment. See “Certain Relationships and Related Person Transactions—Agreements with BorgWarner—Separation and Distribution Agreement—Cash Adjustment.”
We have historically relied upon BorgWarner to fund our working capital requirements and other cash requirements. After the Spin-Off, we will not be able to rely on the earnings, assets, or cash flow of BorgWarner, and BorgWarner will not provide funds to finance our working capital or other cash requirements. As a result, after the Spin-Off, we will be responsible for servicing our own debt and obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements. After the Spin-Off, our access to and cost of debt financing will be different from the historical access to and cost of debt financing under BorgWarner. Differences in access to and cost of debt financing may result in differences in the interest rate charged to us on financings as well as the amount of indebtedness, types of financing structures and debt markets that may be available to us. Our ability to make payments on and to refinance our indebtedness, including the debt incurred in connection with the Spin-Off as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
A lowering or withdrawal of the ratings, outlook, or watch assigned to our new debt by rating agencies may increase our future borrowing costs, reduce our access to capital, and adversely impact our financial performance.
Any credit rating, outlook, or watch assigned to our indebtedness by a credit agency could be lowered or withdrawn entirely by a credit rating agency if, in that credit rating agency’s judgment, current or future circumstances relating to the basis of the credit rating, outlook, or watch such as adverse changes to our business, so warrant. Any future lowering of our credit ratings, outlook, or watch likely would make it more difficult or more expensive for us to obtain additional debt financing. Moreover, a reduction in our credit rating could cause certain customers to reduce or cease to do business with us, which would adversely impact our financial performance.
Following the Spin-Off, certain of our employees may have actual or potential conflicts of interest because of their financial interests in BorgWarner or because of their previous positions with BorgWarner.
Because of their current or former positions with BorgWarner, certain of our expected executive officers own equity interests in both us and BorgWarner. Continuing ownership of BorgWarner shares could create, or appear to create, potential conflicts of interest if we and BorgWarner face decisions that could have implications for both us and BorgWarner. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between us and BorgWarner regarding the terms of the agreements governing the separation and distribution and our relationship with BorgWarner following the separation and distribution. Potential conflicts of interest may also arise out of any commercial arrangements that we or BorgWarner may enter into in the future.
We or BorgWarner may fail to perform under various transaction agreements that will be executed as part of the separation.
In connection with the separation, and prior to the distribution, we and BorgWarner will enter into various transaction agreements related to the Spin-Off, pursuant to which both we and BorgWarner will have liabilities and performance obligations. All of these agreements will also govern our relationship with BorgWarner following the Spin-Off. We will rely on BorgWarner to satisfy its performance obligations under these agreements. If we or BorgWarner are unable to satisfy our or its respective obligations under these agreements, including indemnification obligations, our business, results of operations, cash flows, and financial condition could be adversely affected. See “Certain Relationships and Related Person Transactions—Agreements with BorgWarner.”
Transfer or assignment to us of some contracts and other assets will require the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts, investments, and other assets in the future.
Transfer or assignment of some of the contracts and other assets in connection with the Spin-Off will require the consent of a third party to the transfer or assignment. Similarly, in some circumstances, we are joint beneficiaries of contracts, and we will need to enter into a new agreement with the third party to replicate the existing contract or assign the portion of the existing contract related to our business. While we anticipate that most of these contract assignments and new agreements will be obtained prior to the Spin-Off, we may not be able to obtain all required consents or enter into all such new agreements, as applicable, until after the Distribution Date. Some parties may use the requirement of a consent to seek more favorable contractual terms from us, which could include our having to obtain letters of credit or other forms of credit support. If we are unable to obtain such consents or such credit support on commercially reasonable and satisfactory terms, we may be unable to obtain some of the benefits, assets, and contractual commitments that are intended to be allocated to us as part of the Spin-Off. In addition, where we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge the transaction on the basis that the terms of the applicable commercial arrangements require their consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these assets could be adversely impacted.
We cannot provide assurance that all such required third-party consents and new agreements will be procured or put in place, as applicable, prior to the Distribution Date. Consequently, we may not realize certain of the benefits that are intended to be allocated to us as part of the Spin-Off.
Risks Related to Our Common Stock and the Securities Markets
No market for our common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off, our stock price may fluctuate significantly, and there can be no assurance that, after the Spin-Off, the combined equity value of PHINIA and BorgWarner will not be less than BorgWarner’s equity value before the Spin-Off.
There is currently no public market for our common stock. In connection with the Spin-Off, we have applied to list our common stock on the Exchange. We anticipate that before the Distribution Date, trading of shares of our common stock will begin on a “when-issued” basis and this trading will continue through the Distribution Date. However, an active trading market for our common stock may not develop as a result of the Spin-Off or may not be sustained in the future. The lack of an active market may make it more difficult for stockholders to sell our shares and could lead to our share price being depressed or volatile.
We cannot predict the prices at which our common stock may trade after the Spin-Off or whether, after the Spin-Off, the combined equity value of PHINIA and BorgWarner will be more or less than BorgWarner’s equity value before the Spin-Off. The market price of our common stock may fluctuate widely depending on many factors, some of which may be beyond our control.
Furthermore, our business profile and market capitalization may not fit the investment objectives of some BorgWarner stockholders and, as a result, these BorgWarner stockholders may sell their shares of our common stock after the Spin-Off. See “—Substantial sales of our common stock may occur in connection with the Spin-Off, or in the future, either of which could cause our stock price to decline or be volatile.” Low trading volume for our stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on our stock price volatility. Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against

us. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.
Substantial sales of our common stock may occur in connection with the Spin-Off or in the future, either of which could cause our stock price to decline or be volatile.
BorgWarner stockholders receiving shares of our common stock in the Spin-Off generally may sell those shares immediately in the public market. It is likely that some BorgWarner stockholders, including some of its larger stockholders, will sell their shares of our common stock received in the Spin-Off, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives or, in the case of index funds, we are not a participant in the index in which they are investing. The sales of significant amounts of our common stock or the perception in the market that such sales might occur may decrease the market price of our common stock.
We will evaluate whether to pay cash dividends on shares of our common stock in the future.
Once the Spin-Off is effective and we are an independent, publicly traded company, our Board will evaluate whether to pay cash dividends to our stockholders. The timing, declaration, amount, and payment of future dividends to stockholders, if any, will fall within the discretion of our Board. Our Board’s decisions regarding the payment of dividends will depend on consideration of many factors, such as our financial condition, earnings, sufficiency of distributable reserves, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, legal requirements, regulatory constraints, and other factors that our Board deems relevant. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends. See “Dividend Policy.”
Holders of our common stock may be diluted due to equity issuances.
In the future, holders of our common stock may be diluted because of equity issuances for acquisitions, capital market transactions, or otherwise, including any equity awards that we will grant to our directors, officers, and employees. Our employees will have stock-based awards that correspond to shares of our common stock after the Spin-Off as a result of the conversion of and/or adjustments to their BorgWarner stock-based awards. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. We also plan to issue additional stock-based awards, including annual awards, new hire awards, and periodic retention awards, as applicable, to our directors, officers, and other employees under our employee benefits plans as part of our ongoing equity compensation program.
Certain provisions in our certificate of incorporation, by-laws, and Delaware law may discourage takeovers and limit the power of our stockholders.
Several provisions of our certificate of incorporation, by-laws, and Delaware law may discourage, delay, or prevent a merger or acquisition. These include, among others, provisions that (1) establish advance notice requirements for stockholder nominations and proposals; (2) prohibit stockholder action by written consent and do not allow stockholders to call special meetings; (3) provide the Board the right to issue shares of preferred stock without stockholder approval; and (4) provide for the ability of our directors, and not stockholders, to fill vacancies on the Board (including those resulting from an enlargement of the Board). In addition, we are subject to Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control that you may favor. See “Description of Our Capital Stock.”
These and other provisions of our certificate of incorporation, by-laws and Delaware law as well as the restrictions in our Tax Matters Agreement (see “Certain Relationships and Related Person Transactions—Agreements with BorgWarner—Tax Matters Agreement”), may discourage, delay, or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of BorgWarner, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their shares of our common stock at a price above the prevailing market price. We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the Board and by providing the Board with more time to assess any acquisition proposal. These provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that the Board determines is not in our and our stockholders’ best interests. See “Description of Our Capital Stock.”
Our by-laws will provide that certain courts in the State of Delaware or the federal district courts of the United States will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our by-laws will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, or stockholder to us or our stockholders, any action asserting a claim arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our by-laws or to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery, or any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery within the State of Delaware lacks jurisdiction over such action, the action may be brought in another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then in the U.S. District Court for the District of Delaware. Additionally, our by-laws will state that the foregoing provision will not apply to claims arising under the Securities Act. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. There is, however, uncertainty as to whether a court would enforce the exclusive forum provisions, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of our by-laws described above. The choice of forum provision may result in increased costs for investors to bring a claim. Further, the choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees, or stockholders, which may discourage such lawsuits against us and our directors, officers, other employees, or stockholders. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings. If a court were to find the exclusive choice of forum provision contained in our by-laws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Other Risks
A variety of other factors could adversely affect our business.
Any of the following could materially and adversely affect our business: the loss of or changes in supply contracts or sourcing strategies of our major customers or suppliers; start-up expenses associated with new vehicle programs or delays or cancellation of such programs; low levels of utilization of our manufacturing facilities, which can be dependent on a single product line or customer; inability to recover engineering and tooling costs; market and financial consequences of recalls that may be required on products we supplied; delays or difficulties in new product development; the possible introduction of similar or superior technologies by others; and global excess capacity and vehicle platform proliferation.

CAUTIONARY STATEMENTS FOR FORWARD-LOOKING INFORMATION
Statements contained in this Information Statement (including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) may contain forward-looking statements that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this Information Statement, that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in this Information Statement, are inherently forward-looking. All forward looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. Forward-looking statements are not guarantees of performance and our actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.
You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Information Statement. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include the ability of PHINIA to succeed as a standalone publicly traded company, which is a smaller company relative to BorgWarner; the possibility that the Spin-Off will not be completed within the anticipated time period or at all; the possibility that the Spin-Off will not achieve its intended benefits; the possibility of disruption, including changes to existing business relationships, disputes, litigation, or unanticipated costs in connection with the Spin-Off; the uncertainty regarding the expected financial performance of PHINIA following completion of the transaction; the impacts of any information and consultation processes with works councils and other employee representatives in connection with the Spin-Off; supply disruptions impacting us or our customers, such as the current shortage of semiconductor chips that has impacted OEM customers and their suppliers, including us; commodities availability and pricing; competitive challenges from existing and new competitors including OEM customers; the challenges associated with rapidly-changing technologies, and our ability to innovate in response; uncertainties regarding the extent and duration of impacts of matters associated with COVID-19, including additional production disruptions; the ability to identify targets and consummate acquisitions on acceptable terms; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to acquired businesses; our dependence on commercial vehicle, industrial application and light vehicle production, which are highly cyclical and subject to disruptions; our reliance on major OEM customers; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims and any governmental investigations; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; impacts from any potential future acquisition or disposition transactions; and the other risks noted under “Risk Factors,” and in other reports that we file with the Securities and Exchange Commission (“SEC”). We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this Information Statement to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

This section and the discussions contained in “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in this Information Statement are intended to provide cautionary statements. Those cautionary statements should not be construed as a complete list of all of the economic, competitive, governmental, technological and other factors that could adversely affect our expected consolidated financial position, results of operations or liquidity. Additional risks and uncertainties, including without limitation those not currently known to us or that we currently believe are immaterial, also may impair our business, operations, liquidity, financial condition and prospects.

THE SPIN-OFF
Background
On December 6, 2022, BorgWarner announced plans for the complete legal and structural separation of the Fuel Systems and Aftermarket businesses from BorgWarner by the Spin-Off. In reaching the decision to pursue the Spin-Off of the Fuel Systems and Aftermarket businesses, BorgWarner considered a range of potential structural alternatives and concluded that the Spin-Off is the most attractive alternative for enhancing stockholder value. To effect the Spin-Off, BorgWarner will undertake the Internal Restructuring and the distribution, as described below.
On June 7, 2023, the BorgWarner Board approved the distribution of 100% of the issued and outstanding shares of our common stock, on the basis of one share of our common stock for every five shares of BorgWarner common stock held as of the close of business on the record date of June 23, 2023.
On July 3, 2023, the Distribution Date, each BorgWarner stockholder will receive one share of our common stock for every five shares of BorgWarner common stock held at close of business on the record date. Following the Spin-Off, we will operate independently from BorgWarner. No approval of BorgWarner’s stockholders is required in connection with the Spin-Off, and BorgWarner’s stockholders will not have any appraisal rights in connection with the Spin-Off.
Completion of the Spin-Off is subject to the satisfaction, or the BorgWarner Board’s waiver, to the extent permitted by law, of a number of conditions. In addition, BorgWarner may at any time until the distribution decide to abandon the Spin-Off or modify or change the terms of the Spin-Off. For a more detailed discussion, see “—Conditions to the Spin-Off.”
Reasons for the Spin-Off
In 2021, BorgWarner announced its Charging Forward strategy to aggressively grow its electrification portfolio over time through organic investments and technology-focused acquisitions, including BorgWarner’s recent acquisitions of AKASOL AG, Santroll’s light vehicle eMotor business, Rhombus Energy Solutions, Drivetek AG and Hubei Surpass Sun Electric’s charging business. Additionally, BorgWarner announced a plan to dispose of certain internal combustion assets, targeting dispositions by 2025 of assets generating approximately $3 to $4 billion in annual revenue. As a result of these actions, BorgWarner expected its revenue from products for pure electric vehicles to be over 25% of its total revenue in 2025 and approximately 45% of its total revenue in 2030.
In the intervening period since that announcement, BorgWarner evaluated a number of potential alternatives to effect the dispositions called for by its Charging Forward strategy. As part of this evaluation, the BorgWarner Board considered a number of factors, including strategic clarity and flexibility for BorgWarner and PHINIA after the Spin-Off, the ability of the PHINIA business to compete and operate efficiently in the global vehicle and industrial equipment industry, the financial profile of PHINIA, PHINIA’s ability to execute acquisitions and other capital allocation strategies for its focus areas, the expected tax impact of each structural alternative, and the potential reaction of investors and customers. After evaluating these and other considerations, the BorgWarner Board concluded that the other alternatives considered did not present the same advantages as the Spin-Off, that the separation of the PHINIA business from the remainder of BorgWarner as a stand-alone, public company is the most attractive alternative for enhancing long-term stockholder value and that proceeding with the Spin-Off would be in the best interests of BorgWarner and its stockholders.
In particular, the BorgWarner Board considered the following potential benefits in making the determination to consummate the Spin-Off:
•Enhanced Strategic and Operational Focus: The Spin-Off will permit both PHINIA and BorgWarner, and their respective management teams and boards of directors, to more effectively focus on pursuing distinct operating strategies and to leverage their deep domain expertise. As a result, we will have greater agility to deliver market-leading innovation across our products and solutions. This will enable each company to better serve and adapt faster to clients’ changing needs.
•Strong Financial Profile to Support Growth: BorgWarner and PHINIA anticipate that the Spin-Off will enable each business to maintain moderate leverage profiles and strong earnings characteristics and to independently drive growth and investment to better address specific market dynamics and target innovation.
•More Flexible and Efficient Allocation of Capital: The Spin-Off is expected to allow each company to use its securities to pursue and achieve strategic objectives including evaluating and effectuating acquisitions and other growth opportunities.
•Alignment of Incentives with Performance: The Spin-Off will enable each company to create incentives for its management and employees that align more closely with business performance and the interests of their respective stockholders, which is also expected to help each company attract, retain, and motivate highly qualified employees.
•Better Focused Investor Base: The Spin-Off allows each company to articulate a clear investment proposition and tailored capital allocation policy to attract a long-term investor base well suited to its business needs.
In determining whether to effect the Spin-Off, the BorgWarner Board considered the costs and risks associated with the transaction, including:
•the costs associated with preparing PHINIA to become an independent, publicly traded company,
•the risk of volatility in our stock price immediately following the Spin-Off due to sales by BorgWarner stockholders whose investment objectives may no longer be met by shares of our common stock,
•the time it may take for us to attract our optimal stockholder base,
•the possibility of disruptions in our business as a result of the Spin-Off,
•the risk that, after the Spin-Off, the combined equity value of PHINIA and BorgWarner will be less than BorgWarner’s equity value before the Spin-Off, and
•the loss of synergies and scale, including the improved capital allocation from operating as one company.
Notwithstanding these costs and risks, taking into account the factors discussed above, BorgWarner determined that the Spin-Off provided the best opportunity to achieve the above benefits and enhance long-term stockholder value. See “Risk Factors—Risks Related to the Spin-Off” elsewhere in this Information Statement for additional considerations.
When and How You Will Receive Our Shares
BorgWarner will distribute to its stockholders, as a pro rata distribution, one share of our common stock for every five shares of BorgWarner common stock outstanding as of June 23, 2023, the Record Date of the Spin-Off.
Prior to the Spin-Off, BorgWarner will deliver 100% of the issued and outstanding shares of our common stock to the distribution agent. Computershare will serve as distribution agent in connection with the Spin-Off and as transfer agent and registrar for our common stock.

If you own BorgWarner common stock as of the close of business on the Record Date, the shares of our common stock that you are entitled to receive in the Spin-Off will be issued to your account as follows:
•Registered stockholders. If you own your shares of BorgWarner common stock directly through BorgWarner’s transfer agent, you are a registered stockholder. In this case, the distribution agent will credit the whole shares of our common stock you receive in the Spin-Off by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Spin-Off. You will be able to access information regarding your book-entry account for our shares at www.computershare.com or by calling 800-851-4229 (domestic) and 201-680-6578 (international). Commencing on or shortly after the Distribution Date, the distribution agent will mail you an account statement that indicates the number of whole shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our common stock and mail statements of holding to all registered stockholders.
•“Street name” or beneficial stockholders. If you own your shares of BorgWarner common stock beneficially through a bank, broker, or other nominee, then the bank, broker, or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker, or other nominee will credit your account with the whole shares of our common stock that you receive in the Spin-Off on or shortly after the Distribution Date. We encourage you to contact your bank, broker, or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”
If you sell any of your shares of BorgWarner common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the BorgWarner shares you sold. See “—Trading Prior to the Distribution Date.”
We are not asking BorgWarner stockholders to take any action in connection with the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of BorgWarner common stock for shares of our common stock. The number of outstanding shares of BorgWarner common stock will not change as a result of the Spin-Off.
Number of Shares You Will Receive
On the Distribution Date, you will be entitled to receive one share of our common stock for every five shares of BorgWarner common stock that you hold on the record date.
Treatment of Fractional Shares
The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of BorgWarner stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees, transfer taxes, and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). The distribution agent will, in its sole discretion, without any influence by BorgWarner or us, determine when, how, through which broker-dealer, and at what price to sell the whole shares. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either BorgWarner or us.
The distribution agent will send to each registered holder of BorgWarner common stock entitled to a fractional share a check in the cash amount deliverable in lieu of that holder’s fractional share as soon as practicable following the Distribution Date. We expect the distribution agent to take about two weeks after the Distribution Date to complete the distribution of cash in lieu of fractional shares to BorgWarner stockholders. If you hold your shares through a bank, broker, or other nominee, then your bank, broker, or other nominee will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales. No interest will be paid on any cash you receive in lieu of a fractional share. The cash you receive in lieu of a fractional share will generally be taxable to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Spin-Off.”
Incurrence of Debt
In connection with the Spin-Off, we expect to incur indebtedness in an aggregate principal amount of approximately $800 million, the proceeds of which we expect to use to repay historical indebtedness to BorgWarner. The indebtedness is expected to be incurred under a senior secured credit facility that would provide for up to approximately $800 million of term loans and a $500 million committed revolving credit facility. The terms of such indebtedness are subject to change and will be finalized prior to the completion of the Spin-Off. See “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Our cash balance at the time of the Spin-Off is expected to be approximately $300 million, subject to a cash adjustment. See “Certain Relationships and Related Person Transactions—Agreements with BorgWarner—Separation and Distribution Agreement—Cash Adjustment.”
Treatment of Equity Awards
In connection with the Spin-Off, we anticipate that outstanding equity-based awards under the BorgWarner 2018 Stock Incentive Plan and BorgWarner 2023 Stock Incentive Plan will be treated as described below.
Restricted Stock and Restricted Stock Units
Each BorgWarner restricted stock award and restricted stock unit award held at the time of the Spin-Off by a PHINIA service provider will be replaced with a substitute restricted stock or restricted stock unit award relating to our common stock that will be granted under our 2023 Stock Incentive Plan (the “PHINIA Plan”). The number of shares of our restricted stock or restricted stock units subject to each substitute award will be equal to the number of shares of BorgWarner restricted stock or BorgWarner restricted stock units subject to the BorgWarner award held by the service provider at the time of the Spin-Off multiplied by a conversion ratio designed to preserve the intrinsic value of the award immediately following the Spin-Off. Each substitute award will otherwise generally have the same terms and conditions as the corresponding BorgWarner award.
Each BorgWarner restricted stock award, restricted stock unit award or deferred stock unit award held at the time of the Spin-Off by a person other than a PHINIA service provider will be adjusted by a conversion ratio designed to preserve the intrinsic value of the award immediately following the Spin-Off. Each adjusted award will otherwise generally have the same terms and conditions as the corresponding BorgWarner award.
Performance Shares
Each BorgWarner performance share award held at the time of the Spin-Off by any PHINIA service provider will be replaced with a substitute restricted stock unit award relating to our common stock granted under the PHINIA Plan. For purposes of determining the number of our restricted stock units subject to the substitute award, we will apply a conversion ratio designed to preserve the intrinsic value of the award immediately after the Spin-Off to the number of BorgWarner performance shares that BorgWarner determines would have been earned with respect to such BorgWarner performance share award based on BorgWarner’s performance results through the end of the fiscal quarter immediately preceding the Spin-Off and expected performance through the remainder of the applicable performance period (except that, unless BorgWarner determines otherwise, performance share awards for which less than one year of the performance period has elapsed will be considered earned at target). Each substitute award will have a vesting period ending on the last day of the performance period applicable to the corresponding BorgWarner performance share award to which it relates, and will otherwise generally have the same terms and conditions (other than performance conditions) as the corresponding BorgWarner performance share award.
Each BorgWarner performance share award held at the time of the Spin-Off by any person who is not a PHINIA service provider will be adjusted by a conversion ratio designed to preserve the intrinsic value of the award immediately following the Spin-Off. The BorgWarner Board or its compensation committee may adjust any performance goals applicable to the adjusted performance share awards in any manner it deems in its discretion to be appropriate to take into account the Spin-Off and related effects, and the adjusted performance share award will otherwise generally continue to have the same terms and conditions as prior to the Spin-Off.
Results of the Spin-Off
After the Spin-Off, we will be an independent, publicly traded company. Immediately following the Spin-Off, we expect to have approximately 47,016,147 shares of our common stock outstanding, based on the number of BorgWarner shares of common stock outstanding on May 31, 2023. The actual number of shares of our common stock BorgWarner will distribute in the Spin-Off will depend on the actual number of shares of BorgWarner common stock outstanding on the Record Date, which will reflect any issuance of new shares, vesting of equity awards, or exercises of outstanding options pursuant to BorgWarner’s equity plans, and any repurchase of BorgWarner shares by BorgWarner under its common stock repurchase program, on or prior to the Record Date. Shares of BorgWarner common stock held by BorgWarner as treasury shares will not be considered outstanding for purposes of, and will not be entitled to participate in, the Spin-Off. The Spin-Off will not affect the number of outstanding shares of BorgWarner common stock or any rights of BorgWarner stockholders. However, following the Spin-Off, the equity value of BorgWarner will no longer reflect the value of the PHINIA. Although BorgWarner believes that our separation from BorgWarner offers its stockholders the greatest long-term value, there can be no assurance that the combined equity value of BorgWarner and PHINIA will equal or exceed what the equity value of BorgWarner would have been in absence of the Spin-Off.
Before our separation from BorgWarner, we intend to enter into the Separation and Distribution Agreement and several other agreements with BorgWarner related to the Spin-Off. These agreements will govern the relationship between us and BorgWarner up to and after completion of the Spin-Off and allocate between us and BorgWarner various assets, liabilities, rights and obligations, including employee benefits, environmental, intellectual property, and tax-related assets and liabilities. We describe these arrangements in greater detail under “Certain Relationships and Related Person Transactions—Agreements with BorgWarner.”
Listing and Trading of Our Common Stock
As of the date of this Information Statement, we are a wholly owned subsidiary of BorgWarner. Accordingly, no public market for our common stock currently exists, although a “when-issued” market in our common stock may develop prior to the Spin-Off. See “—Trading Prior to the Distribution Date” below for an explanation of a “when-issued” market. We have applied to list our shares of common stock on the Exchange under the ticker symbol “PHIN.” Following the Spin-Off, BorgWarner common stock will continue to trade on the Exchange under the ticker symbol “BWA.”
Although BorgWarner believes that our separation from BorgWarner offers its stockholders the greatest long-term value, neither we nor BorgWarner can assure you as to the trading price of BorgWarner common stock or our common stock after the Spin-Off, or as to whether our and BorgWarner’s combined equity value after the Spin-Off will equal or exceed the equity value of BorgWarner prior to the Spin-Off. The trading price of our common stock may fluctuate significantly following the Spin-Off.
The shares of our common stock distributed to BorgWarner stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by, or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.
Trading Prior to the Distribution Date
We expect a “when-issued” market in our common stock to develop on the third trading day before the Distribution Date and continue up to and including the Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally on or before the Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own shares of BorgWarner common stock at the close of business on the Record Date, you will be entitled to receive shares of our common stock in the Spin-Off. You may trade this entitlement to receive shares of our common stock, without the shares of BorgWarner common stock you own, on the “when-issued” market. We expect “when-issued” trades of our common stock to settle within two trading days after the Distribution Date. On the first trading day following the Distribution Date, we expect that “when-issued” trading of our common stock will end and “regular-way” trading will begin.
We also anticipate that, on the third trading day before the Distribution Date and continuing up to and including the Distribution Date, there will be two markets in BorgWarner common stock: a “regular-way” market and an “ex-distribution” market. Shares of BorgWarner common stock that trade on the regular-way market will trade with an entitlement to receive shares of our common stock in the Spin-Off. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of our common stock in the Spin-Off. Therefore, if you sell shares of BorgWarner common stock in the regular-way market up to and including the Distribution Date, you will be selling your right to receive shares of our common stock in the Spin-Off. However, if you own shares of BorgWarner common stock at the close of business on the Record Date and sell those shares on the ex-distribution market up to and including the Distribution Date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the Spin-Off.
If “when-issued” trading occurs, the listing for our common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our “when-issued” trading symbol when and if it becomes available. If the Spin-Off does not occur, all “when-issued” trading will be null and void.
Conditions to the Spin-Off
We expect that the Spin-Off will be completed, and the distribution will be effective, on the Distribution Date, provided that the following conditions shall have been satisfied or waived by BorgWarner:
•the BorgWarner Board shall have approved the Spin-Off and not withdrawn such approval, and shall have declared the dividend of our common stock to BorgWarner stockholders;
•the Separation and Distribution Agreement as well as the ancillary agreements contemplated by the Separation and Distribution Agreement, shall have been executed by each party to those agreements;
•the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;
•our common stock shall have been accepted for listing on a national securities exchange approved by BorgWarner, subject to official notice of issuance;
•BorgWarner shall have received the written opinion of Ernst & Young, LLP to the effect that the Spin-Off will qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code;

•the Internal Restructuring shall have been completed (other than those steps that are expressly contemplated to occur at or after the Spin-Off);
•no order, injunction, or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off shall be in effect, and no other event outside the control of BorgWarner shall have occurred or failed to occur that prevents the consummation of the Spin-Off;
•completion of information and consultations processes with works councils and other employee representative bodies, as required;
•no other events or developments shall have occurred prior to the Spin-Off that, in the judgment of the BorgWarner Board, in its sole and absolute discretion, makes it inadvisable for BorgWarner to effect the Spin-Off by distributing our common stock to its stockholders or to effect any other transaction in the Internal Restructuring or Spin-Off;
•prior to the Distribution Date, the Notice of Internet Availability of this Information Statement or this Information Statement shall have been mailed to the holders of BorgWarner common stock as of the Record Date; and
•certain other conditions set forth in the Separation and Distribution Agreement.
Any of the above conditions may be waived by BorgWarner to the extent such waiver is permitted by law. If BorgWarner waives any condition to the Spin-Off or changes the terms of the Spin-Off before the Registration Statement on Form 10 of which this Information Statement forms a part becomes effective and the result of such waiver or change is material to BorgWarner stockholders, then we will file an amendment to the Registration Statement on Form 10 to revise the disclosure in the Information Statement accordingly. In the event that BorgWarner waives a condition to the Spin-Off or changes the terms of the Spin-Off after the Registration Statement on Form 10 becomes effective and such waiver or change is material to BorgWarner stockholders, we would communicate such waiver or change to BorgWarner’s stockholders by filing a Current Report on Form 8-K describing the waiver or change.
The fulfillment of the above conditions will not create any obligation on BorgWarner’s part to complete the Spin-Off. We are not aware of any material federal, foreign, or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our common stock and the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Spin-Off. BorgWarner may at any time until the distribution decide to abandon the Spin-Off or modify or change the terms of the Spin-Off.
Reasons for Furnishing This Information Statement
We are furnishing this Information Statement solely to provide information to BorgWarner’s stockholders who will receive shares of our common stock in the Spin-Off. You should not construe this Information Statement as an inducement or encouragement to buy, hold, or sell any of our securities or any securities of BorgWarner. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor BorgWarner undertakes any obligation to update the information except in the normal course of our and BorgWarner’s public disclosure obligations and practices.

DIVIDEND POLICY
Although our management intends to request that our Board approve, and believes our expected cash flow will support, paying quarterly dividends following the Spin-Off, after the Spin-Off is complete and we are an independent, publicly traded company, our Board will evaluate whether to pay cash dividends to our stockholders. The timing, declaration, amount, and payment of future dividends to stockholders, if any, will fall within the discretion of our Board. Our Board’s decisions regarding the payment of dividends will depend on consideration of many factors, such as our financial condition, earnings, sufficiency of distributable reserves, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, legal requirements, regulatory constraints, and other factors that our Board deems relevant. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2023, on a historical basis and on a pro forma basis to give effect to the Spin-Off and the transactions related to the Spin-Off, as if they occurred on March 31, 2023. You should review the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited combined financial statements and the notes thereto, and our “Unaudited Pro Forma Condensed Combined Financial Statements” and the notes thereto included elsewhere in this Information Statement.

	March 31, 2023
(dollar amounts in millions)	Actual	Pro Forma
Cash and cash equivalents	$181	$265
Capitalization:
Debt Outstanding
Due to Parent, non-current	947	—
Long-term debt	27	799
Total indebtedness	974	799
Equity
Common stock, par value $0.01	n/a	—
Paid in capital	n/a	1,844
Parent company investment	1,859	—
Accumulated other comprehensive loss	(67)	(67)
Total equity	1,792	1,777
Total capitalization	$2,766	$2,576

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma Condensed Combined Financial Statements consist of the unaudited pro forma Condensed Combined Balance Sheet as of March 31, 2023 and the unaudited pro forma Condensed Combined Statements of Operations for the three months ended March 31, 2023 and the year ended December 31, 2022.
The unaudited pro forma Condensed Combined Financial Statements reflect adjustments to our historical unaudited Condensed Combined Balance Sheet as of March 31, 2023, our historical unaudited Condensed Combined Statement of Operations for the three months ended March 31, 2023 and our historical audited Combined Statement of Operations for the year ended December 31, 2022.
The unaudited pro forma Condensed Combined Balance Sheet gives effect to the Spin-Off and related transactions, described below, as if they occurred as of March 31, 2023, our latest balance sheet date. The unaudited pro forma Condensed Combined Statements of Operations give effect to the Spin-Off and related transactions as if they had occurred on January 1, 2022, the beginning of our most recently completed fiscal year.
The unaudited pro forma Condensed Combined Financial Statements have been prepared to reflect transaction accounting and autonomous entity adjustments to present the financial condition and results of operations as if we were a separate stand-alone entity. The unaudited pro forma Condensed Combined Financial Statements have been adjusted to give effect to the following (collectively, the “Pro Forma Transactions”):
•the contribution of assets and liabilities that comprise our business by BorgWarner as well as the settlement of related party balances pursuant to the Separation and Distribution Agreement;
•the expected transfer to us, prior to or concurrent with the Spin-Off of various BorgWarner assets and liabilities not included in our historical Condensed Combined Balance Sheet (including the transfer of certain pension and employee benefit obligations, net of any related assets, associated with our active, retired, and other former employees from BorgWarner);
•the anticipated post-Spin-Off capital structure, including; (i) the issuance of approximately 47.0 million shares of our common stock to holders of BorgWarner common stock in connection with the Spin-Off and (ii) the expected issuance of approximately $800 million of borrowings pursuant to debt financing with third-parties (prior to original issue discount and issuance costs), and additional details on debt issuance can be found in note (a);
•the impact of the Tax Matters Agreement to be entered into with BorgWarner in connection with the Spin-Off;
•the impact of the Transition Services Agreement to be entered into with BorgWarner in connection with the Spin-Off;
•the impact of the Contract Manufacturing and Service Agreements with revenue and costs expected to be incurred;
•the impact of new lease agreements between BorgWarner and PHINIA; and
•the impact of a Supply Agreement to be entered into with BorgWarner.
The unaudited pro forma Condensed Combined Financial Statements were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma Condensed Combined Financial Statements are presented for informational purposes only and do not purport to represent what our financial position and results of operations actually would have been had the Pro Forma Transactions occurred on the dates indicated, or to project our financial performance for any future period. The unaudited pro forma

Condensed Combined Financial Statements are based on information and assumptions that are described in the accompanying notes.
Our historical Combined Financial Statements, which were the basis for the unaudited pro forma Condensed Combined Financial Statements, were prepared on a carve-out basis as we did not operate as a stand-alone entity for the periods presented. Accordingly, such financial information reflects an allocation of certain corporate costs, such as finance, supply chain, human resources, information technology, insurance, employee benefits, and other expenses. See Note 1, “Summary Of Significant Accounting Policies,” and Note 23, “Related-Party Transactions,” to the Combined Financial Statements in this Information Statement for further information on the allocation of corporate costs.
The unaudited pro forma Condensed Combined Financial Statements include transaction accounting (including the impact of changes to our legal entity structure in anticipation of the Spin-Off), autonomous entity to reflect the financial condition and results of operations as if we were a stand-alone entity. Transaction accounting adjustments have been presented to show the impact and associated cost as a result of the legal separation from BorgWarner, including the incurrence of indebtedness, transfer of assets or assumption of liabilities not included in historical financial statements, transfer of additional pension and employee benefit assets and liabilities, and the Tax Matters Agreement. Autonomous entity adjustments have been presented to show the impact of items such as the Transition Services Agreement, Contract Manufacturing Agreement and Intellectual Property Agreements with BorgWarner.
The unaudited pro forma condensed combined financial information reported below should be read in conjunction with the section herein entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical Combined Financial Statements in this Information Statement.
To operate as an independent, publicly traded company, we expect our recurring costs to replace certain services to approximate those costs historically allocated to us from BorgWarner. The significant assumptions involved in determining our estimates of the recurring costs of being an independent, publicly traded company include, but are not limited to, costs to perform financial reporting, tax, corporate governance, treasury, legal, internal audit and investor relations activities; compensation expense, including equity-based awards, and benefits; and incremental third-party costs with respect to insurance, audit services, tax services, employee benefits and legal services. The operating expenses reported in our historical Combined Statements of Operations include allocations of certain BorgWarner costs. These costs include allocation of BorgWarner corporate costs that benefit us, including executive management, finance, accounting, legal, information technology, human resources, research and development, sales and other general and administrative costs. We estimate the costs to operate as an independent, publicly traded company approximate the amount of allocated costs that have been presented in our historical Combined Statements of Operations and as such a management pro forma adjustment has not been made to the accompanying unaudited pro forma Condensed Combined Statement of Operations. Certain factors could impact these stand-alone public company costs, including the finalization of our staffing and infrastructure needs.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Period ended March 31, 2023

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
(in millions, except per share amounts)
Net sales	$835	$23	k	$—		$858
Cost of sales	663	22	k	—		685
Gross profit	172	1		—		173

Selling, general and administrative expenses	99	—		1	l	100
Restructuring expense	4	—		—		4
Other operating expense, net	11	5	h	—		16
Operating income	58	(4)		(1)		53

Equity in affiliates’ earnings, net of tax	(3)	—		—		(3)
Interest expense, net	3	14	a	—		17
Other postretirement income	—	—		—		—
Earnings before income taxes	58	(18)		(1)		39

Provision for income taxes	23	(3)	j	—		20
Net earnings	$35	$(15)		$(1)		$19
Earnings per share of common stock
Basic					o	$0.41
Diluted					o	$0.41
Weighted-average number of common shares outstanding
Basic					o	46.6
Diluted					o	46.6
See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Period ended December 31, 2022

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
(in millions, except per share amounts)
Net sales	$3,348	$97	k	$—		$3,445
Cost of sales	2,627	92	c,i, k	—		2,719
Gross profit	721	5		—		726

Selling, general and administrative expenses	407	4	i	1	l,m	412
Restructuring expense	11	—		—		11
Goodwill impairment	—	—		—		—
Other operating (income) expense, net	(15)	31	h	—		16
Operating income	318	(30)		(1)		287

Equity in affiliate's earnings, net of tax	(11)	—		—		(11)
Interest expense, net	14	61	a	—		75
Other postretirement income	(32)	—		—		(32)
Earnings before income taxes	347	(91)		(1)		255

Provision for income taxes	85	(15)	j	—		70
Net earnings	$262	$(76)		$(1)		$185
Earnings per share of common stock
Basic					o	$3.93
Diluted					o	$3.93
Weighted-average number of common shares outstanding
Basic					o	47.1
Diluted					o	47.1
See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2023

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
(in millions)
ASSETS
Cash and cash equivalents	$181	$84	a	$—		$265
Receivables, net	791	58	d	—		849
Due from Parent, current	230	(230)	f	—		—
Inventories, net	493	—		—		493
Prepayments and other current assets	41	41	d,e	—		82
Total current assets	1,736	(47)		—		1,689

Property, plant and equipment, net	911	15	b,k	—		926
Investments and long-term receivables	124	—		—		124
Due from Parent, non-current	240	(240)	f	—		—
Goodwill	492	—		—		492
Other intangible assets, net	427	—		—		427
Other non-current assets	266	(84)	c,d,e	(4)	m	178
Total assets	$4,196	$(356)		$(4)		$3,836

LIABILITIES AND EQUITY
Accounts payable	$478	$—		$—		$478
Due to Parent, current	327	(327)	f	—		—
Other current liabilities	361	160	d,e	(1)	m	520
Total current liabilities	1,166	(167)		(1)		998

Long-term debt	27	772	a	—		799
Due to Parent, non-current	947	(947)	a,f	—		—
Retirement-related liabilities	75	10	c	—		85
Other non-current liabilities	189	(9)	d	(3)	m	177
Total liabilities	2,404	(341)		(4)		2,059

Commitments and contingencies

Parent company investment	1,859	(1,859)	a,b,c,d,e,f,g,k	—		—
Common stock	—	—	g	—		—
Paid in capital	—	1,844	g	—		1,844
Accumulated other comprehensive (loss) income	(67)	—		—		(67)
Total equity	1,792	(15)		—		1,777
Total liabilities and equity	$4,196	$(356)		$(4)		$3,836
See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1. Notes to Unaudited Pro Forma Condensed Combined Financial Statements
The unaudited pro forma Condensed Combined Balance Sheet as of March 31, 2023 and the unaudited pro forma Condensed Combined Statement of Operations for the three months ended March 31, 2023 and the unaudited pro forma Combined Statement of Operations for the year ended December 31, 2022 include the following adjustments:
Transaction Accounting Adjustments
a.Reflects approximately $800 million of borrowings in connection with the Spin-Off pursuant to an expected $1.3 billion senior secured credit facility with third-parties (the “Credit Facility”), offset by anticipated original issuance discount and debt issuance costs of $28 million. The net proceeds from the borrowings will be used to settle certain outstanding related party liabilities due to BorgWarner.
The Credit Facility will also include a 5-year revolving credit facility (“revolver”) with availability of $500 million and a commitment fee of 20 to 25 basis points. The revolver will mainly be used to support the post-separation operational cash flow needs of the Company. The borrowings are expected to incur variable rate interest using SOFR plus credit spread adjustment and a fixed spread. The terms of this indebtedness have not been finalized, and the pro forma adjustments may change accordingly. The impact of the Credit Facility on interest expense is net of historically recorded interest expense on related party debt of $4 million and $13 million for the periods ended March 31, 2023 and December 31, 2022, respectively.

(in millions)	Three months ended March 31, 2023	Year ended December 31, 2022
Interest expense from the Credit Facility	$18	$74
Less: historical related-party interest expense	4	13
Pro forma interest adjustments	$14	$61
A 1/8% variance in the estimated effective interest rate on debt would change the interest expense by an insignificant amount for the three months ended March 31, 2023. A 1/8% variance in the estimated effective rate on debt would change the interest expense by $1 million for the year ended December 31, 2022.
It is expected that PHINIA will have a cash and cash equivalents balance of $300 million at the time of the Spin-Off, subject to a cash adjustment (see “Certain Relationships and Related Person Transactions—Agreements with BorgWarner—Separation and Distribution Agreement—Cash Adjustment.”). This cash adjustment was estimated to be $35 million at March 31, 2023, resulting in an anticipated cash balance of $265 million. The net proforma adjustment increases cash and cash equivalents by $84 million.

(in millions)
Targeted cash and cash equivalents at Spin-Off	$300
Less: estimated cash adjustment	(35)
Less: cash and cash equivalents at March 31, 2023	(181)
Pro forma cash adjustment	$84
b.Reflects the impact of property, plant and equipment owned and historically utilized by BorgWarner that will be transferred to us in connection with the Spin-Off. The adjustment increases property, plant and equipment, net of $13 million.
c.Reflects additional retirement and non-pension postretirement benefit plan assets and obligations that will be transferred to us prior to the Spin-Off, including pension plan assets of $10 million, employee related obligations of $20 million, and associated deferred tax asset of $3 million, as of March 31, 2023. These plan assets and obligations are excluded from our Condensed Combined Balance Sheet as of March 31, 2023 as they are related to commingled plans with BorgWarner that were accounted for using the multi-employer approach. The adjustment also increases cost of sales by $1 million related to service cost for the year ended December 31, 2022. Net periodic pension cost (income) related to non-service costs was previously allocated to PHINIA and recorded in the historical audited and unaudited Combined Statement of Operations. As such, no additional pro forma adjustment is required for net periodic pension cost (income) for these plans.
d.Reflects the modification of tax balances due to changes to our legal entity structure in anticipation of the Spin-Off and stand-alone effects within the respective jurisdictions, including (but not limited to) changes to the amount of deferred income tax assets associated with net operating losses and other carryforward income tax attributes; the realization of deferred tax assets which are current subject to valuation allowances; and the reduction of non-current liabilities for unrecognized tax benefits that will be retained by BorgWarner in connection with the Spin-Off. These adjustments are estimates and the impacts of which are presented below.

(in millions)	As of March, 31, 2023
Receivables, net	$58
Prepayments and other current assets	$(5)
Other non-current assets	$(101)
Other current liabilities	$(3)
Other non-current liabilities	$(9)
Parent company investment	$(36)
e.These adjustments reflect the indemnification assets and liabilities established pursuant to the Tax Matters Agreement. These adjustments are estimates, the impacts of which are presented below.

(in millions)	As of March, 31, 2023
Prepayments and other current assets	$46
Other non-current assets	$14
Other current liabilities	$163
Parent company Investment	$(103)
f.Reflects settlement of certain transactions historically included in related party accounts (Due from/to Parent) as of March 31, 2023.

(in millions)	As of March, 31, 2023
Due from Parent, current	$(230)
Due from Parent, non-current	$(240)
Due to Parent, current	$327
Due to Parent, non-current	$165
Parent company investment	$(22)
This also reflects settlement of certain related party balances in conjunction with the use of proceeds from the term debt and revolver transaction adjustments discussed above.

(in millions)	As of March, 31, 2023
Due to Parent, non-current - cash settled using proceeds from debt described in (a)	$(782)
Remaining outstanding Due to Parent, non-current - settled through parent company investment	(165)
Pro forma Due to Parent, non-current adjustment	$(947)
g.Reflects the reclassification of BorgWarner’s net investment in us to common stock and additional paid-in capital to be reflected at Spin-Off. Reflects the reclassification of BorgWarner’s net investment in our Company, as well as the issuance of 47.0 million shares of our common stock with a par value of $0.01 per share pursuant to the Separation and Distribution Agreement. The determination of PHINIA common shares to be issued was based on a 5-to-1 issuance ratio using 235.1 million shares of BorgWarner common stock outstanding on May 31, 2023. The actual number of shares issued will not be known until the record date for the distribution.
h.Reflects the reversal of royalty income previously recognized from intellectual property (“IP”) license rights granted to BorgWarner from PHINIA that were used in the operation of their business. Under the Intellection Property Agreements, these rights will be granted on a royalty-free basis as of the Spin-Off. The adjustment is $5 million and $31 million for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively.
i.Reflects the impact of changes from a Supply Agreement with a certain PHINIA entity and BorgWarner. The Supply Agreement replaces cost reimbursement provided by BorgWarner, previously recorded in selling, general and administrative expenses, with a discount in product supply cost. The agreement will only affect the pro forma Condensed Combined Statement of Operations for the year ended December 31, 2022 as the arrangement is already accounted for on this basis in 2023. The agreement has an impact of decreasing cost of sales by $3 million and increasing selling, general and administrative expenses by $4 million.
j.Reflects the tax effects of the transaction accounting adjustments at the applicable statutory income tax rates, where valuation allowances were not required, based on the locations generating the related taxable activity. The applicable tax rates could be materially higher or lower depending on several factors subsequent to the Spin-Off, including profitability in the local jurisdictions and the legal entity structure implemented subsequent to the Spin-Off.
k.Reflects the impact of Contract Manufacturing Agreements that PHINIA and BorgWarner will enter into in connection with the Spin-Off for product supply and a service agreement between BorgWarner and PHINIA. The Contract Manufacturing Agreements relate to entities in Mexico and China. PHINIA will both sell to and purchase products from BorgWarner under the arrangements resulting in the pro forma recognition of net sales and cost of sales as this activity was not previously recorded in the historical PHINIA financial statements. The arrangements feature consideration set at cost plus a fixed margin for designated products. The impact of these arrangements on net sales is $23 million and $97 million for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively. The impact of these arrangements on cost of sales is $22 million and $94 million for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively. In accordance with the terms of one of the Contract Manufacturing Agreements, certain property, plant, and equipment assets will transfer to PHINIA in situations where PHINIA is purchasing product. The impact of those transfers is $2 million for property, plant, and equipment. The estimate for these adjustments is based upon the terms of the latest draft agreement and is subject to change.
Autonomous Entity Adjustments
l.In connection with the Spin-Off, PHINIA will enter into a Transition Services Agreement with BorgWarner whereby BorgWarner will continue to provide PHINIA support with functional area services at a cost to PHINIA (cost plus markup of 5%). These services cover finance, information technology, and infrastructure. The adjustment for Transition Services Agreement costs is expected to have an incremental $2 million impact on selling, general, and administrative expenses for the year ended December 31, 2022 and $1 million for the three-months ended March 31, 2023, as the historical Condensed Combined and Combined Statements of Operations for those periods already reflect an allocation of costs for these services. The Transition Services Agreement is being drafted and will be completed prior to the Spin-Off. The estimate of these adjustments is based upon the terms of the latest draft agreement and is subject to change.
m.Reflects the net impact of lease and sublease arrangements with BorgWarner for facilities that have been entered into or will be entered into prior to the Spin-Off. These adjustments record adjustments to the right-of-use assets and related lease liabilities based on the estimated present value of the lease payments over the lease term and adjustments to lease expense to reflect the expected lease terms, for lessee arrangements. The estimate of these adjustments is based upon the terms of the latest draft agreement and is subject to change.
n.Reflects the tax effects of the autonomous entity adjustments at the applicable statutory income tax rates, where valuation allowances were not required, based on the locations generating the related taxable activity. The applicable tax rates could be materially higher or lower depending on several factors subsequent to the Spin-Off, including profitability in the local jurisdictions and the legal entity structure implemented subsequent to the Spin-Off.
Pro Forma Earnings Per Share
o.The weighted-average number of shares of common stock used to compute pro forma basic earnings per share for the three months ended March 31, 2023 and the year ended December 31, 2022 is based on the number of weighted-average BorgWarner shares outstanding during the three months ended March 31, 2023 and year ended December 31, 2022, respectively, assuming a 5-to-1 common stock issuance ratio.
The weighted-average number of shares of common stock used to compute pro forma diluted earnings per share for the three months ended March 31, 2023 and the year ended December 31, 2022 is based on the number of weighted-average BorgWarner shares outstanding during the three months ended March 31, 2023 and year ended December 31, 2022, respectively, assuming a 5-to-1 common stock issuance ratio. At this time, the dilutive effects of shares granted under the Employee Matters Agreement cannot be estimated. The actual dilutive effect following the completion of the Spin-Off will depend on various factors, including post-spin market activity, employees who may change employment between BorgWarner and PHINIA and impact of equity-based compensation arrangements.

OUR BUSINESS
Overview
PHINIA’s business is a leader in the development, design and manufacture of integrated components and systems that optimize performance, increase efficiency and reduce emissions in combustion and hybrid propulsion for commercial vehicles and industrial applications (medium-duty and heavy-duty trucks, buses and other off-highway construction, marine, agricultural and industrial applications) and light vehicles (passenger cars, trucks, vans and sport-utility vehicles). We are a global supplier to most major original equipment manufacturers (“OEMs”) seeking to meet and exceed increasingly stringent global regulatory requirements and satisfy consumer demands for an enhanced user experience. Additionally, we offer a wide range of original equipment service (“OES”) solutions and remanufactured products as well as an expanded range of products for the independent (non-OEM) aftermarket.
We have an extensive original equipment portfolio of advanced fuel injection systems, fuel delivery modules, canisters, starters, alternators, sensors, electronic control modules and associated software. Our global footprint includes 17 major manufacturing facilities and seven major technical centers utilizing a regional service model, which enables us to efficiently and effectively serve our global customers. We have a presence in 24 countries and a team of approximately 1,500 scientists, engineers and technicians globally who focus on innovating and developing market-relevant product solutions.
We also manufacture and sell our products to leading aftermarket participants, including independent retailers and wholesale distributors. In addition to the range of OEM products we describe above, we supply the independent aftermarket with a suite of new and remanufactured products such as diagnostic equipment, ignition coils, smart remote actuators, exhaust gas recirculation valves, brakes, steering, suspension, and other products. We add aftermarket know-how in category management, logistics, training, marketing, and other dedicated services to provide a broad range of aftermarket solutions that extend the service lives of vehicles and industrial equipment.
Our business is well diversified across regions, product types, customer types and customers. In 2022, we derived 39% of our revenue from Europe, 41% from the Americas, and 20% from Asia. Further, 24% of our net sales in 2022 were for original equipment commercial vehicle and industrial applications, 44% were for original equipment light vehicles, 11% were for OES, and 21% for independent aftermarket customers. We have a diverse customer base with only one customer accounting for more than 10% of our net sales in 2022 (General Motors accounted for 12% of net sales), and our top five customers accounted for a total of approximately 32% of net sales.

Breakdown of 2022 Sales by Geography, Segment and Customer Type
Strengths
Our business is a recognized leader in combustion and hybrid propulsion technologies for both OEMs and aftermarket customers. Our competitive strengths stem from our portfolio of advanced technologies, history of proven innovation, strong customer relationships across diverse markets and global operations near key OEM customer manufacturing sites. We believe we are well positioned to partner with global OEMs and help them meet tighter regulations and improve efficiency. We believe we can also expand channel penetration and global reach with our independent aftermarket business leveraging our strong brands, product breadth and leading off-the-shelf product availability.
•Portfolio of Advanced Technologies Aligned to Customer Demands: We have an established product portfolio that includes technologies for all combustion and hybrid propulsion systems including gas, diesel, and alternative fuels including hydrogen, ethanol and natural gas, which we sell to our diverse OEM and aftermarket customer base.
Fuel Systems:
Our Fuel Systems segment comprises a range of technologies that enable us to provide complete fuel management solutions, from tank to combustion chamber. Our highly engineered fuel injection systems portfolio includes pumps, injectors, fuel rail assemblies and engine control modules that reduce emissions and improve fuel economy for traditional and hybrid applications. Our common rail fuel injection system is the core technology for both on- and off-highway commercial vehicle, industrial and light vehicle applications. We also offer software and calibration services which allows us to develop a complete turnkey system.
Our fuel delivery modules and canisters are specifically engineered to individual vehicle applications to maximize safety, efficiency, performance and emissions legislation compliance. We believe our strong market position, especially in the North American market, is built on strong engineering capabilities, which enable us to customize the product to fit within specific application envelopes and to deliver high performance, high durability products.
Aftermarket:
Our Aftermarket segment sells products to independent aftermarket customers and OES customers with both new and remanufactured products. Our product portfolio includes a wide range of products as well as maintenance, test equipment and vehicle and industrial equipment diagnostics solutions. We believe the Aftermarket segment’s business provides a recurring and stable revenue base, as replacement of many of these products is non-discretionary in nature. The growing number of vehicles on the road, along with the higher average age of vehicles and increasing miles driven, collectively represent trends that we expect to lead to growing demand for our aftermarket products.
Our Aftermarket segment includes our extensive range of OEM and aftermarket starters and alternators for commercial vehicle, industrial and light vehicle applications. These deliver class-leading power density, durability and performance for the most demanding applications. Based on our proven track record of leading performance for premium commercial vehicle and industrial solutions, customers actively choose to specify our starters and alternators.
•Technology Advantage from Long History of Investment and Differentiated System Capabilities: We have a team of approximately 1,500 scientists, engineers and technicians across seven major technical centers globally. With rights to approximately 2,260 active patents and patent applications, we have a strong track record of developing technologies focused on addressing consumer demands and industry trends. We have well-defined product and system technology roadmaps designed to provide solutions for a variety of different emission standards and engine architectures. With our extensive portfolio of products, we believe we are well positioned to benefit from increasing OEM demand for turnkey solutions. We are developing an extensive hydrogen portfolio to capitalize on secular growth trends in hydrogen injection systems, with our first product launch planned for 2024. We also leverage our OEM product engineering capabilities across our aftermarket product lines to capture value over the lifetime of a vehicle or piece of industrial equipment. Our ability to provide the latest technologies to improve fuel economy and lower emissions has enabled us to realize revenue growth above that associated with changes in global production of combustion and hybrid propulsion vehicles and, we believe, industrial applications.
•Diverse Business Mix Across Customer Types and Customers: Our business is well diversified across customer types and customers with 24% of our net sales in 2022 were for original equipment commercial vehicle and industrial applications, 44% were for original equipment light vehicles, 11% were for OES, and 21% for independent aftermarket customers. Our customer base includes most of the largest commercial vehicle and industrial application OEMs and light vehicle OEMs in the world. Our top five customers collectively represented 32% of our net sales in 2022 with our largest customer accounting for only 12%. We believe our longstanding relationships with leading global OEMs will position us well to continue to capitalize on opportunities for geographic and portfolio expansion to drive growth.
•Established Global Platform with Operations Near Key OEM Customer Manufacturing Sites: We operate 17 major manufacturing facilities and seven major technical centers and have a presence in 24 countries throughout the world. Our global manufacturing footprint enables us to efficiently manufacture in and supply from primarily best-cost countries near our customers. Our regional engineering teams also allow us to stay connected to local market requirements and partner with our customers during all phases of the development process, from design through production. By working in collaboration with our customers, we expect to continue to increase market share and grow through technological advancements.
•Track Record of Operational Excellence: We have made significant investments to reduce our cost structure by rotating our manufacturing capabilities toward best-cost countries and consolidating our engineering organization to further improve our cost position and drive margin expansion. From 2020 to 2022, our Fuel Systems and Aftermarket segments adjusted operating margins increased by 300 and 510 basis points, respectively, as the benefits of these investments began to take hold. Additionally, we leverage our lean enterprise operating system to reduce product lead times and successfully execute product launches. We believe our enterprise operating system, strong supply chain strategy and strategic manufacturing footprint will allow us to continue to maintain strong operating margins.
•Strong Margins and Free Cash Flow with Above-Market Growth: We expect to continue to leverage our portfolio of leading products and systems and strong customer relationships to drive key program wins, deliver strong margins and realize revenue growth above changes in global production of combustion and hybrid propulsion vehicles and, we believe, industrial applications. Some of our long-time competitors have exited or are in the process of exiting the market, which we believe provides us additional opportunities for future growth. We believe our innovative culture, lean cost structure and manufacturing expertise, combined with a robust aftermarket (independent aftermarket and OES) revenue stream, will allow us to generate consistent earnings growth and strong cash flow.
•Proven Leadership Team with Operational Momentum: We have a strong management team with extensive experience both within the industry and across our business. Through the combination of their longstanding customer relationships and proven track record of operational excellence, we believe the leadership team has positioned us for future revenue growth and strong cash flow.
Strategies
•Maintain Leadership in our Technologies to Solve Our Customers’ Most Complex Challenges: We are focused on providing technologies and solutions that solve our customers’ biggest challenges. Leveraging the breadth and depth of our engineering capabilities, we believe we have strong positions in fuel injection systems, fuel delivery modules, canisters, starters, and alternators. Additionally, we are a leading provider of aftermarket products. Our extensive product portfolio helps customers meet increasingly stringent global regulatory requirements while also enhancing performance. We expect to maintain and grow our leadership through enhanced focus and dedicated resources to capitalize on future opportunities.
•Greater Focus on Commercial Vehicle and Industrial Customers and Systems: We have strong customer relationships with most of the largest global commercial vehicle OEMs and numerous industrial application OEMs. We plan to continue to focus and expand our commercial vehicle and industrial application offerings as we expect this market to be predominantly combustion-based through at least 2040 and that liquid or gaseous fuels will continue to be primary energy sources to propel vehicles and power other industrial solutions. We are developing the next generation of products, including fuel injection systems, starters and alternators, needed to support Euro 7 and other future advanced emissions requirements. We plan to continue to invest in the development of innovative products and solutions that take advantage of key secular trends, including hydrogen, ethanol, and natural gas. We aim to invest across our organization to win new customers and expand into new markets.
•Global Expansion of Leading Aftermarket Position: We have strong relationships with many of the largest global aftermarket customers, including independent retailers and wholesale distributors. We supply a wide suite of aftermarket products, category management, logistics, training, marketing and other dedicated services to support our customers over the lifetime of a vehicle or piece of industrial equipment. We plan to continue to increase scale with a focus on higher growth markets, including Asia. In addition, we plan to prioritize high-value solutions where we have expertise, including diagnostics, software, services, training and repair kits.
•Capitalize on Identified Organic Growth Opportunities: We have identified several high-value opportunities where we see potential to deliver the breadth of our company-wide capabilities to drive continued organic growth. We see a significant market opportunity to develop a portfolio of hydrogen combustion and other alternative solutions to serve as viable alternatives to electrification or fuel cell solutions. In addition, we believe we are well positioned to continue to expand differentiated offerings in electronics, software and complete systems capabilities. We also see an opportunity to increase our revenues from sales to OEMs of static industrial applications, such as power generation systems and pump sets.
•Accelerate Growth Through Targeted Acquisitions: Our business has a history of successful strategic acquisitions and integration. We believe we have developed a pipeline of acquisition candidates that complement existing products, expand geographic reach, and enhance our technical expertise and capabilities. We believe our industry knowledge, culture of operational excellence, and integration experience will position us well to continue to pursue disciplined and accretive strategic acquisitions.
•Leverage Our Lean and Flexible Cost Structure to Deliver Strong Earnings and Cash Flow Growth: We recognize the importance of maintaining a lean and flexible business model to deliver earnings and cash flow growth. We intend to improve our cost competitiveness by increasing operational efficiency, maximizing manufacturing output and leveraging our facilities in best-cost countries.
Financial Information About Reporting Segments
Refer to Note 24, “Reporting Segments And Related Information,” to the Combined Financial Statements in this Information Statement for financial information about our reporting segments.
Narrative Description of Reporting Segments
We report our results under two reporting segments: Fuel Systems and Aftermarket. Net sales by reporting segment were as follows:

	Year Ended December 31,
(in millions)	2022	2021	2020
Fuel Systems	$2,293	$2,233	$585
Aftermarket	1,284	1,218	492
Inter-segment eliminations	(229)	(224)	(43)
Net sales	$3,348	$3,227	$1,034
The sales information presented above does not include the sales by our unconsolidated joint venture. See “—Joint Venture.” Such net sales totaled approximately $235 million, $201 million and $54 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Fuel Systems
Our Fuel Systems segment provides advanced fuel injection systems, fuel delivery modules, canisters, sensors, electronic control modules and associated software. Our highly engineered fuel injection systems portfolio includes pumps, injectors, fuel rail assemblies, engine control modules, and complete systems, including software and calibration services, that reduce emissions and improve fuel economy for traditional and hybrid applications.
Aftermarket
The Aftermarket segment sells products to independent aftermarket customers and OES customers. Its product portfolio includes a wide range of solutions covering the fuel injection, starters, alternators, electronics, engine management, maintenance, test equipment and vehicle diagnostics categories. The Aftermarket segment also includes sales of starters and alternators to OEMs. We believe the Aftermarket segment’s business provides a recurring and stable revenue base, as replacement of many of these products is non-discretionary in nature.

Joint Venture
As of December 31, 2022, we had one joint venture in which we had a less-than-100% ownership interest. Results from this joint venture in which we exercise significant influence but do not have a controlling financial interest, was reported by us using the equity method of accounting pursuant to which we record our proportionate share of the joint venture’s income or loss each period.
Management of the unconsolidated joint venture is shared with our joint venture partner. Certain information concerning our joint venture is set forth below:

Joint venture	Products	Year Organized	Percentage owned by the Company	Location of operation	Joint venture partner
Delphi-TVS Diesel Systems Ltd.	Diesel fuel injection equipment	2001	52.5%	India	Cheema TVS Industrial Ventures Private Limited
Financial Information About Geographic Areas
We have a global presence. During the year ended December 31, 2022, approximately 27% of our net sales were generated in the United States, and 73% were generated outside the United States. Refer to Note 24, “Reporting Segments And Related Information,” to the Combined Financial Statements in this Information Statement for additional financial information about geographic areas.
Sales by Customer Type and Customers
During the year ended December 31, 2022, approximately 24% of our net sales in 2022 were for original equipment commercial vehicle and industrial applications, 44% were for original equipment light vehicles, 11% were for OES, and 21% for independent aftermarket customers.
Our net sales to General Motors (including its subsidiaries) were approximately 12% for the year ended December 31, 2022. No other single customer accounted for more than 10% of our combined net sales in any of the years presented. Sales to our top five customers represented approximately 32% of combined net sales for the year ended December 31, 2022.
Our vehicle products are generally sold directly to OEMs, substantially pursuant to negotiated annual contracts, long-term supply agreements or terms and conditions as may be modified by the parties. Deliveries are subject to periodic authorizations based upon OEM production schedules. We typically ship our products directly from our plants to the OEMs.
Sales and Marketing
Each of our businesses within our reporting segments has its own sales function. Account managers for each of our businesses are assigned to serve specific customers for one or more of the businesses’ products. Account managers spend the majority of their time in direct contact with customers’ purchasing and engineering employees and are responsible for servicing existing business and for identifying and obtaining new business. Because of their close relationship with customers, account managers are able to identify and meet customers’ needs based upon their knowledge of our product design and manufacturing capabilities. Upon securing a new order, account managers participate in product launch team activities and serve as a key interface with customers. In addition, sales and marketing employees of our reporting segments often work together to explore cross-development opportunities where appropriate.
Seasonality
Our operations are directly related to the commercial vehicle and light vehicle industry. Consequently, our segments may experience seasonal fluctuations to the extent vehicle production slows, such as for OEM shutdowns in summer or OEM winter breaks, and for aftermarket parts depending on primary repair periods (summer for buses) or primary failure periods due to extreme heat or cold.
Research and Development
We have our own research and development (“R&D”) organization, including engineers and technicians, engaged in R&D activities at facilities around the globe. We also operate testing facilities such as prototype, measurement and calibration, life-cycle testing and dynamometer, test and validate laboratories. By working closely with OEMs and anticipating their future product needs, our R&D employees conceive, design, develop, test and validate new proprietary components and systems. R&D employees also work to improve current products and production processes. We believe our commitment to R&D will allow us to continue to obtain new orders from our OEM customers.
Our net R&D expenditures are primarily included in selling, general and administrative expenses of the Combined Statements of Operations. Customer reimbursements are netted against gross R&D expenditures as they are considered a recovery of cost. Customer reimbursements for prototypes are recorded net of prototype costs based on customer contracts, typically either when the prototype is shipped or when it is accepted by the customer. Customer reimbursements for engineering services are recorded when performance obligations are satisfied in accordance with the contract. Financial risks and rewards transfer upon shipment, acceptance of a prototype component by the customer or upon completion of the performance obligation as stated in the respective customer agreement.

	Year Ended December 31,
(in millions)	2022	2021	2020
Gross R&D expenditures	$200	$247	$46
Customer reimbursements	(96)	(115)	—
Net R&D expenditures	$104	$132	$46
Net R&D expenditures as a percentage of net sales were 3.1%, 4.1% and 4.4% for the years ended December 31, 2022, 2021 and 2020, respectively.
Intellectual Property
We have rights to approximately 2,260 active domestic and foreign patents and patent applications pending or under preparation and receives royalties from licensing patent rights to others. While we consider our patents on the whole to be important, we do not consider any single patent, any group of related patents or any single license essential to our operations in the aggregate or to the operations of any of our business groups individually. The expiration of the patents individually and in the aggregate is not expected to have a material effect on our financial position or future operating results. We own numerous trademarks, some of which are valuable, but none of which are essential to our business in the aggregate. See “Certain Relationships and Related Person Transactions—Agreements with BorgWarner—Intellectual Property Agreements” and “Certain Relationships and Related Person Transactions—Agreements with BorgWarner—Supply Agreements and Contract Manufacturing Agreements” for information about agreements we are entering into with BorgWarner in connection with the Spin-Off.
Competition
Our reporting segments compete globally with a number of other manufacturers and distributors that produce and sell similar products. Many of these competitors are larger, have more diverse product portfolios and have greater resources than us. Technological innovation, application engineering development, quality, price, delivery and program launch support are the primary methods of competition.
Our major competitors are Robert Bosch GmbH, Cummins Inc., Denso Corporation, Dorman Products, Hitachi, Ltd., Magneti Marelli S.p.A., Mitsubishi, Valeo, Schaeffler Group, SEG Automotive North America LLC, Asian Industry Co., Ltd., Tenneco, ZF Group, SMP Auto Inc., and Vitesco Technologies.

For many of our products, our competitors include suppliers in parts of the world that enjoy economic advantages such as lower labor costs, lower health care costs, lower tax rates and, in some cases, export subsidies and/or raw materials subsidies. Also, see “Risk Factors.”
Human Capital Management
Our ability to sustain and grow our business requires us to hire, retain and develop a highly skilled and diverse management team and workforce globally. We believe the skills, experience, and industry knowledge of our employees significantly benefit our operations and performance.
Our Compensation Committee will oversee human capital management and assesses whether environmental, social and governance (“ESG”) goals and milestones, if appropriate, are effectively reflected in executive compensation. Our full Board will oversee talent reviews and succession planning for us.
As of December 31, 2022, we had a salaried and hourly workforce as follows:

Americas	5,400
Asia	1,600
Europe	5,900
Total employees	12,900

Salaried	4,600
Hourly	8,300
Total employees	12,900
We plan to use an array of practices to attract, develop and retain highly qualified talent, including the following:
•Diversity, Equity & Inclusion (“DE&I”). We intend to cultivate a culture where employees are treated with respect and their differences are valued. We plan to continually review our policies, programs and processes to ensure alignment with our DE&I strategy and undertake targeted recruitment that serves as a strategic opportunity to build a diverse talent and leadership pipeline.
•Engagement & Sentiment. We intend to actively deploy strategies to attract highly qualified talent and to engage and retain our talent. We plan to recognize and reward employee contributions with competitive pay and benefits and closely monitor employee turnover as part of our efforts to improve retention and to identify potential opportunities for improvement.
•Education & Development. We intend to provide formal development opportunities at all levels and stages of the career journey of our employees. These opportunities would be delivered in a variety of formats to make our portfolio of solutions flexible, accessible, scalable and translatable to meet the needs of our evolving workplace and workforce.
•Health & Safety. The safety of our employees is vitally important, and we are dedicated to continuously improving safety performance. We intend to maintain safety management systems at our manufacturing facilities.
As of May 31, 2023:
•two of our six anticipated Board members immediately after the Spin-Off are women and/or racial/ethnic minorities.

•two of our 12 anticipated executive management team members immediately after the Spin-Off are women and/or racial/ethnic minorities.
Employees at certain international facilities are unionized. We believe the present relations with our workforce to be satisfactory. We recognize that, in many of the locations where we operate, employees have freedom of association rights with third-party organizations such as labor unions. We respect and support those rights, including the right to collective bargaining, in accordance with local laws.
Raw Materials
We use a variety of raw materials in the production of our products including aluminum, copper, nickel, plastic resins, steel, certain alloy elements, and semiconductor chips. Manufacturing operations for each of our operating segments are dependent upon natural gas (including carbon dioxide and helium), fuel oil, and electricity.
We use a variety of tactics in an attempt to limit the impact of supply shortages and inflationary pressures. Our global procurement organization works to accelerate cost reductions, purchase from best-cost regions, optimize the supply base, mitigate risk, and collaborate on our buying activities. In addition, we use long-term contracts, cost sharing arrangements, design changes, customer buy programs, and limited financial instruments to help control costs. We intend to use similar measures in 2023 and beyond. Refer to Note 17, “Financial Instruments,” to the Combined Financial Statements in this Information Statement for information related to our hedging activities.
For 2023, we believe there will be continuing inflationary pressures in certain raw materials, labor, and energy. We believe there will continue to be supply constraints related to semiconductor chips. Supplies of other raw materials are adequate and available from multiple sources to support our manufacturing requirements.
Regulations
We operate in a constantly evolving global regulatory environment and are subject to numerous and varying regulatory requirements for our product performance and material content. Our practice is to identify potential regulatory and quality risks early in the design and development process and proactively manage them throughout the product lifecycle through the use of routine assessments, protocols, standards, performance measures and audits. New regulations and changes to existing regulations are managed in collaboration with our OEM customers and implemented through our global systems and procedures designed to ensure compliance with existing laws and regulations. We demonstrate material content compliance through the International Material Data System (“IMDS”), which is the vehicle industry material data system. In the IMDS, all materials used for vehicle manufacturing are archived and maintained to meet the obligations placed on the vehicle manufacturers, and thus on their suppliers, by national and international standards, laws and regulations.
We work collaboratively with a number of stakeholder groups, including government agencies such as the National Highway Traffic Safety Administration, our customers and our suppliers, to proactively engage in federal, state and international public policy processes.
Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the impact of environmental regulations on our business. Also, see “Risk Factors.”
Legal Proceedings
See Note 21, “Contingencies,” to the Combined Financial Statements in this Information Statement for a discussion of warranty, intellectual property, general liability and other litigation, which is incorporated herein by reference.

Properties
As of the date of this Information Statement, we have 22 major manufacturing, assembly and technical locations worldwide excluding unconsolidated joint ventures and administrative offices. Our worldwide headquarters are located in a leased facility in Auburn Hills, Michigan. In general, we believe our facilities to be suitable and adequate to meet our current and reasonably anticipated needs and do not anticipate difficulty in renewing existing leases as they expire or finding alternative facilities.
The Company, its subsidiaries and affiliates operate principal manufacturing, assembly and technical facilities in the following regions:

	Americas	Europe	Asia	Total
Number of major manufacturing, assembly and technical facilities(1)	7	9	6	22
_____________
(1)Excludes unconsolidated joint ventures and administrative offices.
Of the facilities noted above, 16 have leased land rights or a leased facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INTRODUCTION
PHINIA’s business is a leader in the development, design and manufacture of integrated components and systems that optimize performance, increase efficiency and reduce emissions in combustion and hybrid propulsion for commercial vehicles and industrial applications (medium-duty and heavy-duty trucks, buses and other off-highway construction, marine, agricultural and industrial applications) and light vehicles (passenger cars, trucks, vans and sport-utility vehicles). We are a global supplier to most major original equipment manufacturers (“OEMs”) seeking to meet and exceed increasingly stringent global regulatory requirements and satisfy consumer demands for an enhanced user experience. Additionally, we offer a wide range of original equipment service (“OES”) solutions and remanufactured products as well as an expanded range of products for the independent (non-OEM) aftermarket.
Key Trends and Economic Factors
COVID-19 and Supplier Disruptions. The impact of COVID-19, including changes in consumer behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy. Recent COVID-19 outbreaks in certain regions continue to cause intermittent COVID-19-related disruptions in the Company’s supply chain and local manufacturing operations. For a significant portion of the second quarter of 2022, China imposed lock-downs in many cities due to an increase in COVID-19 cases in the region, which contributed to a decline in industry production in China during the quarter. The Company also continues to face supplier disruptions due to a global semiconductor shortage in the automotive industry. Further, actions taken by Russia in Ukraine have impacted the automotive industry particularly in Europe, including the Company’s suppliers, its customers and its operations more generally. In 2022, the Company wound down its Aftermarket operation in Russia, which involved purchasing the noncontrolling interest of a joint venture. The Russia operations were not material to the Company’s financial statements.
Commodities and Other Inflationary Impacts. Prices for commodities remain volatile, and since the beginning of 2021, the Company has experienced price increases for base metals (e.g., steel, aluminum and nickel) and precious metals (e.g., palladium). In addition, many global economies are experiencing elevated levels of inflation more generally, which is driving an increase in other input costs. As a result, the Company has experienced, and is continuing to experience, higher costs.
In 2022, following non-contractual negotiations, the Company reached agreement for the pass through and recovery of higher costs with various customers. These agreements did not enable the Company to recover 100 percent of its increased costs, and as a result, the Company’s operating margins have been negatively impacted.
Foreign Currency Impacts. The rapid strengthening of the U.S. Dollar in 2022 relative to major foreign currencies, including the Euro, British Pound and Chinese Renminbi, and related translation of these currencies to the U.S. Dollar, unfavorably impacted the Company’s net sales, earnings and cash flows. Continued significant fluctuations of foreign currencies against the U.S. Dollar may further negatively impact the Company’s financial results.
Outlook
The Company expects global industry production to be flat to a modest increase year over year in 2023. The Company also expects to see a continued ramp up of gasoline direct injection, or GDi, volumes in North America as new programs come on stream. Recoveries from the Company’s customers of material cost inflation arising from non-contractual commercial negotiations with those customers are also expected to increase net sales year over year. As a result, the Company expects increased revenue in 2023, excluding the impact of foreign currencies.

The Company maintains a positive long-term outlook for its global business and is committed to new product development and strategic investments to enhance its product leadership strategy. There are several trends that are driving the Company’s long-term growth that management expects to continue, including recovery of the commercial vehicle market, growth of the overall vehicle parc driving increased aftermarket demand, adoption of product offerings with hydrogen solutions for combustion vehicles to serve as a viable alternative to electrification or fuel cell solutions and increasingly stringent global emissions standards that support demand for the Company’s products driving efficiency and reduced emissions. In addition, we believe we are well positioned to continue to expand differentiated offerings in electronics, software and complete systems capabilities.
Transition to Standalone Company
On December 6, 2022, BorgWarner announced its plan for the complete legal and structural separation of BorgWarner’s Fuel Systems and Aftermarket businesses through the Spin-Off, including a tax-free pro rata distribution of 100% of the outstanding shares of common stock to BorgWarner stockholders.
Completion of the Spin-Off is subject to certain conditions, which are described more fully under “The Spin-Off,” including receipt of a tax opinion of Ernst & Young, LLP to the effect that the Spin-Off will qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code.
Relationship with BorgWarner
Historically, we have relied on BorgWarner to provide various corporate functions. Following the Spin-Off, BorgWarner will not provide us with assistance other than the transition and other services described under “Certain Relationships and Related Person Transactions.” These services do not include every service that we have received from BorgWarner in the past, and BorgWarner is only obligated to provide the transition services for limited periods following completion of the Spin-Off. Following the Spin-Off and the cessation of any transition services agreements, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from BorgWarner. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from BorgWarner.
In connection with the Spin-Off, we have been installing and implementing information technology infrastructure to support certain of our business functions, including accounting and financial reporting, human resources, legal and compliance, communications, engineering, manufacturing & distribution, and sourcing. We may incur substantially higher costs than currently anticipated as we transition from the existing transactional and operational systems and data centers we currently use as part of BorgWarner. If we are unable to transition effectively, we may incur temporary interruptions in business operations. Any delay in implementing, or operational interruptions suffered while implementing, our new information technology infrastructure could disrupt our business and have a material adverse effect on our results of operations.
Stand-Alone Company Expenses
As a result of the Spin-Off, we will become subject to the requirements of federal and state securities laws and stock exchange requirements. We will have to establish additional procedures and practices as a stand-alone public company. As a result, we will incur additional costs related to external reporting, internal audit, treasury, investor relations, board of directors and officers, stock administration and other corporate costs.
See “Unaudited Pro Forma Combined Financial Statements” for additional details.
Acquisition of Delphi Technologies
On October 1, 2020, BorgWarner completed its acquisition of 100% of the outstanding ordinary shares of Delphi Technologies PLC (“Delphi Technologies”) from the shareholders of Delphi Technologies. The subset of the Delphi Technologies business consisting of the Aftermarket business, the Fuel Systems business and a portion of the Powertrain Products business (the “Acquired Delphi business”) were integrated into the Company. Results of operations for the Acquired Delphi business are included in the Company’s financial information following the date of acquisition on October 1, 2020.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
The following table presents a summary of the Company’s operating results:

	Three Months Ended March 31,
(in millions)	2023		2022
Net sales		% of net sales		% of net sales
Fuel Systems	$567	67.9%	$586	69.6%
Aftermarket	330	39.5	307	36.5
Inter-segment eliminations	(62)	(7.4)	(51)	(6.1)
Total net sales	835	100.0	842	100.0
Cost of sales	663	79.4	668	79.3
Gross profit	172	20.6	174	20.7
Selling, general and administrative expenses	99	11.9	100	11.9
Restructuring expense	4	0.5	2	0.2
Other operating expense, net	11	1.3	1	0.1
Operating income	58	6.9	71	8.5
Equity in affiliates’ earnings, net of tax	(3)	(0.4)	(2)	(0.2)
Interest expense, net	3	0.4	4	0.5
Other postretirement income	—	—	(9)	(1.1)
Earnings before income taxes	58	6.9	78	9.3
Provision for income taxes	23	2.8	21	2.5
Net earnings	$35	4.1	$57	6.8
Net sales
Net sales for the three months ended March 31, 2023 totaled $835 million, a decrease of $7 million, or 1%, from the three months ended March 31, 2022. The change in net sales for the three months ended March 31, 2023 was primarily driven by the following:
•Fluctuations in foreign currencies resulted in a year-over-year decrease in sales of approximately $30 million, primarily due to the weakening of the Chinese Renminbi, British Pound and Euro relative to the U.S. Dollar.
•Customer pricing increased net sales by approximately $16 million.
•Favorable volume, mix and net new business increased sales approximately $7 million, or 1%. This increase was primarily driven by increased demand for the Company’s products in the aftermarket. This increase was partially offset by lower commercial vehicle sales in China.
Cost of sales and gross profit
Cost of sales and cost of sales as a percentage of net sales were $663 million and 79%, respectively, during the three months ended March 31, 2023, compared to $668 million and 79%, respectively, during the three months ended March 31, 2022. The change in cost of sales for the three months ended March 31, 2023 was primarily driven by the following:
•Fluctuations in foreign currencies resulted in a year-over-year decrease in cost of sales of approximately $23 million primarily due to the weakening of the Chinese Renminbi, British Pound and Euro relative to the U.S. Dollar.
•Cost of sales was also impacted by higher supplier-related costs of approximately $25 million arising primarily from non-contractual commercial negotiations with the Company’s suppliers and normal contractual supplier commodity pass-through arrangements. This impact was partially offset by $16 million of net supply chain savings initiatives.
•Higher sales volume, mix and net new business increased cost of sales by approximately $13 million.
Gross profit and gross margin were $172 million and 20.6%, respectively, during the three months ended March 31, 2023 compared to $174 million and 20.7%, respectively, during the three months ended March 31, 2022. The decrease in gross margin was primarily due to the factors discussed above.
Selling, general and administrative expenses (“SG&A”)
SG&A for the three months ended March 31, 2023 was $99 million as compared to $100 million for the three months ended March 31, 2022. SG&A as a percentage of net sales was 12% for both the three months ended March 31, 2023 and 2022. SG&A was comprised of the following:
•Employee-related costs were $32 million for the three months ended March 31, 2023, an increase of $6 million, primarily related to incentive compensation.
•Research and development (R&D) costs were $29 million for the three months ended March 31, 2023. This includes gross R&D expenditures of $49 million, comprised primarily of employee costs, and customer reimbursements of $20 million, which represent recovery of costs incurred. R&D costs increased $4 million, primarily related to a reduction in customer reimbursements. The Company’s current long-term expectation for R&D spending is approximately 3% of net sales.
•General expense allocations from the Parent were $9 million for the three months ended March 31, 2023, a decrease of $7 million, primarily related to IT costs and professional fees.
•IT costs incurred directly by PHINIA were $7 million for the three months ended March 31, 2023, flat compared to the three months ended March 31, 2022.
•Intangible amortization expense was $7 million for the three months ended March 31, 2023, flat compared to the three months ended March 31, 2022.
•Other selling, general and administrative expenses were $15 million for the three months ended March 31, 2023, a decrease of $4 million.
Restructuring expense was $4 million and $2 million for the three months ended March 31, 2023 and 2022, respectively, related to individually approved restructuring actions that primarily related to reductions in headcount. Refer to Note 4 “Restructuring” to the Combined Financial Statements for the three months ended March 31, 2023 and 2022 in this Information Statement for more information.
Other operating expense, net was $11 million and $1 million for the three months ended March 31, 2023 and 2022, respectively. Refer to Note 5, “Other Operating Expense, Net,” to the Combined Financial Statements for the three months ended March 31, 2023 and 2022 in this Information Statement for more information.
For the three months ended March 31, 2023 and 2022, merger, acquisition and divestiture expenses, net were $18 million and $10 million, respectively, primarily related to professional fees associated with the Spin-Off.

For the three months ended March 31, 2023 and 2022, the Company recognized income related to application testing and other R&D services for other BorgWarner businesses of $1 million and $2 million, respectively. Refer to Note 19, "Related-Party Transactions," to the Combined Financial Statements for the three months ended March 31, 2023 and 2022 for further information.
For the three months ended March 31, 2023 and 2022, the Company recognized royalty income related to licensing of the Delphi Technologies trade name and product-related intellectual properties to other BorgWarner businesses in the amount of $5 million and $7 million, respectively. It is anticipated that these royalty arrangements will not continue after the Spin-Off is completed.
Equity in affiliates’ earnings, net of tax was $3 million and $2 million in the three months ended March 31, 2023 and 2022, respectively. This line item is driven by the results of the Company’s unconsolidated joint venture.
Interest expense, net was $3 million and $4 million in the three months ended March 31, 2023 and 2022, respectively. The decrease from 2022 to 2023 was primarily due to higher interest rates on cash and cash equivalents balances.
Other postretirement income was nil and $9 million in the three months ended March 31, 2023 and 2022, respectively. The decrease in other postretirement income for the three months ended March 31, 2023 was primarily due to higher interest cost and lower expected returns on assets in 2023.
Provision for income taxes was $23 million for the three months ended March 31, 2023 resulting in an effective tax rate of 39%. This compared to $21 million, or 26%, for the three months ended March 31, 2022.
For further details, see Note 7, “Income Taxes,” to the Combined Financial Statements for the three months ended March 31, 2023 and 2022 in this Information Statement.
Adjustments impacting the Company’s operating income
The Company’s operating income was $58 million and $71 million for the three months ended March 31, 2023 and 2022, respectively. The Company believes the following table is useful in highlighting adjustments that impacted its operating income:

	Three Months Ended March 31,
Adjustments:	2023	2022
Merger, acquisition and divestiture expense	$18	$10
Intangible asset amortization	7	7
Restructuring expense	4	2
Other	—	1
Total impact of adjustments:	$29	$20
Results by Reporting Segment for the Three Months Ended March 31, 2023 and 2022
The Company’s business is comprised of two reporting segments: Fuel Systems and Aftermarket.
Segment Adjusted Operating Income is the measure of segment income or loss used by the Company. Segment Adjusted Operating Income is comprised of operating income adjusted for restructuring, merger, acquisition and divestiture expense, intangible asset amortization expense, impairment charges and other items not reflective of ongoing operating income or loss. The Company believes Segment Adjusted Operating Income is most reflective of the operational profitability or loss of its reporting segments.
Segment Adjusted Operating Income excludes certain corporate costs, which primarily represent headquarters’ expenses not directly attributable to the individual segments. Corporate expenses not allocated to Segment Adjusted Operating Income were $4 million and $13 million for the three months ended March 31, 2023 and 2022, respectively. The decrease in corporate expenses in 2023 was primarily related to cost reductions in IT and professional fees.
The following table presents Net sales and Segment Adjusted Operating Income for the Company’s reporting segments:

	Three Months Ended March 31,
	2023			2022
(in millions)	Net sales	Segment Adjusted Operating Income	% margin	Net sales	Segment Adjusted Operating Income	% margin
Fuel Systems	$567	$43	7.6%	$586	$66	11.3%
Aftermarket	330	48	14.5%	307	38	12.4%
Inter-segment eliminations	(62)	—		(51)	—
Totals	$835	$91		$842	$104
The Fuel Systems segment’s net sales for the three months ended March 31, 2023 decreased $19 million, or 3%, and Segment Adjusted Operating Income decreased $23 million, or 35%, from the three months ended March 31, 2022. Foreign currencies resulted in a year-over-year decrease in sales of approximately $24 million primarily due to the weakening of the Chinese Renminbi, British Pound and Euro relative to the U.S. Dollar. The increase excluding the impact of foreign currencies was primarily due to approximately $11 million of customer pricing, partially offset by $19 million of volume, mix and net new business driven by lower commercial vehicle sales in China. Segment Adjusted Operating margin was 7.6% in the three months ended March 31, 2023, compared to 11.3% in the three months ended March 31, 2022. The Segment Adjusted Operating margin decrease was primarily due to product mix, higher supplier-related costs and higher net R&D expenses.
The Aftermarket segment’s net sales for the three months ended March 31, 2023 increased $23 million, or 7%, and Segment Adjusted Operating Income increased $10 million, or 26%, from the three months ended March 31, 2022. Foreign currencies resulted in a year-over-year decrease in sales of approximately $6 million primarily due to the weakening of the Euro relative to the U.S. Dollar. The increase excluding the impact of foreign currencies was primarily due to approximately $26 million of volume, mix and net new business driven by increased demand for the Company’s products and approximately $5 million of pricing. Segment Adjusted Operating margin was 14.5% in the three months ended March 31, 2023, compared to 12.4% in the three months ended March 31, 2022. The Segment Adjusted Operating margin increase was primarily due to increased pricing and the benefit of higher volumes.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020
The following table presents a summary of the Company’s operating results

	Year Ended December 31,
(in millions)	2022		2021		2020
Net sales		% of net sales		% of net sales		% of net sales
Fuel Systems	$2,293	68.4%	$2,233	69.2%	$585	56.6%
Aftermarket	1,284	38.4	1,218	37.7	492	47.6
Inter-segment eliminations	(229)	(6.8)	(224)	(6.9)	(43)	(4.2)
Total net sales	3,348	100.0	3,227	100.0	1,034	100.0
Cost of sales	2,627	78.5	2,551	79.1	859	83.1
Gross profit	721	21.5	676	20.9	175	16.9
Selling, general and administrative expenses	407	12.2	460	14.3	147	14.2
Restructuring expense	11	0.3	55	1.7	37	3.6
Goodwill impairment	—	—	—	—	82	7.9
Other operating (income) expense, net	(15)	(0.4)	(13)	(0.4)	2	0.2
Operating income (loss)	318	9.4	174	5.3	(93)	(9.0)
Equity in affiliates’ earnings, net of tax	(11)	(0.3)	(7)	(0.2)	(1)	(0.1)
Interest expense, net	14	0.4	34	1.1	16	1.5
Other postretirement income	(32)	(1.0)	(39)	(1.2)	(3)	(0.3)
Earnings (loss) before income taxes and noncontrolling interest	347	10.3	186	5.6	(105)	(10.1)
Provision for income taxes	85	2.5	33	1.0	19	1.8
Net earnings (loss)	262	7.8	153	4.6	(124)	(11.9)
Net earnings attributable to the noncontrolling interest, net of tax	—	—	1	—	—	—
Net earnings (loss) attributable to PHINIA	$262	7.8%	$152	4.6%	$(124)	(11.9)%
Net sales
2022 vs. 2021
Net sales for the year ended December 31, 2022 totaled $3,348 million, an increase of $121 million, or 4%, from the year ended December 31, 2021. The change in net sales for the year ended December 31, 2022 was primarily driven by the following:
•Favorable volume, mix and net new business increased sales approximately $195 million, or 6%. This increase was primarily driven by higher weighted average OEM market production as estimated by the Company, which was up approximately 2% from the year ended December 31, 2021. The remaining increase primarily reflects sales growth above weighted average market production, which the Company believes reflects higher demand for its products. Weighted average market production reflects commercial and light vehicle production as reported by IHS weighted for the Company’s geographic exposure, as estimated by the Company.
•Fluctuations in foreign currencies resulted in a year-over-year decrease in sales of approximately $174 million primarily due to the weakening of the Euro, British Pound and Chinese Renminbi relative to the U.S. Dollar.

•Customer pricing increased net sales by approximately $120 million. This includes an increase of approximately $55 million related to recoveries from the Company’s customers of material cost inflation arising from non-contractual commercial negotiations with those customers and normal contractual customer commodity pass-through arrangements.
2021 vs. 2020
Net sales for the year ended December 31, 2021 totaled $3,227 million, an increase of $2,193 million, from the year ended December 31, 2020. The change in net sales for the year ended December 31, 2020 was primarily driven by the impact of the Delphi Technologies acquisition, which increased sales $2,113 million.
Cost of sales and gross profit
2022 vs. 2021
Cost of sales and cost of sales as a percentage of net sales were $2,627 million and 79%, respectively, during the year ended December 31, 2022, compared to $2,551 million and 79%, respectively, during the year ended December 31, 2021. The change in cost of sales for the year ended December 31, 2022 was primarily driven by the following:
•Higher sales volume, mix and net new business increased cost of sales by approximately $179 million.
•Fluctuations in foreign currencies resulted in a year-over-year decrease in cost of sales of approximately $132 million primarily due to the weakening of the Euro, British Pound and Chinese Renminbi relative to the U.S. Dollar.
•Cost of sales was also impacted by material cost inflation of approximately $45 million arising from non-contractual commercial negotiations with the Company’s suppliers and normal contractual supplier commodity pass-through arrangements. This impact was partially offset by $8 million of net supply chain savings initiatives.
•Cost of sales also included an increase of $26 million of launch and start up costs, primarily for a production facility in North America.
Gross profit and gross margin were $721 million and 21.5%, respectively, during the year ended December 31, 2022 compared to $676 million and 20.9%, respectively, during the year ended December 31, 2021. The increase in gross margin was primarily due to the factors discussed above.
2021 vs. 2020
Cost of sales and cost of sales as a percentage of net sales were $2,551 million and 79%, respectively, during the year ended December 31, 2021, compared to $859 million and 83%, respectively, during the year ended December 31, 2020. The change in cost of sales for the year ended December 31, 2021 was primarily driven by the impact of the Delphi Technologies acquisition.
Gross profit and gross margin were $676 million and 20.9%, respectively, during the year ended December 31, 2021 compared to $175 million and 16.9%, respectively, during the year ended December 31, 2020. The increase in gross margin was primarily due to cost improvement measures.

Selling, general and administrative expenses (“SG&A”)
2022 vs. 2021
SG&A for the year ended December 31, 2022 was $407 million as compared to $460 million for the year ended December 31, 2021. SG&A as a percentage of net sales was 12% and 14% for the years ended December 31, 2022 and 2021, respectively. SG&A was comprised of the following:
•Research and development (R&D) costs were $104 million for the year ended December 31, 2022. This includes gross R&D expenditures of $200 million, comprised primarily of employee costs, and customer reimbursements of $96 million, which represent recovery of costs incurred. R&D costs decreased $28 million, primarily related to a reduction in employee costs as a result of past restructuring actions. The Company’s current long-term expectation for R&D spending is approximately 3% of net sales.
•Employee-related costs were $102 million for the year ended December 31, 2022, a decrease of $20 million, primarily related to incentive compensation.
•General expense allocations from the Parent were $65 million for the year ended December 31, 2022, an increase of $24 million, primarily related to IT costs.
•IT costs incurred directly by PHINIA were $28 million for the year ended December 31, 2022, a decrease of $32 million, primarily related to synergies as more IT costs were centralized at the Parent.
•Intangible amortization expense was $28 million for the year ended December 31, 2022, a decrease of $1 million driven by foreign exchange rates.
•Other selling, general and administrative expenses, excluding employee costs, were $82 million for the year ended December 31, 2022, an decrease of $1 million.
2021 vs. 2020
SG&A for the year ended December 31, 2021 was $460 million as compared to $147 million for the year ended December 31, 2020. SG&A as a percentage of net sales was 14% for both the years ended December 31, 2021 and 2020. The change in SG&A was primarily attributable to the acquisition of Delphi Technologies.
Restructuring expense was $11 million, $55 million and $37 million for the years ended December 31, 2022, 2021 and 2020, respectively, related to various initiatives. Refer to Note 4 “Restructuring” to the Combined Financial Statements in this Information Statement for more information.
During 2022, the Company approved individual restructuring actions that primarily related to equipment relocation and professional fees and recorded $6 million of restructuring expense related to these actions.
In 2019, legacy Delphi Technologies announced a restructuring plan to reshape and realign its global technical center footprint and reduce salaried and contract staff. The Company continued actions under this program post-acquisition and recorded restructuring costs of $5 million and $55 million in the years ended December 31, 2022 and 2021, respectively, primarily related to employee termination benefits.
During the year ended December 31, 2020, the Company recorded $37 million of restructuring costs primarily related to contractually required severance and stock-based compensation cash payments associated with Delphi Technologies executive officers and other employee termination benefits.
Goodwill impairment was $82 million for the year ended December 31, 2020 based on a quantitative analysis performed by the Company that showed that the carrying value exceeded the fair value for the Aftermarket segment. The impairment was primarily the result of an increase in the discount rate and a decrease in the anticipated perpetual growth rate for the reporting unit during the year.

Other operating (income) expense, net was income of $15 million and $13 million for the years ended December 31, 2022 and 2021, respectively, and expense of $2 million for the year ended December 31, 2020. Refer to Note 6, “Other Operating (Income) Expense, Net,” to the Combined Financial Statements in this Information Statement for more information.
For the years ended December 31, 2022, 2021 and 2020, the Company recognized royalty income related to licensing of the Delphi Technologies trade name and product-related intellectual properties to other BorgWarner businesses in the amount of $31 million, $22 million and $5 million, respectively. It is anticipated that these royalty arrangements will not continue after the Spin-Off is completed.
For the years ended December 31, 2022, 2021 and 2020, the Company recognized income related to application testing and other R&D services for other BorgWarner businesses of $11 million, $10 million and $2 million, respectively. Refer to Note 23, "Related-Party Transactions," for further information.
For the years ended December 31, 2022, 2021 and 2020, merger, acquisition and divestiture expenses, net were $31 million, $7 million and $10 million, respectively, primarily related to professional fees associated with the Spin-Off and the Delphi Technologies acquisition.
During the year ended December 31, 2022, the Company also recorded expense of $5 million related to the closure of operations in Russia, primarily for the impairment of an intangible asset related to this business. During the year ended December 31, 2021, the Company recorded an impairment charge of $14 million to reduce the carrying value of an indefinite-lived trade name to its fair value.
For the years ended December 31, 2022, 2021 and 2020, other income, net was $9 million, $2 million and $1 million, respectively. The increase in other income for 2022 was primarily due to a settlement agreement under which the Company recovered $5 million.
Equity in affiliates’ earnings, net of tax was $11 million, $7 million and $1 million in the years ended December 31, 2022, 2021 and 2020, respectively. This line item is driven by the results of the Company’s unconsolidated joint venture. The increase from 2021 to 2022 was driven by market improvements, and the increase from 2020 to 2021 was due to the timing of the Delphi Technologies acquisition.
Interest expense, net was $14 million, $34 million and $16 million in the years ended December 31, 2022, 2021 and 2020, respectively. The decrease from 2021 to 2022 was primarily due to lower interest expense on notes payable due to the Parent and higher interest rates on cash and cash equivalents balances. The increase from 2020 to 2021 was due to the timing of the Delphi Technologies acquisition.
Other postretirement income was $32 million, $39 million and $3 million in the years ended December 31, 2022, 2021 and 2020, respectively. The decrease in other postretirement income for the year ended December 31, 2022 was primarily due to higher interest cost in 2022. The increase from 2020 to 2021 was due to the assumption of the Delphi Technologies pension plans.
Provision for income taxes was $85 million for the year ended December 31, 2022 resulting in an effective tax rate of 24%. This compared to $33 million, or 18%, for the year ended December 31, 2021 and $19 million, or (18)%, for the year ended December 31, 2020.
In 2022, the Company recognized discrete tax benefits of $7 million, primarily due to certain unrecognized tax benefits and accrued interest related to a matter for which the statute of limitations had lapsed.
In 2021, the Company recognized a discrete tax benefit of $21 million related to an increase in its deferred tax assets as a result of an increase in the United Kingdom tax rate from 19% to 25%. This rate change was enacted in June 2021 and becomes effective April 2023.
In 2020, the effective tax rate was negatively impacted by the impairment of goodwill that is non-deductible for tax purposes of $17 million.
For further details, see Note 7, “Income Taxes,” to the Combined Financial Statements in this Information Statement.

Adjustments impacting the Company’s operating income
The Company’s operating income was $318 million and $174 million for the years ended December 31, 2022 and 2021, respectively, and a loss of $93 million for the year ended December 31, 2020. The Company believes the following table is useful in highlighting adjustments that impacted its operating income:

	Year Ended December 31,
Adjustments:	2022	2021	2020
Merger, acquisition and divestiture expense	$31	$7	$10
Intangible asset amortization	28	29	15
Restructuring expense	11	55	37
Asset impairments, write offs and lease modifications	5	17	82
Amortization of inventory fair value adjustment(1)	—	—	21
Other	2	—	—
Total impact of adjustments:	$77	$108	$165
_____________
(1)Represents the non-cash charges related to the amortization of the fair value adjustment of inventories acquired in connection with the acquisition of Delphi Technologies during the year ended December 31, 2020. Refer to Note 2, “Acquisitions,” to the Combined Financial Statements in this Information Statement.
Results by Reporting Segment for the Years Ended December 31, 2022, 2021 and 2020
The Company’s business is comprised of two reporting segments: Fuel Systems and Aftermarket.
Segment Adjusted Operating Income is the measure of segment income or loss used by the Company. Segment Adjusted Operating Income is comprised of operating income adjusted for restructuring, merger, acquisition and divestiture expense, intangible asset amortization expense, impairment charges and other items not reflective of ongoing operating income or loss. The Company believes Segment Adjusted Operating Income is most reflective of the operational profitability or loss of its reporting segments.
Segment Adjusted Operating Income excludes certain corporate costs, which primarily represent headquarters’ expenses not directly attributable to the individual segments. Corporate expenses not allocated to Segment Adjusted Operating Income were $48 million, $94 million and $23 million for the years ended December 31, 2022, 2021 and 2020, respectively. The decrease in corporate expenses in 2022 was primarily related to cost reductions driven by synergies from acquisitions.
The following table presents Net sales and Segment Adjusted Operating Income for the Company’s reporting segments:

	Year ended December 31,
	2022			2021			2020
(in millions)	Net sales	Segment Adjusted Operating Income	% margin	Net sales	Segment Adjusted Operating Income	% margin	Net sales	Segment Adjusted Operating Income	% margin
Fuel Systems	$2,293	$252	11.0%	$2,233	$227	10.2%	$585	$47	8.0%
Aftermarket	1,284	191	14.9%	1,218	149	12.2%	492	48	9.8%
Inter-segment eliminations	(229)	—		(224)	—		(43)	—
Totals	$3,348	$443		$3,227	$376		$1,034	$95

2022 vs. 2021
The Fuel Systems segment’s net sales for the year ended December 31, 2022 increased $60 million, or 3%, and Segment Adjusted Operating Income increased $25 million, or 11%, from the year ended December 31, 2021. Foreign currencies resulted in a year-over-year decrease in sales of approximately $132 million primarily due to the weakening of the Euro, British Pound and Chinese Renminbi relative to the U.S. Dollar. The increase excluding the impact of foreign currencies was primarily due to approximately $147 million of volume, mix and net new business driven by higher weighted average market production compared to the prior year and approximately $55 million from non-contractual commercial negotiations with the Company’s customers and normal contractual customer commodity pass-through arrangements. Segment Adjusted Operating margin was 11.0% in the year ended December 31, 2022, compared to 10.2% in the year ended December 31, 2021. The Segment Adjusted Operating margin increase was primarily due to higher sales.
The Aftermarket segment’s net sales for the year ended December 31, 2022 increased $66 million, or 5%, and Segment Adjusted Operating Income increased $42 million, or 28%, from the year ended December 31, 2021. Foreign currencies resulted in a year-over-year decrease in sales of approximately $42 million primarily due to the weakening of the Euro relative to the U.S. Dollar. The increase excluding the impact of foreign currencies was primarily due to approximately $48 million of volume, mix and net new business driven by increased demand for the Company’s products and approximately $65 million of pricing. Segment Adjusted Operating margin was 14.9% in the year ended December 31, 2022, compared to 12.2% in the year ended December 31, 2021. The Segment Adjusted Operating margin increase was primarily due to the increased pricing and the benefit of higher volumes.
2021 vs. 2020
The Fuel Systems segment’s net sales and Segment Adjusted Operating Income for the year ended December 31, 2021 were $2,233 million and $227 million, respectively. For the three months ended December 31, 2020, net sales and Segment Adjusted Operating Income were $585 million and $47 million, respectively. This was a new reporting segment following the acquisition of Delphi Technologies on October 1, 2020. Segment Adjusted Operating margin was 10.2% in the year ended December 31, 2021, compared to 8.0% in the three months ended December 31, 2020. The Segment Adjusted Operating margin increase was primarily due to cost improvement measures and higher engineering cost recoveries in 2021.
The Aftermarket segment’s net sales for the year ended December 31, 2021 increased $726 million, and Segment Adjusted Operating Income increased $101 million, from the year ended December 31, 2020. The Delphi Technologies acquisition increased Aftermarket revenues by $659 million. The remaining increase was primarily due to volume, mix and net new business driven by increased demand for the Company’s products. Segment Adjusted Operating margin was 12.2% in the year ended December 31, 2021, compared to 9.8% in the year ended December 31, 2020. The Segment Adjusted Operating margin increase was primarily due to higher sales.
LIQUIDITY AND CAPITAL RESOURCES
Overview
To manage liquidity and fund operations prior to the Spin-off, we have participated in BorgWarner’s cash pooling arrangements and BorgWarner has participated in our cash pooling arrangements. Any balances owed to the Company from BorgWarner as a result of these cash arrangements that are anticipated to be settled in cash are reflected as Due from Parent. Any balances due from the Company to BorgWarner as a result of these cash arrangements that are anticipated to be settled in cash are reflected as Due to Parent. Certain other cash pooling balances that are not anticipated to be settled in cash are presented within Parent company investment in our combined financial statements included elsewhere in this Information Statement.

Upon completion of this Spin-Off, we will cease participation in BorgWarner’s cash pooling arrangements and our cash and cash equivalents will be held and used solely for our own operations. Our capital structure, long-term commitments, and sources of liquidity will change significantly from our historical practices. For additional detail regarding changes to our capital structure, see “Incurrence of Debt” section below. Our cash balance on the date of the completion of this Spin-Off is expected to be approximately $300 million subject to a cash adjustment.
We utilize certain arrangements with various financial institutions to sell eligible trade receivables from certain customers in North America and Europe. We may terminate any or all of these arrangements at any time subject to prior written notice. While we do not depend on these arrangements for our liquidity, if we elected to terminate these arrangements, there would be a one-time unfavorable timing impact on the collection of the outstanding receivables.
At March 31, 2023 and December 31, 2022, the Company had $181 million and $251 million of cash and cash equivalents, respectively, of which $171 million and $247 million, respectively, was held by our subsidiaries outside of the United States. We believe our existing cash and cash flows generated from operations and indebtedness to be incurred in conjunction with the Spin-Off discussed below will be responsive to the needs of our current and planned operations for at least the next 12 months.
Cash Flows - for the three months ended March 31, 2023 and 2022
Operating Activities
Net cash used in operating activities was $33 million in the three months ended March 31, 2023 and net cash provided by operating activities was $16 million in the three months ended March 31, 2022. The change in cash from operating activities for the three months ended March 31, 2023, compared with the three months ended March 31, 2022, was primarily due to the timing of payments to suppliers.
Investing Activities
Net cash used in investing activities was $38 million and $37 million in the three months ended March 31, 2023 and 2022, respectively. As a percentage of sales, capital expenditures were 4.5% and 4.4% for the three months ended March 31, 2023 and 2022, respectively.
Financing Activities
Net cash used in financing activities was $3 million and $46 million in the three months ended March 31, 2023 and 2022, respectively, primarily related to funding activities with BorgWarner.
Cash Flows - for the years ended December 31, 2022, 2021 and 2020
Operating Activities
Net cash provided by operating activities was $303 million and $147 million in the years ended December 31, 2022 and 2021, respectively. Net cash used in operating activities was $97 million for the year ended December 31, 2020. The increase in cash provided for operating activities for the year ended December 31, 2022, compared with the year ended December 31, 2021, was primarily due to higher net earnings adjusted for non-cash charges. The cash used in operating activities for the year ended December 31, 2020 was primarily due to lower net earnings as adjusted for non-cash charges and incremental retirement benefit plan contributions made in December 2020 to the Delphi Technologies Pension Scheme in the United Kingdom.
Investing Activities
Net cash used in investing activities was $105 million and $140 million in the years ended December 31, 2022 and 2021, respectively. The decrease in cash used in investing activities for the year ended December 31, 2022, compared with the year ended December 31, 2021, was primarily due to lower capital expenditures. Net cash provided by investing activities was $369 million in the year ended

December 31, 2020, primarily due to cash received from the Delphi Technologies acquisition on October 1, 2020. As a percentage of sales, capital expenditures were 3.2%, 4.5% and 5.2% for the years ended December 31, 2022, 2021 and 2020, respectively.
Financing Activities
Net cash used in financing activities was $185 million and $44 million in the years ended December 31, 2022 and 2021, respectively, and net cash provided by financing activities was $2 million during the year ended December 31, 2020 primarily related to funding activities with BorgWarner.
Contractual Obligations
The Company’s contractual obligations as of December 31, 2022, primarily consisted of the principal and interest payments on its notes payable due to Parent and long-term debt, non-cancelable lease obligations and capital spending obligations. The principal amounts of notes payable due to Parent and long-term debt were $1,015 million and $28 million, respectively, as of December 31, 2022. The projected interest payments over the terms of the notes payable due to Parent and long-term debt were $101 million and $3 million, respectively, as of December 31, 2022. Refer to Note 14, “Notes Payable And Debt,” and Note 23, “Related-Party Transactions,” to the Combined Financial Statements in this Information Statement for more information.
As of December 31, 2022, non-cancelable lease obligations were $91 million. Refer to Note 22, “Leases And Commitments,” to the Combined Financial Statements in this Information Statement for more information. Capital spending obligations were $67 million as of December 31, 2022.
Pensions
The Company’s policy is to fund its defined benefit pension plans in accordance with applicable government regulations and to make additional contributions when appropriate. At December 31, 2022, all legal funding requirements had been met. The Company contributed $5 million, $3 million and $138 million to its defined benefit pension plans in the years ended December 31, 2022, 2021 and 2020, respectively. On October 1, 2020, as a result of the acquisition of Delphi Technologies, the Company assumed the retirement-related liabilities of the Acquired Delphi business, the most significant of which was the Delphi Technologies Pension Scheme (the “Scheme”) in the United Kingdom. On December 12, 2020, the Company entered into a Heads of Terms Agreement (the “Agreement”) with the Trustees of the Scheme related to the future funding of the Scheme. Under the Agreement, the Company eliminated the prior schedule of contributions between Delphi Technologies and the Scheme in exchange for a $137 million (£100 million) one-time contribution into the Scheme Plan by December 31, 2020, which was paid on December 15, 2020. The Agreement also contained other provisions regarding the implementation of a revised asset investment strategy as well as a funding progress test to be performed every three years to determine if additional contributions need to be made into the Scheme by the Company.
The Company expects to contribute a negligible amount to its defined benefit pension plans during 2023. Of the projected 2023 contributions, $1 million are contractually obligated, while any remaining payments would be discretionary.
The funded status of all pension plans was a net unfunded position of $79 million and $31 million at December 31, 2022 and 2021, respectively. The increase in the net unfunded position was a result of lower asset returns, partially offset by higher discount rates.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The Combined Financial Statements in this Information Statement are prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. Critical accounting policies are those that are most important to the portrayal of the Company’s financial condition and results of operations. Some of these policies require management's most difficult, subjective or complex judgments in the preparation of the financial statements and accompanying notes. Management makes estimates and assumptions about the effect of matters that are inherently uncertain, relating to the reporting of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. The Company’s most critical accounting policies are discussed below.
Business combinations The Company allocates the cost of an acquired business to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess value of the cost of an acquired business over the estimated fair value of the assets acquired and liabilities assumed is recognized as goodwill. The valuation of the acquired assets and liabilities will impact the determination of future operating results. The Company uses a variety of information sources to determine the value of acquired assets and liabilities, including third-party appraisers for the values and lives of property, identifiable intangibles and inventories, and actuaries for defined benefit retirement plans. Goodwill is assigned to reporting units as of the date of the related acquisition. If goodwill is assigned to more than one reporting unit, the Company utilizes a method that is consistent with the manner in which the amount of goodwill in a business combination is determined. Costs related to the acquisition of a business are expensed as incurred.
Acquired intangible assets include customer relationships, developed technology and trade names. The Company estimates the fair value of acquired intangible assets using various valuation techniques. The primary valuation techniques used include forms of the income approach, specifically the relief-from-royalty and multi-period excess earnings valuation methods. Under these valuation approaches, the Company is required to make estimates and assumptions from a market participant perspective, which may include revenue growth rates, estimated earnings, royalty rates, obsolescence factors, contributory asset charges, customer attrition and discount rates. Under the multi-period excess earnings method, value is estimated as the present value of the benefits anticipated from ownership of the asset, in excess of the returns required on the investment in contributory assets that are necessary to realize those benefits. The intangible asset’s estimated earnings are determined as the residual earnings after quantifying estimated earnings from contributory assets. When the Company estimates fair value using the relief-from-royalty method, it calculates the cost savings associated with owning rather than licensing the assets. Assumed royalty rates are applied to projected revenue for the remaining useful lives of the assets to estimate the royalty savings.
While the Company uses its best estimates and assumptions, fair value estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Any adjustments required after the measurement period are recorded in the combined statement of operations.
Future changes in the judgments, assumptions and estimates that are used in acquisition valuations and intangible asset and goodwill impairment testing, including discount rates or future operating results and related cash flow projections, could result in significantly different estimates of the fair values in the future. An increase in discount rates, a reduction in projected cash flows or a combination of the two could lead to a reduction in the estimated fair values, which may result in impairment charges that could materially affect the Company’s financial statements in any given year.
Impairment of long-lived assets, including definite-lived intangible assets The Company reviews the carrying value of its long-lived assets, whether held for use or disposal, including other amortizing intangible assets, when events and circumstances warrant such a review under ASC Topic 360. In assessing long-lived assets for an impairment loss, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. In assessing long-lived assets for impairment, management generally considers individual facilities to be the lowest level for which identifiable cash flows are largely independent. A recoverability review is performed using the undiscounted cash flows if there is a triggering event. If the undiscounted cash flow test for recoverability identifies a possible impairment, management will perform a fair value analysis. Management determines fair value under ASC Topic 820 using the appropriate valuation technique of market, income or cost approach. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value.
Management believes that the estimates of future cash flows and fair value assumptions are reasonable; however, changes in assumptions underlying these estimates could affect the valuations. Significant judgments and estimates used by management when evaluating long-lived assets for impairment include (1) an assessment as to whether an adverse event or circumstance has triggered the need for an impairment review; (2) undiscounted future cash flows generated by the asset; and (3) fair valuation of the asset. Events and conditions that could result in impairment in the value of long-lived assets include changes in the industries in which the Company operates, particularly the impact of a downturn in the global economy, as well as competition and advances in technology, adverse changes in the regulatory environment, or other factors leading to reduction in expected long-term sales or profitability.
Goodwill and other indefinite-lived intangible assets During the fourth quarter of each year, the Company tests goodwill for impairment by either performing a qualitative assessment or a quantitative analysis. The qualitative assessment evaluates various events and circumstances, such as macroeconomic conditions, industry and market conditions, cost factors, relevant events and financial trends, that may impact a reporting unit's fair value. Using this qualitative assessment, the Company determines whether it is more-likely-than-not the reporting unit's fair value exceeds its carrying value. If it is determined that it is not more-likely-than-not the reporting unit's fair value exceeds the carrying value, or upon consideration of other factors, including recent acquisition, restructuring or disposal activity or to refresh the fair values, the Company performs a quantitative goodwill impairment analysis. In addition, the Company may test goodwill in between annual test dates if an event occurs or circumstances change that could more-likely-than-not reduce the fair value of a reporting unit below its carrying value. During the fourth quarter of 2022, the Company performed a quantitative analysis on its two reporting units to refresh their respective fair values. Prior to 2022, the estimated fair value was determined based on the income approach. The income approach is based on discounted future cash flows and requires significant assumptions, including estimates regarding future revenue, profitability, capital requirements and discount rates. The basis of the income approach is the Company’s annual budget and long-range plan (“LRP”). The annual budget and LRP includes a five-year projection of future cash flows based on actual new products and customer commitments. Because the projections are estimated over a significant future period of time, those estimates and assumptions are subject to uncertainty. For 2022, the estimated fair values were determined using a combined income and market approach. The market approach is based on market multiples (revenue and “EBITDA”, defined as earnings before interest, taxes, depreciation and amortization) and requires an estimate of appropriate multiples based on market data for comparable companies. The market valuation models and other financial ratios used by the Company require certain assumptions and estimates regarding the applicability of those models to the Company’s facts and circumstances.
The Company believes the assumptions and estimates used to determine the estimated fair value are reasonable. Different assumptions could materially affect the estimated fair value. The primary assumptions affecting the Company’s 2022 goodwill quantitative impairment review are as follows:
•Discount rates: the Company used a range of 13.0% to 14.0% weighted average cost of capital (“WACC”) as the discount rates for future cash flows. The WACC is intended to represent a rate of return that would be expected by a market participant.
•Operating income margin: the Company used historical and expected operating income margins, which may vary based on the projections of the reporting unit being evaluated.
•Revenue growth rates: the Company used a global automotive market industry growth rate forecast adjusted to estimate its own market participation for product lines.

In addition to the above primary assumptions, the Company notes the following risks to volume and operating income assumptions that could have an impact on the discounted cash flow models:
•The automotive industry is cyclical, and the Company’s results of operations could be adversely affected by industry downturns.
•The automotive industry is evolving, and if the Company does not respond appropriately, its results of operations could be adversely affected.
•The Company is dependent on market segments that use its key products and could be affected by decreasing demand in those segments.
•The Company is subject to risks related to international operations.
Based on the assumptions outlined above, the impairment testing conducted in the fourth quarter of 2022 indicated the Company’s goodwill assigned to the respective reporting units was not impaired. Future changes in the judgments, assumptions and estimates from those used in acquisition-related valuations and goodwill impairment testing, including discount rates or future operating results and related cash flow projections, could result in significantly different estimates of the fair values in the future. Because the Acquired Delphi business was acquired relatively recently (October 1, 2020), there is less headroom (the difference between the carrying value and the fair value) associated with certain of the Company’s reporting units. Based on the impairment testing conducted in 2022, the estimated fair values of the Company’s goodwill reporting units exceeded their carrying values by 29% for Fuel Systems and 42% for Aftermarket. An increase in discount rates, a reduction in projected cash flows or a combination of the two could lead to a reduction in the estimated fair values, which may result in impairment charges that could materially affect the Company’s financial statements in any given year.
Similar to goodwill, the Company can elect to perform the impairment test for indefinite-lived intangibles other than goodwill (trade names) using a qualitative analysis, considering similar factors as outlined in the goodwill discussion to determine if it is more-likely-than-not that the fair value of the intangible asset is less than its respective carrying value. If the Company elects to perform or is required to perform a quantitative analysis, the test consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company estimates the fair value of indefinite-lived intangibles using the relief-from-royalty method, which it believes is an appropriate and widely used valuation technique for such assets. The fair value derived from the relief-from-royalty method is measured as the discounted cash flow savings realized from owning such trade names and not being required to pay a royalty for their use.
Refer to Note 12, “Goodwill And Other Intangibles,” to the Combined Financial Statements in this Information Statement for more information regarding goodwill.
Product warranties The Company provides warranties on some, but not all, of its products sold to OEMs. The warranty terms are typically from one to three years. Provisions for estimated expenses related to product warranty are made at the time products are sold. These estimates are established using historical information about the nature, frequency and average cost of warranty claim settlements as well as product manufacturing and industry developments and recoveries from third parties. Management actively studies trends of warranty claims and takes action to improve product quality and minimize warranty claims. Costs of product recalls, which may include the cost of the product being replaced as well as the customer’s cost of the recall, including labor to remove and replace the recalled part, are accrued as part of the Company’s warranty accrual at the time an obligation becomes probable and can be reasonably estimated. Management believes that the warranty accrual is appropriate;

however, actual claims incurred could differ from the original estimates, requiring adjustments to the accrual:

	Year Ended December 31,
(in millions)	2022	2021	2020
Net sales	$3,348	$3,227	$1,034
Warranty provision	$41	$39	$18
Warranty provision as a percentage of net sales	1.2%	1.2%	1.7%
The sensitivity to a 25 basis-point change (as a percentage of net sales) in the assumed warranty trend on the Company’s accrued warranty liability was approximately $8 million.
At December 31, 2022, the total accrued warranty liability was $60 million. The accrual is represented as $32 million in Other current liabilities and $28 million in Other non-current liabilities on the Combined Balance Sheets.
Refer to Note 13, “Product Warranty,” to the Combined Financial Statements in this Information Statement for more information regarding product warranties.
Pension The Company provides pension benefits to a number of its current and former employees. The Company’s defined benefit pension plans are accounted for in accordance with ASC Topic 715. The determination of the Company’s obligation and expense for its pension is dependent on certain assumptions used by actuaries in calculating such amounts. Certain assumptions, including the expected long-term rate of return on plan assets, discount rate and rates of increase in compensation are described in Note 18, “Retirement Benefit Plans,” to the Combined Financial Statements in this Information Statement. The effects of any modification to those assumptions, or actual results that differ from assumptions used, are either recognized immediately or amortized over future periods in accordance with GAAP.
The primary assumptions affecting the Company’s accounting for employee benefits under ASC Topic 715 as of December 31, 2022 are as follows:
•Expected long-term rate of return on plan assets: The expected long-term rate of return is used in the calculation of net periodic benefit cost. The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. Over time, however, the expected long-term rate of return on plan assets is designed to approximate actual earned long-term returns. The expected long-term rate of return for pension assets has been determined based on various inputs, including historical returns for the different asset classes held by the Company’s trusts and its asset allocation, as well as inputs from internal and external sources regarding expected capital market return, inflation and other variables. The Company also considers the impact of active management of the plans’ invested assets. In determining its pension expense for the year ended December 31, 2022, the Company used long-term rates of return on plan assets ranging from 1.5% to 6.3%.
Actual returns on U.K. pension assets were (35.3)% and 5.9% for the years ended December 31, 2022 and 2021, respectively, compared to the expected rate of return assumption of 4.3% and 4.0%, respectively, for the same years ended.
•Discount rate: The discount rate is used to calculate pension obligations. In determining the discount rate, the Company utilizes a full-yield approach in the estimation of service and interest components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. For its significant plans, the Company used discount rates ranging from 1.4% to 12.0% to determine its pension obligations as of December 31, 2022, including weighted average discount rates of 5.0% (including 4.9% in the U.K.). The U.K. discount rate reflects the fact that the pension plan has been closed for new participants.

While the Company believes that these assumptions are appropriate, significant differences in actual experience or significant changes in these assumptions may materially affect the Company's pension and its future expense.
The sensitivity to a 25 basis-point change in the assumptions for discount rate related to 2023 pre-tax pension expense for Company sponsored pension plans is expected to be negligible.
The following table illustrates the sensitivity to a change in assumptions for expected rate of return on assets related to 2023 pre-tax pension expense and on its pension obligations for Company sponsored pension plans:

(in millions)	Impact on expected return on plan assets	Impact on PBO
25 basis point decrease in discount rate	$2	$30
25 basis point increase in discount rate	$(2)	$(30)
Refer to Note 18, “Retirement Benefit Plans,” to the Combined Financial Statements in this Information Statement for more information regarding the Company’s retirement benefit plans.
Restructuring Restructuring costs may occur when the Company takes action to exit or significantly curtail a part of its operations or implements a reorganization that affects the nature and focus of operations. A restructuring charge can consist of severance costs associated with reductions to the workforce, costs to terminate an operating lease or contract, professional fees and other costs incurred related to the implementation of restructuring activities.
The Company generally records costs associated with voluntary separations at the time of employee acceptance. Costs for involuntary separation programs are recorded when management has approved the plan for separation, the employees are identified and aware of the benefits they are entitled to and it is unlikely that the plan will change significantly. When a plan of separation requires approval by or consultation with the relevant labor organization or government, the costs are recorded upon agreement. Costs associated with benefits that are contingent on the employee continuing to provide service are accrued over the required service period.
Income taxes The Company accounts for income taxes in accordance ASC Topic 740 (“ASC 740”). Income taxes as presented in the Company’s Combined Financial Statements have been allocated in a manner that is systematic, rational, and consistent with the broad principles of ASC 740. Historically, the Company’s operations have been included in BorgWarner’s U.S. federal consolidated tax return, certain foreign tax returns, and certain state tax returns. For the purposes of these financial statements, the Company’s income tax provision was computed as if the Company filed separate tax returns (i.e., as if the Company had not been included in the consolidated income tax return group with BorgWarner). The separate-return method applies ASC 740 to the Combined Financial Statements of each member of a consolidated tax group as if the group member were a separate taxpayer. As a result, actual tax transactions included in the consolidated financial statements of BorgWarner may not be included in these Combined Financial Statements. Further, the Company’s tax results as presented in the Combined Financial Statements may not be reflective of the results that the Company expects to generate in the future. Also, the tax treatment of certain items reflected in the Combined Financial Statements may not be reflected in the Consolidated Financial Statements and tax returns of BorgWarner. It is conceivable that items such as net operating losses, other deferred taxes, uncertain tax positions and valuation allowances may exist in the Combined Financial Statements that may or may not exist in BorgWarner’s Consolidated Financial Statements.
Since the Company’s results are included in BorgWarner’s historical tax returns, payments to certain tax authorities are made by BorgWarner, and not by the Company. For tax jurisdictions where the Company is included with BorgWarner in a consolidated tax filing, the Company does not maintain taxes payable to or from BorgWarner and the payments are deemed to be settled immediately with the legal entities paying the tax in the respective tax jurisdictions through changes in Parent company investment.

In accordance with ASC 740, the Company’s income tax expense is calculated based on expected income and statutory tax rates in the various jurisdictions in which the Company operates and requires the use of management’s estimates and judgments. Accounting for income taxes is complex, in part because the Company conducts business globally and, therefore, files income tax returns in numerous tax jurisdictions. Management judgment is required in determining the Company’s worldwide provision for income taxes and recording the related assets and liabilities, including accruals for unrecognized tax benefits and assessing the need for valuation allowances.
The determination of accruals for unrecognized tax benefits includes the application of complex tax laws in a multitude of jurisdictions across the Company’s global operations. Management judgment is required in determining the gross unrecognized tax benefits’ related liabilities. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is less than certain. Accruals for unrecognized tax benefits are established when, despite the belief that tax positions are supportable, there remain certain positions that do not meet the minimum probability threshold, which is a tax position that is more-likely-than-not to be sustained upon examination by the applicable taxing authority. The Company has certain U.S. state income tax returns and certain non-U.S. income tax returns that are currently under various stages of audit by applicable tax authorities. At December 31, 2022, the Company had a liability for tax positions the Company estimates are not more-likely-than-not to be sustained based on the technical merits, which is included in other non-current liabilities. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled
The Company records valuation allowances to reduce the carrying value of deferred tax assets to amounts that it expects are more-likely-than-not to be realized. The Company assesses existing deferred tax assets, net operating losses, and tax credits by jurisdiction and expectations of its ability to utilize these tax attributes through a review of past, current and estimated future taxable income and tax planning strategies.
Estimates of future taxable income, including income generated from prudent and feasible tax planning strategies resulting from actual or planned business and operational developments, could change in the near term, perhaps materially, which may require the Company to consider any potential impact to the assessment of the recoverability of the related deferred tax asset. Such potential impact could be material to the Company’s combined financial condition or results of operations for an individual reporting period.
The Tax Cuts and Jobs Act of 2017 (the “Tax Act”) that was signed into law in December 2017 constituted a major change to the U.S. tax system. The impact of the Tax Act on the Company is based on management’s current interpretations of the Tax Act, recently issued regulations and related analysis. The Company’s tax liability may be materially different based on regulatory developments or enacted changes to the U.S. tax law. In future periods, its effective tax rate could be subject to additional uncertainty as a result of regulatory or legislative developments related to U.S. tax law.
Refer to Note 7, “Income Taxes,” to the Combined Financial Statements in this Information Statement for more information regarding income taxes.
New Accounting Pronouncements
Refer to Note 1, “Summary Of Significant Accounting Policies,” to the Combined Financial Statements in this Information Statement for more information regarding new applicable accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The Company’s primary market risks include fluctuations in interest rates and foreign currency exchange rates. The Company is also affected by changes in the prices of commodities used or consumed in its manufacturing operations. Some of its commodity purchase price risk is covered by supply agreements with customers and suppliers. Other commodity purchase price risk is occasionally addressed by hedging strategies, which include forward contracts. The Company enters into derivative instruments only with high-credit-quality counterparties and diversifies its positions across such counterparties to reduce its exposure to credit losses. The Company does not engage in any derivative instruments for purposes other than hedging specific operating risks.
The Company has established policies and procedures to manage sensitivity to interest rate, foreign currency exchange rate and commodity purchase price risk, which include monitoring the level of exposure to each market risk. For quantitative disclosures about market risk, refer to Note 17, “Financial Instruments,” to the Combined Financial Statements in this Information Statement for information with respect to interest rate risk, foreign currency exchange rate risk and commodity purchase price risk.
Interest Rate Risk
We are exposed to market risks in the ordinary course of our business. The level of our interest rate risk is dependent on our debt exposure and is sensitive to changes in the general level of interest rates. Historical fluctuations in interest rates have not been significant for us; however, this may vary in the future as our capital structure changes.
Foreign Currency Exchange Rate Risk
Foreign currency exchange rate risk is the risk that the Company will incur economic losses due to adverse changes in foreign currency exchange rates. Currently, the Company’s most significant currency exposures relate to the Brazilian Real, British Pound, Chinese Renminbi, Euro, Indian Rupee, Korean Won, Mexican Peso, Polish Zloty, and Turkish Lira. The Company mitigates its foreign currency exchange rate risk by establishing local production facilities and related supply chain participants in the markets it serves, by invoicing customers in the same currency as the source of the products and by funding some of its investments in foreign markets through local currency loans. The Company also monitors its foreign currency exposure in each country and implements strategies to respond to changing economic and political environments. In addition, the Company regularly enters into forward currency contracts, to reduce exposure to transaction-related exchange rate risk. As of March 31, 2023, December 31, 2022 and 2021, the Company recorded a pre-tax deferred loss of $4 million, $4 million and $10 million, respectively, for designated net investment hedges within Accumulated other comprehensive (loss) income.
The significant foreign currency translation adjustments, including the impact of the net investment hedges discussed above, during the three months ended March 31, 2023 and 2022 and the years ended December 31, 2022, 2021 and 2020 are shown in the following tables, which provides the percentage change in U.S. Dollars against the respective currencies and the approximate impacts of these changes recorded within Other comprehensive (loss) income for the respective periods.

(in millions, except for percentages)	March 31, 2023
British Pound	2.0%	$9
Brazilian Real	4.4%	$6
Euro	1.3%	$4
Chinese Renminbi	0.4%	$2

(in millions, except for percentages)	March 31, 2022
Brazilian Real	18%	$22
British Pound	(3)%	$(13)
Euro	(3)%	$(9)
Turkish Lira	(10)%	$(2)

(in millions, except for percentages)	December 31, 2022
British Pound	(11)%	$(45)
Chinese Renminbi	(8)%	$(28)
Euro	(6)%	$(14)
India Rupee	(10)%	$(8)
Brazilian Real	5%	$8

(in millions, except for percentages)	December 31, 2021
Euro	(7)%	$(26)
Brazilian Real	(7)%	$(9)
British Pound	(1)%	$(5)
Korean Won	(9)%	$(3)
Chinese Renminbi	3%	$10

(in millions, except for percentages)	December 31, 2020
British Pound	3%	$22
Euro	9%	$16
Chinese Renminbi	7%	$9
Brazilian Real	(23)%	$5
Korean Won	7%	$2
Commodity Price Risk
Commodity price risk is the possibility that the Company will incur economic losses due to adverse changes in the cost of raw materials used in the production of its products. Commodity forward and option contracts are occasionally executed to offset exposure to potential change in prices mainly for various non-ferrous metals and natural gas consumption used in the manufacturing of vehicle components. As of December 31, 2022 and 2021, the Company had no outstanding commodity swap contracts.
Other Quantitative and Qualitative Disclosures About Market Risk
For information regarding interest rate risk, foreign currency exchange risk and commodity price risk, refer to Note 17, “Financial Instruments,” to the Combined Financial Statements in this Information Statement. For information regarding the levels of indebtedness subject to interest rate fluctuation, refer to Note 14, “Notes Payable And Debt,” to the Combined Financial Statements in this Information Statement. For information regarding the level of business outside the United States, which is subject to foreign currency exchange rate market risk, refer to Note 24, “Reporting Segments And Related Information,” to the Combined Financial Statements in this Information Statement.

MANAGEMENT
Executive Officers
The following are brief biographies describing the backgrounds of our executive officers following the Spin-Off.
Brady D. Ericson (51), President and Chief Executive Officer. Mr. Ericson has served as President and General Manager of BorgWarner Fuel Systems and Aftermarket since March 2022 and will serve as President and Chief Executive Officer of PHINIA. He has been an officer of BorgWarner since 2011, serving as President and General Manager of Morse Systems from June 2019 to March 2022, Chief Strategy Officer from January 2017 to June 2019 and President, Emissions Systems and BERU Systems from September 2011 to December 2016. Prior to this, he served in roles of increasing responsibility in operations, manufacturing strategy, engineering, and sales. He has served in overseas assignments in four different countries in Europe and Asia. Earlier in his career, Mr. Ericson held various sales and engineering positions with Honeywell (formerly AlliedSignal), Remy International, and Ford Motor Company. Mr. Ericson previously served on the boards of directors of Romeo System, Inc., from May 2019 to December 2020, and Romeo Power, Inc., from December 2020 to August 2021. Mr. Ericson holds a Bachelor of Science in Mechanical Engineering from Kettering University and a Master of Business Administration from Duke University.
Chris P. Gropp (58), Vice President and Chief Financial Officer. Ms. Gropp began her career at BorgWarner in 2001, serving most recently as Vice President of Finance for Fuel Systems and Aftermarket since October 2020. Over her 22 years at BorgWarner, she has held positions of increasing responsibility in several BorgWarner businesses domestically and internationally, from Plant Controller and Commercial Controller to Finance Director and Vice President of Finance for three of BorgWarner’s businesses. Prior to joining BorgWarner, Ms. Gropp was an auditor for KPMG and Director, Finance/Controller for Pressac Inc. Ms. Gropp earned a Bachelor of Science degree in Accounting from the University of Alabama. She is a certified public accountant licensed in Alabama and a member of the American Institute of Certified Public Accountants as well as the Alabama Society of Certified Public Accountants.
Robert Boyle (43), Vice President, General Counsel and Secretary. Mr. Boyle joined BorgWarner in October 2020 as part of the acquisition of Delphi Technologies, a leading provider of advanced vehicle propulsion solutions, where he was Vice President, Corporate and Securities, and Assistant Secretary from November 2018 to October 2020. Since then, he has served as BorgWarner Vice President and General Counsel (Europe) based in Germany where he has managed a diverse team of lawyers responsible for cross-border commercial, operational, and strategic matters. Prior to joining Delphi Technologies, Mr. Boyle focused on securities and corporate law matters as an attorney at General Motors Company (NYSE: GM), a multinational automotive manufacturing company, from April 2015 to November 2018. Mr. Boyle has extensive experience in commercial and strategic transactions, including public and private securities offerings and mergers and acquisitions. He also has experience working across a range of geographies, including Germany and the United States. Mr. Boyle holds a Bachelor’s Degree from Georgetown University and a Juris Doctorate from the DePaul University College of Law (Chicago).
Alisa Di Beasi (48), Vice President and Chief Human Resource Officer. Ms. Di Beasi joined BorgWarner in January 2020 as Vice President, Global Human Resources for Morse Systems. Ms. Di Beasi is a 25-year-plus human resources business partner who has worked in a wide range of industries. She brings extensive knowledge and experience leading both emerging companies and large global corporations, as well as successfully leading people functions through acquisitions. While at BorgWarner, she led the human resources integrations of Delphi Technologies, PTP and Akasol AG. Prior to her role at BorgWarner, she worked for ABB AG. ABB AG, a multinational technology leader in electrification and automation, from December 2016 to December 2019. She has worked and lived in India and Germany. Ms. Di Beasi is a two-time graduate of National Louis University (Chicago), with a Bachelor's Degree in

Science and Management and Business Administration and a Master's Degree in Human Resource Management and Organizational Behavior.
Michael Coetzee (57), Vice President and General Manager Fuel Systems Americas. Mr. Coetzee joined BorgWarner in August 2012 as Director of Operations for locations in Illinois, United States, and Juarez, Mexico. In October 2015, Mr. Coetzee transitioned to Emissions Systems as Executive Director, then rejoined Transmissions Systems in September 2016 as Vice President and General Manager, Americas. Since January 2020, he has served as Morse Systems, Vice President and General Manager, Americas where he was instrumental in various mergers and acquisitions. Since beginning his career, Mr. Coetzee has held various positions of increasing responsibility including in manufacturing engineering, maintenance, production supervision and plant management. Mr. Coetzee holds qualifications in Mechanical Engineering from Technikon Witwatersrand and Project Management from the University of Pretoria in South Africa and a Master of Business Administration from the University of Liverpool, England.
Pedro Abreu (46), Vice President and General Manager Fuel Systems Asia Pacific. Mr. Abreu began his career with BorgWarner in January 2009 as Plant Controller for Portugal. From February 2015 to August 2019, Mr. Abreu served as Plant Manager for Portugal, from July 2017 to December 2018, as Manager for the Vigo location, in Spain, from September 2019 to September 2021, as Plant Manager for the Tulle, France location. In October 2021, Mr. Abreu was promoted to the role of Vice President and General Manager Asia for Fuel Systems. Throughout his career, Mr. Abreu has held various finance and operations positions of increasing responsibility. Mr. Abreu has a Bachelor's Degree in Economics from Universidade Fernando Pessoa and holds a Master of Business Administration from Porto Business School.
John Lipinski (55), Vice President and General Manager Fuel Systems Europe. Mr. Lipinski has served as Vice President of BorgWarner since April 2023. He joined BorgWarner as part of the Delphi Technologies acquisition, where he served as Senior Director Global Manufacturing Engineering and Operations, from October 2020 to June 2022, and Vice President, Global Manufacturing Engineering for the PowerDrive Systems Business Unit, from July 2022 to April 2023. At Delphi Technologies, Mr. Lipinski served as Europe Operations Director, Electrification and Electronics, from January 2018 to September 2019, and as Global Operations Senior Director, from October 2019 to October 2020. While working for Delphi and Delphi Technologies, he had international assignments in Germany, Mexico and Poland. Mr. Lipinski has over 28 years of automotive tier one experience in operations, supply chain, and engineering. Mr. Lipinski holds a Bachelor of Science in Organizational Leadership from Purdue University.
Neil Fryer (61), Vice President and General Manager Global Aftermarket. Mr. Fryer joined BorgWarner as part of the Delphi Technologies acquisition, where he served as Vice President Global Marketing, Product and Strategic Planning for Aftermarket. Since January 2022, Mr. Fryer has served as Vice President and General Manager Global Aftermarket. Prior to joining BorgWarner, Mr. Fryer served as Vice President Global Marketing, Product and Strategic Planning for the Aftermarket Business Unit with Delphi Technologies, from December 2017 to September 2020. He previously served as Senior Vice President, Aftermarket at ZF Group, TRW, from June 2014 to November 2017, as Managing Partner Management, from September 2008 to May 2014, Vice President Aftersales Europe at Fiat Group Automobiles, from May 2004 to June 2008, Group Director Aftermarket at Bosal, from January 2000 to April 2004, and Lucas Aftermarket Operations, from October 1990 to December 1999. Mr. Fryer has extensive experience in the global aftermarket industry. Mr. Fryer holds a Bachelor of Arts in English from University of London and a Master of Business Administration from the University of Warwick, England.
Todd Anderson (53), Vice President and Chief Technology Officer. Mr. Anderson has served as the Vice President and General Manager, Fuel Injection Systems – Europe, Middle East, Africa Region since January 2021 until April 2023 and has more than 28 years of commercial vehicle and automotive tier one experience in operations, engineering, and management. He joined Delphi Technologies in May 2019 as Vice President and Managing Director, Diesel Fuel Injection Systems and was responsible for the FIS global diesel product line. Prior to his role with Delphi Technologies, Mr. Anderson was a Private Equity

Advisor with Falfurrias Capital Partners, a private equity investment firm, from February 2019 to April 2019, and President of Stemco LP, a truck equipment manufacturer, from April 2014 to August 2018. Mr. Anderson holds a Bachelor of Science degree in Mechanical Engineering from Brigham Young University and has completed the Executive Education Certification from Harvard School of Business and Executive Master of Business Administration courses from Queen’s College, North Carolina.
Christopher Gustanski (50), Vice President, Operational Excellence. Mr. Gustanski has served as Vice President Manufacturing Strategy and Quality of BorgWarner since October 2020. Mr. Gustanski joined BorgWarner as part of the Delphi Technologies acquisition, where he held a dual role as Vice President Manufacturing Engineering - Powertrain Products and Corporate Manufacturing Engineering, Lean, and Footprint Planning, from July 2019 to October 2020, and as Director of Manufacturing Engineering – Internal Combustion Engine from November 2017 to June 2019. Mr. Gustanski has held various roles throughout his 32-year career in the automotive industry, primarily in manufacturing engineering, with increasing responsibility and scope of product lines. He has global experience with manufacturing sites and technical centers across PHINIA, in addition to prior experience in global operations. Mr. Gustanski holds a Bachelor’s Degree in Mechanical Engineering and a Master’s Degree in Manufacturing Management from Kettering University, Michigan.
Matthew Logar (47), Vice President and Chief lnformation Officer. Mr. Logar became Vice President and Chief Information Officer in May 2023. With 25 years of IT experience, Mr. Logar joined PHINIA from Gentherm (NASDAQ: THRM), a developer of innovative thermal management technologies, where he served as Chief Information Officer from June 2020 to April 2023. Previous to that, Mr. Logar served Gentherm as Executive Director, Information Technology, from October 2019 to June 2020. Mr. Logar joined Gentherm from General Electric Co. (NYSE: GE) where he began his career and served in multiple Vice President and executive IT leadership roles, most recently as Vice President Account Management. Mr. Logar holds a Bachelor’s of Science in Business with a concentration in Computer Information Systems from Indiana University and a Masters in Business Administration from the University of Chicago.
Sebastian Dori (42), Vice President and Chief Purchasing Officer. Mr. Dori has served as Vice President Global Supply Management for Fuel Systems since April 2021. Mr. Dori previously served BorgWarner as Director Global Supply Chain Management of Morse Systems, from November 2020 to April 2021, Supply Chain Director Europe and South America for Turbo Systems, from February 2017 to November 2020, and Global Commodity Director for Turbo Systems, from December 2015 to February 2017. Mr. Dori has more than 15 years’ experience in the automotive industry. Mr. Dori holds an Engineering Degree (Diplom-Ingenieur (FH)) in Material Sciences from University of Giessen-Friedberg, Germany.
Board of Directors
Prior to or at the completion of the Spin-Off, we intend to appoint the following persons to our Board.
Brady D. Ericson (51). Mr. Ericson’s biographical information is set forth above. As our President and Chief Executive Officer, we believe Mr. Ericson’s extensive knowledge of PHINIA’s business, experience in the automotive and the manufacturing industries, in addition to his multi-national business experience as a leader of BorgWarner, make him uniquely qualified to understand the opportunities and challenges facing our business and serve as a member of our Board.
Rohan S. Weerasinghe (72), Non-Executive Chair of Our Board. Mr. Weerasinghe is expected to serve as the Non-Executive Chair of our Board. Previously, Mr. Weerasinghe served as General Counsel of Citigroup, Inc. (NYSE:C), a global investment bank and financial services corporation, from 2012 until his retirement in December 2021. Prior to this, he served as Senior Partner at the law firm of Shearman & Sterling LLP, from 2005 until 2012. Mr. Weerasinghe joined Shearman & Sterling in 1977 and made partner in 1985. Mr. Weerasinghe is a graduate of Harvard College and holds a Master of Business Administration from Harvard Business School and a Juris Doctorate from Harvard Law School.

We believe that Mr. Weerasinghe’s experience managing a global law firm and the legal function of a large multinational corporation, his experience advising companies, boards and chief executive officers on various legal, business and other matters, as well as his legal, regulatory and corporate governance expertise, provide him with the qualifications and skills to serve as a member of our Board.
Samuel R. Chapin (66), Former Executive Vice Chairman, Bank of America Merrill Lynch. Mr. Chapin retired as Executive Vice Chairman of Global Corporate and Investment Banking at Bank of America Merrill Lynch, a multinational investment bank, in 2016 after more than thirty years in investment banking. He served as Executive Vice Chairman of Bank of America Merrill Lynch from 2010 until 2016, during which time he was responsible for managing relationships with a number of the firm’s largest corporate clients. Mr. Chapin joined Merrill Lynch in 1984 as a member of the Mergers and Acquisitions group and was named a Managing Director in Investment Banking in 1993, Senior Vice President and head of Merrill Lynch’s global investment banking division in 2001 and Vice Chairman in 2003. He currently serves on the boards of directors, and audit committees, of O-I Glass, Inc. (NYSE: OI), Circor International, Inc. (NYSE: CIR), and PerkinElmer, Inc. (NYSE: PKI). Mr. Chapin is also an emeritus member of the Board of Trustees at Lafayette College. Mr. Chapin was appointed a Senior Advisor to Rockefeller Capital Management in 2019. Mr. Chapin is a graduate of Lafayette College and received his Master of Business Administration from the Wharton School at the University of Pennsylvania.
We believe Mr. Chapin’s extensive executive experience leading a global business, financial reporting expertise and public company board service provide him with the qualifications and skills to serve as a member of our Board.
Robin Kendrick (58), President and Chief Executive Officer, Accuride Corporation. Mr. Kendrick has served as President and Chief Executive Officer of Accuride Corporation, a manufacturer of wheel and wheel-end components for the commercial truck, passenger car and off-road vehicle industries, since June 1, 2019. Prior to joining Accuride, he served as President and General Manager of BorgWarner's Turbo Systems business from January 2018 to May 2019 and prior to that as President and General Manager of BorgWarner' s Transmission Systems business. Before joining BorgWarner in 2011, Mr. Kendrick was president and Chief Executive Officer of RGF-AG, a spin-off of Acument Global Technologies. He joined Acument in 2008 following a 10-year tenure with American Axle and Manufacturing, where he advanced in a range of operations, sales and engineering leadership roles. Mr. Kendrick holds a Bachelor of Science in Mechanical Engineering from the University of Leeds England.
We believe Mr. Kendrick's extensive experience in the automotive and manufacturing industries provide him with the qualifications and skills to serve as a member of our Board.
D’aun Norman (57), Former Audit Partner, Ernst & Young. Ms. Norman retired from Ernst & Young, a leading accounting firm, as an audit partner in June 2019, after over 30 years of assurance and advisory experience, including 16 years as a partner specializing in audits of global automotive suppliers and other industrial companies. Ms. Norman’s key audit experiences included her work on Visteon Corporation from 2013 to 2019 following the Ford spinoff and bankruptcy emergence, Federal-Mogul from 2006 to 2014 during its bankruptcy and emergence, Cooper Tire from 2008 to 2014 during merger negotiations, and Owens-Illinois from 1988 to 2006 during the leveraged buyout and exit. Ms. Norman also serves on the board of directors and audit committee of Garrett Motion, Inc. Ms. Norman has a Bachelor of Science in Business Administration, Accounting from Bowling Green State University and attended the EY Executive Education program at Kellogg School of Management, Northwestern University. She is a Certified Public Accountant and NACD Certified Director and holds an AICPA Certification in Cybersecurity Fundamentals.
We believe Ms. Norman’s extensive audit experience, auto industry knowledge and public company board service provide her with the qualifications and skills to serve as a member of our Board.
Roger J. Wood (60), Former Co-Chief Executive Officer, Tenneco Inc. Mr. Wood served as Co-Chief Executive Officer, Tenneco Inc., an automotive components original equipment manufacturer, from July 2018 until his retirement in January 2020. Previously, he served as Chairman and Chief Executive Officer of Fallbrook Technologies Inc., a privately held technology developer and manufacturer, from February 2018 to July 2018. Prior to that, he served as President and Chief Executive Officer of Dana Incorporated, a world leader in the supply of axles, driveshafts, off-highway transmissions, sealing and thermal-management products, and genuine service parts, from 2011 to 2015. Previously he served in a number of leadership positions within BorgWarner Inc., including Executive Vice President from 2009 to 2011; and as President of BorgWarner Turbo Systems Inc. and BorgWarner Emissions Systems Inc. from 2005 to 2009. Mr. Wood also serves on the board of directors of Brunswick Corp. and previously served on the boards of directors of Tenneco Inc. and Dana Holding Corporation.
We believe Mr. Wood’s substantial expertise regarding manufacturing, technology, and customer solutions and experience as a CEO of multiple international manufacturing companies provide him with the qualifications and skills to serve as a member of our Board.
Our Board Following the Spin-Off and Director Independence
We expect that all our Board members will meet the independence requirements of the Exchange, with the exception of Brady D. Ericson, our President and Chief Executive Officer. We expect to adopt Corporate Governance Guidelines that will provide a director will not be considered independent unless our Board determines that such director has no direct or indirect material relationship with the Company and that, among other things:
•a director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship;
•a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation;
•a director who is affiliated with or employed by, or whose immediate family member is a current partner of, the internal or external auditor of the Company, is a current employee of such a firm and personally works on the Company’s audit or was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit at that time, is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;
•a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee, is not “independent” until three years after the end of such service or the employment relationship;
•a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single calendar year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and
•a director who is not considered independent by relevant statute or regulation is not “independent.”
No director or executive officer is related to any other director or executive officer (or to any director or executive officer of any of our subsidiaries) by blood, marriage, or adoption. There are no arrangements or understandings between any of our directors or executive officers or any other person pursuant to which that director or executive officer was elected as a director of PHINIA or any of our subsidiaries. None of our directors or executive officers is party to, or has any material interests in, any material legal proceedings that are adverse to us or our subsidiaries.

Board Leadership Structure
Upon completion of the Spin-off and then annually thereafter, our independent directors will select an independent, non-employee director to serve as either the Board’s Non-Executive Chair or Lead Director. We anticipate that, at or before the time of the Spin-Off, our Board will separate the roles of Chair and Chief Executive Officer. Mr. Weerasinghe, an independent director, is expected to initially serve as our Non-Executive Chair and Mr. Ericson will serve as our President and Chief Executive Officer. We expect that separation of the Chair and Chief Executive Officer positions will take best synergetic advantage of the talents of two leaders and allow Mr. Ericson to devote his full attention to focusing on his responsibilities as Chief Executive Officer without the additional responsibilities of Chair. The Non-Executive Chair, or, when applicable, the Lead Director, will focus on:
•effectiveness and independence of our Board, including providing independent oversight of the Company’s management and affairs on behalf of our stockholders;
•serving as the principal liaison between our management and the independent directors;
•contributing to agenda planning and chairing the executive session of non-employee directors at each regularly scheduled Board meeting;
•facilitating discussion among the independent directors on key issues and concerns outside of Board meetings;
•consulting with the Chief Executive Officer and independent directors regarding Board agenda items;
•approving the scheduling of Board meetings and approving the agenda and materials for each Board meeting and executive session of our Board’s non-employee, independent directors;
•presiding over all meetings of our Board;
•communicating with stockholders when appropriate;
•overseeing the Chief Executive Officer, full Board, and individual director evaluation processes with the Corporate Governance Committee; and
•other responsibilities that the independent directors as a whole might designate from time to time.
No single leadership model is right for all companies at all times. We expect our Board will reserve for itself the discretion to determine the most appropriate leadership structure for us and to review the leadership structure from time to time.
Committees of the Board
Effective upon the completion of the Spin-Off, our Board will have the following committees, each of which will operate under a written charter that will be posted on our website prior to the Spin-Off.
Audit Committee
The Audit Committee will, among other things, assist our full Board in fulfilling our Board’s oversight responsibility relating to:
•ensuring the quality and integrity of our accounting, auditing, financial reporting, and risk management practices;
•overseeing the appointment, compensation, retention, and oversight of our independent registered public accounting firm;

•monitoring the independent registered public accounting firm’s qualifications, independence, and work (including resolving any disagreements between our management and the independent registered public accounting firm regarding financial reporting);
•providing pre-approval of all services to be performed by the independent registered public accounting firm;
•monitoring of the performance of our internal audit function and compliance with legal and regulatory requirements and reviewing, on behalf of our Board, our risk management programs; and
•overseeing the quality and integrity of our accounting, auditing, financial reporting and risk management practices, including as it relates to cybersecurity and assessing our compliance with ESG-related disclosure requirements.
The Audit Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the Exchange, Rule 10A-3 under the Exchange Act and our Audit Committee charter. Each member of the Audit Committee will be financially literate, and at least one member of the Audit Committee will have accounting and related financial management expertise and satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment. Upon completion of the Spin-Off, we expect our Audit Committee will consist of Ms. Norman and Messrs. Wood and Kendrick, with Ms. Norman serving as chair.
Compensation Committee
The Compensation Committee will, among other things, assist our Board in fulfilling its oversight responsibility relating to:
•reviewing and approving our executive compensation philosophy and strategy to ensure that members of management are rewarded appropriately for their contributions to corporate growth and value creation and that the executive compensation strategy supports corporate objectives and stockholder interests;
•reviewing and approving chief executive officer and other executive remuneration and compensation plans, and supervising the administration of these plans;
•ensuring that the compensation of executive officers is internally equitable, is externally competitive, motivates executive officers toward the achievement of business objectives, and aligns their focus with the long-term interests of our stockholders; and
•overseeing human capital management and assesses whether ESG goals and milestones, if appropriate, are effectively reflected in executive compensation.
Upon completion of the Spin-Off, we expect our Compensation Committee will consist of Messrs. Wood and Chapin, with Mr. Wood serving as chair.
Corporate Governance Committee
The Corporate Governance Committee will, among other things, assist our Board in fulfilling its oversight responsibility by:
•recommending Board composition and structure;
•developing and recommending appropriate corporate governance principles, including the nature, duties, and powers of Board committees;
•recommending the term of office for directors and committee members;

•reviewing and recommending qualified persons to be nominated for election or re-election as directors, including stockholders’ suggestions for Board nominations;
•recommending the emergency successor to the Chief Executive Officer;
•considering any requests for waivers of application of our Code of Ethical Conduct;
•analyzing and approving any related person transactions;
•overseeing our sustainability strategy, policies, and procedures, including corporate responsibility matters;
•receiving, reviewing, and considering stakeholder feedback on ESG topics; and
•ensuring that there is ESG expertise on the Board and awareness of ESG risks and opportunities.
The Corporate Governance Committee will also establish criteria for Board and committee membership, evaluate our policies relating to the recruitment of directors, and oversee the evaluation of our Board, its committees, and management.
The Corporate Governance Committee will consider nominees for our Board from a variety of sources, including current directors, management, retained third-party search firms, and stockholders.
Stockholder-recommended candidates and stockholder nominees whose nominations comply with the required procedures, and who meet the criteria referred to, in our by-laws and Corporate Governance Guidelines will be evaluated by the Corporate Governance Committee in the same manner as the Corporate Governance Committee’s candidates.
The Corporate Governance Committee will seek to establish and maintain a board that is strong in its collective knowledge and that possesses a diversity of skills, background, and experience in areas identified as relevant to guide the Company in execution of its business strategy, recognizing that these areas may change over time. In considering whether to recommend to the full Board any candidate for inclusion in our Board’s slate of recommended director nominees, the Corporate Governance Committee will consider, among other things, the extent to which candidates possess the following factors:
•the highest personal and professional ethics, integrity, and values;
•demonstrated business acumen, experience, and ability to use sound judgment to contribute to effective oversight of the business and financial affairs of the Company;
•ability to evaluate strategic options and risks and form independent opinions, stated constructively to contribute to guidance and direction of the Company;
•active, objective, and constructive participation at meetings of our Board and its committees, with flexibility in approaching problems;
•open-mindedness on policy issues and areas of activity affecting overall interests of the Company and its stockholders;
•stature to represent the Company before the public, stockholders, and various others who affect the Company;
•involvement only in activities and interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders;
•willingness to objectively appraise management performance in the interest of the stockholders;
•interest and availability of time to be involved with the Company and its employees over a sustained period;

•ability to work well with others, with deep and wide perspective in dealing with people and situations, and respect for the views of others;
•a reasoned and balanced commitment to the social responsibilities of the Company;
•contribution to our Board’s desired diversity and balance;
•willingness of independent directors to limit public company board service to four or fewer boards (any exceptions would require Corporate Governance Committee approval);
•willingness to tender, promptly following the annual meeting at which they are elected or re-elected as director, an irrevocable resignation that will be effective upon (1) the failure to receive the required vote at the next annual meeting at which they face re-election, and (2) our Board’s acceptance of such resignation; and
•willingness to provide all information, including completion of a questionnaire, required by the Company’s by-laws.
The Corporate Governance Committee will accept candidate recommendations and referrals from a variety of sources, including stockholders, directors, management, search firms, and other sources. An overview of the process the Corporate Governance Committee will undertake when evaluating candidates includes:
•use of a skills matrix to identify specific attributes desired to be represented on our Board;
•an assessment of the candidates’ freedom from conflicts of interest and independence;
•consideration of the narrowed pool of candidates’ qualifications, expertise, and cognitive diversity;
•qualified candidates are discussed and interviewed by the Corporate Governance Committee, Non-Executive Chair and Chief Executive Officer;
•the Corporate Governance Committee recommends nominees to the full Board;
•the full Board selects nominees;
•stockholders vote on nominees at annual stockholders’ meetings; and
•the Corporate Governance Committee will evaluate the full Board, its committees, and individual directors annually.
Upon completion of the Spin-Off, we expect our Corporate Governance Committee will consist of Messrs. Chapin, Kendrick and Weerasinghe, with Mr. Weerasinghe serving as chair.
Executive Committee
The Executive Committee will be empowered to act for the full Board during intervals between Board meetings when telephonic or virtual meetings cannot reasonably be arranged, with the exception of certain matters that by law may not be delegated.
Risk Oversight
Our Board will be primarily responsible for oversight of the strategic, operational, commercial, financial, legal, health and safety and compliance risks our Company faces, including cybersecurity threats and other cybersecurity aspects of the foregoing risks. We anticipate that oversight of risk will be an evolving process in which management, primarily through an internal enterprise risk management committee (the “ERM Committee”), assesses the degree to which risk management is integrated into business processes throughout the organization and seeks opportunities to further such integration. Our management will regularly and as needed provide our Board information, including risk assessment and management reports from the internal ERM Committee, regarding such risks.

While our Board has ultimate responsibility for oversight of our risk management practices, we anticipate that the Audit, Compensation and Corporate Governance Committees of our Board will contribute to the risk management oversight function in the manner set forth below:
•The Audit Committee will focus on financial and compliance risk, including internal controls and cybersecurity risk management practices, and receive risk assessment and management reports from our information technology and internal audit functions. It will also receive, review and discuss regular reports concerning risk identification and assessment, risk management policies and practices, and mitigation initiatives, to assure that the risk management processes we design and implement are adapted to our strategy and are functioning as expected.
•The Compensation Committee will strive to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long-term business strategy and objectives.
•The Corporate Governance Committee will oversee risk management practices in its domain, including director candidate selection, governance, sustainability, and succession matters.
We expect the members of the ERM Committee will be a cross-functional team of management leaders. Given their roles with the Company, we believe the members will be well positioned to provide the ERM Committee with the information necessary to properly identify, manage and monitor material risks associated with our business processes and provide appropriate information to the Board and its committees.
Codes of Conduct and Ethics
Prior to the completion of the Spin-Off, we will adopt a Code of Ethical Conduct, which will apply to all our directors, officers, and employees, and a Code of Ethics for CEO and Senior Financial Officers, which will apply to our Chief Executive Officer, Chief Financial Officer, Treasurer, and Controller. Each of these codes will be posted on our website at PHINIA.com prior to completion of the Spin-Off. We intend to disclose any amendments to, or waivers from, a provision of our Code of Ethical Conduct or Code of Ethics for CEO and Senior Financial Officers on our website within four business days following the date of any amendment or waiver.
Governance Principles
The Board will adopt a set of governance principles in connection with the Spin-Off to assist it in guiding our governance practices, which will be regularly reviewed by the Corporate Governance Committee. These guidelines will cover a number of areas, including Board independence, leadership, composition (including director qualifications and diversity), responsibilities, and operations; director compensation; Chief Executive Officer evaluation and succession planning; Board committees; director orientation and continuing education; director access to management and independent advisers; annual Board and committee evaluations; the Board’s communication policy; and other matters. A copy of our governance principles will be posted on our website.
Stockholder Communications with the Board
Stockholders interested in communicating with the Non-Executive Chair or with non-management directors may do so by writing to such director, in care of our Secretary, Robert Boyle. We open and forward mail to the director or directors specified in the communication.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity one of whose executive officers served on our Compensation Committee or our Board.

DIRECTOR COMPENSATION
We expect that our Board will approve an initial director compensation program pursuant to which each of our non-employee directors will receive an annual director fee and an annual equity award in connection with their services. In addition, each director will be reimbursed for out-of-pocket expenses in connection with his or her services.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The discussion and analysis below are designed to assist stockholders with understanding:
•the objectives of the executive compensation program of BorgWarner prior to the Spin-Off and our executive compensation program after the Spin-Off;
•the components of compensation paid to the persons identified in the 2022 Summary Compensation Table below, who are referred to collectively as our “named executive officers”; and
•the basis for the compensation decisions affecting those persons.
This discussion and analysis should be read together with the compensation tables located elsewhere in this Information Statement.
The information provided for 2022 and any prior periods reflects compensation earned at BorgWarner or its subsidiaries for each of the named executive officers based on their respective roles with BorgWarner or its subsidiaries during 2022 or such prior periods, and the design and objectives of BorgWarner’s executive compensation programs in place prior to the Spin-Off.
All 2022 executive compensation decisions, and all 2023 compensation decisions prior to the Spin-Off, for our named executive officers were or will be made or overseen by the Compensation Committee of the BorgWarner Board of Directors. Executive compensation decisions following the Spin-Off will be made by the Compensation Committee of the Board of Directors of PHINIA.
We believe the BorgWarner executive compensation programs described below in this Compensation Discussion and Analysis were both effective at retaining and motivating our named executive officers and competitive as compared to compensation programs at our peers. We currently anticipate that, except as otherwise described in this Compensation Discussion and Analysis, compensation programs for our named executive officers immediately following the Spin-Off will be similar to the programs currently used by BorgWarner for its executive officers. However, after the Spin-Off, the PHINIA Compensation Committee will continue to evaluate our compensation and benefit programs and may make changes as necessary to meet prevailing business needs and strategic priorities. Changes to elements of our compensation programs may be made going forward if appropriate, based on industry practices and the competitive environment for a newly formed, publicly-traded company of our size, or for other reasons.
Our Named Executive Officers
For purposes of this Information Statement, the following individuals are referred to as our named executive officers based on their status as individuals who were, or would have been, considered executive officers of BorgWarner’s Fuel Systems and Aftermarket businesses during 2022:

Name	Title
Brady D. Ericson	President and Chief Executive Officer
Chris P. Gropp	Vice President and Chief Financial Officer
Robert Boyle	Vice President and General Counsel
Todd Anderson	Vice President and Chief Technology Officer
Alisa Di Beasi	Vice President and Chief Human Resources Officer

Leading Compensation Governance Practices
The following features of BorgWarner’s executive compensation program demonstrate sound compensation governance and have been designed in the best interests of stockholders and executives. We anticipate that PHINIA will continue similar features initially after the Spin-Off.

WHAT BORGWARNER DOES	WHAT BORGWARNER DOESN’T DO
Stockholder engagement informs compensation program	No short sales of BorgWarner stock
Significant portion of executive pay is performance-based and at-risk	No pledging of BorgWarner stock
Rigorous goal setting process	No hedging of BorgWarner stock
Annual compensation assessment	No loans
Annual risk assessment	No gross-ups on excise tax or excessive perquisites
Stock ownership guidelines for executives
Clawback policy for recoupment of incentive compensation under certain conditions
Double trigger change in control provisions for restricted stock and performance shares
What Guides BorgWarner’s Compensation Program
Compensation Philosophy and Objectives
Attracting, developing, and retaining a highly talented workforce – at all levels within the organization – is a top priority at BorgWarner. BorgWarner is committed to providing competitive compensation opportunities designed to deliver equal pay for equal work regardless of race, color, age, religion, sex, sexual orientation, gender, identity/expression, national origin, disability, or protected veteran status.
As part of its regular compensation review process, BorgWarner’s Board and senior management team regularly seek input from external experts and independent compensation consultants. Informed in large part by the results of comprehensive analyses, BorgWarner ensures that its compensation program continues to support its business strategy, pay-for-performance philosophy, and competitive pay practices. Through this work, BorgWarner makes data-driven decisions about each employee’s compensation in the context of the employee’s role at BorgWarner, experience, geography, and performance. When necessary, BorgWarner makes adjustments to better align pay with external market practices or internal comparable positions.
BorgWarner also strives to ensure pay equity among comparable jobs across BorgWarner. To this end, BorgWarner examines pay among similarly-situated employees who perform comparable work to identify pay disparities or other inequities (if any). Where appropriate, BorgWarner takes corrective action consistent with its commitment to a diverse and inclusive culture where all its employees are paid equitably and have equal opportunities for success.
BorgWarner’s management regularly reports to the BorgWarner Board on each of these efforts.
In addition to the above priorities, BorgWarner’s executive compensation program aims to achieve the following objectives:
•Align the interests of its executives with the long-term interests of the business, the BorgWarner stockholders, and employees
•Motivate exceptional performance through metrics that support its long-term strategy of growth and create stockholder value
•Attract, develop, motivate, and retain top global talent
•Pay competitively across salary grades in all regions of the world
•Mitigate excessive risk taking
•Reflect the input of BorgWarner stockholders
Principal Elements of Compensation
The principal elements of compensation listed below support BorgWarner’s compensation philosophy and objectives. BorgWarner reviews each element annually and adjusts when appropriate to align with median market levels (50th percentile of BorgWarner’s compensation peer group). Total target compensation may be reasonably below or above the median considering a person’s scope of responsibilities and experience, development opportunity, changes in responsibilities and individual business performance.

Element	How It’s Paid	Key Features
Salary	Cash (Fixed)
Provides a competitive fixed rate of pay relative to similar positions in the market and enables BorgWarner to attract and retain critical executive talent
•Based on job scope, level of responsibilities, individual performance, experience, and market levels of pay

Annual Cash Incentive	Cash (Variable)
Focuses executives on achieving annual financial goals that drive long-term stockholder value
•50% based on adjusted operating margin (“AOM”), which measures BorgWarner’s profitability relative to the sales it generates
•50% based on free cash flow (“FCF”), which measures how much cash flow BorgWarner generates (after capital expenditures) to allow BorgWarner to pursue opportunities that enhance stockholder value
BorgWarner’s Compensation Committee may also apply a performance modifier of up to +/- 10% of the target award based on achievement of company-wide strategic goals. The modifier is based on quantitative or qualitative targets to drive progress and demonstrate commitment in the following areas:
•ESG initiatives including DE&I
•Acquisitions and dispositions, including integration
•Succession planning and talent development
•Leadership during unusual and challenging circumstances
•Strategic change management

Long-Term Equity Incentive	Equity (Variable)
Provides incentives for executives to execute on longer-term financial goals that drive stockholder value creation and support BorgWarner’s retention strategy
•BorgWarner grants two-thirds of the total value of the target long-term opportunity using Performance Shares
◦25% based on eProducts Revenue Mix at the end of a three-year performance period
◦25% based on eProducts Revenue at the end of a three-year performance period
◦25% based on cumulative FCF over a three-year performance period
◦25% based on relative TSR measured over a three-year performance period
•BorgWarner grants one-third of the value using Restricted Shares
◦50% vests on the second anniversary of the grant date; the remainder of the shares vest on the third anniversary of the grant date, provided that the recipient is still employed

The Decision-Making Process
The Role of the Compensation Committee
The BorgWarner Compensation Committee oversees the executive compensation program for BorgWarner’s executive officers, including Mr. Ericson. The BorgWarner Compensation Committee is comprised of independent, non-employee members of the BorgWarner Board. The BorgWarner Compensation Committee works closely with its independent consultants and management to examine the effectiveness of BorgWarner’s executive compensation program throughout the year. The BorgWarner Compensation Committee’s charter may be accessed at BorgWarner’s website, www.borgwarner.com/investors/corporate-governance, and specifies details of the BorgWarner Compensation Committee’s authority and responsibilities. The PHINIA Compensation Committee’s charter is expected to be substantially similar to the BorgWarner Compensation Committee’s charter initially after the Spin-Off.

The BorgWarner Compensation Committee also performs a strategic review of BorgWarner’s executive officers’ compensation at least annually, in addition to regular discussions at BorgWarner Compensation Committee meetings held throughout the year. Reflecting BorgWarner’s intent to pay for performance, the BorgWarner Compensation Committee evaluates BorgWarner’s compensation philosophy and objectives to ensure they align with BorgWarner’s business strategies, competitive realities, and the BorgWarner Board’s determination of what is in the best interests of stockholders. The BorgWarner Compensation Committee also considers feedback from stockholders. After consideration of all of these data points, the BorgWarner Compensation Committee determines whether the compensation program: (1) meets these objectives, (2) provides adequate incentives and motivation to BorgWarner’s executive officers, and (3) appropriately compensates the executive officers relative to comparable officers at other companies with which BorgWarner competes for executive talent. For compensation decisions relating to executive officers other than BorgWarner’s CEO, the BorgWarner Compensation Committee considers recommendations from BorgWarner’s CEO.
The Role of Management
BorgWarner’s CEO submits his recommendations for the compensation of his direct reports to the BorgWarner Compensation Committee for its approval. The BorgWarner CEO does not participate in the deliberations of the BorgWarner Compensation Committee regarding his own compensation. Independent members of the BorgWarner Board make all final determinations regarding CEO compensation. This process: (1) ensures that the BorgWarner Compensation Committee routinely receives and considers management input, (2) provides transparency, and (3) maintains committee oversight.
In connection with the Spin-Off, BorgWarner anticipated that Mr. Ericson, Ms. Gropp, Mr. Anderson, Mr. Boyle and Ms. Di Beasi would be named executive officers of PHINIA, and as a result, the BorgWarner Compensation Committee approved their compensation effective as of the completion of the Spin-Off. In 2022, Ms. Gropp, Mr. Anderson, Mr. Boyle and Ms. Di Beasi were not direct reports of BorgWarner’s CEO, and their compensation was set in the ordinary course in accordance with BorgWarner’s compensation practices.
The Role of the Independent Compensation Consultant
The BorgWarner Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant for 2022. The BorgWarner Compensation Committee annually reviews its relationship with Pearl Meyer to ensure continued independence. The review process includes consideration of the factors impacting independence set forth in New York Stock Exchange rules. Pearl Meyer reports directly to the BorgWarner Compensation Committee and provides benchmarking data to the BorgWarner Corporate Governance Committee with respect to BorgWarner Board compensation.
Pearl Meyer regularly participates in BorgWarner Compensation Committee meetings and, in collaboration with the BorgWarner Compensation Committee, aids in determining the appropriate compensation program, design, levels, and peer groups for BorgWarner.
The BorgWarner Compensation Committee also engaged Pearl Meyer to advise on the PHINIA executive compensation program that would be in place at the time of the Spin-Off, including the compensation philosophy, compensation peer group and compensation for our executive officers.
The Role of Peer Groups
Compensation Peer Group: The BorgWarner Compensation Committee regularly assesses the market competitiveness of BorgWarner’s executive compensation program based on data from a comparator peer group (called “the compensation peer group”). The BorgWarner Compensation Committee reviews and determines the compensation peer group’s composition on an annual basis, considering input from its independent compensation consultant and management. In evaluating and setting compensation, the BorgWarner Compensation Committee considers several factors including individual and business performance, internal equity, retention, the degree of alignment between the executive’s job duties and the benchmarked job description as well as an assessment of market practices. The benchmarking exercise is a useful tool that allows BorgWarner to regularly review the market in which it competes for talent and provides credibility for its compensation program with its employees and stockholders.
The following companies comprised the 2022 compensation peer group for BorgWarner:

3M Company	Eaton Corporation plc	PACCAR Inc.
Adient plc	Emerson Electric Co.	Parker-Hannifin Corporation
American Axle & Manufacturing Holdings, Inc.	Fortive Corporation	Rockwell Automation, Inc.
Aptiv PLC	Honeywell International Inc.	Stanley Black & Decker, Inc.
Autoliv, Inc.	Illinois Tool Works Inc.	Tenneco Inc.
Cummins Inc.	Lear Corporation	Textron Inc.
Dana Incorporated	Magna International Inc.	The Goodyear Tire & Rubber Company
Deere & Company	Navistar International Corporation	Trane Technologies plc
Dover Corporation	Oshkosh Corporation
In connection with the Spin-Off, the BorgWarner Compensation Committee selected a new compensation peer group that reflects the expected profile of PHINIA after the Spin-Off as shown below:

Allison Transmission Holdings, Inc.	Dover Corporation	Modine Manufacturing Company
American Axle & Manufacturing Holdings, Inc.	Flowserve Corporation	Oshkosh Corporation
Autoliv, Inc.	Fortive Corporation	Rockwell Automation, Inc.
Cooper-Standard Holdings, Inc.	Fox Factory Holding Corp.	Standard Motor Products Inc.
Dana Incorporated	Gentex Corporation	Superior Industries International, Inc.
Dorman Products, Inc.	LCI Industries	Visteon Corporation
PHINIA’s Compensation Committee is expected to select a peer group for use in setting executive compensation for PHINIA following the Spin-Off, which may consist of the preceding peer group or a different peer group.
Performance Peer Group: For performance share grants in 2022, the BorgWarner Compensation Committee adopted the Automotive Parts & Supplier index performance peer group for purposes of measuring relative TSR. This performance peer group is more specific to BorgWarner’s current industry.

The following companies comprise this performance peer group:

Allison Transmission Holdings, Inc.	Gentex Corporation	Modine Manufacturing Company
American Axle & Manufacturing Holdings, Inc.	Gentherm Incorporated	Standard Motor Products, Inc.
Aptiv PLC	Honeywell International Inc.	Stoneridge, Inc.
Autoliv, Inc.	Horizon Global Corporation	Strattec Security Corporation
Commercial Vehicle Group, Inc.	Illinois Tool Works Inc.	Superior Industries International, Inc.
Cooper-Standard Holdings Inc.	LCI Industries	Tenneco Inc.
Dana Incorporated	Lear Corporation	Visteon Corporation
Dorman Products, Inc.	Magna International, Inc.
Fox Factory Holding Corp.	Meritor, Inc.
PHINIA’s Compensation Committee is expected to select a peer group for use in any performance share grants for PHINIA following the Spin-Off.
Treatment of Our Named Executive Officers’ Long-Term Equity Incentives in Connection with the Spin-Off
The equity-based awards that are held by our named executive officers who will continue with us after the Spin-Off will be treated the same as equity awards held by other employees who will continue with PHINIA, as described under “The Spin-Off—Treatment of Equity Awards.”
2022 Executive Compensation Program In Detail
Base Salary
BorgWarner establishes executives’ base salaries taking into account the scope of the executive’s responsibilities, time in position, individual experience, internal equity, individual performance, and business performance. When considering market competitive base salaries, BorgWarner targets the median level among its peer group companies, which it determines annually. BorgWarner reviews base salaries annually in April and adjusts as appropriate to align with market levels.
Based on the foregoing considerations, BorgWarner established the following annual base salaries for our named executive officers for 2022:

Executive Officer	Salary Prior to April 1, 2022	Salary Effective from April 1, 2022
Brady D. Ericson	$650,000	$675,000
Chris P. Gropp	$329,616	$339,505
Robert Boyle	$320,000	$333,120
Todd Anderson	$315,000	$324,450
Alisa Di Beasi	$300,105	$310,609
In connection with her transfer from BorgWarner’s Morse Systems business unit to its Fuel Systems & Aftermarket business unit effective July 1, 2022, Ms. Di Beasi’s base salary was increased to $326,139 to reflect her increased role and responsibilities.

As part of the annual review process, taking into account anticipated changes in responsibilities following the Spin-Off, BorgWarner approved the following base salaries effective as of the Spin-Off:

Executive Officer	Salary Effective April 1, 2023	Salary Effective at Spin-Off
Brady D. Ericson	$700,000	$875,000
Chris P. Gropp	$356,480	$500,000
Robert Boyle	$344,113	$395,000
Todd Anderson	$347,162	$347,162
Alisa Di Beasi	$342,446	$355,000
Management Incentive Plan
BorgWarner’s Management Incentive Plan (“MIP”) is BorgWarner’s cash-based, annual incentive plan for executives and is intended to drive executive behavior to accomplish key business strategies. MIP plays a critical role in BorgWarner’s continued efforts to be a propulsion leader even as the automotive industry makes the significant shift to accelerate EV production. For this reason, BorgWarner management with the support of the BorgWarner Compensation Committee determined that all members of the senior leadership team, including our Chief Executive Officer, should be on the same compensation plan which is directly tied to BorgWarner performance.
During 2022, Mr. Ericson was an executive officer of BorgWarner, and Mr. Boyle was a corporate employee subject to the same MIP bonus calculation as Mr. Ericson, while the other named executive officers of PHINIA were not. Therefore, there were differences in the MIP bonus calculations for the other named executive officers to the extent they had different targets that were partially related to the Business Unit with which they were associated, as described below.
2022 MIP Target Award Opportunities
BorgWarner expresses target bonus opportunities as a percentage of base salary and establishes them based on the named executive officer’s level of responsibility and ability to impact BorgWarner’s overall results. The BorgWarner Compensation Committee also considers market data in setting target award amounts.
The 2022 target bonus opportunities for our named executive officers were 120% of base salary for Mr. Ericson, 45% of the base salary for Mr. Anderson, and a fixed target bonus opportunity of $122,000 for each of our other named executive officers. Named executive officers receive 50% of the target opportunity for achieving threshold performance and 200% of the target opportunity for achieving maximum performance or above, with results in between these levels linearly interpolated.
2022 MIP Performance Goals and Results
Each year, the BorgWarner Compensation Committee establishes threshold, target, and maximum performance goals for BorgWarner and business segments at the beginning of the calendar year. To establish these goals, the BorgWarner Compensation Committee considers the broader economic environment, industry conditions, and BorgWarner’s current guidance and past performance with respect to operating earnings and cash flow generation.
The BorgWarner Compensation Committee based performance under the 2022 MIP on the achievement of two pre-established financial performance metrics: AOM and FCF. The BorgWarner Compensation Committee selected these metrics because delivering strong operating income and efficient capital deployment that leads to cash flow generation are critical to BorgWarner’s long-term success. AOM and FCF were weighted equally for our named executive officers other than Ms. Gropp, Mr. Anderson and Ms. Di Beasi who had additional Business Unit performance measures as described below.

AOM and FCF were calculated and defined as follows:

AOM%	=	Adjusted Operating Income	÷	Net Sales
AOM%
Adjusted operating margin is defined as (1) U.S. GAAP Operating Income adjusted to eliminate the impact of restructuring expense; merger, acquisition, and disposition expense; other net expenses, discontinued operations; other gains and losses not reflective of BorgWarner’s ongoing operations; and any related tax effects, divided by (2) externally reported sales.

The BorgWarner Compensation Committee selected AOM because it:
•is an historical indicator of BorgWarner’s primary internal performance metrics, which is measured and reported monthly by every manufacturing location globally;
•supports BorgWarner’s longer-term goal of sustaining its historically strong margin profile;
•has a high degree of correlation to improved stock price performance; and
•is strongly connected to the determination of economic value.

FCF	=	Operating Cash Flow	-	Capital Expenditures, including Tooling Outlays
FCF
Free cash flow is defined as (1) the net cash provided by operating activities minus (2) capital expenditures, including tooling outlays, and (3) adjusted for operating cash inflows or outflows not reflective of BorgWarner’s ongoing operations.

The BorgWarner Compensation Committee selected FCF because it places emphasis on driving strong cash flow performance, which supports BorgWarner’s ability to invest in future growth plans and to return value directly to stockholders.
The BorgWarner Compensation Committee set the 2022 target performance levels for AOM and FCF based on the BorgWarner Board-approved annual budget, which was within BorgWarner’s February 2022 guidance range for these metrics. The BorgWarner Compensation Committee set the maximum performance levels well above the high end of those ranges to require significant outperformance to achieve a maximum payout. The BorgWarner Compensation Committee also set threshold performance levels to allow a payout for performance below the target that was consistent with the outperformance required for a maximum payout.
The 2022 AOM and FCF performance targets and actual results were as follows:

Performance Metric	Performance Level			Actual Results
	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
BorgWarner AOM	9.8%	10.3%	10.8%	10.26%
BorgWarner FCF	$650 million	$750 million	$850 million	$860 million
For 2022, BorgWarner delivered AOM of 10.26%, which was between the threshold and target performance levels, and FCF of $860 million, which was above the maximum performance level. As a result of this performance, the AOM portion of the award resulted in a payout of 96%. The FCF portion of the award resulted in a 200% payout. With a 50% weighting for each of the metrics, BorgWarner’s performance resulted in a combined payout of 148% under the 2022 MIP for our named executive officers other than Ms. Gropp, Mr. Anderson and Ms. Di Beasi as illustrated below.
The performance measures and goals, the weightings and the actual results for Ms. Gropp and Mr. Anderson were as follows:

Performance Metric		Performance Level			Actual Results
	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
BorgWarner AOM	30%	9.8%	10.3%	10.8%	10.26%
BorgWarner FCF	30%	$650 million	$750 million	$850 million	$860 million
Fuel Systems AOM	40%	10.37%	10.87%	11.37%	11.08%
Based on the above weightings for each of the metrics, actual performance resulted in a combined payout of 146% under the 2022 MIP for Ms. Gropp and Mr. Anderson.
Ms. Di Beasi transferred from BorgWarner’s Morse Systems business unit to its Fuel Systems & Aftermarket business unit effective July 1, 2022. Accordingly, Ms. Di Beasi’s performance measures and goals were pro-rated for the period of January 1, 2022 to June 30, 2022 as follows:

Performance Metric		Performance Level			Actual Results
	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
BorgWarner AOM	30%	9.8%	10.3%	10.8%	10.26%
BorgWarner FCF	30%	$650 million	$750 million	$850 million	$860 million
Morse Systems AOM	40%	17.29%	17.79%	18.29%	17.89%
Ms. Di Beasi’s performance measures and goals were pro-rated for the period of July 1, 2022 to December 31, 2022 as follows:

Performance Metric		Performance Level			Actual Results
	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
BorgWarner AOM	30%	9.8%	10.3%	10.8%	10.26%
BorgWarner FCF	30%	$650 million	$750 million	$850 million	$860 million
Fuel Systems AOM	20%	10.37%	10.87%	11.37%	11.08%
Aftermarket AOM	20%	13.77%	14.27%	14.77%	15.38%
Based on the above weightings for each of the metrics, actual performance resulted in a combined payout of 147% under the 2022 MIP for Ms. Di Beasi.
2022 MIP Performance Modifier
The BorgWarner Compensation Committee carefully considers each element BorgWarner’s executive compensation program to ensure that those elements promote execution of its strategy. To further BorgWarner’s mission to execute on its accelerated electrification strategy and continue to deliver innovative and sustainable mobility solutions for the vehicle market, the BorgWarner Compensation Committee added a performance modifier to the 2022 MIP effective January 1, 2022. The Committee may apply up to plus or minus 10% of the target MIP award for all MIP participants, based on achievement of

Company-wide strategic goals. The payout remains capped at 200% of target (e.g., if financial performance is at maximum performance level, then the modifier cannot increase the award).
The BorgWarner Compensation Committee bases the modifier on quantitative or qualitative targets to drive progress and demonstrate commitment in the following areas:
•ESG initiatives including DE&I
•Acquisitions and dispositions, including integration
•Succession planning and talent development
•Leadership during unusual and challenging circumstances
•Strategic change management
The achievements the BorgWarner Compensation Committee considered for 2022 included those set out in the table below:

ESG initiatives including DE&I
•Incentivized energy reduction through an added metric to the Employee Incentive Plan
•Installed technology to collect real-time data on electricity and natural gas usage in BorgWarner’s operations
•BorgWarner announced 2026 goals for global female representation (35%) and racial/ethnic minority representation in the US (30%) as well as achieving and maintaining pay equity
•Progress on these goals in 2022 showed that global female representation improved to 30.4% (up from 30.1% in 2021) and racial/ethnic minority representation in the United States increased to 26.4% (up from 25% in 2021)

Acquisitions and dispositions, including integration
•Announced spin-off of Fuel Systems and Aftermarket business unit
•Expanded eMotor, eFan and charging capabilities with four acquisitions
•Completed acquisition of 100% of the Akasol Battery Business

Succession planning and talent development
•Over 100 female talents participated in various Women in Leadership events with over 1/3 of this population experiencing a job change
•Over 1,000 engineers were hired into electrification roles helping to deliver BorgWarner’s Charging Forward strategy
•Launched an upskilling program to add electrification skills to our current engineering workforce training over 190 engineers between the United States and Europe
•Offered virtual training in basic electrification to over 1,500 employees

Leadership during unusual and challenging circumstances
•The management team was able to manage the impact of inflationary cost increases through non-contractual price increases
•The management team was able to mitigate the impact of supply chain disruptions from chip shortages and other global events

Strategic Change Management
•Successful execution of the Charging Forward strategy with organic electric vehicle revenue growth of more than $3 billion of booked revenue in 2025
•When combined with the electric vehicle revenue acquired as a result of the Akasol, Santroll, Rhombus and SSE acquisitions, BorgWarner believes it is on track to achieve around $4.3 billion of electric vehicle revenue by 2025.

The table above demonstrates that the BorgWarner management team made significant achievements in 2022 in multiple aspects and areas of the business in addition to strong financial performance. After careful review of the actions and the commitment that management demonstrated to these company-wide strategic goals detailed above, the BorgWarner Compensation Committee, on a subjective basis, approved a performance modifier of 10% of the MIP target award payout shown above to be added for all MIP eligible participants, including the BorgWarner named executive officers.
For Mr. Ericson, this performance provided the following bonus payout.

MIP Result % of Target Bonus	=	AOM% 96% Payout as % of Target x 50%	+	FCF 200% Payout as % of Target x 50%	+	Performance Modifier 10% Payout as % of Target	=	158%

Bonus Payout	=	Base Salary of $675,000	×	Target Percentage of Base Salary (120%)	×	MIP Result of 158% of Target Bonus	=	$ 1,279,800

Name	MIP Payout as % of Target Based on Actual AOM Performance	MIP Payout as % of Target Based on Actual FCF Performance	MIP Payout as % of Target Based on Actual Business Unit Performance	MIP Payout as % of Target Based on Performance Modifier	Bonus Payout
Brady D. Ericson(1)	96%	200%	N/A	10%	$1,279,800
Chris P. Gropp(2)	96%	200%	142%	10%	$189,832
Robert Boyle(1)	96%	200%	N/A	10%	$192,760
Todd Anderson(2)	96%	200%	142%	10%	$211,032
Alisa Di Beasi(2)	96%	200%	146%	10%	$191,642
_____________
(1)Mr. Ericson’s and Mr. Boyle’s MIP payouts were weighted 50% to AOM and 50% to FCF.
(2)Ms. Gropp’s, Mr. Anderson’s and Ms. Di Beasi’s MIP payouts were weighted 30% AOM, 30% FCF and 40% Business Unit AOM.
Long-Term Equity Incentives
BorgWarner believes that long-term performance is driven through an ownership culture that rewards executives for maximizing long-term stockholder value. BorgWarner’s long-term incentive plans are intended to provide participants with appropriate incentives to acquire equity interests in BorgWarner and align their interests with the interests of its stockholders.
2020-2022 Performance Share Awards Earned
For the 2020-2022 performance cycle, participants could earn performance shares based on the achievement of three equally weighted measures: relative total shareholder return (“relative TSR”), relative revenue growth (“RRG”), and adjusted earnings per share. Results for the 2020-2022 performance cycle were as follows:
•Relative TSR Payout for 2020-2022: BorgWarner’s relative TSR was at the 50th percentile of the performance peer group, which was at the target level for a payout resulting in a 100% payout of TSR performance shares.
•RRG Payout for 2020-2022: BorgWarner’s annualized revenue growth, excluding the impact of changes in currency values and merger, acquisition, and disposition activity (in the year in which the merger, acquisition, or disposition activity occurred), was 5.6%, while the weighted average vehicle production decreased by 3.4%. The resulting 9.0% outperformance relative to the market resulted in a 2020-2022 RRG performance share payout at 200% of target.
•Adjusted EPS for 2020-2022: BorgWarner’s adjusted earnings per share, excluding the impact of changes in currency values and merger, acquisition, and disposition activity (in the year in which the merger, acquisition, or disposition activity occurred), was $5.10 which was between the threshold level of $4.50 and the target of $5.20 and resulted in a 2020-2022 Adjusted EPS performance share payout at 93% of target.
Of our named executive officers, only Mr. Ericson received performance shares for the 2020-2022 performance cycle. Mr. Ericson’s performance shares were earned as set out in the table below. Our other named executive officers received restricted stock and were not eligible for performance shares.

	Total Stockholder Return		Relative Revenue Growth		Adjusted Earnings Per Share
Name	Shares at Grant	Shares Earned	Shares at Target	Shares Earned	Shares at Target	Shares Earned
Brady D. Ericson	7,770	7,770	7,770	15,540	7,770	7,226
2022-2024 Performance Share Awards
The BorgWarner Compensation Committee considers a mix of equity vehicles when granting long-term incentive awards. For 2022, BorgWarner delivered two-thirds of the total value of the target long-term incentive opportunity through performance shares and one third through restricted stock for its executive officers. The performance shares would be earned over the three-year performance period of 2022-2024 based on achievement of pre-determined performance goals related to the metrics set out below:

Performance Metric	Weighting	Definition
eProducts Revenue Mix	25%	Calculated as a percentage of BorgWarner’s total pro forma Revenue in 2024 derived from eProducts*^
eProducts Revenue	25%	BorgWarner’s total pro forma Revenue in 2024 derived from eProducts^
Cumulative Free Cash Flow	25%	Operating Cash Flow less Capital Expenditures for the three-year period from 2022-2024
Relative TSR	25%	Determined by ranking BorgWarner’s three-year TSR among a peer group of companies (see the “Performance Peer Group” above)
_____________
*    Total 2024 revenue derived from eProducts will be divided by total BorgWarner 2024 Revenue to calculate the metric “eProducts as % of Total Revenue” for 2024.
^    eProducts revenue will be subject to the following adjustments: (1) For any acquisitions completed during calendar year 2024, the full amount of 2024 eProducts revenue from the acquired company will be included in the numerator and the full amount of 2024 revenue from the acquired company will be included in the denominator (on a proforma basis), as though the acquisition had been completed on January 1, 2024; and (2) for any dispositions completed during calendar year 2024, the full amount of 2024 Revenue from the disposition will be excluded from the numerator (if applicable) and the denominator (on a proforma basis), as though the disposition had been completed on January 1, 2024.
The BorgWarner Compensation Committee established this mix for the 2022-2024 performance cycle to place emphasis on delivering organic and inorganic growth to drive higher eProducts revenue and generating FCF in BorgWarner’s core business to help fund investments in eProducts, while maintaining a balanced focus on long-term growth and stockholder value creation. Actual award payouts for each performance metric for the 2022-2024 performance cycle can range between 0% and 200% of target based on performance results as follows:

eProducts Revenue Mix
Performance Level	Achievement	Payout as a % of Target
Maximum	≥24.0%	200%
Target	16.0%	100%
Threshold	12.0%	50%
Below Threshold	<12.0%	0%

eProducts Revenue
Performance Level	Achievement	Payout as a % of Target
Maximum	≥$4.0B	200%
Target	$3.0B	100%
Threshold	$2.0B	50%
Below Threshold	<$2.0B	0%

Cumulative FCF
Performance Level	Achievement	Payout as a % of Target
Maximum	≥$2.0 billion	200%
Target	$1.7 billion	100%
Threshold	$1.4 billion	50%
Below Threshold	<1.4 billion	0%

Relative TSR
Performance Level	Percentile Rank Achievement	Payout as a % of Target
Maximum	≥75th	200%
	65th	160%
Target	50th	100%
	35th	55%
Threshold	25th	25%
Below Threshold	Below 25th	0%
Restricted Stock
Generally, BorgWarner grants restricted stock in February and one-half of the shares will vest on the second anniversary of the grant date and the remainder of the shares will vest on the third anniversary of the grant date, in each instance provided that the recipient is still employed. BorgWarner uses a consistent methodology based on the market median for long-term incentives to determine the target dollar amount of the long-term incentive opportunity for each executive. BorgWarner grants performance share awards and restricted stock in terms of a number of shares and converts the target dollar amount to a specific number of shares. BorgWarner calculates this by using the average closing price of BorgWarner’s common stock for the last five trading days of the year preceding the date of grant, which coincides with the end of the prior performance period for performance shares.

Treatment of Equity in the Event of a Change of Control
In response to stockholder feedback, BorgWarner revised the terms of its equity plans starting in 2018 to subject all restricted stock and performance shares to double-trigger vesting (rather than single-trigger vesting) upon a change of control. Specifically, to the extent the successor or purchaser in a change of control transaction honors or assumes on an equivalent basis outstanding equity-based awards, these awards will not automatically be subject to accelerated exercisability, vesting, or settlement upon the change of control. Rather, vesting will occur upon the participant’s termination of employment if he or she is terminated without cause or if the participant terminates for good reason (assuming the participant has such right under an employment or other agreement) during the two-year period following the change of control.
If the successor or purchaser in the change of control transaction does not assume the awards or issue replacement awards, then upon the date of the change of control, restricted stock will become fully vested and performance shares will vest proportionately (based on the performance period up to the change of control date compared to the original performance period of the grant) with performance deemed to be satisfied at target.
Treatment of Our Named Executive Officers’ Long-Term Equity Incentives in Connection with the Spin-Off
Long-term equity incentive awards held by our named executive officers who will continue with us after the Spin-Off will be treated in the same way as equity awards held by other employees who will continue with us, as described under “The Spin-Off—Treatment of Equity Awards.”
Other Executive Compensation Practices, Policies and Guidelines
Stock Ownership Guidelines
To promote equity ownership and align the interests of management and our stockholders, BorgWarner has established stock ownership guidelines that outline its expectations for its executives to hold a significant and sustained long-term personal financial interest in BorgWarner. The guidelines are as follows:

CEO	CFO	Business Presidents and Executive Vice Presidents
6x base salary	3x base salary	2x base salary
BorgWarner expects executives to meet the guidelines within five years after appointment as an officer. Shares counted to meet the ownership guidelines include vested and non-vested restricted shares, vested performance share awards, and shares held by the executive under BorgWarner’s Retirement Savings Plan and the Retirement Savings Excess Benefit Plan. The BorgWarner Compensation Committee also approved a holding requirement for officers who do not meet their ownership guideline; officers must hold at least 50% of any performance share awards or restricted shares that become vested until their ownership guideline is met. BorgWarner’s Compensation Committee reviews the ownership level for all persons covered under this guideline each year.
In connection with the Spin-Off, we anticipate adopting stock ownership guidelines similar to those described above relating to our executive officers and our securities.
Clawback Policy
BorgWarner’s Board adopted a policy setting forth procedures to recover payment in the event that an executive engages in any fraud or intentional illegal conduct that materially contributed to the need for a restatement of BorgWarner’s publicly filed financial results. Performance-based compensation received by the executive during the three-year period preceding the restatement will be subject to reduction or reimbursement to BorgWarner at the BorgWarner Compensation Committee’s discretion. In connection with the Spin-Off, we anticipate adopting a policy similar to the foregoing relating to our executive officers after the Spin-Off. We also intend to include provisions in the policy, or to modify the policy as needed, to comply with the listing standards expected to be adopted pursuant to the SEC’s 2022 rulemaking on compensation recovery policies.
Short Sales, Pledging, & Hedging
Generally, BorgWarner’s Insider Trading and Confidentiality Policy prohibits directors and employees from engaging in any transaction involving a put, call, or other option on BorgWarner securities, from selling any BorgWarner securities he or she does not own (i.e., “selling short”), from pledging any BorgWarner securities as collateral to secure personal loans or other obligations, and from engaging in hedging or monetization transactions involving BorgWarner securities. The types of hedging or monetization transactions prohibited by the policy include the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In connection with the Spin-Off, we anticipate adopting a policy similar to the policy applying to our directors and employees and our securities.
Executive Benefits and Perquisites
Our named executive officers are, prior to the Spin-Off, eligible to participate in BorgWarner’s employee benefit plans on the same basis as other employees (such as medical, dental, and vision care plans; health care flexible spending accounts; life, accidental death and dismemberment, and disability insurance; employee assistance programs; and a defined contribution retirement plan, including a 401(k) feature). Following the Spin-Off, we anticipate that they will be eligible to participate in our employee benefit plans on the same basis as other employees. BorgWarner provides the retirement plans described in “Executive Compensation—Executive Compensation Tables—Pension Plans” to all employees to permit them to accumulate funds for retirement and to provide a competitive retirement package.
U.S.-based executives who exceed the limits under the qualified BorgWarner Inc. Retirement Savings Plan participate in the BorgWarner Inc. Retirement Savings Excess Benefit Plan. For further detail, see “Executive Compensation—Executive Compensation Tables—Non-Qualified Deferred Compensation for 2022.”
Executive perquisites for the U.S.-based named executive officers are limited to a taxable annual perquisite allowance. Following the Spin-Off, the annual perquisite allowance is expected to be $50,000 for Mr. Ericson, $35,000 for Ms. Gropp and $25,000 for the other named executive officers. BorgWarner generally does not provide, and we do not anticipate providing after the Spin-Off, tax gross-ups on benefits or perquisites.
The BorgWarner named executive officers may use BorgWarner’s corporate aircraft for personal purposes in special circumstances as determined by BorgWarner’s CEO. On certain limited occasions, and consistent with BorgWarner policy, a named executive officer’s spouse or other family member may accompany the officer on a business trip in which corporate aircraft is used. BorgWarner does not incur any additional direct operating cost in such situations because there is no incremental cost associated with the additional traveler.
None of our named executive officers participates in or has account balances in any BorgWarner-sponsored qualified or non-qualified defined benefit pension plans.
Change of Control Agreements
BorgWarner has entered into Change of Control Employment Agreements (“COC Agreements”), with each of its executive officers, including Mr. Ericson, and certain other executives. In establishing the COC Agreements, BorgWarner’s Board determined that it was in the best interests of BorgWarner and its stockholders to (1) maintain the officers’ continued dedication in the event of either a contemplated or actual change of control, and (2) provide three years of compensation to officers terminated in connection with a change of control so as to focus their attention on executing the transaction rather than the personal uncertainties and risks associated with such change of control.

COC Agreements: (1) do not provide for excise tax gross-up provisions, (2) condition the receipt of certain benefits on the execution of a non-compete agreement, and (3) incorporate a clause that allows an executive to forego certain benefits in the event that receipt would trigger the excise tax. See “Executive Compensation—Executive Compensation Tables—Non-Qualified Deferred Compensation for 2022—Change of Control Employment Agreements” for further details. In connection with the Spin-Off, we anticipate entering into agreements similar to the COC Agreements with our named executive officers, but relating to employment with, and potential change of control events involving, PHINIA, and providing for two years of compensation rather than three. The Spin-Off does not constitute a change of control under the COC Agreements.
Each of our named executive officers is eligible for severance benefits under the BorgWarner Inc. Transitional Income Plan, or TIP. BorgWarner established the TIP to provide some financial protection to all U.S. salaried employees in the event that their employment is terminated for reasons beyond their control. The TIP benefit includes a lump sum payment that is based on length of service (with a maximum benefit of 26 weeks of base salary) and medical coverage. In no event would an officer receive a payment under both the COC Agreement and the TIP. In connection with the Spin-Off, we anticipate adopting a plan similar to the TIP to provide severance protections to substantially all of our U.S. salaried employees, including our named executive officers, in the event of an involuntary termination without cause not in connection with a change of control of PHINIA.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986 generally provides that a public corporation may not deduct for tax purposes compensation in excess of $1 million that it paid for any calendar year to certain covered employees – generally including our named executive officers.
In determining our executive compensation for 2022, BorgWarner considered the tax deductibility of compensation as well as the goals of its compensation program, and it retained the flexibility to provide compensation that is consistent with our goals, even if such compensation would not be fully tax-deductible. Because many different factors influence a well-rounded, comprehensive executive compensation program, some of the compensation we provide to our executive officers is likely not to be fully deductible due to Section 162(m).
Retention Bonuses
In connection with the Spin-Off, we have awarded retention bonuses to each of our named executive officers other than Mr. Ericson. The retention bonuses are in the amount of six months’ base salary (as in effect on April 1, 2022) and will be earned in the event that the executive remains employed until the distribution and transfers employment from BorgWarner to us. We set the amount of the retention bonuses with the intention to provide a meaningful incentive to remain employed through the Spin-Off and transfer to PHINIA.

Executive Compensation Tables
2022 SUMMARY COMPENSATION TABLE
The following table sets forth the compensation earned by our named executive officers for service with BorgWarner or its subsidiaries during 2022:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Brady D. Ericson President and CEO	2022	668,750	—	2,028,631	1,279,800	—	287,661	4,264,842
Chris P. Gropp VP and Chief Financial Officer	2022	337,033	—	199,273	189,832	—	306,573	1,032,711
Robert Boyle VP and General Counsel	2022	329,840	—	193,740	192,760	—	928,513	1,644,853
Todd Anderson VP and Chief Technology Officer	2022	322,088	—	188,207	211,032	—	605,489	1,326,816
Alisa Di Beasi VP and Chief Human Resources Officer	2022	315,748	—	199,273	191,642	—	60,751	767,414
_____________
(1)The aggregate values reported for 2022 represent the grant date fair value ("FMV") of the stock awards noted in the Grants of Plan-Based Awards table, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assuming maximum performance levels are achieved for the Performance Share Plans, the maximum value of all stock performance share awards granted would be $2,862,695 for Mr. Ericson, based on FMV at the time of grant. The stock awards were granted under the BorgWarner Inc. 2018 Stock Incentive Plan.
(2)Payments made under the MIP with respect to 2022 performance.
(3)The following table details, by category, the amounts reported above in the “All Other Compensation” column of the Summary Compensation Table for each of our named executive officers. The chart below indicates the amount in each category for each of our named executive officers.

Name	Vehicle Allowance (a) ($)	Personal Use of Company Aircraft ($)	Registrant Contributions to Defined Contribution Plans (b) ($)	Value of Dividends on Unvested Shares of Stock ($)	Other ($)	Total of "All Other Compensation" ($)
Brady D. Ericson	30,000	2,957	229,628	25,076	—	287,661
Chris P. Gropp (c)	10,288	—	68,461	9,056	218,768	306,573
Robert Boyle (d)	11,209	—	47,043	9,056	861,205	928,513
Todd Anderson (e)	10,465	—	53,338	10,827	530,859	605,489
Alisa Di Beasi	10,200	—	42,058	8,493	—	60,751
_____________
(a)Includes a perquisite allowance for Mr. Ericson and vehicle benefits provided to Ms. Gropp, Ms. Di Beasi and Mr. Boyle.
(b)Amounts credited by BorgWarner on behalf of our named executive officers during 2022 pursuant to the provisions of the RSP and the Excess Benefit Plan.

(c)Other column reflects costs related to the international assignment of Ms. Gropp, including $133,004 related to taxes paid by BorgWarner, $50,068 related to housing, $14,973 related to tax gross-ups, and $13,193 related to home leave trips.
(d)Other column reflects costs related to the international assignment of Mr. Boyle, including $575,814 related to taxes paid by BorgWarner, $105,351 related to tax gross-ups, $77,629 related to housing, $60,457 related to dependent education, and $30,971 related to home leave trips.
(e)Other column reflects costs related to the international assignment of Mr. Anderson, including $475,490 related to taxes paid by BorgWarner, $22,858 related to tax gross-ups, and $20,599 related to dependent education.
GRANTS OF PLAN-BASED AWARDS IN 2022
The following table sets forth the plan-based awards granted in 2022 by BorgWarner to our named executive officers:

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan (2)			All Other Stock Awards: Number of Shares or Stock Units(3) (#)	Grant Date Fair Value of Stock Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brady D. Ericson	Short-Term Incentive		405,000	810,000	1,620,000
	Performance Shares	2/17/2022				12,478	28,520	57,040		1,431,348
	Restricted Stock	2/17/2022							13,386	597,283
Chris P. Gropp	Short-Term Incentive		61,000	122,000	244,000
	Restricted Stock	2/17/2022							4,466	199,273
Robert Boyle	Short-Term Incentive		61,000	122,000	244,000
	Restricted Stock	2/17/2022							4,342	193,740
Todd Anderson	Short-Term Incentive		72,470	144,940	289,879
	Restricted Stock	2/17/2022							4,218	188,207
Alisa Di Beasi	Short-Term Incentive		61,000	122,000	244,000
	Restricted Stock	2/17/2022							4,466	199,273
_____________
(1)2022 Bonus opportunity under the MIP.
(2)2022 Performance Share Grant: Value of grant = number of target shares times the Monte Carlo pricing on grant date of $44.62 and $66.89.
(3)2022 Restricted Stock Grant: Granted same day as approved by the Compensation Committee of the Board of Directors. The shares will vest 50% on the second anniversary of the grant date and 100% on the third anniversary of the grant date. FMV at grant date = number of restricted shares times the closing stock price on February 17, 2022 of $44.62 in accordance with ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2022 YEAR END
The following table sets forth our named executive officers BorgWarner option and stock awards as of the end of 2022:

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested(1) (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2) (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($) (i)
Brady D. Ericson					34,696	1,396,514	120,240	4,839,660
Chris P. Gropp					12,548	505,057
Robert Boyle					12,547	505,017
Todd Anderson					14,970	602,543
Alisa Di Beasi					11,756	473,179
_____________
(1)The values in column (f) represent the number of restricted shares of stock and/or stock units granted in 2020, 2021 and 2022 plus reinvested dividends and/or dividend equivalents that will vest on February 28, 2023, 2024 and 2025. The dollar value in column (g) is calculated using the closing stock price on December 31, 2022 of $40.25 per share.
(2)The values of columns (h) and (i) are comprised of performance share grants made under the BorgWarner Inc. 2018 Stock Incentive Plan, issued for the performance periods of 2021-2023 and 2022-2024. Column (h) represents the maximum potential payout for all outstanding unearned relative TSR 2021-2023 and 2022-2024 shares, eProducts Revenue Mix 2021-2023 and 2022-2024 shares, cumulative FCF 2021-2023 and 2022-2024 shares, and eProducts Revenue 2022-2024 shares, that would be paid out at the end of each performance period. The payout levels of the shares shown at maximum levels were determined because actual performance over the most recent period was above 100.0% of the target level. Column (i) represents the number of performance shares in column (h) times the closing stock price of $40.25 on December 31, 2022. Actual future payouts will depend on several factors, including (1) the number of performance shares that are earned, as determined after the end of the performance period based on the level at which the applicable performance goals have been achieved; and (2) the FMV of stock, as defined in the 2018 Plan.

OPTION EXERCISES AND STOCK VESTED IN 2022
The following table presents, for each named executive officer, the BorgWarner stock options exercised and stock awards vested during 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Brady D. Ericson			41,339	1,711,104
Chris P. Gropp			5,094	227,294
Robert Boyle			3,278	146,264
Todd Anderson			4,323	192,892
Alisa Di Beasi			2,144	95,665
_____________
(1)Number of “shares” disclosed represents the total number of relative TSR, RRG, and adjusted earnings per share performance shares earned for the 2020-2022 performance period and paid in 2023, the total number of shares of restricted stock granted in 2019 that lapsed in 2022, and the total number of shares of restricted stock granted in 2020 that lapsed in 2022.
(2)Amount is equal to the number of total stockholder return, RRG, and adjusted earnings per share performance shares earned multiplied by $40.25, which was the closing stock price at the end of the performance period on December 31, 2022, the FMV of the shares of restricted stock granted in 2019 that lapsed and were paid in 2022, the FMV of the shares of restricted stock granted in 2020 that lapsed and were paid in 2022.
PENSION BENEFITS
None of our named executive officers participates or has an account balance in any of the BorgWarner-sponsored qualified or non-qualified defined benefit pension plans. Accordingly, we have not included a Pension Benefits table.
Our named executive officers are, prior to the Spin-Off, eligible to participate in BorgWarner’s Retirement Savings Plan, or RSP, its tax-qualified defined contribution plan. This plan, which is available to all U.S. salaried and hourly employees, allows participants to take advantage of current tax-advantaged opportunities for accumulating future retirement income. The BorgWarner RSP is comprised of two primary components: a BorgWarner Retirement Account and a Savings Account with a match feature. In the BorgWarner Retirement Account, BorgWarner makes a contribution to the employee’s account each pay period based on years of service and eligible pay. For the majority of employees, including our named executive officers, this ranges from 4% to 6% of compensation up to the Social Security wage base and from 8% to 11.5% of compensation above the Social Security wage base. In the Savings Account, participants may make contributions to the plan of 1% to 70% of their eligible earnings on a before-tax and/or after-tax basis (up to the statutorily prescribed annual limit on pre-tax contributions under the Code). BorgWarner matches 100% of the first 3% of the employee’s pre-tax contributions. Participant contributions are held in trust as required by law. All employee contributions are 100% vested when contributed. The first 3% of compensation contributed to the BorgWarner Retirement Account vests immediately and any other employer contributions vest 100% after three years of service.
We anticipate that, in connection with the Spin-Off, we will adopt, and our named executive officers will be eligible for participation in, retirement plans that are similar to those provided by BorgWarner immediately prior to the Spin-Off.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2022
The following table shows the non-qualified deferred compensation activity of our named executive officers under BorgWarner’s plan during 2022:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
Brady D. Ericson		192,988	(368,429)		1,872,433
Chris P. Gropp		34,221	(63,523)		360,993
Robert Boyle		19,503	(2,691)		32,897
Todd Anderson		25,668	(3,096)		40,095
Alisa Di Beasi		18,811	(3,913)		37,472
_____________
(1)The amounts shown in this column represent benefits earned under the Defined Contribution Retirement Savings Plan, which amounts also appear in the “All Other Compensation” column in the 2022 Summary Compensation Table for 2022.
(2)The amount shown in this column in excess of the sum of the amounts from the preceding columns includes $2,047,874 for Mr. Ericson and $390,295 for Ms. Gropp, $16,086 for Mr. Boyle, $17,523 for Mr. Anderson and $22,574 for Ms. Di Beasi that represents the closing balance at the end of the prior calendar year.
The BorgWarner Retirement Savings Excess Benefit Plan is an unfunded, non-qualified retirement plan, which keeps certain highly compensated U.S. employees whole with regard to BorgWarner contributions that are otherwise limited under the RSP by provisions of the Code. Participation is automatic once these limits are reached in a plan year. The contributions vest in the same manner as under the RSP. Distributions are made following a participant’s separation from service, with distributions attributable to amounts earned or vested before January 1, 2005 distributed within 30 days of participant’s separation from service and amounts earned or vested after December 31, 2004 distributed in the seventh month following the month in which the participant’s separation from service occurs. No in-service withdrawals or loans are available.
Retirement Savings Excess Benefit Plan balances are invested in the same investment choices that are selected by the participants under the RSP. As these plans are unfunded, no money is actually invested. Rather, a notional account is maintained which mirrors the returns of these investments.
In connection with the Spin-Off, we anticipate establishing an arrangement similar to the BorgWarner Retirement Savings Excess Benefit Plan.
Potential Payments Upon Termination or Change of Control
The following table shows the post-employment payments that would have been paid to our named executive officers upon or following certain events related to a change of control of BorgWarner, assuming that such events occurred on December 31, 2022. For purposes of the calculations, BorgWarner’s closing stock price on the last business day of 2022 ($40.25) was used to determine the market value of restricted stock and performance shares.

	Payment Triggering Events in Connection with a Change of Control(1)
		Involuntary Termination		Voluntary Termination
Name	Change of Control only ($)(2)	With Cause ($)	Without Cause(3) ($)	With Good Reason(3) ($)	Without Good Reason(4) ($)
Brady D. Ericson			9,247,983	9,247,983	722,418
Chris P. Gropp			505,057	505,057
Robert Boyle			505,017	505,017
Todd Anderson			602,543	602,543
Alisa Di Beasi			473,179	473,179
_____________
(1)The amounts disclosed in the table above do not include life or disability insurance benefits or vested benefits under the qualified RSP or under the TIP, as these benefit plans are available to all U.S.-based salaried employees. The provisions of each plan would determine the timing and method of payments made under the above scenarios.
(2)No amounts are shown in this column based on the assumption that the successor in a Change in Control transaction honors or assumes outstanding equity-based awards.
(3)For Mr. Ericson, includes cash severance payment based on three times the average of base salary plus bonus, prorated payment based on an average of past bonuses for year of termination, value of unvested restricted stock, value of unvested performance shares, retirement benefit based on three times the 2022 Company contributions to the RSP, value of welfare benefits (i.e., health care, life insurance, and disability insurance coverage) for 18 months, and outplacement services. Amounts do not reflect any impact from the potential imposition of any excise tax. For Ms. Gropp, Mr. Boyle, Mr. Anderson and Ms. Di Beasi includes value of restricted stock only.
(4)Includes prorated payment based on an average of past bonuses for year of termination.
Change of Control Employment Agreements
BorgWarner has entered into COC Agreements with each of our named executive officers. The COC Agreements do not include excise tax gross-up provisions. They also allow a portion of any benefit received in connection with a change of control to be attributable to a non-compete agreement to reduce the potential for the excise tax.
Below is a general description of the material terms and conditions of BorgWarner’s COC Agreements.
In the event that a named executive officer were to terminate employment with BorgWarner for good reason, or BorgWarner were to terminate an officer’s employment with BorgWarner without cause, within two years of a change of control of BorgWarner or in anticipation of a change of control of BorgWarner, our named executive officers would be entitled to the following:
•A lump sum cash amount equal to three times his or her annual base salary and average annual bonus for the most recent three years
•A lump sum cash amount based on a prorated portion of the average of past bonuses for the portion of the year up to the date of termination
•A lump sum cash amount equal to three times BorgWarner’s retirement contributions that would have been made on his or her behalf in the first plan year ending after termination of employment
•Continuation of medical, dental, and life insurance benefits for 18 months
•Outplacement services at a cost not to exceed $40,000

Executives would forego a portion of change of control payments that could otherwise trigger excise taxes under Section 4999 of the Code, as the tax will not be “grossed-up” under the COC Agreement, if such reduction in change in control payments would be beneficial to the executive.
“Change of control” generally means (1) the acquisition by any party of beneficial ownership of 20% or more of either (a) the then-outstanding shares of BorgWarner’s common stock, or (b) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of BorgWarner’s directors, (2) a change in the majority of BorgWarner’s Board, (3) a major corporate transaction, such as a merger or sale of substantially all of BorgWarner’s assets, which results in a change in the majority of BorgWarner’s Board or a majority of stockholders, or (4) a complete liquidation or dissolution of BorgWarner.
“Cause” generally means the willful and continued failure of the executive to perform substantially the executive’s duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to BorgWarner.
“Good Reason” generally means the diminution of responsibilities, authority or duties, our failure to comply with compensation or benefit provisions of the COC Agreement, transfer to a new work location more than 35 miles from the officer’s previous work location, a purported termination of the COC Agreement by BorgWarner other than in accordance with the COC Agreement, or BorgWarner’s failure to require any successor to BorgWarner to comply with the COC Agreement.
In connection with the Spin-Off, we anticipate entering into agreements similar to the COC Agreements with our named executive officers, but relating to employment with, and potential change of control events involving, PHINIA, and providing for two years of compensation rather than three.
Terminations Not Related to a Change of Control
In the event of an involuntary termination without cause not in connection with a change of control of BorgWarner, no additional payments would be required to be made to our named executive officers except under the TIP, which applies to all U.S. salaried employees of BorgWarner. Benefits provided under the TIP include a lump sum payment of up to six months’ base salary plus payment of healthcare, dental, and vision benefit premiums required under COBRA for six months. Although the Spin-Off will result in our named executive officers’ no longer being employed by BorgWarner or its subsidiaries, no payments will be required to be made to our named executive officers under the TIP as a result of the Spin-Off. In connection with the Spin-Off, we anticipate adopting a plan similar to the TIP to provide severance protections to substantially all of our U.S. salaried employees, including our named executive officers, in the event of an involuntary termination without cause not in connection with a change of control of PHINIA.
In the event of termination of employment by retirement not in connection with a change of control of BorgWarner, no additional payments would be made to our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the date of this Information Statement, BorgWarner beneficially owns all of the outstanding shares of our common stock. The following table provides information regarding the anticipated beneficial ownership of our common stock at the time of the Spin-Off by:
•each of our directors;
•each of our named executive officers;
•all of our directors and executive officers as a group; and
•each of our stockholders whom we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock.
Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of BorgWarner common stock on May 31, 2023, giving effect to a Spin-Off ratio of one share of our common stock for every five shares of BorgWarner common stock.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.
Immediately following the Spin-Off, we estimate that 47,016,147 shares of our common stock will be issued and outstanding, based on the approximately 235,080,738 shares of BorgWarner common stock outstanding on May 31, 2023. The actual number of shares of our common stock that will be outstanding following the completion of the Spin-Off will be determined on June 23, 2023.

	Amount and Nature of Beneficial Ownership(a)	Percentage of Class
Directors and Named Executive Officers
Brady D. Ericson	7,944	*
Chris P. Gropp	1,388	*
Todd Anderson	2,132	*
Robert Boyle	619	*
Alisa Di Beasi	771	*
Rohan S. Weerasinghe	—	*
Samuel R. Chapin	—	*
Robin Kendrick	15,540(b)	*
D’aun Norman	—	*
Roger J. Wood	—	*

Directors and All Executive Officers as a group	32,909	*

Principal Stockholders:

The Vanguard Group	5,277,619(c)	10.7%(c)
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.	3,782,787(d)	8.1%(d)
55 East 52nd Street
New York, NY 10055
_____________
*Represents less than 1%.
(a)Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.
(b)Mr. Kendrick has sole dispositive power for 26,203 BorgWarner shares and shared dispositive power for zero BorgWarner shares.
(c)Pursuant to a Schedule 13G/A, dated February 9, 2023, filed on behalf of The Vanguard Group with respect to BorgWarner, indicating that it had sole dispositive power for 25,394,435 BorgWarner shares, shared dispositive power for 993,664 BorgWarner shares, and shared voting power for 357,038 BorgWarner shares.
(d)Pursuant to a Schedule 13G/A, dated February 3, 2023, filed on behalf of BlackRock, Inc. with respect to BorgWarner, indicating that it had sole voting power for 16,733,087 BorgWarner shares and sole dispositive power for 18,913,935 BorgWarner shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Agreements with BorgWarner
To govern the ongoing relationships between us and BorgWarner after the Spin-Off and to facilitate an orderly transition, we and BorgWarner intend to enter into agreements providing for various services and rights following the Spin-Off, and under which we and BorgWarner will agree to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we expect to enter into with BorgWarner.
Separation and Distribution Agreement
We intend to enter into a Separation and Distribution Agreement with BorgWarner before the Spin-Off. The Separation and Distribution Agreement will set forth our agreements with BorgWarner regarding the principal actions to be taken in connection with the Spin-Off. It will also set forth other agreements that govern aspects of our relationship with BorgWarner following the Spin-Off.
Transfer of Assets and Assumption of Liabilities
The Separation and Distribution Agreement will identify certain transfers of assets and assumptions of liabilities that are necessary in advance of our separation from BorgWarner so that we and BorgWarner retain the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement generally provides that the assets comprising our business will consist of those exclusively related to our current business and operations or otherwise allocated to our business through a process of dividing shared assets. The liabilities we will assume in connection with the Spin-Off will generally consist of those related to the assets comprising our business or to the past and future operations of our business, including our locations used in our current operations. The Separation and Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and BorgWarner.
Cash Adjustment
Our cash balance at the time of the Spin-Off is targeted to be approximately $300 million, subject to a cash adjustment. The Separation and Distribution Agreement provides for a post-distribution cash adjustment payment by BorgWarner or PHINIA to the other to be calculated by BorgWarner based on the differences between the estimated and actual amounts of (1) our businesses’ capital expenditures during 2023 prior to the Distribution Date relative to budgeted amounts and (2) our working capital levels.
Internal Restructuring
The Separation and Distribution Agreement will describe certain actions related to our separation from BorgWarner that have occurred or will occur prior to the Spin-Off, including the contribution by BorgWarner to us of the assets and liabilities that comprise our business.
Intercompany Arrangements
All agreements, arrangements, commitments, and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and BorgWarner, on the other hand, will terminate and/or be repaid effective as of the Distribution Date, except specified agreements and arrangements that are intended to survive the Spin-Off.
Credit Support
We will agree to use commercially reasonable efforts to arrange, prior to the Spin-Off, for the termination or replacement of all guarantees, bank provided guarantees, covenants, indemnities, surety bonds, letters of credit, or similar assurances of credit support, other than certain specified credit support instruments, currently provided by or through BorgWarner or any of its subsidiaries for the benefit of us or any of our subsidiaries.

Representations and Warranties
In general, neither we nor BorgWarner will make any representations or warranties regarding any assets or liabilities transferred or assumed (including with respect to the sufficiency of assets for the conduct of our business), any notices, consents, or governmental approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets or liabilities transferred, the absence of any defenses relating to any claim of either party, or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis.
Further Assurances
The parties will use commercially reasonable efforts to effect any transfers contemplated by the Separation and Distribution Agreement that have not been consummated prior to the Spin-Off. In addition, the parties will use commercially reasonable efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained.
The Spin-Off
The Separation and Distribution Agreement will govern BorgWarner’s and our respective rights and obligations regarding the proposed Spin-Off. On or prior to the Distribution Date, BorgWarner will deliver 100% of the issued and outstanding shares of our common stock to the distribution agent. On or as soon as practicable following the Distribution Date, the distribution agent will electronically deliver the shares of our common stock to BorgWarner stockholders based on the distribution ratio. The BorgWarner Board may, in its sole and absolute discretion, determine the Record Date and the Distribution Date. In addition, BorgWarner may, at any time until the distribution, decide to abandon the Spin-Off or modify or change the terms of the Spin-Off.
Conditions
The Separation and Distribution Agreement will also provide that several conditions must be satisfied or, to the extent permitted by law, waived by BorgWarner, in its sole and absolute discretion, before the Spin-Off can occur. For further information about these conditions, see “The Spin-Off—Conditions to the Spin-Off.”
Exchange of Information
We and BorgWarner will agree to provide each other with information reasonably needed to comply with reporting, disclosure, filing, or other requirements of any national securities exchange or governmental authority and requested by the other party for use in judicial, regulatory, administrative, and other proceedings or to satisfy audit, accounting, litigation, and other similar requirements. We and BorgWarner will also agree to use commercially reasonable efforts to retain such information in accordance with specified record retention policies. Each party will also agree to use its commercially reasonable efforts to assist the other with its financial reporting and audit obligations.
Termination
The BorgWarner Board, in its sole and absolute discretion, may terminate the Separation and Distribution Agreement at any time prior to the distribution.
Release of Claims
We and BorgWarner will each agree to release the other and its affiliates, successors, and assigns, and all persons that prior to the Spin-Off have been the other’s stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, and certain other parties, and their respective heirs, executors, administrators, successors, and assigns, from any and all liabilities, whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law, or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Spin-Off, including in connection with the Spin-Off and all other activities to implement the Spin-Off. The releases will not extend to obligations or liabilities under the Separation and Distribution Agreement or any of the other agreements between us and BorgWarner entered into in connection with the Spin-Off, to any other agreements between us and BorgWarner that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement, or to certain other obligations or liabilities specified in the Separation and Distribution Agreement.
Indemnification
We and BorgWarner will each agree to indemnify the other and each of the other’s current and former directors, officers, and employees, and each of the heirs, executors, administrators, successors, and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and BorgWarner’s respective businesses. The amount of either BorgWarner’s or our indemnification obligations will be reduced by any net insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement will also specify procedures regarding claims subject to indemnification.
Transition Services Agreements
We intend to enter into Transition Services Agreements pursuant to which BorgWarner will provide us, and we will provide BorgWarner, with certain specified services for a limited time to ensure an orderly transition following the Spin-Off. The services BorgWarner will provide consist of digital technology, human resources, supply chain, finance, and real estate services, among others. The services that we will provide will consist of engineering and human resources services, among others. The services are generally intended to be provided for a period no longer than 12 months following the Spin-Off. The Transition Services Agreements will provide for customary termination provisions, including if the other party fails to cure a material breach of its obligations within an agreed period of time. The parties may otherwise negotiate mutually agreed reductions in the scope or early terminations of services received. The Transition Services Agreements will provide for customary indemnification and limits on liability.
Given the short-term nature of the Transition Services Agreements, we are in the process of increasing our internal capabilities to eliminate reliance on BorgWarner for the transition services it will provide us as quickly as possible following the Spin-Off.
Tax Matters Agreement
We intend to enter into a Tax Matters Agreement with BorgWarner that will govern the respective rights, responsibilities, and obligations of BorgWarner and us after the Spin-Off with respect to all tax matters (including tax liabilities, tax attributes, tax returns, and tax contests).
The Tax Matters Agreement will generally provide that BorgWarner will be responsible and will indemnify us for taxes imposed on a joint-return basis or separate-return basis relating to the Fuel Systems and Aftermarket businesses for periods preceding the Spin-Off, subject to certain exceptions. We will be responsible and will indemnify BorgWarner for certain taxes imposed on a joint-return basis relating to the Fuel Systems and Aftermarket businesses for periods preceding the Spin-Off, all taxes imposed on a separate-return basis on us or our subsidiaries (after giving effect to the Spin-Off) for periods following the Spin-Off and all other taxes relating to the Fuel Systems and Aftermarket businesses for all periods following the Spin-Off. In addition, the Tax Matters Agreement will address the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the Spin-Off.
In addition, the Tax Matters Agreement will provide that we will be required to indemnify BorgWarner for any taxes (and reasonable expenses) resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state, and local income tax law as well as foreign tax law, where such taxes result from (1) breaches of covenants and representations we make and agree to in connection with the Spin-Off, (2) the application of certain provisions of U.S. federal income tax law to these transactions, or (3) any other action or omission (other than actions expressly required or permitted by the Separation and Distribution Agreement, the Tax Matters Agreement, or other ancillary agreements) we take after the Spin-Off that gives rise to these taxes. BorgWarner will have the exclusive right to control the conduct of any audit or contest relating to these taxes, but we will have notification and information rights regarding BorgWarner’s conduct of any such audit or contest, to the extent that we could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.
The Tax Matters Agreement will impose certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions or repurchases, mergers or other business combinations, sales of assets and similar transactions) that are intended to preserve the tax-free nature of the Spin-Off and certain related transactions. Under the Tax Matters Agreement, these restrictions will apply for two years following the Spin-Off, unless BorgWarner obtains a private letter ruling from the IRS or an opinion of counsel, in each case acceptable to BorgWarner in its discretion, that the restricted action would not impact the tax-free treatment of the Spin-Off or other transaction, or unless BorgWarner otherwise gives its consent for us to take a restricted action in its discretion. Even if such a private letter ruling or opinion is obtained, or BorgWarner does otherwise consent to our taking an otherwise restricted action, we will remain liable to indemnify BorgWarner in the event such restricted action gives rise to an otherwise indemnifiable liability. These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business and might discourage or delay a strategic transaction that our stockholders may consider favorable.
Employee Matters Agreement
We intend to enter into an Employee Matters Agreement with BorgWarner that provides certain protections for our employees and former employees, sets forth the timing and general responsibilities related to the split of assets and liabilities of certain BorgWarner employee benefit and compensation plans, and provides for mutual two-year non-solicitation obligations with respect to employees, with customary exemptions.
For example, for at least 12 months after the Spin-Off for U.S. employees (and for longer periods as may be required by law), we will continue to provide our employees with at least the same salary/wages and cash incentive compensation opportunities in effect immediately prior to the Spin-Off. During that period, we will also continue to offer employee benefits that are substantially similar, in the aggregate, to those in effect immediately prior to the Spin-Off and recognize prior BorgWarner service credit for all employees employed by us on the Distribution Date.
Except as specifically provided in the Employee Matters Agreement, we will generally be responsible for all employment, employee compensation, and employee benefits-related liabilities relating to employees, former employees, and other individuals allocated to us. For these individuals, we will assume certain assets and liabilities with respect to BorgWarner’s U.S. and non-U.S. benefit plans, including a majority of the assets and liabilities of BorgWarner’s non-U.S. pension plans.
The Employee Matters Agreement incorporates the indemnification provisions contained in the Separation and Distribution Agreement and provides that we will indemnify BorgWarner for certain liabilities associated with the failure to comply with our obligations under the Employee Matters Agreement, for any employment liabilities related to employees, former employees, and other individuals allocated to us that cannot be assumed, retained, transferred, or assigned as a matter of law, and for claims related to our adoption or assumption of certain employee benefit and compensation plans, and any future actions that we take with respect to those plans.
The Employee Matters Agreement will also reflect the adjustment of outstanding equity-based awards granted by BorgWarner prior to the Spin-Off. See “The Spin-Off—Treatment of Equity Awards.”
Intellectual Property Agreements
We intend to enter into one or more intellectual property agreements with BorgWarner, pursuant to which BorgWarner will grant us, and we will grant BorgWarner, licenses under certain trademarks, patents and other intellectual property rights that are used by the Fuel Systems and Aftermarket businesses but that are owned or being retained by BorgWarner, or that are currently being used in BorgWarner’s retained businesses that will be assigned to or owned by us.
BorgWarner will grant to us perpetual, non-exclusive, royalty-free licenses to use and exploit certain intellectual property rights (excluding trademarks and domain names), the ownership of which is being retained by BorgWarner, that are currently being used by our business. Additionally, we will grant to BorgWarner perpetual, non-exclusive, royalty-free licenses to use and exploit certain intellectual property rights (excluding trademarks and domain names), which are owned or will be assigned to us, that are currently being used in BorgWarner’s retained businesses.
The field of use for the foregoing intellectual property rights licensed by BorgWarner to us will generally be for the Fuel Systems and the Aftermarket businesses. The field of use for the foregoing intellectual property rights licensed by us to BorgWarner will be primarily for BorgWarner’s retained starters and alternators business. The licenses granted to BorgWarner and us will generally be transferable with any sale or transfer of an entity or line of business that utilizes the relevant intellectual property, and the transferred license will be limited to the business, products, and services as conducted by the transferred entity or line of business as of the date of the transfer.
Pursuant to a Trademark License Agreement, BorgWarner will grant to us a limited, revocable, non-exclusive, royalty-free license to use certain trademarks retained by BorgWarner that are currently used by the Fuel Systems and Aftermarket businesses in connection with tooling, machinery, blueprints and product drawings until such materials can be replaced. Additionally, we will grant to BorgWarner a limited, revocable, non-exclusive license to use certain trademarks allocated to us that are currently used by BorgWarner’s retained business in connection with tooling, machinery, blueprints and product drawings, until such materials can be replaced.
Real Estate Lease Agreements
We intend to enter into Lease Agreements with BorgWarner that will govern the lease or sublease of real estate between BorgWarner and us following the Spin-Off for sites that will be occupied by both BorgWarner’s and our employees following the Spin-Off, other than on a short-term basis pursuant the Transition Services Agreements. For each leased or subleased site, the lessee or sub-lessee occupant can continue to occupy such site only until the expiration date of the applicable lease or sublease, subject to extension. The lessee or sub-lessee will pay its pro-rata share of costs for the occupied site generally based on percentage of site occupation, and in some cases headcount, through such expiration date. Except as otherwise agreed by the parties, the lessor or sub-lessor will pay for any alterations or improvements necessary to demise the applicable site, if it elects to so demise such site, in its sole discretion.
Supply Agreements and Contract Manufacturing Agreements
We intend to enter into certain Supply Agreements as well as Contract Manufacturing Agreements with BorgWarner pursuant to which BorgWarner will manufacture and supply to us, and we will manufacture and supply to BorgWarner, certain products in accordance with applicable product specifications. The scope of the agreements is limited to products that are at the time of the Spin-Off being manufactured by either BorgWarner or us. New products may be included in the scope of the agreements only if they are already included in existing long-range business plans of the respective purchaser or upon mutual agreement.
The prices for products supplied under the Supply Agreements will, as of the Spin-Off, be equal to the arm’s length transfer prices applicable immediately before the Spin-Off or, if such transfer prices do not already exist before the Spin-Off, as otherwise set forth in the applicable agreement. The Supply Agreements will provide for ongoing price adjustments in accordance with certain pre-defined parameters (e.g., in case of significant volume deviations) and allow either party to adjust prices in case of significant increase or decrease of external costs. The prices for products supplied under the Contract Manufacturing Agreements are expected to be set on a cost-plus basis.
The terms of the Supply Agreements and Contract Manufacturing Agreements will be defined on a product-by-product basis, ranging from fixed terms of up to 24 months to variable terms that run until end of production of the respective products plus additional service terms as required in corresponding customer agreements. The agreements will include customary termination rights for cause, including for material breach by the other party.
With respect to engine control modules and fuel delivery controllers supplied to us by BorgWarner under anticipated Supply Agreements, we intend to enter into an Electronics Collaboration Agreement with BorgWarner that will complement the Supply Agreements with specific terms, in particular in relation to license grants to underlying technology, warranty claims vis-à-vis third party customers and engineering support provided by BorgWarner and us to each other.
Related-Party Transactions Policy
We expect that, prior to the completion of the Spin-Off, our Board will establish a related-party transactions policy regarding the review and approval of transactions with related persons. We anticipate that this policy will provide that our Corporate Governance Committee shall be responsible for the review, disapproval, or approval of any transaction in which any “related party” had, has, or will have a direct or indirect material interest, subject to certain specified exceptions. We further anticipate that this policy will include the following standards in assessing transactions with related persons: (1) the business purpose of the transaction; (2) whether the transaction is entered into on an arm’s-length basis on terms fair to us; (3) whether such transaction would violate any provisions of our Code of Ethical Conduct; and (4) whether the transaction would present an improper conflict. A proposed related-person transaction will not be approved if the Board determines that the transaction is inconsistent with our interests and the interests of our stockholders. In general, “related parties” are our directors, director nominees, executive officers, and stockholders beneficially owning more than 5% of our outstanding common stock and immediate family members.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF
The following is a discussion of material U.S. federal income tax consequences of the Spin-Off to “U.S. holders” (as defined below) of BorgWarner common stock. This discussion is based on the Code, Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”), and judicial decisions, in each case as in effect and available as of the date of this Information Statement and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This discussion applies only to U.S. holders of shares of BorgWarner common stock that hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the Spin-Off will be consummated in accordance with the Separation and Distribution Agreement and the other agreements related to the Spin-Off and as described in this Information Statement. Holders of BorgWarner common stock that are not U.S. holders should consult their own tax advisors as to the tax consequences of the Spin-Off.
This summary is for general information only and does not constitute tax advice or an opinion of counsel. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of BorgWarner common stock in light of their particular circumstances nor does it address tax consequences applicable to holders that are or may be subject to special treatment under the U.S. federal income tax laws (such as, for example, insurance companies, tax-exempt organizations, financial institutions, mutual funds, certain former U.S. citizens or long-term residents of the United States, broker-dealers, entities or arrangements treated as partnerships for U.S. federal income tax purposes, or other pass-through entities or owners thereof, traders in securities who elect a mark-to-market method of accounting, holders who hold their BorgWarner common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” holders who acquired BorgWarner common stock upon the exercise of employee stock options or otherwise as compensation, or holders whose functional currency is not the U.S. dollar). This discussion also does not address any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, no information is provided with respect to any tax consequences under state, local, or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion does not address the tax consequences to any person who actually or constructively owns 5% or more of the outstanding shares of BorgWarner common stock.
If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds BorgWarner common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of BorgWarner common stock that are partnerships and partners in such partnerships should consult their own tax advisors as to the tax consequences of the Spin-Off.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of BorgWarner common stock that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•a trust, if: (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SPIN-OFF, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN.
It is expected that, prior to the distribution, BorgWarner will receive an opinion of Ernst & Young LLP, to the effect that the Spin-Off will qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code. Receipt of such opinion is a condition to the distribution. The opinion of Ernst & Young, LLP will rely on certain facts, assumptions, representations, and undertakings from BorgWarner and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations, or undertakings are incorrect or not otherwise satisfied, or if BorgWarner or PHINIA breaches any of its representations or covenants contained in the Separation and Distribution Agreement and certain other agreements, the opinion of Ernst & Young, LLP may no longer be valid, or the conclusions reached therein may be materially altered by such incorrectness, non-satisfaction or breach. BorgWarner may also waive receipt of such a tax opinion as a condition to the distribution. BorgWarner does not currently intend to waive this condition to the distribution. If BorgWarner waives this condition, then we would notify BorgWarner stockholders by (1) filing an amendment to the Registration Statement on Form 10 of which this Information Statement forms a part if the waiver occurs before the Registration Statement becomes effective or by (2) filing a Current Report on Form 8-K if the waiver occurs after the Registration Statement becomes effective, as described in “The Spin-Off — Conditions to the Spin-Off.”
Notwithstanding the opinion of Ernst & Young, LLP, the IRS could determine on audit that the Spin-Off is taxable if it determines that any of these facts, assumptions, representations, or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion, including as a result of certain significant changes in the stock ownership of BorgWarner or us after the distribution. In addition, an opinion of Ernst & Young, LLP represents the judgment of Ernst & Young, LLP and is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions. Accordingly, notwithstanding receipt by BorgWarner of the opinion of Ernst & Young LLP, there can be no assurance that the IRS will not assert that the Spin-Off does not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, BorgWarner, PHINIA and BorgWarner stockholders could be subject to significant U.S. federal income tax liability or tax indemnification obligations. Please refer to “—Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable” below.
Material U.S. Federal Income Tax Consequences if the Spin-Off Qualifies as a Tax-Free “Reorganization” under Sections 368(a)(1)(D) and 355 of the Code.
If the Spin-Off qualifies as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, the U.S. federal income tax consequences of the Spin-Off generally are as follows:
•no gain will be recognized by (and no amount will be includible in the income of) BorgWarner as a result of the Spin-Off;
•no gain or loss will be recognized by (and no amount will be includible in the income of) U.S. holders of BorgWarner common stock upon the receipt of PHINIA common stock in the distribution, except for cash received in lieu of fractional shares;

•the aggregate tax basis in the BorgWarner common stock and the PHINIA common stock received in the distribution in the hands of each U.S. holder of BorgWarner common stock immediately after the distribution will equal the aggregate basis of BorgWarner common stock held by such U.S. holder immediately before the distribution, allocated between the BorgWarner common stock and the PHINIA common stock in proportion to the relative fair market value of each on the date of the distribution; and
•the holding period of PHINIA common stock received by each U.S. holder of BorgWarner common stock in the distribution will include the holding period at the time of the distribution for the BorgWarner common stock with respect to which the distribution is made.
If a U.S. holder of BorgWarner common stock holds different blocks of BorgWarner common stock (generally shares of BorgWarner common stock acquired on different dates or at different prices), such holder should consult its own tax advisor regarding the determination of the basis and holding period of shares of PHINIA common stock received in the distribution in respect of particular blocks of BorgWarner common stock.
Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable.
As discussed above, notwithstanding receipt by BorgWarner of an opinion of Ernst & Young LLP, the IRS could assert that the Spin-Off does not qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code. If the IRS were successful in taking this position, some or all of the consequences described above would not apply, and BorgWarner, PHINIA and BorgWarner stockholders could be subject to significant U.S. federal income tax liability or tax indemnification obligations. In addition, certain events that may or may not be within the control of BorgWarner or PHINIA could cause the Spin-Off not to qualify for tax-free treatment for U.S. federal income tax purposes.
If the Spin-Off were to fail to qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, BorgWarner would recognize taxable gain as if it had sold the PHINIA common stock in a taxable sale for its fair market value, and BorgWarner stockholders that receive shares of PHINIA common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.
Even if the Spin-Off were otherwise to qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, the distribution may result in taxable gain to BorgWarner (but not its stockholders) under Section 355(e) of the Code if the distribution, together with certain related transactions, were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in BorgWarner or PHINIA. For this purpose, any acquisitions of BorgWarner or PHINIA shares within the period beginning two years before, and ending two years after, the distribution are presumed to be part of such a plan, although BorgWarner or PHINIA may be able to rebut that presumption (including by qualifying for one or more safe harbors under applicable Treasury Regulations).
In connection with the Spin-Off, PHINIA and BorgWarner will enter into a tax matters agreement that, among other things, will allocate between PHINIA and BorgWarner the responsibility for tax liabilities incurred by them as a result of the failure of the Spin-Off or certain related transactions to qualify for their intended tax treatment. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions—Agreements with BorgWarner—Tax Matters Agreement.”
THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF UNDER CURRENT LAW. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES THAT MAY BE IMPORTANT TO PARTICULAR HOLDERS. ALL HOLDERS OF BORGWARNER COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SPIN-OFF, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

DESCRIPTION OF OUR CAPITAL STOCK
General
Prior to the Spin-Off, BorgWarner, as our sole stockholder, will approve and adopt our certificate of incorporation, and our Board will approve and adopt our by-laws. The following summarizes information concerning our capital stock, including material provisions of our certificate of incorporation, our by-laws, and certain provisions of the Delaware General Corporation Law. You are encouraged to read the forms of our certificate of incorporation and our by-laws, which are filed as exhibits to our Registration Statement on Form 10, of which this Information Statement is a part, for greater detail with respect to these provisions. We will include our certificate of incorporation and by-laws, as in effect at the time of the distribution, in a Current Report on Form 8-K filed with the SEC. In addition, since the terms of the Delaware General Corporation Law are more detailed than the general information provided below, you should read the actual provisions of the Delaware General Corporation Law for complete information.
Authorized Shares
Immediately following the Spin-Off, our authorized shares will be 201,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. Preferred stock will be issuable in one or more classes and series, with preferences, rights, restrictions, and qualifications as established by our Board without stockholder approval, including voting, dividend, redemption, liquidation, sinking fund, conversion and other rights. No shares of our preferred stock will be outstanding immediately following the Spin-Off.
Common Stock
Immediately following the Spin-Off, we estimate that approximately 47,016,147 shares of our common stock will be issued and outstanding, based on approximately 235,080,738 shares of BorgWarner common stock outstanding as of May 31, 2023. The actual number of shares of our common stock outstanding immediately following the Spin-Off will depend on the actual number of shares of BorgWarner common stock outstanding on the Record Date, and will reflect any issuance of new shares or exercise of outstanding options pursuant to BorgWarner’s equity plans and any repurchases of BorgWarner shares by BorgWarner pursuant to its common stock repurchase program, in each case on or prior to the Record Date.
Dividends
Holders of our common stock will be entitled to receive dividends, if any, as may be declared from time to time by our Board in its discretion out of funds available. The timing, declaration, amount, and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations as well as legal requirements, regulatory constraints, industry practice, and other factors that our Board deems relevant. Our Board will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. See “Dividend Policy.”
Voting Rights
Each holder of our common stock will be entitled to one vote per share and will be entitled to vote on all matters presented to a vote of stockholders, including the election of directors. Holders of our common stock will have no cumulative voting rights. As a result, under the Delaware General Corporation Law, the holders of more than one half of the outstanding shares of our common stock generally will be able to elect all of our directors then standing for election, and holders of the remaining shares will not be able to elect any director, subject to any voting rights held by holders of our preferred stock.

Liquidation Rights
Upon liquidation of the Company, holders of our common stock will be entitled to share equally in any distribution of our assets after provision for our liabilities and the liquidation preference of any outstanding shares of our preferred stock.
Other Rights
Holders of our common stock will have no preemptive rights to purchase or subscribe for any stock or other securities. In addition, there will be no redemption or sinking fund provisions for holders of our common stock.
Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws
Certain provisions of the Delaware General Corporation Law and in our proposed certificate of incorporation and by-laws summarized below may delay, defer, discourage, or prevent a change in control of PHINIA, the removal of our management or directors, or an offer by a potential acquirer to our stockholders. These provisions include:
•No cumulative voting. Under the Delaware General Corporation Law and our certificate of incorporation, stockholders will not be entitled to cumulate votes in the election of directors.
•Requirements for removal of directors. Our certificate of incorporation will provide that any director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.
•Special meeting of stockholders. Our certificate of incorporation will provide that special meetings of the stockholders may only be called at the direction of a majority of the directors of the Company.
•No stockholder action by written consent. Our certificate of incorporation will expressly exclude the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.
•Stockholder advance notice procedures. Our by-laws will establish advance notice procedures with respect to stockholder proposals and the nomination by stockholders of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed.
Anti-Takeover Effects of Certain Provisions of Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally may have an anti-takeover effect for transactions not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for our common stock. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the stockholder becomes an interested stockholder unless:
•the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors prior to the time the interested stockholder obtained such status;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the interested stockholder.
For purposes of Section 203, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to an interested stockholder. In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of the corporation’s voting stock.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and our certificate of incorporation will include such an exculpation provision. Our certificate of incorporation will provide that a director or officer will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director or officer, except for liability:
•for any breach of the director or officer’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•applicable to directors for paying a dividend or approving a stock repurchase or redemption in violation of Section 174 of the Delaware General Corporation Law;
•for any transaction from which the director derived an improper personal benefit; or
•applicable to officers for any action by or in the right of PHINIA.
Our certificate of incorporation will also provide that each of our current or former directors, officers, employees or agents, or each such person who is or was serving or who had agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of that person), will be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law. Our certificate of incorporation will also specifically authorize us to enter into agreements with any person providing for indemnification greater or different than that provided by our certificate of incorporation.
Exclusive Forum
Our by-laws will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, or stockholder to us or our stockholders, any action asserting a claim arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our by-laws or to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery, or any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery within the State of Delaware lacks jurisdiction over such action, the action may be brought in another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then in the U.S. District Court for the District of Delaware. Additionally, our by-laws will state that the foregoing provision will not apply to claims arising under the Securities Act. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be Computershare.
Listing
We have applied to list our common stock on the Exchange, under the ticker symbol “PHIN.”

WHERE YOU CAN FIND MORE INFORMATION
We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock that BorgWarner’s stockholders will receive in the Spin-Off as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all the information set forth in, the Registration Statement and the other exhibits and schedules to the Registration Statement. For further information with respect to us and our common stock, please refer to the Registration Statement, including its other exhibits and schedules. Statements we make in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, on the website maintained by the SEC at www.sec.gov. Information contained on any website we refer to in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part.
As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we will file periodic reports, proxy statements, and other information with the SEC, copies of which will be available on the SEC’s website.
You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:
PHINIA
3000 University Drive
Auburn Hills, MI 48326
Attention: Investor Relations
We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with U.S. GAAP and audited and reported on by an independent registered public accounting firm.

PHINIA
CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)

(in millions)	March 31, 2023	December 31, 2022
ASSETS
Cash, cash equivalents and restricted cash	$181	$251
Receivables, net	791	749
Due from Parent, current	230	142
Inventories, net	493	459
Prepayments and other current assets	41	40
Total current assets	1,736	1,641

Property, plant and equipment, net	911	924
Investments and long-term receivables	124	117
Due from Parent, non-current	240	208
Goodwill	492	490
Other intangible assets, net	427	432
Other non-current assets	266	262
Total assets	$4,196	$4,074

LIABILITIES AND EQUITY
Accounts payable	$478	$500
Due to Parent, current	327	285
Other current liabilities	361	385
Total current liabilities	1,166	1,170

Long-term debt	27	28
Due to Parent, non-current	947	957
Retirement-related liabilities	75	79
Other non-current liabilities	189	197
Total liabilities	2,404	2,431

Commitments and contingencies (Note 18)

Parent company investment	1,859	1,731
Accumulated other comprehensive loss	(67)	(88)
Total equity	1,792	1,643
Total liabilities and equity	$4,196	$4,074
See accompanying Notes to Condensed Combined Financial Statements.

PHINIA
CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
(in millions)	2023	2022
Net sales	$835	$842
Cost of sales	663	668
Gross profit	172	174

Selling, general and administrative expenses	99	100
Restructuring expense	4	2
Other operating expense, net	11	1
Operating income	58	71

Equity in affiliates’ earnings, net of tax	(3)	(2)
Interest expense, net	3	4
Other postretirement income	—	(9)
Earnings before income taxes	58	78

Provision for income taxes	23	21
Net earnings	$35	$57
See accompanying Notes to Condensed Combined Financial Statements.

PHINIA
CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended March 31,
(in millions)	2023	2022
Net earnings attributable to PHINIA	$35	$57

Other comprehensive income (loss)
Foreign currency translation adjustments(1)	20	(3)
Defined benefit pension plans(1)	(1)	(1)
Hedge instruments(1)	2	(1)
Total other comprehensive income (loss)	21	(5)

Comprehensive income	$56	$52
_____________
(1) Net of income taxes.
See accompanying Notes to Condensed Combined Financial Statements.

PHINIA
CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended March 31,
(in millions)	2023	2022
OPERATING
Net earnings	$35	$57
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and tooling amortization	34	37
Intangible asset amortization	7	7
Restructuring expense, net of cash paid	3	1
Stock-based compensation expense	1	2
Deferred income tax expense	8	—
Other non-cash adjustments, net	(8)	(2)
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities	80	102
Retirement plan contributions	(1)	(1)
Changes in assets and liabilities, excluding foreign currency translation adjustments:
Receivables	(35)	(66)
Receivables due from Parent	(1)	2
Inventories	(29)	(41)
Prepayments and other current assets	1	(1)
Accounts payable and other current liabilities	(42)	47
Accounts payable and accrued expenses due to Parent	(1)	(5)
Prepaid taxes and income taxes payable	24	1
Other assets and liabilities	(29)	(22)
Net cash (used in) provided by operating activities	(33)	16
INVESTING
Capital expenditures, including tooling outlays	(38)	(37)
Net cash used in investing activities	(38)	(37)
FINANCING
Cash outflows related to debt due to/from Parent	(100)	(104)
Cash inflows related to debt due to/from Parent	30	8
Purchase of noncontrolling interest	—	(3)
Net transfers from Parent	67	53
Net cash used in financing activities	(3)	(46)
Effect of exchange rate changes on cash	4	1
Net decrease in cash and cash equivalents	(70)	(66)
Cash and cash equivalents at beginning of year	251	259
Cash and cash equivalents at end of year	$181	$193

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid (received) during the year for:
Interest, net	$—	$(1)
Income taxes, net of refunds	$1	$19

Non-cash investing transactions:
Period end accounts payable related to property, plant, and equipment purchases	$42	$31
See accompanying Notes to Condensed Combined Financial Statements.

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

INTRODUCTION
The accompanying Condensed Combined Financial Statements and notes present the combined results of operations, financial positions, and cash flows of the Fuel Systems and Aftermarket businesses of BorgWarner Inc. (“PHINIA” or the “Company”). PHINIA’s business is a leader in the development, design and manufacture of integrated components and systems that optimize performance, increase efficiency and reduce emissions in combustion and hybrid propulsion for commercial vehicles and industrial applications (medium-duty and heavy-duty trucks, buses and other off-highway construction, marine, agricultural and industrial applications) and light vehicles (passenger cars, trucks, vans and sport-utility vehicles). The Company is a global supplier to most major original equipment manufacturers (“OEMs”) seeking to meet and exceed increasingly stringent global regulatory requirements and satisfy consumer demands for an enhanced user experience. Additionally, the Company offers a wide range of original equipment service (“OES”) solutions and remanufactured products as well as an expanded range of products for the independent (non-OEM) aftermarket.
The Proposed Separation
On December 6, 2022, BorgWarner Inc. (“BorgWarner” or the “Parent”) announced plans for the complete legal and structural separation of BorgWarner’s Fuel Systems and Aftermarket businesses from BorgWarner by the spin-off of its wholly-owned subsidiary, PHINIA Inc., which was formed on February 9, 2023 and will hold BorgWarner’s Fuel Systems and Aftermarket businesses (the “Spin-Off). To effect the Spin-Off, BorgWarner will distribute 100% of PHINIA Inc. common stock to BorgWarner’s stockholders. These transactions will result in all of the assets, liabilities, and legal entities comprising BorgWarner’s Fuel Systems and Aftermarket businesses being owned directly, or indirectly through its subsidiaries, by PHINIA Inc. Following the Spin-Off, PHINIA Inc. will become an independent, publicly traded company.

NOTE 1     BASIS OF PRESENTATION
The accompanying unaudited Condensed Combined Financial Statements reflect the historical financial position, results of operations and cash flows of the Company for the periods presented on a “carve-out” basis and as historically operated by BorgWarner. The Condensed Combined Financial Statements have been derived from the Consolidated Financial Statements and accounting records of BorgWarner using the historical results of operations and historical basis of assets and liabilities of the Company on a “carve-out basis” and reflect BorgWarner’s net investment in the Company. The Company’s Condensed Combined Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes necessary for a comprehensive presentation of financial position, results of operations and cash flow activity required by GAAP for complete financial statements. In the opinion of management, all normal recurring adjustments necessary for a fair statement of results have been included. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023. The balance sheet as of December 31, 2022 was derived from the audited financial statements as of that date. For further information, refer to the Combined Financial Statements and Footnotes for the years ended December 31, 2022, 2021 and 2020 included elsewhere in this Information Statement.
Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and accompanying notes, as well as amounts of revenues and expenses reported during the periods covered by those financial statements and accompanying notes. The Condensed Combined Financial Statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as a standalone company during the periods presented.

The Condensed Combined Statements of Operations include all revenues and costs directly attributable to the Company, including costs for facilities, functions, and services utilized. Costs for certain centralized functions and programs provided and administered by BorgWarner are charged directly to the Company. These centralized functions and programs include, but are not limited to research and development and information technology.
A portion of BorgWarner’s total corporate expenses have been allocated to the Company for services from BorgWarner. These expenses include the cost of corporate functions and resources, including, but not limited to, executive management, finance, accounting, legal, human resources, research and development and sales. Additionally, a portion of the Company’s corporate expenses have been allocated to the Parent for charges incurred related to subsidiaries of the Parent historically supported by the Company, primarily related to information technology. These expenses were allocated based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional net revenues, legal entities, headcount or weighted-square footage, as applicable. The Company considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to, or the benefit received by, both the Company and the Parent during the periods presented. However, the allocations may not reflect the expenses the Company would have incurred if the Company had been a standalone company for the periods presented. For the three months ended March 31, 2023 and 2022, net corporate allocation expenses totaled $35 million and $30 million, respectively, which were primarily included in selling, general and administrative expenses.
In addition to the allocations above, the Company provides application testing and other research and development services for other BorgWarner businesses. For the three months ended March 31, 2023 and 2022, income related to these activities of $1 million and $2 million, respectively, have been included in other operating income, net in the Condensed Combined Statements of Operations.
Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. Going forward, the Company may perform these functions using its own resources or outsourced services.
BorgWarner utilizes several centralized approaches to cash management and financing of its operations. The cash and cash equivalents held by BorgWarner are not specifically identifiable to the Company and therefore have not been reflected in the Company’s Condensed Combined Balance Sheets. Alternatively, the cash and cash equivalents held by the Company, and used to fund the underlying operations of PHINIA, have been reflected in the Company’s Condensed Combined Balance Sheets. Separately, the Company and BorgWarner participate in various cash pooling arrangements to manage liquidity and fund operations. Any balances owed to the Company from BorgWarner as a result of these cash arrangements that are anticipated to be settled in cash are reflected as Due from Parent. Any balances due from the Company to BorgWarner as a result of these cash arrangements that are anticipated to be settled in cash are reflected as Due to Parent. Certain other cash pooling balances that are not anticipated to be settled in cash are presented within Parent company investment in the Condensed Combined Financial Statements.
The Condensed Combined Financial Statements include certain assets and liabilities that have been determined to be attributable to the Company, including certain assets and liabilities that were historically held at the corporate level in BorgWarner. BorgWarner’s third-party long-term debt and the related interest expense have not been allocated to the Company for any of the periods presented because the Company was not the legal obligor of such debt. Any long-term debt specifically attributed to the Company has been reflected in the Condensed Combined Balance Sheets.
Because a direct ownership relationship did not exist in the Company, a Parent company investment is shown in lieu of shareholders’ equity in the Condensed Combined Financial Statements. All intercompany transactions within the Company have been eliminated. All transactions between the Company and BorgWarner have been included in these Condensed Combined Financial Statements. The total net effect of the settlement of the transactions between the Company and BorgWarner, exclusive of those historically settled in cash, is reflected in the Condensed Combined Statements of Cash Flows in Cash flows from financing activities as Net transfers from Parent and in the Condensed Combined Balance Sheets as Parent company investment. For those transactions between the Company and BorgWarner that were historically settled in cash, the Company has reflected such balances in the Condensed Combined Balance Sheets as Due from Parent or Due to Parent. Intercompany loans between the Company and BorgWarner have also been included within the Condensed Combined Balance Sheets as Due from Parent and Due to Parent. Refer to Note 19, “Related-Party Transactions,” for further information regarding these balances.

NOTE 2     REVENUE FROM CONTRACTS WITH CUSTOMERS
The Company manufactures and sells products, primarily to OEMs of commercial vehicle industrial applications and light vehicles, to certain Tier One vehicle systems suppliers and into the aftermarket. The Company’s payment terms are based on customary business practices and vary by customer type and products offered. The Company has evaluated the terms of its arrangements and determined that they do not contain significant financing components.
Generally, revenue is recognized upon shipment or delivery; however, a limited number of the Company’s customer arrangements for its highly customized products with no alternative use provide the Company with the right to payment during the production process. As a result, for these limited arrangements, revenue is recognized as goods are produced and control transfers to the customer using the input cost-to-cost method. The Company recorded a contract asset of $2 million at both March 31, 2023 and December 31, 2022 for these arrangements. These amounts are reflected in Prepayments and other current assets in the Company’s Condensed Combined Balance Sheets.
In limited instances, certain customers have provided payments in advance of receiving related products, typically at the onset of an arrangement prior to the beginning of production. These contract liabilities are reflected as Other current liabilities in the Condensed Combined Balance Sheets and was $3 million at December 31, 2022. There was no balance at March 31, 2023. These amounts are reflected as revenue over the term of the arrangement (typically 3 to 7 years) as the underlying products are shipped and represent the Company’s remaining performance obligations as of the end of the period.
The following table represents a disaggregation of revenue from contracts with customers by reporting segment and region for the three months ended March 31, 2023 and 2022. Refer to Note 20, Reporting Segments And Related Information to the Condensed Combined Financial Statements for more information.

	Three months ended March 31, 2023
(In millions)	Fuel Systems	Aftermarket	Total
Americas	$167	$198	$365
Europe	223	112	335
Asia	119	16	135
Total	$509	$326	$835

	Three months ended March 31, 2022
(In millions)	Fuel Systems	Aftermarket	Total
Americas	$137	$192	$329
Europe	245	98	343
Asia	156	14	170
Total	$538	$304	$842

NOTE 3     RESTRUCTURING
The Company’s restructuring activities are undertaken as necessary to execute management’s strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize the Company’s business and to relocate operations to best-cost locations.
The Company’s restructuring expenses consist primarily of employee termination benefits (principally severance and/or other termination benefits) and other costs, which are primarily professional fees and costs related to equipment moves.
The following table displays a roll forward of the restructuring liability recorded within the Company’s Condensed Combined Balance Sheets and the related cash flow activity:

(in millions)	Employee termination benefits	Other	Total
Balance at January 1, 2023	$20	$—	$20
Restructuring expense, net	4	—	4
Cash payments	(7)	—	(7)
Balance at March 31, 2023	17	—	17
Less: Non-current restructuring liability	(4)	—	(4)
Current restructuring liability at March 31, 2023	$13	$—	$13

(in millions)	Employee termination benefits	Other	Total
Balance at January 1, 2022	$60	$—	$60
Restructuring expense, net	1	1	2
Cash payments	(20)	(1)	(21)
Foreign currency translation adjustment and other	(1)	—	(1)
Balance at March 31, 2022	40	—	40
Less: Non-current restructuring liability	(11)	—	(11)
Current restructuring liability at March 31, 2022	$29	$—	$29
During the three months ended March 31, 2023, the Company recorded $4 million of restructuring costs for individually approved restructuring actions that primarily related to reductions in headcount.
In 2019, Acquired Delphi announced a restructuring plan to reshape and realign its global technical center footprint and reduce salaried and contract staff. The Company continued actions under this program post-acquisition and recorded charges of $2 million during the three months ended March 31, 2022, primarily related to employee severance and equipment moves. The actions under this program are substantially complete.
Estimates of restructuring expense are based on information available at the time such charges are recorded. Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially recorded. Accordingly, the Company may record revisions of previous estimates by adjusting previously established accruals.
The Company continues to evaluate different options across its operations to reduce existing structural costs over the next few years. The Company will recognize restructuring expense associated with any future actions at the time they are approved and become probable or are incurred. Any future actions could result in significant restructuring expense.
NOTE 4     RESEARCH AND DEVELOPMENT COSTS
The Company’s net Research & Development (“R&D”) expenditures are primarily included in Selling, general and administrative expenses of the Condensed Combined Statements of Operations. Customer reimbursements are netted against gross R&D expenditures as they are considered a recovery of cost. Customer reimbursements for prototypes are recorded net of prototype costs based on customer contracts, typically either when the prototype is shipped or when it is accepted by the customer. Customer reimbursements for engineering services are recorded when performance obligations are satisfied in accordance with the contract. Financial risks and rewards transfer upon shipment, acceptance of a prototype component by the customer or upon completion of the performance obligation as stated in the respective customer agreement. The Company has various customer arrangements relating to R&D activities that it performs at its various R&D locations.
The following table presents the Company’s gross and net expenditures on R&D activities:

	Three Months Ended March 31,
(in millions)	2023	2022
Gross R&D expenditures	$49	$51
Customer reimbursements	(20)	(26)
Net R&D expenditures	$29	$25
Net R&D expenditures as a percentage of net sales were 3.5% and 3.0% for the three months ended March 31, 2023 and 2022, respectively.
NOTE 5     OTHER OPERATING EXPENSE, NET
Items included in Other operating expense, net consist of:

	Three Months Ended March 31,
(in millions)	2023	2022
Merger, acquisition and divestiture expense	$18	$10
Related-party R&D income	(1)	(2)
Related-party royalty income	(5)	(7)
Other income, net	(1)	—
Other operating expense, net	$11	$1
Merger and acquisition expense: During the three months ended March 31, 2023 and 2022, the Company recorded merger, acquisition and divestiture expense of $18 million and $10 million, respectively, primarily related to professional fees associated with the intended separation of the Company.
Related-party R&D income: The Company provides application testing and other R&D services for other BorgWarner businesses. For the three months ended March 31, 2023 and 2022, the Company recognized income related to these services of $1 million and $2 million, respectively. Refer to Note 19, "Related-Party Transactions," for further information.
Related-party royalty income: The Company participates in royalty arrangements with other BorgWarner businesses, which involve the licensing of the Delphi Technologies trade name and product-related intellectual properties. For the three months ended March 31, 2023 and 2022, the Company recognized royalty income from other BorgWarner businesses in the amount of $5 million and $7 million, respectively. Refer to Note 19, "Related-Party Transactions," for further information.

NOTE 6     INCOME TAXES
The Company’s provision for income taxes is based upon an estimated annual effective tax rate for the year applied to domestic and foreign income. On a quarterly basis, the annual effective tax rate is adjusted, as appropriate, based upon changed facts and circumstances, if any, as compared to those forecasted at the beginning of the fiscal year and each interim period thereafter.
The Company’s effective tax rate for the three months ended March 31, 2023 and 2022 was 39% and 26%, respectively. The effective tax rate for the three months ended March 31, 2023, increased as compared to the prior year as a result of a change in the jurisdictional mix of pre-tax earnings, most notably an increase in pre-tax losses where no tax benefit is recognized. During the three months ended March 31, 2023, a discrete tax benefit of approximately $9 million was recorded related to the resolution of tax audits and a $7 million discrete expense was recorded for the impact of enacted tax law changes.
The annual effective tax rates differ from the U.S. statutory rate primarily due to foreign rates which vary from those in the U.S., jurisdictions with pretax losses for which no tax benefit could be realized, U.S. taxes on foreign earnings, and permanent differences between book and tax treatment for certain items including enhanced deduction of research and development expenses in certain jurisdictions.

NOTE 7     INVENTORIES, NET
A summary of Inventories, net is presented below:

	March 31,	December 31,
(in millions)	2023	2022
Raw material and supplies	$284	$275
Work-in-progress	42	39
Finished goods	167	145
Inventories, net	$493	$459

NOTE 8     OTHER CURRENT AND NON-CURRENT ASSETS

	March 31,	December 31,
(in millions)	2023	2022
Prepayments and other current assets:
Prepaid taxes	$11	$11
Derivative instruments	8	7
Customer return assets	6	6
Prepaid engineering	4	3
Deposits	4	3
Other	8	10
Total prepayments and other current assets	$41	$40

Investments and long-term receivables:
Long-term receivables	$75	$71
Investment in equity affiliates	47	44
Investment in equity securities	2	2
Total investments and long-term receivables	$124	$117

Other non-current assets:
Deferred income taxes	$160	$157
Operating leases	77	80
Other	29	25
Total other non-current assets	$266	$262

NOTE 9     GOODWILL AND OTHER INTANGIBLES
During the fourth quarter of each year, the Company assesses its goodwill and indefinite-lived intangible assets assigned to each of its reporting units. In addition, the Company may test goodwill in between annual test dates if an event occurs or circumstances change that could more-likely-than-not reduce the fair value of a reporting unit below its carrying value. No events or circumstances were noted in the first three months of 2023 requiring additional assessment or testing. Future changes in the judgments, assumptions and estimates from those used in acquisition-related valuations and goodwill impairment testing, including discount rates or future operating results and related cash flow projections, could result in significantly different estimates of the fair values in the future. An increase in discount rates, a reduction in projected cash flows or a combination of the two could lead to a reduction in the estimated fair values, which may result in impairment charges that could materially affect the Company’s financial statements in any given year.
A summary of the changes in the carrying amount of goodwill is as follows:

(in millions)	Aftermarket	Fuel Systems	Total
Gross goodwill balance, December 31, 2022	$545	$58	$603
Accumulated impairment losses, December 31, 2022	(113)	—	(113)
Net goodwill balance, December 31, 2022	$432	$58	$490
Goodwill during the period:
Other, primarily translation adjustment	2	—	2
Net goodwill balance, March 31, 2023	$434	$58	$492

The Company’s other intangible assets, primarily from acquisitions, consist of the following:

		March 31, 2023			December 31, 2022
(in millions)	Estimated useful lives (years)	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortized intangible assets:
Patented and unpatented technology	14 - 15	$144	$32	$112	$144	$30	$114
Customer relationships	14 - 15	265	90	175	263	85	178
Total amortized intangible assets		409	122	287	407	115	292
Unamortized trade names		140	—	140	140	—	140
Total other intangible assets		$549	$122	$427	$547	$115	$432

NOTE 10     PRODUCT WARRANTY
The Company provides warranties on some, but not all, of its products. The warranty terms are typically from one to three years. Provisions for estimated expenses related to product warranty are made at the time products are sold. These estimates are established using historical information about the nature, frequency and average cost of warranty claim settlements as well as product manufacturing and industry developments and recoveries from third parties. Management actively studies trends of warranty claims and takes action to improve product quality and minimize warranty claims. Management believes that the warranty accrual is appropriate; however, in certain cases, initial customer claims exceed the amount accrued. The product warranty accrual is allocated to current and non-current liabilities in the Combined Balance Sheets.
The following table summarizes the activity in the product warranty accrual accounts:

(in millions)	2023	2022
Beginning balance, January 1	$62	$50
Adjustments of prior estimates	—	1
Provisions for current period sales	8	7
Payments	(13)	(7)
Other, primarily translation adjustment	(2)	1
Ending balance, March 31	$55	$52
The product warranty liability is classified in the Condensed Combined Balance Sheets as follows:

	March 31,	December 31,
(in millions)	2023	2022
Other current liabilities	$29	$32
Other non-current liabilities	26	28
Total product warranty liability	$55	$60

NOTE 11     NOTES PAYABLE AND DEBT
As of March 31, 2023 and December 31, 2022, the Company had debt outstanding as follows:

	March 31,	December 31,
(in millions)	2023	2022
Long-term debt
5.000% Senior notes due 10/01/25 ($24 million par value)	$25	$26
Other long-term debt	2	2
Total long-term debt	$27	$28
Less: current portion	—	—
Long-term debt, net of current portion	$27	$28
The following table provides details on Interest expense, net included in the Condensed Combined Statements of Operations:

	March 31,
(in millions)	2023	2022
Interest expense - related party	$7	$5
Interest expense	2	1
Interest income - related party	(3)	(2)
Interest income	(3)	—
Interest expense, net	$3	$4
As of March 31, 2023 and December 31, 2022, the estimated fair values of the Company’s senior unsecured notes totaled $23 million, as of each date. The estimated fair value was $2 million and $3 million lower than carrying value at March 31, 2023 and December 31, 2022, respectively. Fair market values of the senior unsecured notes are developed using observable values for similar debt instruments, which are considered Level 2 inputs as defined by ASC Topic 820. The carrying values of the Company’s other debt facilities approximate fair value. The fair value estimates do not necessarily reflect the values the Company could realize in the current markets.

NOTE 12     OTHER CURRENT AND NON-CURRENT LIABILITIES
Additional detail related to liabilities is presented in the table below:

	March 31,	December 31,
(in millions)	2023	2022
Other current liabilities:
Customer related	$83	$96
Payroll and employee related	65	81
Income taxes payable	44	28
Product warranties (Note 10)	29	32
Operating leases	18	18
Accrued freight	15	13
Employee termination benefits (Note 3)	13	16
Deferred engineering	12	17
Other	82	84
Total other current liabilities	$361	$385

Other non-current liabilities:
Operating leases	$62	$67
Deferred income taxes	54	46
Uncertain tax positions (Note 6)	29	37
Product warranties (Note 10)	26	28
Employee termination benefits (Note 3)	4	4
Other	14	15
Total other non-current liabilities	$189	$197

NOTE 13     FAIR VALUE MEASUREMENTS
ASC Topic 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:
Level 1:Observable inputs such as quoted prices for identical assets or liabilities in active markets;
Level 2:Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in ASC Topic 820:
A.Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities or a group of assets or liabilities, such as a business.
B.Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

C.Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).
The following tables classify assets and liabilities measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022:

		Basis of fair value measurements
(in millions)	Balance at March 31, 2023	Quoted prices in active markets for identical items (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Valuation Technique
Assets:
Foreign currency contracts	$12	$—	$12	$—	A
Liabilities:
Foreign currency contracts	$(2)	$—	$(2)	$—	A

		Basis of fair value measurements
(in millions)	Balance at December 31, 2022	Quoted prices in active markets for identical items (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Valuation Technique
Assets:
Foreign currency contracts	$7	$—	$7	$—	A
Liabilities:
Foreign currency contracts	$(1)	$—	$(1)	$—	A
NOTE 14     FINANCIAL INSTRUMENTS
The Company’s financial instruments include cash and cash equivalents, marketable securities and accounts receivable. Due to the short-term nature of these instruments, their book value approximates their fair value. The Company’s financial instruments may include long-term debt, interest rate and cross-currency swaps, commodity derivative contracts and foreign currency derivative contracts. All derivative contracts are placed with counterparties that have an S&P, or equivalent, investment grade credit rating at the time of the contracts’ placement. An adjustment for non-performance risk is considered in the estimate of fair value in derivative assets based on the counterparty credit default swap (“CDS”) rate. When the Company is in a net derivative liability position, the non-performance risk adjustment is based on its CDS rate. At March 31, 2023 and December 31, 2022, the Company had no derivative contracts that contained credit-risk-related contingent features.
The Company, at times, uses certain commodity derivative contracts to protect against commodity price changes related to forecasted raw material and component purchases. The Company had no outstanding commodity contracts at March 31, 2023 and December 31, 2022.
The Company manages its interest rate risk by balancing its exposure to fixed and variable rates while attempting to optimize its interest costs. The Company, at times, selectively uses interest rate swaps to reduce market value risk associated with changes in interest rates (fair value hedges and cash flow hedges). At March 31, 2023 and December 31, 2022, the Company had no outstanding interest rate swaps or options.
The Company uses foreign currency forward and option contracts to protect against exchange rate movements for forecasted cash flows, including capital expenditures, purchases, operating expenses or sales transactions designated in currencies other than the functional currency of the operating unit. In addition, the Company uses foreign currency forward contracts to hedge exposure associated with its net investment in certain foreign operations (net investment hedges). Foreign currency derivative contracts require the Company, at a future date, to either buy or sell foreign currency in exchange for the operating units’ local currency. At March 31, 2023 and December 31, 2022, the following foreign currency derivative contracts were outstanding and mature through the ending duration noted below:

Foreign currency derivatives (in millions)(1)
Functional currency	Traded currency	Notional in traded currency March 31, 2023	Notional in traded currency December 31, 2022	Ending duration
Chinese Renminbi	British Pound	17	23	Dec-23
Chinese Renminbi	Euro	30	39	Dec-23
Euro	British Pound	44	54	Dec-23
Euro	Polish Zloty	35	49	Dec-23
Euro	U.S. Dollar	14	19	Dec-23
U.S. Dollar	Mexico Peso	855	992	Dec-24
U.S. Dollar	British Pound	12	17	Dec-23
U.S. Dollar	Thailand Baht	1,990	1,790	May-23
_____________
(1)Table above excludes non-significant traded currency pairings with total notional amounts less than $10 million U.S. Dollar equivalent as of March 31, 2023 and December 31, 2022.
At March 31, 2023 and December 31, 2022, the following amounts were recorded in the Condensed Combined Balance Sheets as being payable to or receivable from counterparties under ASC Topic 815:

(in millions)	Assets			Liabilities
Derivatives designated as hedging instruments Under Topic 815:	Balance Sheet Location	March 31, 2023	December 31, 2022	Balance Sheet Location	March 31, 2023	December 31, 2022
Foreign currency	Prepayments and other current assets	$8	$7	Other current liabilities	$1	$1
Foreign currency	Other non-current assets	$4	$—	Other non-current liabilities	$1	$—
Effectiveness for cash flow hedges is assessed at the inception of the hedging relationship and quarterly, thereafter. Gains and losses arising from these contracts that are included in the assessment of effectiveness are deferred into accumulated other comprehensive income (loss) (“AOCI”) and reclassified into income as the underlying operating transactions are recognized. These realized gains or losses offset the hedged transaction and are recorded on the same line in the statement of operations. The initial value of any component excluded from the assessment of effectiveness is recognized in income using a systematic and rational method over the life of the hedging instrument. Any difference between the change in fair value of the excluded component and amounts recognized in income under that systematic and rational method are recognized in AOCI.
Effectiveness for net investment hedges is assessed at the inception of the hedging relationship and quarterly, thereafter. Gains and losses arising from these contracts that are included in the assessment of effectiveness are deferred into foreign currency translation adjustments and only released when the subsidiary being hedged is sold or substantially liquidated. The initial value of any component excluded from the assessment of effectiveness is recognized in income using a systematic and rational method over the life of the hedging instrument. Any difference between the change in fair value of the excluded component and amounts recognized in income under that systematic and rational method is recognized in AOCI.
The table below shows deferred gains (losses) reported in AOCI as well as the amount expected to be reclassified to income in one year or less for designated net investment hedges. The amount expected to be reclassified to income in one year or less assumes no change in the current relationship of the hedged item at March 31, 2023 market rates.

(in millions)	Deferred loss in AOCI at		Gain (loss) expected to be reclassified to income in one year or less
Contract Type	March 31, 2023	December 31, 2022
Foreign currency	$(4)	$(4)	$—
Derivative instruments designated as hedging instruments as defined by ASC Topic 815 held during the period resulted in the following gains and losses recorded in income:

	Three months ended March 31, 2023
(in millions)	Net sales	Cost of sales	Selling, general and administrative expenses	Other comprehensive income
Total amounts of earnings and other comprehensive income line items in which the effects of cash flow hedges are recorded	$835	$663	$99	$21

Gain (loss) on cash flow hedging relationships:
Foreign currency
Loss recognized in Other comprehensive income	$—	$—	$—	$(2)

	Three months ended March 31, 2022
(in millions)	Net sales	Cost of sales	Selling, general and administrative expenses	Other comprehensive loss
Total amounts of earnings and other comprehensive income line items in which the effects of cash flow hedges are recorded	$842	$668	$100	$(5)

Gain (loss) on cash flow hedging relationships:
Foreign currency
Gain recognized in Other comprehensive loss	$—	$—	$—	$1
The gains or losses recorded in income related to components excluded from the assessment of effectiveness for derivative instruments designated as cash flow hedges were immaterial for the periods presented.

Gains and losses on derivative instruments designated as net investment hedges were immaterial for the periods presented.
Derivatives not designated as hedging instruments are used to hedge remeasurement exposures of monetary assets and liabilities denominated in currencies other than the operating units' functional currency. These derivatives resulted in the following gains (losses) recorded in income:

(in millions)		Three months ended March 31,
Contract Type	Location	2023	2022
Foreign Currency	Cost of sales	$2	$(1)
NOTE 15     RETIREMENT BENEFIT PLANS
BorgWarner sponsors various defined contribution savings plans, primarily in the U.S., that allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with plan specified guidelines. Certain of the Company’s employees participate in defined benefit pension plans sponsored in part by BorgWarner. Under specified conditions, the Company will make contributions to the plans and/or match a percentage of the employee contributions up to certain limits. The estimated contributions to the defined benefit pension plans for 2023 range from $1 million to $2 million, of which $1 million has been contributed through the first three months of the year.
The components of net periodic benefit income recorded in the Condensed Combined Statements of Operations are as follows:

(in millions)
Three months ended March 31,	2023	2022
Interest cost	$10	$6
Expected return on plan assets	(10)	(15)
Net periodic benefit income	$—	$(9)
The components of net periodic benefit cost are included in Other postretirement income in the Condensed Combined Statements of Operations.
NOTE 16     STOCKHOLDERS' EQUITY
The changes of the Stockholders’ Equity items during the three months ended March 31, 2023 and 2022, are as follows:

(in millions)	Parent company investment	Accumulated other comprehensive income (loss)	Noncontrolling interest	Total equity
Balance, December 31, 2022	$1,731	$(88)	$—	$1,643
Net earnings	35	—	—	35
Other comprehensive income	—	21	—	21
Net transfers from Parent	93	—	—	93
Balance, March 31, 2023	$1,859	$(67)	$—	$1,792

(in millions)	Parent company investment	Accumulated other comprehensive income	Noncontrolling interest	Total equity
Balance, December 31, 2021	$1,647	$62	$3	$1,712
Net earnings	57	—	—	57
Other comprehensive loss	—	(5)	—	(5)
Purchase of noncontrolling interest	—	—	(3)	(3)
Net transfers from Parent	63	—	—	63
Balance, March 31, 2022	$1,767	$57	$—	$1,824
NOTE 17     ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The following table summarizes the activity within accumulated other comprehensive income (loss):

(in millions)	Foreign currency translation adjustments	Defined benefit pension plans	Hedge instruments	Total
Beginning Balance, December 31, 2022	$(85)	$(6)	$3	$(88)
Comprehensive income (loss) before reclassifications	20	(1)	2	21
Ending Balance, March 31, 2023	$(65)	$(7)	$5	$(67)

(in millions)	Foreign currency translation adjustments	Defined benefit pension plans	Hedge instruments	Total
Beginning Balance, December 31, 2021	$5	$59	$(2)	$62
Comprehensive loss before reclassifications	(3)	(1)	(1)	(5)
Ending Balance, March 31, 2022	$2	$58	$(3)	$57
NOTE 18     CONTINGENCIES
In the course of its business, the Company is party to various commercial and legal claims, actions and complaints, including matters involving warranty claims, intellectual property claims, governmental investigations and related proceedings, including relating to alleged or actual violations of vehicle emissions standards, general liability and various other risks. It is not possible to predict with certainty whether or not the Company will ultimately be successful in any of these commercial and legal matters or, if not, what the impact might be. The Company’s management does not believe that adverse outcomes in any of these commercial and legal claims, actions and complaints are reasonably likely to have a material adverse effect on the Company’s results of operations, financial position or cash flows. An adverse outcome could, nonetheless, be material to the results of operations or cash flows.
NOTE 19     RELATED-PARTY TRANSACTIONS
The Condensed Combined Financial Statements have been prepared on a carve-out basis and are derived from the consolidated financial statements and accounting records of BorgWarner. The following discussion summarizes activity between the Company and BorgWarner (and its affiliates that are not included within the Condensed Combined Financial Statements).
Allocation of General Corporate and Other Expenses
The Condensed Combined Statements of Operations include expenses for certain centralized functions and other programs provided and administered by BorgWarner that are charged directly to the Company. In addition, for purposes of preparing these Condensed Combined Financial Statements on a carve-out basis, a portion of BorgWarner’s total corporate expenses has been allocated to the Company. Similarly, certain centralized expenses incurred by the Company on behalf of subsidiaries of BorgWarner have been allocated to the Parent. See Note 1, “Basis Of Presentation,” for a discussion of the methodology used to allocate corporate expenses for purposes of preparing these financial statements on a carve-out basis.
For the three months ended March 31, 2023 and 2022, net corporate allocation expenses totaled $35 million and $30 million, respectively, which were primarily included in Selling, general and administrative expenses and Restructuring expense in the Condensed Combined Statements of Operations.
Related-Party Sales and Purchases
For the three months ended March 31, 2023 and 2022, the Company sold components to other BorgWarner businesses in the amount of $2 million and $3 million, respectively, which is included in Net sales in the Condensed Combined Statements of Operations.
The Company purchases certain component inventory and services from businesses that will remain with BorgWarner. For the three months ended March 31, 2023 and 2022, the Company made $36 million and $36 million, respectively, of such purchases and recognized cost of sales of $36 million and $43 million, respectively.
Related-Party Royalty Income
The Company participates in royalty arrangements with other BorgWarner businesses which involves the licensing of the Delphi Technologies trade name and product-related intellectual properties. For the three months ended March 31, 2023 and 2022, the Company recognized royalty income from other BorgWarner businesses in the amount of $5 million and $7 million, respectively, which is included in Other operating expense, net in the Condensed Combined Statements of Operations.
Related-Party R&D
The Company provides application testing and other R&D services for other BorgWarner businesses. For the three months ended March 31, 2023 and 2022, the Company recognized income related to these services of $1 million and $2 million, respectively, which is included in Other operating expense, net in the Condensed Combined Statements of Operations.
Due from Parent
The current and non-current portions of amounts due from the Parent as reflected in the Condensed Combined Balance Sheets consist of the following:

	March 31,	December 31,
(in millions)	2023	2022
Accounts receivable	$99	$106
Interest receivable	1	—
Short-term portion of loans receivable and other facilities	130	36
Due from Parent, current	$230	$142

Cash pooling	$240	$168
Loans receivable	—	40
Due from Parent, non-current	$240	$208
In 2018, the Company and BorgWarner entered into a credit facility providing BorgWarner with access to borrow up to €40 million ($43 million). Interest on the credit facility is fixed at 0.65%, paid quarterly. On October 1, 2022, the credit facility was refinanced and the interest rate was amended to 3.69%. As of

December 31, 2022, BorgWarner had drawn $40 million on the credit facility. The credit facility was set to mature in September 2024, however, in February 2023, the Company and BorgWarner made the decision to settle the loan early and the entire facility was converted to equity. This is presented as a net transfer to parent in the Condensed Combined Statement of Cash Flows as of March 31, 2023.
In 2021, the Company issued a Thai Bhat-denominated term loan to BorgWarner for ฿1,720 million ($92 million). Interest on the term loan was fixed at 1.70%, paid annually. As of March 31, 2023 and December 31, 2022, the outstanding balance of the term loan was $31 million and $36 million, respectively. During 2022, the term loan was amended to extend the maturity date. The term loan is set to mature on May 14, 2023.
In 2023, the Company issued a credit facility to BorgWarner for up to $150 million. Interest on the credit facility was fixed at 6.64%, paid annually. As of March 31, 2023, the outstanding balance of the credit facility was $100 million. The credit facility is set to mature on November 16, 2023.
Certain BorgWarner entities participate in cash pooling arrangements headed by the Company, primarily involving Acquired Delphi business entities. Additionally, the Company participates in certain cash pools headed by BorgWarner. Any balances owed to the Company from BorgWarner as a result of these cash arrangements that are anticipated to be settled in cash are reflected as Due from Parent. Certain other cash pooling balances that are not anticipated to be settled in cash are presented within Parent company investment.
Due to Parent
The current and non-current portions of amounts due to the Parent as reflected in the Condensed Combined Balance Sheets consist of the following:

	March 31,	December 31,
(in millions)	2023	2022
Accounts payable	$198	$186
Short-term portion of notes payable and other facilities	120	94
Accrued interest payable	9	5
Due to Parent, current	$327	$285

Notes payable	$921	$921
Cash pooling	26	36
Due to Parent, non-current	$947	$957
In 2020, the Company, as borrower, entered into a term loan with BorgWarner, as lender, in the amount of $891 million in exchange for the transfer of the majority of the 5.000% Senior Notes due 2025 assumed by the Company as part of the Acquired Delphi business. Interest on the term loan was fixed at 3.25%, paid annually. In 2021, this loan was refinanced with two new loan tranches, including $30 million of accrued unpaid interest on the original term loan. The first tranche of $368 million has a fixed annual interest rate of 1.40% and matures on October 3, 2024. The second tranche of $553 million has a fixed annual interest rate of 2.20% and matures on October 3, 2029. As of both March 31, 2023 and December 31, 2022, the outstanding balance of the term loan was $921 million.
Throughout 2023 and 2022, the Company, as borrower, and BorgWarner, as lender, entered into various interest-bearing notes, primarily arising from operating relationships between international entities. As of March 31, 2023 and December 31, 2022, the outstanding balance from these facilities totaled $120 million and $94 million, respectively, which is reflected as Due to Parent, current.
As of March 31, 2023 and December 31, 2022, the estimated fair value of the Company's non-current notes payable due to Parent, as described above, was $746 million and $738 million, respectively. The estimated fair values were $175 million and $183 million lower than carrying values at March 31, 2023 and December 31, 2022, respectively. Fair market values of the non-current notes payable due to Parent are developed using unobservable inputs, which are considered Level 3 inputs as defined by ASC Topic 820. The carrying values of the Company’s current notes payable due to Parent approximate fair value. The fair value estimates do not necessarily reflect the values the Company could realize in the current markets.
Additionally, the Company participates in certain cash pools headed by BorgWarner. Any balances owed by the Company to BorgWarner as a result of these cash arrangements that are anticipated to be settled in cash are reflected as Due to Parent. Certain other cash pooling balances that are not anticipated to be settled in cash are presented within Parent company investment.
The Company and BorgWarner have entered into certain intra-group arrangements. Activity associated with these arrangements is included within general financing activities in Net transfers (to) from Parent in the Condensed Combined Statements of Changes in Equity. Amounts owed to BorgWarner as a result of such arrangements are reflected as payables within Due to Parent, current. Amounts owed to the Company from the Parent under these arrangements are reflected as receivables within Due from Parent, current.
Net Transfers (to) from Parent
Net transfers (to) from Parent are included within Parent company investment in the Condensed Combined Statements of Changes in Equity. The components of the transfers (to) from Parent are as follows:

	Three Months Ended March 31,
(in millions)	2023	2022
General financing activities	$169	$154
Cash pooling and other equity settled balances with Parent	(70)	(119)
Related-party notes converted to equity	(40)	—
Corporate allocations	35	30
Research and development income from Parent	(1)	(2)
Total net transfers from Parent	$93	$63
Exclude non-cash items:
Stock-based compensation	(1)	(2)
Other non-cash activities with Parent, net	(8)	(9)
Related-party notes converted to equity	40	—
Cash pooling and intercompany financing activities with Parent, net	(57)	1
Total net transfers from Parent per Condensed Combined Statements of Cash Flow	$67	$53

NOTE 20     REPORTING SEGMENTS AND RELATED INFORMATION
The Company’s business is comprised of two reporting segments, which are further described below. These segments are strategic business groups, which are managed separately as each represents a specific grouping of related automotive components and systems.
•Fuel Systems. This segment provides advanced fuel injection systems, fuel delivery modules, canisters, sensors, electronic control modules and associated software. Our highly engineered fuel injection systems portfolio includes pumps, injectors, fuel rail assemblies, engine control modules, and complete systems, including software and calibration services, that reduce emissions and improve fuel economy for traditional and hybrid applications.
•Aftermarket. Through this segment, the Company sells products to independent aftermarket customers and OES customers. Its product portfolio includes a wide range of products as well as maintenance, test equipment and vehicle diagnostics solutions. The Aftermarket segment also includes sales of starters and alternators to OEMs.
Segment Adjusted Operating Income is the measure of segment income or loss used by the Company. Segment Adjusted Operating Income is comprised of operating income adjusted for restructuring, merger, acquisition and divestiture expense, intangible asset amortization expense, impairment charges and other items not reflective of ongoing operating income or loss. The Company believes Segment Adjusted Operating Income is most reflective of the operational profitability or loss of its reporting segments.
The following tables show segment information and Segment Adjusted Operating Income for the Company’s reporting segments:
Net Sales by Reporting Segment

	Three Months Ended March 31, 2023
(in millions)	Customers	Inter-segment	Net
Fuel Systems	$509	$58	$567
Aftermarket	326	4	330
Inter-segment eliminations	—	(62)	(62)
Total	$835	$—	$835

	Three Months Ended March 31, 2022
(in millions)	Customers	Inter-segment	Net
Fuel Systems	$538	$48	$586
Aftermarket	304	3	307
Inter-segment eliminations	—	(51)	(51)
Total	$842	$—	$842
Net Assets by Reporting Segment

(in millions)	March 31, 2023	December 31, 2022
Fuel Systems	$2,208	$2,314
Aftermarket	1,384	1,348
Total	3,592	3,662
Corporate[1]	604	412
Consolidated	$4,196	$4,074
_____________
(1)Corporate assets include cash and cash equivalents, investments and long-term receivables, and deferred income taxes.

Segment Adjusted Operating Income

	Three Months Ended March 31,
(in millions)	2023	2022
Fuel Systems	$43	$66
Aftermarket	48	38
Segment Adjusted Operating Income	91	104
Corporate, including royalty income and stock-based compensation	4	13
Merger, acquisition and divestiture expense, net	18	10
Intangible asset amortization expense	7	7
Restructuring expense (Note 3)	4	2
Other non-comparable items	—	1
Equity in affiliates' earnings, net of tax	(3)	(2)
Interest expense, net	3	4
Other postretirement income	—	(9)
Earnings before income taxes	58	78
Provision for income taxes	23	21
Net earnings	$35	$57

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of BorgWarner Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of PHINIA, the Fuel Systems and Aftermarket businesses of BorgWarner Inc. (the “Company”), as of December 31, 2022 and 2021, and the related combined statements of operations, comprehensive income (loss), cash flows, and changes in equity for each of the three years in the period ended December 31, 2022, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Provision for Income Taxes
As described in Notes 1 and 7 to the combined financial statements, the Company recorded income taxes from continuing operations of $85 million for the year ended December 31, 2022. The Company’s operations have been included in BorgWarner Inc.’s U.S. federal consolidated tax return, certain foreign tax returns, and certain state tax returns. For the purposes of the combined financial statements, the Company’s income tax provision was computed as if the Company filed separate tax returns (i.e., as if the Company had not been included in the consolidated income tax return group with BorgWarner Inc.).

Management judgment is required in determining the Company’s provision for income taxes and recording the related assets and liabilities, including accruals for unrecognized tax benefits and assessing the need for valuation allowances. The determination of accruals for unrecognized tax benefits includes the application of complex tax laws in a multitude of jurisdictions across the Company’s global operations. Management judgment is required in determining the gross unrecognized tax benefits’ related liabilities. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is less than certain. Accruals for unrecognized tax benefits are established when, despite the belief that tax positions are supportable, there remain certain positions that do not meet the minimum probability threshold, which is a tax position that is more-likely-than-not to be sustained upon examination by the applicable taxing authority. The Company records valuation allowances to reduce the carrying value of deferred tax assets to amounts that it expects are more-likely-than-not to be realized. The Company assesses existing deferred tax assets, net operating losses, and tax credits by jurisdiction and expectations of its ability to utilize these tax attributes through a review of past, current and estimated future taxable income and tax planning strategies.
The principal considerations for our determination that performing procedures relating to the provision for income taxes is a critical audit matter are (i) the significant judgment by management when developing the provision for income taxes, (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s provision for income taxes, including the accruals for unrecognized tax benefits and valuation allowances on deferred tax assets, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) testing the provision for income taxes, including the effective tax rate reconciliation and permanent and temporary differences, (ii) testing the completeness and accuracy of the data used by management in developing the provision for income taxes, including accruals for unrecognized tax benefits and valuation allowances on deferred tax assets, (iii) evaluating the reasonableness of management’s more-likely-than-not determination in consideration of the tax laws in relevant jurisdictions when developing the accruals for unrecognized tax benefits, and (iv) evaluating the reasonableness of management’s assessment of the realizability of its deferred tax assets based on expectations of the ability to utilize its tax attributes through a review of historical and estimated future taxable income and tax planning strategies. Professionals with specialized skill and knowledge were used to assist in (i) testing the provision for income taxes, (ii) testing the completeness and accuracy of the data used by management, (iii) evaluating the reasonableness of management’s more-likely-than-not determination, and (iv) evaluating the reasonableness of management’s assessment of the realizability of its deferred tax assets.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
April 3, 2023

We have served as the Company’s auditor since 2022.

PHINIA
COMBINED BALANCE SHEETS

	December 31,
(in millions)	2022	2021
ASSETS
Cash and cash equivalents	$251	$259
Receivables, net	749	675
Due from Parent, current	142	223
Inventories, net	459	417
Prepayments and other current assets	40	50
Total current assets	1,641	1,624

Property, plant and equipment, net	924	990
Investments and long-term receivables	117	98
Due from Parent, non-current	208	211
Goodwill	490	496
Other intangible assets, net	432	470
Other non-current assets	262	293
Total assets	$4,074	$4,182

LIABILITIES AND EQUITY
Accounts payable	$500	$455
Due to Parent, current	285	301
Other current liabilities	385	418
Total current liabilities	1,170	1,174

Long-term debt	28	27
Due to Parent, non-current	957	987
Retirement-related liabilities	79	54
Other non-current liabilities	197	228
Total liabilities	2,431	2,470

Commitments and contingencies (Note 21)

Parent company investment	1,731	1,647
Accumulated other comprehensive (loss) income	(88)	62
Total equity attributable to PHINIA	1,643	1,709
Noncontrolling interest	—	3
Total equity	1,643	1,712
Total liabilities and equity	$4,074	$4,182
See Accompanying Notes to Combined Financial Statements.

PHINIA
COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in millions)	2022	2021	2020
Net sales	$3,348	$3,227	$1,034
Cost of sales	2,627	2,551	859
Gross profit	721	676	175

Selling, general and administrative expenses	407	460	147
Restructuring expense	11	55	37
Goodwill impairment	—	—	82
Other operating (income) expense, net	(15)	(13)	2
Operating income (loss)	318	174	(93)

Equity in affiliate's earnings, net of tax	(11)	(7)	(1)
Interest expense, net	14	34	16
Other postretirement income	(32)	(39)	(3)
Earnings (loss) before income taxes and noncontrolling interest	347	186	(105)

Provision for income taxes	85	33	19
Net earnings (loss)	262	153	(124)

Net earnings attributable to the noncontrolling interest, net of tax	—	1	—
Net earnings (loss) attributable to PHINIA	$262	$152	$(124)
See Accompanying Notes to Combined Financial Statements.

PHINIA
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
(in millions)	2022	2021	2020
Net earnings (loss) attributable to PHINIA	$262	$152	$(124)

Other comprehensive (loss) income
Foreign currency translation adjustments(1)	(90)	(40)	55
Defined benefit pension plans(1)	(65)	128	(67)
Hedge instruments(1)	5	(2)	—
Total other comprehensive (loss) income	(150)	86	(12)

Comprehensive income (loss) attributable to PHINIA	112	238	(136)

Comprehensive income attributable to noncontrolling interest, net of tax	—	1	—
Comprehensive income (loss)	$112	$239	$(136)
_____________
(1)Net of income taxes.
See Accompanying Notes to Combined Financial Statements.

PHINIA
COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in millions)	2022	2021	2020
OPERATING
Net earnings (loss)	$262	$153	$(124)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and tooling amortization	142	175	47
Intangible asset amortization	28	29	15
Restructuring expense, net of cash paid	5	42	—
Asset impairments	5	14	82
Stock-based compensation expense	11	11	3
Deferred income tax expense (benefit)	25	(56)	(4)
Other non-cash adjustments, net	3	10	(8)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities	481	378	11
Retirement plan contributions	(5)	(3)	(138)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency translation adjustments:
Receivables	(105)	17	(39)
Receivables due from Parent	2	(1)	2
Inventories	(60)	(84)	4
Prepayments and other current assets	12	(4)	17
Accounts payable and other current liabilities	21	(105)	16
Accounts payable and accrued expenses due to Parent	(5)	9	29
Prepaid taxes and income taxes payable	31	9	11
Other assets and liabilities	(69)	(69)	(10)
Net cash provided by (used in) operating activities	303	147	(97)
INVESTING
Capital expenditures, including tooling outlays	(107)	(146)	(54)
Proceeds from the Acquired Delphi business	—	—	422
Proceeds from asset disposals and other, net	2	6	1
Net cash (used in) provided by investing activities	(105)	(140)	369
FINANCING
Repayments of debt, including current portion	(1)	—	(2)
Purchase of noncontrolling interest	(3)	—	—
Net (decrease) increase in notes payable to Parent	—	(8)	8
Cash outflows related to debt due to/from Parent	(117)	(170)	(110)
Cash inflows related to debt due to/from Parent	140	126	87
Net transfers (to) from Parent	(204)	8	19
Net cash (used in) provided by financing activities	(185)	(44)	2
Effect of exchange rate changes on cash	(21)	4	14
Net (decrease) increase in cash and cash equivalents	(8)	(33)	288

Cash and cash equivalents at beginning of year	259	292	4
Cash and cash equivalents at end of year	$251	$259	$292

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest, net	$13	$14	$—
Income taxes, net of refunds	$51	$38	$9
Non-cash investing transactions:
Period end accounts payable related to property, plant, and equipment purchases	$67	$44	$84
See Accompanying Notes to Combined Financial Statements.

PHINIA
COMBINED STATEMENTS OF CHANGES IN EQUITY

(in millions)	Parent company investment	Accumulated other comprehensive income (loss)	Noncontrolling interest	Total equity
Balance, January 1, 2020	$447	$(12)	$—	$435
Acquisition of Delphi Technologies	303	—	2	305
Net loss	(124)	—	—	(124)
Other comprehensive income	—	(12)	—	(12)
Net transfers to Parent	44	—	—	44
Balance, December 31, 2020	$670	$(24)	$2	$648
Net earnings	152	—	1	153
Other comprehensive loss	—	86	—	86
Net transfers from Parent	825	—	—	825
Balance, December 31, 2021	$1,647	$62	$3	$1,712
Net earnings	262	—	—	262
Other comprehensive loss	—	(150)	—	(150)
Purchase of noncontrolling interest	—	—	(3)	(3)
Net transfers to Parent	(178)	—	—	(178)
Balance, December 31, 2022	$1,731	$(88)	$—	$1,643
See Accompanying Notes to Combined Financial Statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

INTRODUCTION
The accompanying Combined Financial Statements and notes present the combined results of operations, financial positions, and cash flows of the Fuel Systems and Aftermarket businesses of BorgWarner Inc. (“PHINIA” or the “Company”). PHINIA’s business is a leader in the development, design and manufacture of integrated components and systems that optimize performance, increase efficiency and reduce emissions of commercial vehicles and industrial applications (medium-duty and heavy-duty trucks, buses and other off-highway construction, marine, agricultural and industrial applications) and light vehicles (passenger cars, trucks, vans and sport-utility vehicles). The Company is a global supplier to most major original equipment manufacturers (“OEMs”) seeking to meet and exceed increasingly stringent global regulatory requirements and satisfy consumer demands for an enhanced user experience. Additionally, the Company offers a full range of original equipment service (“OES”) solutions and remanufactured products as well as an expanded range of products for the independent (non-OEM) aftermarket.
The Proposed Separation
On December 6, 2022, BorgWarner Inc. (“BorgWarner” or the “Parent”) announced plans for the complete legal and structural separation of BorgWarner’s Fuel Systems and Aftermarket businesses from BorgWarner by the spin-off of its wholly-owned subsidiary, PHINIA Inc., which was formed on February 9, 2023 and will hold BorgWarner’s Fuel Systems and Aftermarket businesses (the “Spin-Off). To effect the Spin-Off, BorgWarner will distribute 100% of PHINIA Inc. common stock to BorgWarner’s stockholders. These transactions will result in all of the assets, liabilities, and legal entities comprising BorgWarner’s Fuel Systems and Aftermarket businesses being owned directly, or indirectly through its subsidiaries, by PHINIA Inc. Following the Spin-Off, PHINIA Inc. will become an independent, publicly traded company.
COVID-19 Pandemic and Other Supply Disruptions
The impact of COVID-19, including changes in consumer behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy. In 2022, COVID-19 outbreaks in certain regions caused intermittent disruptions in the Company’s supply chain and local manufacturing operations. For a significant portion of the second quarter of 2022, China imposed lockdowns in many cities due to an increase in COVID-19 cases in the region, which contributed to a decline in industry production in China during the quarter. In addition, trailing impacts of the shutdowns and production declines related, in part, to COVID-19 created supply constraints of certain components, particularly semiconductor chips. As a result, the Company has experienced, and may continue to experience, delays in the production and distribution of its products and the loss of sales. If the global economic effects caused by COVID-19 continue or increase, overall customer demand may decrease, which could further adversely affect the Company’s business, results of operations, financial condition or cash flows. Furthermore, COVID-19 has impacted and may further impact the broader economies of affected countries, including negatively impacting economic growth, traditional functioning of financial and capital markets, foreign currency exchange rates, and interest rates.

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following paragraphs briefly describe the Company’s significant accounting policies.
Basis of presentation These Combined Financial Statements reflect the historical financial position, results of operations and cash flows of the Company for the periods presented on a “carve-out” basis and as historically operated by BorgWarner. The Combined Financial Statements have been derived from the Consolidated Financial Statements and accounting records of BorgWarner using the historical results of operations and historical basis of assets and liabilities of the Company on a “carve-out basis” and reflect BorgWarner’s net investment in the Company. The Company’s Combined Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(“U.S. GAAP”). The Combined Financial Statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as a standalone company during the periods presented.
The Combined Statements of Operations include all revenues and costs directly attributable to the Company, including costs for facilities, functions, and services utilized. Costs for certain centralized functions and programs provided and administered by BorgWarner are charged directly to the Company. These centralized functions and programs include, but are not limited to research and development and information technology.
A portion of BorgWarner’s total corporate expenses have been allocated to the Company for services from BorgWarner. These expenses include the cost of corporate functions and resources, including, but not limited to, executive management, finance, accounting, legal, human resources, research and development and sales. Additionally, a portion of the Company’s corporate expenses have been allocated to the Parent for charges incurred related to subsidiaries of the Parent historically supported by the Company, primarily related to information technology. These expenses were allocated based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional net revenues, legal entities, headcount or weighted-square footage, as applicable. The Company considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to, or the benefit received by, both the Company and the Parent during the periods presented. However, the allocations may not reflect the expenses the Company would have incurred if the Company had been a standalone company for the periods presented. For the years ended December 31, 2022, 2021 and 2020, net corporate allocation expenses totaled $118 million, $84 million and $45 million, respectively, which were primarily included in selling, general and administrative expenses and restructuring expense.
In addition to the allocations above, the Company provides application testing and other research and development services for other BorgWarner businesses. For the years ended December 31, 2022, 2021 and 2020, income related to these activities of $11 million, $10 million and $2 million, respectively, have been included in other operating income, net in the Combined Statements of Operations.
Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. Going forward, the Company may perform these functions using its own resources or outsourced services.
BorgWarner utilizes several centralized approaches to cash management and financing of its operations. The cash and cash equivalents held by BorgWarner are not specifically identifiable to the Company and therefore have not been reflected in the Company’s Combined Balance Sheets. Alternatively, the cash and cash equivalents held by the Company, and used to fund the underlying operations of PHINIA, have been reflected in the Company’s Combined Balance Sheets. Separately, the Company and BorgWarner participate in various cash pooling arrangements to manage liquidity and fund operations. Any balances owed to the Company from BorgWarner as a result of these cash arrangements that are anticipated to be settled in cash are reflected as Due from Parent. Any balances due from the Company to BorgWarner as a result of these cash arrangements that are anticipated to be settled in cash are reflected as Due to Parent. Certain other cash pooling balances that are not anticipated to be settled in cash are presented within Parent company investment in the combined financial statements.
The Combined Financial Statements include certain assets and liabilities that have been determined to be attributable to the Company, including certain assets and liabilities that were historically held at the corporate level in BorgWarner. BorgWarner’s third-party long-term debt and the related interest expense have not been allocated to the Company for any of the periods presented because the Company was not the legal obligor of such debt. Any long-term debt specifically attributed to the Company has been reflected in the Combined Balance Sheets.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Because a direct ownership relationship did not exist in the Company, a Parent company investment is shown in lieu of shareholders’ equity in the Combined Financial Statements. All intercompany transactions within the Company have been eliminated. All transactions between the Company and BorgWarner have been included in these Combined Financial Statements. The total net effect of the settlement of the transactions between the Company and BorgWarner, exclusive of those historically settled in cash, is reflected in the Combined Statements of Cash Flows in Cash flows from financing activities as Net transfers (to) from Parent and in the Combined Balance Sheets as Parent company investment. For those transactions between the Company and BorgWarner that were historically settled in cash, the Company has reflected such balances in the Combined Balance Sheets as Due from Parent or Due to Parent. Intercompany loans between the Company and BorgWarner have also been included within the Combined Balance Sheets as Due from Parent and Due to Parent. Refer to Note 23, “Related-Party Transactions,” for further information regarding these balances.
Use of estimates The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the accompanying notes, as well as the amounts of revenues and expenses reported during the periods covered by these financial statements and accompanying notes. Actual results could differ from those estimates.
Joint ventures and equity securities The Company has an investment in one unconsolidated joint venture which was acquired as part of the acquisition of Delphi Technologies on October 1, 2020: Delphi-TVS Diesel Systems Ltd (“D-TVS”), of which the Company owns 52.5%. This joint venture is a non-controlled affiliate in which the Company exercises significant influence but does not have a controlling financial interest and, therefore, is accounted for under the equity method. Although the Company is the majority owner, it does not have the ability to control significant decisions or management of the entity. The Company evaluated this investment under ASC Topic 810 and based on the following factors the Company does not have the power to control the significant decisions of the entity and therefore does not have a controlling financial interest.
•Both partners appoint a managing director and these directors jointly manage all of the affairs of D-TVS, subject to supervision by the board of directors;
•The Company has only a 36% representation on the board of directors; and
•The construct of the board of directors prevents either party from having power/control as described in ASC Topic 810 because both parties lack the ability to directly and/or indirectly control governance and management of D-TVS through either its ownership interest or the board representation.
Generally, under the equity method, the Company’s original investment is recorded at cost and subsequently adjusted by the Company’s share of equity in income or losses. The carrying value of the Company’s investment was $44 million and $40 million as of December 31, 2022 and 2021, respectively. The Company monitors its equity method investments for indicators of other-than-temporary declines in fair value on an ongoing basis. If such a decline has occurred, an impairment charge is recorded, which is measured as the difference between the carrying value and the estimated fair value. The Company’s investment in this non-controlled affiliate is included within Investments and long-term receivables in the Combined Balance Sheets. The Company’s share of equity in income or losses is included in Equity in affiliates’ earnings, net of tax in the Combined Statements of Operations.
The Company also has certain investments for which it does not have the ability to exercise significant influence (generally when ownership interest is less than 20%). The Company’s investment in these equity securities is included within Investments and long-term receivables in the Combined Balance Sheet.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Interests in privately held companies that do not have readily determinable fair values are accounted for using the measurement alternative under ASC Topic 321, which includes monitoring on an ongoing basis for indicators of impairments or upward adjustments. These equity securities are measured at cost less impairments, adjusted for observable price changes in orderly transactions for the identical or similar investment of the same issuer. If the Company determines that an indicator of impairment or upward adjustment is present, an adjustment is recorded, which is measured as the difference between carrying value and estimated fair value. Estimated fair value is generally determined using an income approach on discounted cash flows or negotiated transaction values.
Business combinations In accordance with ASC Topic 805, “Business Combinations,” acquisitions are recorded using the acquisition method of accounting. The Company includes the operating results of acquired entities from their respective dates of acquisition. The Company recognizes and measures the identifiable assets acquired, liabilities assumed, and any non-controlling interest at the acquisition date fair value. Various valuation techniques are used to determine the fair value of intangible assets, with the primary techniques being forms of the income approach, specifically the relief-from-royalty and multi-period excess earnings valuation methods. Under these valuation approaches, the Company is required to make estimates and assumptions from a market participant perspective that may include revenue growth rates, estimated earnings, royalty rates, obsolescence factors, contributory asset charges, customer attrition and discount rates. The excess, if any, of total consideration transferred in a business combination over the fair value of identifiable assets acquired, liabilities assumed and any non-controlling interest is recognized as goodwill. Costs incurred as a result of a business combination, other than costs related to the issuance of debt or equity securities, are recorded in the period the costs are incurred. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to assets acquired and liabilities assumed with the corresponding offset to goodwill.
Revenue recognition Revenue is recognized when performance obligations under the terms of a contract are satisfied, which generally occurs with the transfer of control of the products. For most products, transfer of control occurs upon shipment or delivery; however, a limited number of customer arrangements for highly customized products with no alternative use provide the Company with the right to payment during the production process. As a result, for these limited arrangements, revenue is recognized as goods are produced and control transfers to the customer using the input cost-to-cost method. Revenue is measured at the amount of consideration the Company expects to receive in exchange for transferring the goods. Although the Company may enter into long-term supply arrangements with its major customers, the prices and volumes are not fixed over the life of the arrangements, and a contract does not exist for purposes of applying ASC Topic 606 until volumes are contractually known.
Sales incentives and allowances (including returns) are recognized as a reduction to revenue at the time of the related sale. The Company estimates the allowances based on an analysis of historical experience. Taxes assessed by a governmental authority collected by the Company concurrent with a specific revenue-producing transaction are excluded from net sales. Shipping and handling fees billed to customers are included in sales, while costs of shipping and handling are included in cost of sales. The Company has elected to apply the accounting policy election available under ASC Topic 606 and accounts for shipping and handling activities as a fulfillment cost.
The Company has a limited number of arrangements with customers where the price paid by the customer is dependent on the volume of product purchased over the term of the arrangement. In other arrangements, the Company will provide a rebate to customers based on the volume of products purchased during the course of the arrangement. The Company estimates the volumes to be sold over the term of the arrangement and recognizes revenue based on the estimated amount of consideration to be received from these arrangements.
Refer to Note 3, “Revenue From Contracts With Customers,” to the Combined Financial Statements for more information.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Cost of sales The Company includes materials, direct labor and manufacturing overhead within cost of sales. Manufacturing overhead is comprised of indirect materials, indirect labor, factory operating costs, warranty costs and other such costs associated with manufacturing products for sale.
Cash and cash equivalents Cash and cash equivalents are valued at fair market value. It is the Company's policy to classify all highly liquid investments with original maturities of three months or less as cash and cash equivalents. Cash and cash equivalents are maintained with several financial institutions. Cash and cash equivalents are primarily held in foreign locations. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal risk.
Receivables, net and long-term receivables Accounts receivable and long-term receivables are stated at cost less an allowance for credit losses. An allowance for credit losses is recorded for amounts that may become uncollectible in the future. The allowance for credit losses is an estimate based on expected losses, current economic and market conditions, and a review of the current status of each customer’s accounts receivable.
Sales of receivables are accounted for in accordance with the ASC Topic 860. Agreements which result in true sales of the transferred receivables, as defined in ASC Topic 860, which occur when receivables are transferred to a third party without recourse to the Company, are excluded from amounts reported in the Combined Balance Sheets. Cash proceeds received from such sales are included in operating cash flows. The expenses associated with receivables factoring are recorded in the Combined Statements of Operations within interest expense. Refer to Note 8, “Receivables, Net,” to the Combined Financial Statements for more information.
Inventories, net Inventory is measured using first-in, first-out (“FIFO”) or average-cost methods at the lower of cost or net realizable value. Refer to Note 9, “Inventories, Net,” to the Combined Financial Statements for more information.
Pre-production costs related to long-term supply arrangements Engineering, research and development and other design and development costs for products sold on long-term supply arrangements are expensed as incurred unless the Company has a contractual guarantee for reimbursement from the customer. Costs for molds, dies and other tools used to make products sold on long-term supply arrangements for which the Company has title to the assets are capitalized in property, plant and equipment and amortized to cost of sales over the shorter of the term of the arrangement or over the estimated useful lives of the assets, typically three to five years. Costs for molds, dies and other tools used to make products sold on long-term supply arrangements for which the Company has a contractual guarantee for lump sum reimbursement from the customer are capitalized in Prepayments and other current assets.
Property, plant and equipment, net Property, plant and equipment is valued at cost less accumulated depreciation. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to expense as incurred. Renewals of significant items are capitalized. Depreciation is generally computed on a straight-line basis over the estimated useful lives of the assets. Useful lives for buildings range from fifteen to forty years, and useful lives for machinery and equipment range from three to twelve years. For income tax purposes, accelerated methods of depreciation are generally used. Refer to Note 11, “Property, Plant And Equipment, Net,” to the Combined Financial Statements for more information.
Impairment of long-lived assets, including definite-lived intangible assets The Company reviews the carrying value of its long-lived assets, whether held for use or disposal, including other amortizing intangible assets, when events and circumstances warrant such a review under ASC Topic 360. In assessing long-lived assets for an impairment loss, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. In assessing long-lived assets for impairment, management generally considers individual facilities to be the lowest level for which identifiable cash flows are largely independent. A recoverability review is performed using the undiscounted cash flows if there is a triggering event. If the undiscounted

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
cash flow test for recoverability identifies a possible impairment, management will perform a fair value analysis. Management determines fair value under ASC Topic 820 using the appropriate valuation technique of market, income or cost approach. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value.
Management believes that the estimates of future cash flows and fair value assumptions are reasonable; however, changes in assumptions underlying these estimates could affect the valuations. Significant judgments and estimates used by management when evaluating long-lived assets for impairment include (1) an assessment as to whether an adverse event or circumstance has triggered the need for an impairment review; (2) undiscounted future cash flows generated by the asset; and (3) fair valuation of the asset.
Goodwill and other intangible assets During the fourth quarter of each year, the Company qualitatively assesses its goodwill assigned to each of its reporting units. This qualitative assessment evaluates various events and circumstances, such as macroeconomic conditions, industry and market conditions, cost factors, relevant events and financial trends, that may impact a reporting unit's fair value. Using this qualitative assessment, the Company determines whether it is more-likely-than-not the reporting unit's fair value exceeds its carrying value. If it is determined that it is not more-likely-than-not the reporting unit's fair value exceeds the carrying value, or upon consideration of other factors, including recent acquisition, restructuring or disposal activity or to refresh the fair values, the Company performs a quantitative goodwill impairment analysis. In addition, the Company may test goodwill in between annual test dates if an event occurs or circumstances change that could more-likely-than-not reduce the fair value of a reporting unit below its carrying value.
The Company has definite-lived intangible assets related to developed technology and customer relationships. The Company amortizes definite-lived intangible assets over their estimated useful lives. The Company also has intangible assets related to acquired trade names that are classified as indefinite lived when there are no foreseeable limits on the periods of time over which they are expected to contribute cash flows. Costs to renew or extend the term of acquired intangible assets are recognized as expense as incurred.
Similar to goodwill, the Company can elect to perform the impairment test for indefinite-lived intangibles other than goodwill (trade names) using a qualitative analysis, considering similar factors as outlined in the goodwill discussion in order to determine if it is more-likely-than-not that the fair value of the intangibles are less than the respective carrying values. If the Company elects to perform or is required to perform a quantitative analysis, the test consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company estimates the fair value of indefinite-lived intangibles using the relief-from-royalty method, which it believes is an appropriate and widely used valuation technique for such assets. The fair value derived from the relief-from-royalty method is measured as the discounted cash flow savings realized from owning such trade names and not being required to pay a royalty for their use.
Refer to Note 12, “Goodwill And Other Intangibles,” to the Combined Financial Statements for more information.
Product warranties The Company provides warranties on some, but not all, of its products. The warranty terms are typically from one to three years. Provisions for estimated expenses related to product warranty are made at the time products are sold. These estimates are established using historical information about the nature, frequency and average cost of warranty claim settlements as well as product manufacturing and industry developments and recoveries from third parties. Management actively studies trends of warranty claims and takes action to improve product quality and minimize warranty claims. Costs of product recalls, which may include the cost of the product being replaced as well as the customer’s cost of the recall, including labor to remove and replace the recalled part, are accrued as part of the Company’s warranty accrual at the time an obligation becomes probable and can be reasonably estimated. Management believes that the warranty accrual is appropriate; however, in certain cases,

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
initial customer claims exceed the amount accrued. Facts may become known related to these claims that may result in additional losses that could be material to the Company’s results of operations or cash flows. The product warranty accrual is allocated to current and non-current liabilities in the Combined Balance Sheets.
Refer to Note 13, “Product Warranty,” to the Combined Financial Statements for more information.
Other loss accruals and valuation allowances The Company has numerous other loss exposures, such as customer claims, workers’ compensation claims, litigation and recoverability of certain assets. Establishing loss accruals or valuation allowances for these matters requires the use of estimates and judgment in regard to the risk exposure and ultimate realization. The Company estimates losses using consistent and appropriate methods; however, changes to its assumptions could materially affect the recorded accrued liabilities for loss or asset valuation allowances.
Environmental contingencies The Company accounts for environmental costs in accordance with ASC Topic 450, “Contingencies.” Costs related to environmental assessments and remediation efforts at operating facilities are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments and are regularly evaluated. The liabilities are recorded in Other current and Other non-current liabilities in the Company’s Combined Balance Sheets and are not material.
Government grants The Company periodically receives government grants representing assistance provided by a government. These government grants are generally received in cash and typically provide reimbursement related to acquisition of property and equipment, product development or local governmental economic relief. The government grants are generally amortized using a systematic and rational method over the life of the grant. As of December 31, 2022, the Company recorded government grant-related liabilities of $1 million in Other current liabilities and $6 million in Other non-current liabilities in the Company’s Combined Balance Sheet. During the year ended December 31, 2022, the Company recorded $16 million and $2 million of government grant-related credits in Selling, general and administrative expenses and Cost of sales, respectively, in the Company’s Combined Statements of Operations.
Derivative financial instruments The Company recognizes that certain normal business transactions and foreign currency operations generate risk. Examples of risks include exposure to exchange rate risk related to transactions denominated in currencies other than the functional currency, changes in commodity costs and interest rates. It is the objective of the Company to assess the impact of these transaction risks and consider mitigating such risks through various methods, including financial derivatives. Virtually all derivative instruments held by the Company are designated as hedges, have high correlation with the underlying exposure and are highly effective in offsetting underlying price movements. Accordingly, gains and losses from changes in qualifying hedge fair values are matched with the underlying transactions. Hedge instruments are generally reported gross, with no right to offset, on the Combined Balance Sheets at their fair value based on quoted market prices for contracts with similar maturities. The Company does not engage in any derivative transactions for purposes other than hedging specific operational risks.
Refer to Note 17, “Financial Instruments,” to the Combined Financial Statements for more information.
Foreign currency The financial statements of foreign subsidiaries are translated to U.S. Dollars using the period-end exchange rate for assets and liabilities and an average exchange rate for each period for revenues, expenses and capital expenditures. The local currency is the functional currency for substantially all of the Company's foreign subsidiaries. Translation adjustments for foreign subsidiaries are recorded as a component of Accumulated other comprehensive (loss) income in equity. The Company recognizes transaction gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency in earnings as incurred.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Refer to Note 20, “Accumulated Other Comprehensive Income (Loss),” to the Combined Financial Statements for more information.
Pension The Company’s defined benefit pension plans are accounted for in accordance with ASC Topic 715. Disability and early retirement benefits are accounted for in accordance with ASC Topic 712.
Pension costs and related liabilities and assets are dependent upon assumptions used in calculating such amounts. These assumptions include discount rates, expected returns on plan assets, health care cost trends, compensation and other factors. In accordance with U.S. GAAP, actual results that differ from the assumptions used are accumulated and amortized over future periods, and accordingly, generally affect recognized expense in future periods.
Certain of the Company’s employees participate in defined benefit pension plans sponsored in part by BorgWarner. The Company accounts for these plans as multiemployer benefit plans. Accordingly, the Company does not record an asset or liability to recognize the funded status of the plan. The related pension expenses, consisting entirely of the service cost component, are charged to the Company based on actuarially determined amounts. These expenses were funded through intercompany transactions with BorgWarner that are reflected within the Parent company investment.
Refer to Note 18, “Retirement Benefit Plans,” to the Combined Financial Statements for more information.
Restructuring Restructuring costs may occur when the Company takes action to exit or significantly curtail a part of its operations or implements a reorganization that affects the nature and focus of operations. A restructuring charge can consist of severance costs associated with reductions to the workforce, costs to terminate an operating lease or contract, professional fees and other costs incurred related to the implementation of restructuring activities.
The Company generally records costs associated with voluntary separations at the time of employee acceptance. Costs for involuntary separation programs are recorded when management has approved the plan for separation, the employees are identified and aware of the benefits they are entitled to and it is unlikely that the plan will change significantly. When a plan of separation requires approval by or consultation with the relevant labor organization or government, the costs are recorded upon agreement. Costs associated with benefits that are contingent on the employee continuing to provide service are accrued over the required service period.
Refer to Note 4, “Restructuring,” to the Combined Financial Statements for more information.
Income taxes The Company accounts for income taxes in accordance ASC Topic 740 (“ASC 740”). Income taxes as presented in the Company’s Combined Financial Statements have been allocated in a manner that is systematic, rational, and consistent with the broad principles of ASC 740. Historically, the Company’s operations have been included in BorgWarner’s U.S. federal consolidated tax return, certain foreign tax returns, and certain state tax returns. For the purposes of these financial statements, the Company’s income tax provision was computed as if the Company filed separate tax returns (i.e., as if the Company had not been included in the consolidated income tax return group with BorgWarner). The separate-return method applies ASC 740 to the Combined Financial Statements of each member of a consolidated tax group as if the group member were a separate taxpayer. As a result, actual tax transactions included in the consolidated financial statements of BorgWarner may not be included in these Combined Financial Statements. Further, the Company’s tax results as presented in the Combined Financial Statements may not be reflective of the results that the Company expects to generate in the future. Also, the tax treatment of certain items reflected in the Combined Financial Statements may not be reflected in the Consolidated Financial Statements and tax returns of BorgWarner. It is conceivable that items such as net operating losses, other deferred taxes, uncertain tax positions and valuation allowances may exist in the Combined Financial Statements that may or may not exist in BorgWarner’s Consolidated Financial Statements.
Since the Company’s results are included in BorgWarner’s historical tax returns, payments to certain tax authorities are made by BorgWarner, and not by the Company. For tax jurisdictions where the Company is

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
included with BorgWarner in a consolidated tax filing, the Company does not maintain taxes payable to or from BorgWarner and the payments are deemed to be settled immediately with the legal entities paying the tax in the respective tax jurisdictions through changes in Parent company investment.
In accordance with ASC 740, the Company’s income tax expense is calculated based on expected income and statutory tax rates in the various jurisdictions in which the Company operates and requires the use of management’s estimates and judgments. Accounting for income taxes is complex, in part because the Company conducts business globally and, therefore, files income tax returns in numerous tax jurisdictions. Management judgment is required in determining the Company’s worldwide provision for income taxes and recording the related assets and liabilities, including accruals for unrecognized tax benefits and assessing the need for valuation allowances.
The determination of accruals for unrecognized tax benefits includes the application of complex tax laws in a multitude of jurisdictions across the Company’s global operations. Management judgment is required in determining the gross unrecognized tax benefits’ related liabilities. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is less than certain. Accruals for unrecognized tax benefits are established when, despite the belief that tax positions are supportable, there remain certain positions that do not meet the minimum probability threshold, which is a tax position that is more-likely-than-not to be sustained upon examination by the applicable taxing authority.
The Company records valuation allowances to reduce the carrying value of deferred tax assets to amounts that it expects are more-likely-than-not to be realized. The Company assesses existing deferred tax assets, net operating losses, and tax credits by jurisdiction and expectations of its ability to utilize these tax attributes through a review of past, current and estimated future taxable income and tax planning strategies.
Refer to Note 7, “Income Taxes,” to the Combined Financial Statements for more information.
New Accounting Pronouncements
In November 2021, the FASB issued ASU No. 2021-10, “Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance.” It is expected to increase transparency in financial reporting by requiring business entities to disclose information about certain types of government assistance they receive. The amendments require the following annual disclosures about transactions with a government: (1) information about the nature of the transactions and the related accounting policy used to account for the transactions; (2) the line items on the balance sheet and income statement that are affected by the transactions, and the amounts applicable to each financial statement line item; and (3) significant terms and conditions of the transactions, including commitments and contingencies. This guidance is effective for annual reporting periods beginning after December 15, 2021. The Company adopted this guidance prospectively as of January 1, 2022, and there was no impact on the Combined Financial Statements; however, the Company has included the required disclosures. Refer to Note 1, “Summary Of Significant Accounting Policies,” to the Combined Financial Statements above for more detail.
Accounting Standards Not Yet Adopted
In October 2021, the FASB issued ASU No. 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.” It requires entities to apply ASC Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. This guidance is effective for interim and annual reporting periods beginning after December 15, 2022. The Company does not expect this guidance to have a material impact on its Combined Financial Statements.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
NOTE 2     ACQUISITION
Delphi Technologies PLC
On October 1, 2020, BorgWarner completed its acquisition of 100% of the outstanding ordinary shares of Delphi Technologies PLC (“Delphi Technologies”) from the shareholders of Delphi Technologies. The subset of the Delphi Technologies business consisting of the Aftermarket business, the Fuel Systems business and a portion of the Powertrain Products business (“the Acquired Delphi business”) were integrated into the Company. Accordingly, the Company’s Combined Financial Statements reflect the results of the Acquired Delphi business following the date of acquisition. Of the purchase consideration transferred by BorgWarner, $303 million was attributable to the Acquired Delphi business, which has been accounted for as a contribution within Parent company investment. The acquisition has enhanced key combustion, commercial vehicle and aftermarket product offerings.
The purchase price was allocated on a preliminary basis as of October 1, 2020. Assets acquired and liabilities assumed were recorded at estimated fair values based on management’s estimates, available information, and supportable assumptions that management considered reasonable. The Company finalized its valuation of the acquired assets and liabilities of the Acquired Delphi business during the third quarter of 2021. During the measurement period, the Company recognized adjustments to various fair value amounts, resulting in $58 million of additional goodwill. Additionally, during the three months ended December 31, 2020, the Company incurred $21 million of expense related to the amortization of the inventory fair value adjustment.
The following table summarizes the net sales and loss related to the Acquired Delphi business’s operations that have been included in the Company’s Combined Statement of Operations for the year ended December 31, 2020, following the October 1, 2020 acquisition date:

(in millions)
Net sales	$736
Net loss attributable to PHINIA	$(45)
Pro forma financial information (unaudited): The following table summarizes, on a pro forma basis, the combined results of operations of the Company and Delphi Technologies business as though the acquisition and the related financing had occurred as of January 1, 2019. The pro forma results are not necessarily indicative of either the actual consolidated results had the acquisition of Delphi Technologies occurred on January 1, 2019 or of future consolidated operating results. Actual operating results for the years ended December 31, 2022 and 2021 have been included in the table below for comparative purposes.

	Actual		Pro forma (unaudited)
	Year Ended December 31,
(in millions)	2022	2021	2020
Net sales	$3,348	$3,227	$2,760
Net earnings attributable to PHINIA	$262	$152	$14
These pro forma amounts have been calculated after applying the Company’s accounting policies, and the results presented above primarily reflect (1) depreciation adjustments related to fair value adjustments to property, plant and equipment; (2) amortization adjustments relating to fair value estimates of intangible assets; (3) incremental interest expense, net on debt-related transactions; (4) cost of goods sold adjustments relating to fair value adjustments to inventory; and (5) stock-based compensation that was accelerated and settled on the date of acquisition.
In 2020, the Company recognized $10 million of acquisition-related costs, which is included as part of general corporate allocations. These expenses are included in Other operating (income) expense, net in the Company’s Combined Statement of Operations for the year ended December 31, 2020.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 3     REVENUE FROM CONTRACTS WITH CUSTOMERS
The Company manufactures and sells products, primarily to OEMs of commercial vehicle industrial applications and light vehicles, to certain Tier One vehicle systems suppliers and into the aftermarket. The Company’s payment terms are based on customary business practices and vary by customer type and products offered. The Company has evaluated the terms of its arrangements and determined that they do not contain significant financing components.
Generally, revenue is recognized upon shipment or delivery; however, a limited number of the Company’s customer arrangements for its highly customized products with no alternative use provide the Company with the right to payment during the production process. As a result, for these limited arrangements, revenue is recognized as goods are produced and control transfers to the customer using the input cost-to-cost method. The Company recorded a contract asset of $2 million and $4 million at December 31, 2022 and 2021, respectively, for these arrangements. These amounts are reflected in Prepayments and other current assets in the Company’s Combined Balance Sheets.
In limited instances, certain customers have provided payments in advance of receiving related products, typically at the onset of an arrangement prior to the beginning of production. These contract liabilities are reflected as Other current liabilities in the Combined Balance Sheets and were $3 million and $2 million at December 31, 2022 and 2021, respectively. These amounts are reflected as revenue over the term of the arrangement (typically 3 to 7 years) as the underlying products are shipped and represent the Company’s remaining performance obligations as of the end of the period.
The following table represents a disaggregation of revenue from contracts with customers by reporting segment and region for the years ended December 31, 2022, 2021 and 2020. Refer to Note 24, Reporting Segments And Related Information to the Combined Financial Statements for more information.

	Year ended December 31, 2022
(In millions)	Fuel Systems	Aftermarket	Total
Americas	$559	$811	$1,370
Europe	904	401	1,305
Asia	609	64	673
Total	$2,072	$1,276	$3,348

	Year ended December 31, 2021
(In millions)	Fuel Systems	Aftermarket	Total
Americas	$366	$727	$1,093
Europe	1,006	423	1,429
Asia	644	61	705
Total	$2,016	$1,211	$3,227

	Year ended December 31, 2020
(In millions)	Fuel Systems	Aftermarket	Total
Americas	$82	$383	$465
Europe	277	92	369
Asia	185	15	200
Total	$544	$490	$1,034

NOTE 4     RESTRUCTURING
The Company’s restructuring activities are undertaken as necessary to execute management’s strategy and streamline operations, consolidate and take advantage of available capacity and resources, and

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize the Company’s business and to relocate operations to best-cost locations.
The Company’s restructuring expenses consist primarily of employee termination benefits (principally severance and/or other termination benefits) and other costs, which are primarily professional fees and costs related to equipment moves.
The following table displays a roll forward of the restructuring liability recorded within the Company’s Combined Balance Sheets and the related cash flow activity:

(in millions)	Employee termination benefits	Other	Total
Balance at January 1, 2021	$36	$1	$37
Restructuring expense, net	54	1	55
Cash payments	(30)	(2)	(32)
Balance at December 31, 2021	60	—	60
Restructuring expense, net	2	9	11
Cash payments	(41)	(9)	(50)
Foreign currency translation adjustment and other	(1)	—	(1)
Balance at December 31, 2022	20	—	20
Less: Non-current restructuring liability	(4)	—	(4)
Current restructuring liability at December 31, 2022	$16	$—	$16
During 2022, the Company approved individual restructuring actions that primarily related to equipment relocation and professional fees and recorded $6 million of restructuring expense related to these actions.
In 2019, Acquired Delphi announced a restructuring plan to reshape and realign its global technical center footprint and reduce salaried and contract staff. The Company continued actions under this program post-acquisition and recorded charges of $5 million and $55 million during the years ended December 31, 2022 and 2021, respectively, primarily for the statutory minimum benefits and incremental one-time termination benefits negotiated with local labor authorities. The majority of the actions under this program have been completed.
The Company recorded $37 million in restructuring charges during the three months ended December 31, 2020, for acquisition-related restructuring charges. In conjunction with the Acquired Delphi business, there were contractually required severance and post-combination stock-based compensation cash payments to Acquired Delphi business executive officers and other employee termination benefits.
Estimates of restructuring expense are based on information available at the time such charges are recorded. Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially recorded. Accordingly, the Company may record revisions of previous estimates by adjusting previously established accruals.
The Company continues to evaluate different options across its operations to reduce existing structural costs over the next few years. The Company will recognize restructuring expense associated with any future actions at the time they are approved and become probable or are incurred. Any future actions could result in significant restructuring expense.
NOTE 5     RESEARCH AND DEVELOPMENT COSTS
The Company’s net Research & Development (“R&D”) expenditures are primarily included in Selling, general and administrative expenses of the Combined Statements of Operations. Customer reimbursements are netted against gross R&D expenditures as they are considered a recovery of cost. Customer reimbursements for prototypes are recorded net of prototype costs based on customer

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
contracts, typically either when the prototype is shipped or when it is accepted by the customer. Customer reimbursements for engineering services are recorded when performance obligations are satisfied in accordance with the contract. Financial risks and rewards transfer upon shipment, acceptance of a prototype component by the customer or upon completion of the performance obligation as stated in the respective customer agreement. The Company has various customer arrangements relating to R&D activities that it performs at its various R&D locations.
The following table presents the Company’s gross and net expenditures on R&D activities:

	Year Ended December 31,
(in millions)	2022	2021	2020
Gross R&D expenditures	$200	$247	$46
Customer reimbursements	(96)	(115)	—
Net R&D expenditures	$104	$132	$46
Net R&D expenditures as a percentage of net sales were 3.1%, 4.1% and 4.4% for the years ended December 31, 2022, 2021 and 2020 respectively. The increase from 2020 to 2021 in gross and net R&D expenditures was primarily due to the Delphi Technologies acquisition.
NOTE 6     OTHER OPERATING (INCOME) EXPENSE, NET
Items included in Other operating (income) expense, net consist of:

	Year Ended December 31,
(in millions)	2022	2021	2020
Related-party royalty income	$(31)	$(22)	$(5)
Related-party R&D income	(11)	(10)	(2)
Asset impairment	5	14	—
Merger, acquisition and divestiture expense	31	7	10
Other income, net	(9)	(2)	(1)
Other operating (income) expense, net	$(15)	$(13)	$2
Related-party royalty income: The Company participates in royalty arrangements with other BorgWarner businesses, which involve the licensing of the Delphi Technologies trade name and product-related intellectual properties. For the years ended December 31, 2022, 2021 and 2020, the Company recognized royalty income from other BorgWarner businesses in the amount of $31 million, $22 million and $5 million, respectively. Refer to Note 23, "Related-Party Transactions," for further information.
Related-party R&D income: The Company provides application testing and other R&D services for other BorgWarner businesses. For the years ended December 31, 2022, 2021 and 2020, the Company recognized income related to these services of $11 million, $10 million and $2 million, respectively. Refer to Note 23, "Related-Party Transactions," for further information.
Merger and acquisition expense: During the year ended December 31, 2022, the Company recorded merger, acquisition and divestiture expense of $31 million primarily related to professional fees associated with the intended separation of the Company. During the years ended 2021 and 2020, the Company recorded $7 million and $10 million of merger and acquisition expenses primarily related to professional fees associated with the acquisition, integration and other support of the Company's acquisition of Delphi Technologies.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Asset impairment: In 2022, the Company wound down its Aftermarket operation in Russia and recorded an impairment expense of $5 million for the impairment of an intangible asset related to this business. In 2021, the Company performed a quantitative impairment test over an indefinite-lived trade name in the Aftermarket segment. The impairment test indicated that the fair value was less than the carrying value due to a decrease in expected revenues associated with the trade name. Therefore, the Company recorded an impairment charge of $14 million to reduce the carrying value to the fair value. Refer to Note 12, "Goodwill And Other Intangibles," for further information.

NOTE 7     INCOME TAXES
Earnings before income taxes and the provision for income taxes are presented in the following table.

	Year Ended December 31,
(in millions)	2022	2021	2020
Earnings (loss) before income taxes
U.S.	$90	$43	$(88)
Non-U.S.	257	143	(17)
Total	$347	$186	$(105)

Provision for Income Taxes:
Current:
Federal	$28	$15	$10
State	1	2	1
Foreign	31	72	12
Total current expense	60	89	23
Deferred:
Federal	(12)	(7)	(3)
State	(1)	(1)	—
Foreign	38	(48)	(1)
Total deferred expense (benefit)	25	(56)	(4)
Total provision for income taxes	$85	$33	$19
The provision for income taxes resulted in an effective tax rate of approximately 24%, 18% and (18)% for the years ended December 31, 2022, 2021 and 2020, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
The following table provides a reconciliation of tax expense based on the U.S. statutory tax rate to final tax expense.

	Year Ended December 31,
(in millions)	2022	2021	2020
Income taxes at U.S. statutory rate of 21%	$73	$39	$(22)
Increases (decreases) resulting from:
Valuation allowance adjustments, net	37	38	20
Net tax on remittance of foreign earnings	12	10	4
Foreign rate differentials	3	(5)	(4)
State taxes, net of federal benefit	(1)	—	1
Reserve adjustments, settlements and claims	(7)	3	1
Impact of tax law and rate change	—	(21)	—
Tax holidays	(8)	(8)	(1)
Goodwill impairment	—	—	17
Enhanced research and development deductions	(9)	(10)	(2)
Non-taxable interest income	(15)	(14)	(4)
Changes in accounting methods and filing positions	2	(1)	6
Other, net	(2)	2	3
Provision for income taxes, as reported	$85	$33	$19
In 2022, the Company recognized discrete tax benefits of $7 million, primarily due to certain unrecognized tax benefits and accrued interest related to a matter for which the statute of limitations had lapsed.
In 2021, the Company recognized a discrete tax benefit of $21 million related to an increase in its deferred tax assets as a result of an increase in the United Kingdom tax rate from 19% to 25%. This rate change was enacted in June 2021 and becomes effective April 2023.
In 2020, the effective tax rate was negatively impacted by the impairment of goodwill that is non-deductible for tax purposes of $17 million.
The Company’s effective tax rate was impacted beneficially by certain entities in China with the High and New Technology Enterprise (“HNTE”) status. The income tax benefit for HNTE status was approximately $8 million, $8 million and $1 million for the years ended December 31 2022, 2021 and 2020, respectively. HNTE status is granted in three-year periods, and the Company seeks to renew such status on a regular basis.
The Company recognizes taxes due under the Global Intangible Low-Taxed Income (“GILTI”) provision as a current period expense.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
A roll forward of the Company’s total gross unrecognized tax benefits is presented below:

(in millions)	2022	2021	2020
Balance, January 1	$64	$56	$1
Additions based on tax positions related to current year	2	3	—
Acquisition	—	8	52
Reductions for tax positions of prior years	(1)	—	—
Reductions for lapse in statue of limitations	(14)	—	—
Reductions for closure of tax audits and settlements	(12)	—	—
Translation adjustment	(4)	(3)	3
Balance, December 31	$35	$64	$56
The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. For each of the years ended December 31, 2022, 2021 and 2020, the Company recognized less than $1 million. The Company has an accrual of approximately $2 million and $3 million for the payment of interest and penalties at December 31, 2022 and 2021, respectively. As of December 31, 2022, approximately $35 million represents the amount that, if recognized, would affect the Company's effective income tax rate in future periods. The Company estimates that it is reasonably possible there could be a decrease of approximately $17 million in unrecognized tax benefits and interest in the next 12 months related to the closure of an audit and the lapse in statute of limitations subsequent to the reporting period from certain taxing jurisdictions.
The Parent and/or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various state jurisdictions and various foreign jurisdictions. In certain tax jurisdictions, the Company may have more than one taxpayer. The Parent is no longer subject to income tax examinations by tax authorities in its major tax jurisdictions as shown below. Income tax expense or benefits resulting from future tax examinations will be allocated to the company on a separate-return basis.

Tax jurisdiction	Years no longer subject to audit	Tax jurisdiction	Years no longer subject to audit
U.S. federal	2015 and prior	Japan	2018 and prior
Barbados	2016 and prior	Luxembourg	2016 and prior
China	2015 and prior	Mexico	2015 and prior
France	2015 and prior	Poland	2016 and prior
Germany	2011 and prior	South Korea	2015 and prior
United Kingdom	2015 and prior

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
The components of deferred tax assets and liabilities consist of the following:

	December 31,
(in millions)	2022	2021
Deferred tax assets:
Net operating loss and capital loss carryforwards	$474	$532
Interest limitation carryforwards	158	124
Employee compensation	6	6
Pension	31	27
Unrecognized tax benefits	2	9
Warranty	10	5
Accrued expenses	62	44
Fixed assets	—	4
Other	15	7
Total deferred tax assets	$758	$758
Valuation allowance	(478)	(466)
Net deferred tax asset	$280	$292

Deferred tax liabilities:
Goodwill and intangible assets	$(72)	$(80)
Unremitted foreign earnings	(16)	(17)
Fixed assets	(9)	—
Unrealized gain on equity securities	(5)	(8)
Other	(67)	(61)
Total deferred tax liabilities	$(169)	$(166)
Net deferred taxes	$111	$126
On a separate-return basis, at December 31, 2022, certain non-U.S. operations had net operating loss carryforwards totaling $1.8 billion available to offset future taxable income. Of the total $1.8 billion, $1.3 billion expire at various dates from 2023 through 2039, and the remaining $553 million have no expiration date. The Company has a valuation allowance recorded of $1.4 billion against the $1.8 billion of non-U.S. net operating loss carryforwards. While the generation and utilization of net operating losses have been reflected in the tax provision (benefit) of the Company’s operations on a separate-return basis, the Company’s actual tax attributes will differ from those reported for tax attributes retained by BorgWarner (primarily Spain and France).
The Company reviews the likelihood that the benefit of its deferred tax assets will be realized and, therefore, the need for valuation allowances on a quarterly basis. The Company assesses existing deferred tax assets, net operating loss carryforwards, and tax credit carryforwards by jurisdiction and expectations of its ability to utilize these tax attributes through a review of past, current, and estimated future taxable income and tax planning strategies. If, based upon the weight of available evidence, it is more-likely-than-not the deferred tax assets will not be realized, a valuation allowance is recorded. Due to recent restructurings, the Company concluded that the weight of the negative evidence outweighs the positive evidence in certain foreign jurisdictions. As a result, the Company believes it is more-likely-than-not that the net deferred tax assets in certain foreign jurisdictions that include entities in Luxembourg, Spain and the U.K. will not be realized in the future.
As of December 31, 2022, the Company recorded deferred tax liabilities of $16 million with respect to foreign unremitted earnings. The Company did not provide deferred tax liabilities with respect to certain book versus tax basis differences not represented by undistributed earnings, because the Company

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
continues to assert indefinite reinvestment of these basis differences. These basis differences would become taxable upon the sale or liquidation of the foreign subsidiaries. Based on the Company's structure, it is impracticable to determine the unrecognized deferred tax liability on these earnings. Actual tax liability, if any, would be dependent on circumstances existing when a repatriation, sale, or liquidation occurs.
The Company recorded net income tax payable of $112 million and $81 million for the years ended December 31, 2022 and 2021, respectively. The portion recorded as a component of Parent company investment was $96 million and $68 million, respectively.
NOTE 8     RECEIVABLES, NET
The table below provides details of receivables as of December 31, 2022 and 2021:

	December 31,
(in millions)	2022	2021
Receivables, net:
Customers	$620	$567
Indirect taxes	87	73
Other	49	39
Gross receivables	756	679
Allowance for credit losses	(7)	(4)
Total receivables, net	$749	$675
The table below summarizes the activity in the allowance for credit losses for the years ended December 31, 2022, 2021 and 2020:

	December 31,
(in millions)	2022	2021	2020
Beginning balance, January 1	$(4)	$—	$—
Provision	(4)	(4)	1
Write-offs	—	—	(1)
Translation adjustment and other	1	—	—
Ending balance, December 31	$(7)	$(4)	$—
Factoring
The Company assumed arrangements entered into by the Acquired Delphi business with various financial institutions to sell eligible trade receivables from certain customers in North America and Europe. These arrangements can be terminated at any time subject to prior written notice. The receivables under these arrangements are sold without recourse to the Company and are, therefore, accounted for as true sales. During the years ended December 31, 2022, December 31, 2021 and the fourth quarter ended December 31, 2020, $142 million, $156 million and $41 million of receivables were sold under these arrangements, and expenses of $5 million, $3 million and $1 million, respectively, were recognized within interest expense.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
NOTE 9     INVENTORIES, NET
A summary of Inventories, net is presented below:

	December 31,
(in millions)	2022	2021
Raw material and supplies	$275	$249
Work-in-progress	39	37
Finished goods	145	131
Inventories, net	$459	$417
NOTE 10     OTHER CURRENT AND NON-CURRENT ASSETS

	December 31,
(in millions)	2022	2021
Prepayments and other current assets:
Prepaid taxes	$11	$8
Derivative instruments	7	7
Customer return assets	6	7
Prepaid tooling	3	9
Prepaid engineering	3	5
Deposits	3	3
Contract assets	2	4
Other	5	7
Total prepayments and other current assets	$40	$50

Investments and long-term receivables:
Long-term receivables	$71	$56
Investment in equity affiliates	44	40
Investment in equity securities	2	2
Total investments and long-term receivables	$117	$98

Other non-current assets:
Deferred income taxes (Note 7)	$157	$180
Operating leases (Note 22)	80	67
Other	25	46
Total other non-current assets	$262	$293

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
NOTE 11     PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net is stated at cost less accumulated depreciation and amortization, and consisted of:

	December 31,
(in millions)	2022	2021
Land, land use rights and buildings	$228	$237
Machinery and equipment	936	882
Finance lease assets	2	—
Construction in progress	81	86
Total property, plant and equipment, gross	1,247	1,205
Less: accumulated depreciation	369	272
Property, plant and equipment, net, excluding tooling	878	933
Tooling, net of amortization	46	57
Property, plant and equipment, net	$924	$990
NOTE 12     GOODWILL AND OTHER INTANGIBLES
During the fourth quarter of 2022, the Company performed a quantitative analysis on its two reporting units to refresh their respective fair values. Prior to 2022, the estimated fair value was determined based on the income approach. The income approach is based on discounted future cash flows and requires significant assumptions, including estimates regarding future revenue, profitability, capital requirements and discount rates. The basis of the income approach is the Company’s annual budget and long-range plan (“LRP”). The annual budget and LRP includes a five-year projection of future cash flows based on actual new products and customer commitments. Because the projections are estimated over a significant future period of time, those estimates and assumptions are subject to uncertainty. For 2022, the estimated fair values were determined using a combined income and market approach. The market approach is based on market multiples (revenue and “EBITDA”, defined as earnings before interest, taxes, depreciation and amortization) and requires an estimate of appropriate multiples based on market data for comparable companies. The market valuation models and other financial ratios used by the Company require certain assumptions and estimates regarding the applicability of those models to the Company’s facts and circumstances.
The Company believes the assumptions and estimates used to determine the estimated fair value are reasonable. Different assumptions could materially affect the estimated fair value. The primary assumptions affecting the Company’s 2022 goodwill quantitative impairment review are as follows:
•Discount rates: the Company used a range of 13.0% to 14.0% weighted average cost of capital (“WACC”) as the discount rates for future cash flows. The WACC is intended to represent a rate of return that would be expected by a market participant.
•Operating income margin: the Company used historical and expected operating income margins, which may vary based on the projections of the reporting unit being evaluated.
•Revenue growth rates: the Company used a global automotive market industry growth rate forecast adjusted to estimate its own market participation for product lines.
In addition to the above primary assumptions, the Company notes the following risks to volume and operating income assumptions that could have an impact on the discounted cash flow models:
•The automotive industry is cyclical, and the Company’s results of operations could be adversely affected by industry downturns.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
•The automotive industry is evolving, and if the Company does not respond appropriately, its results of operations could be adversely affected.
•The Company is dependent on market segments that use its key products and could be affected by decreasing demand in those segments.
•The Company is subject to risks related to international operations.
Based on the assumptions outlined above, the impairment testing conducted in the fourth quarter of 2022 indicated the Company’s goodwill assigned to the respective reporting units was not impaired. Future changes in the judgments, assumptions and estimates from those used in acquisition-related valuations and goodwill impairment testing, including discount rates or future operating results and related cash flow projections, could result in significantly different estimates of the fair values in the future. Because the Acquired Delphi business was acquired relatively recently (October 1, 2020), there is less headroom (the difference between the carrying value and the fair value) associated with certain of the Company’s reporting units. Based on the impairment testing conducted in 2022, the estimated fair values of the Company’s goodwill reporting units exceeded their carrying values by 29% for Fuel Systems and 42% for Aftermarket. An increase in discount rates, a reduction in projected cash flows or a combination of the two could lead to a reduction in the estimated fair values, which may result in impairment charges that could materially affect the Company’s financial statements in any given year.
For one of the Company’s reporting units, the Company concluded that as of December 31, 2020, it was not more-likely-than-not that the fair value of the reporting unit exceeded the carrying value and a quantitative impairment test was performed. The quantitative impairment test was performed using a discounted cash flow analysis, with key inputs being the discount rate, forecasted revenues, forecasted margin and perpetual growth rates. As a result of this analysis, impairment expense of $82 million was recorded during the year ended December 31, 2020. The impairment during the year was primarily the result of an increase in the discount rate and a decrease in the anticipated perpetual growth rate for the reporting unit during the year.
A summary of the changes in the carrying amount of goodwill is as follows:

	2022		2021
(in millions)	Aftermarket	Fuel Systems	Aftermarket	Fuel Systems
Gross goodwill balance, January 1	$551	$58	$498	$58
Accumulated impairment losses, January 1	(113)	—	(113)	—
Net goodwill balance, January 1	$438	$58	$385	$58
Goodwill during the year:
Measurement period adjustments (Note 2)	—	—	58	—
Other, primarily translation adjustment	(6)	—	(5)	—
Net goodwill balance, December 31	$432	$58	$438	$58

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
The Company’s other intangible assets, primarily from acquisitions, consist of the following:

		December 31, 2022			December 31, 2021
(in millions)	Estimated useful lives (years)	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortized intangible assets:
Patented and unpatented technology	14 - 15	$144	$30	$114	$144	$20	$124
Customer relationships	14 - 15	263	85	178	274	68	206
Total amortized intangible assets		407	115	292	418	88	330
Unamortized trade names		140	—	140	140	—	140
Total other intangible assets		$547	$115	$432	$558	$88	$470
Amortization of other intangible assets was $28 million, $29 million and $15 million and for the years ended December 31, 2022, 2021 and 2020, respectively. The Company utilizes the straight-line method of amortization recognized over the estimated useful lives of the assets. The estimated future annual amortization expense, primarily for acquired intangible assets, is $28 million for each of the years 2023 through 2027 and $152 million thereafter.
A roll forward of the gross carrying amounts and related accumulated amortization of the Company’s other intangible assets is presented below:

	Gross carrying amounts		Accumulated amortization
(in millions)	2022	2021	2022	2021
Beginning balance, January 1	$558	$582	$88	$60
Impairment/Abandonment(1)	(6)	(14)	(1)	—
Amortization	—	—	28	29
Translation adjustment	(5)	(10)	—	(1)
Ending balance, December 31	$547	$558	$115	$88
_____________
(1)In 2022, the Company wound down its business in Russia. In 2021, the Company performed a quantitative impairment test over its indefinite-lived trade names, which indicated that for one trade name, the fair value was less than the carrying value. Therefore, the Company recorded an impairment charge to reduce the carrying value to the fair value.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
NOTE 13     PRODUCT WARRANTY
The following table summarizes the activity in the product warranty accrual accounts:

(in millions)	2022	2021
Beginning balance, January 1	$68	$68
Adjustments of prior estimates	5	2
Provisions for current period sales	36	37
Measurement period adjustments	—	9
Payments	(47)	(47)
Other, primarily translation adjustment	(2)	(1)
Ending balance, December 31	$60	$68
The product warranty liability is classified in the Combined Balance Sheets as follows:

	December 31,
(in millions)	2022	2021
Other current liabilities	$32	$40
Other non-current liabilities	28	28
Total product warranty liability	$60	$68

NOTE 14     NOTES PAYABLE AND DEBT
The Company had short-term and long-term debt outstanding as follows:

	December 31,
(in millions)	2022	2021
Long-term debt
5.000% Senior notes due 10/01/25 ($24 million par value)	$26	$26
Other long-term debt	2	1
Total long-term debt	$28	$27
Less: current portion	—	—
Long-term debt, net of current portion	$28	$27
On October 5, 2020, BorgWarner completed its offer to exchange approximately $800 million in aggregate principal amount of the outstanding 5.000% Senior Notes due 2025 (the “DT Notes”). Approximately $776 million in aggregate principal amount of outstanding DT Notes, representing 97% of the $800 million total outstanding principal amount of the DT Notes, were validly exchanged and cancelled for new BorgWarner notes and are reflected in the Parent’s consolidated financial statements. As part of this transaction, the Company entered into an $891 million term loan with the Parent. Refer to Note 23, “Related-Party Transactions,” for additional information on this facility.
Following such cancellation, approximately $24 million in aggregate principal amount of the DT Notes remained outstanding and are reflected within the Company’s Combined Financial Statements. The DT Notes are reflected at their fair value as of the date of the acquisition within the Combined Balance Sheets. The fair value step up of $4 million was calculated based on observable market data and is being amortized as a reduction to interest expense over the remaining life of the instrument using the effective interest method. Refer to Note 2, “Acquisition,” for additional information related to the Delphi Technologies acquisition.
In addition to the DT Notes, the Company has also entered into various notes payable to BorgWarner. Refer to Note 23, “Related-Party Transactions,” for additional information.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
The following table provides details on Interest expense, net included in the Combined Statements of Operations:

	December 31,
(in millions)	2022	2021	2020
Interest expense - related party	$21	$36	$15
Interest expense	7	3	2
Interest income - related party	(8)	(4)	(1)
Interest income	(6)	(1)	—
Interest expense, net	$14	$34	$16
As of December 31, 2022, the required principal payment of $24 million, net of $2 million of unamortized fair value step-up, is due in 2025. The remaining $2 million of long-term debt relates to finance leases that have negligible payment amounts on an annual basis. Refer to Note 22, “Leases And Commitments,” for additional information.
As of December 31, 2022 and 2021, the estimated fair values of the Company’s senior unsecured notes totaled $23 million and $26 million, respectively. The estimated fair value was $3 million lower than carrying value at December 31, 2022 and approximate to the carrying value at December 31, 2021. Fair market values of the senior unsecured notes are developed using observable values for similar debt instruments, which are considered Level 2 inputs as defined by ASC Topic 820. The carrying values of the Company’s other debt facilities approximate fair value. The fair value estimates do not necessarily reflect the values the Company could realize in the current markets.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
NOTE 15     OTHER CURRENT AND NON-CURRENT LIABILITIES
Additional detail related to liabilities is presented in the table below:

	December 31,
(in millions)	2022	2021
Other current liabilities:
Customer related	$96	$95
Payroll and employee related	81	63
Product warranties (Note 13)	32	40
Income taxes payable	28	20
Operating leases (Note 22)	18	19
Deferred engineering	17	26
Employee termination benefits (Note 4)	16	41
Accrued freight	13	18
Other	84	96
Total other current liabilities	$385	$418

Other non-current liabilities:
Operating leases (Note 22)	$67	$54
Deferred income taxes (Note 7)	46	54
Uncertain tax positions (Note 7)	37	66
Product warranties (Note 13)	28	28
Employee termination benefits (Note 4)	4	19
Other	15	7
Total other non-current liabilities	$197	$228

NOTE 16     FAIR VALUE MEASUREMENTS
ASC Topic 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:
Level 1:Observable inputs such as quoted prices for identical assets or liabilities in active markets;
Level 2:Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in ASC Topic 820:
A.Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities or a group of assets or liabilities, such as a business.
B.Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
C.Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).
The following tables classify assets and liabilities measured at fair value on a recurring basis as of December 31, 2022 and 2021:

		Basis of fair value measurements
(in millions)	Balance at December 31, 2022	Quoted prices in active markets for identical items (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Valuation Technique
Assets:
Foreign currency contracts	$7	$—	$7	$—	A
Liabilities:
Foreign currency contracts	$(1)	$—	$(1)	$—	A

		Basis of fair value measurements
(in millions)	Balance at December 31, 2021	Quoted prices in active markets for identical items (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Valuation Technique
Assets:
Foreign currency contracts	$7	$—	$7	$—	A
Liabilities:
Foreign currency contracts	$(7)	$—	$(7)	$—	A
The following tables classify the Company’s defined benefit plan assets measured at fair value on a recurring basis:

		Basis of fair value measurements
(in millions)	Balance at December 31, 2022	Quoted prices in active markets for identical items (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Valuation technique	Assets measured at NAV(2)
Fixed income securities	$365	$30	$—	$—	A	$335
Equity securities	68	55	—	—	A	13
Cash	137	137	—	—	A	—
Real estate and other	218	—	—	46	C	172
	$788	$222	$—	$46		$520

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

		Basis of fair value measurements
(in millions)	Balance at December 31, 2021	Quoted prices in active markets for identical items (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Valuation technique	Assets measured at NAV(2)
Fixed income securities	$491	$77	$—	$—	A	$414
Equity securities	301	269	—	—	A	32
Cash(1)	334	334	—	—	A	—
Real estate and other	363	124	—	127	A, C	112
	$1,489	$804	$—	$127		$558
_____________
(1)As of December 31, 2021, £122 million in the Company’s plans was deemed cash in-transit and classified as a Level 1 investment.
(2)Certain assets that are measured at fair value using the Net Asset Value (“NAV”) per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. These amounts represent investments in commingled and managed funds that have underlying assets in fixed income securities, equity securities, and other assets.
The reconciliation of Level 3 defined benefit plans assets was as follows:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(in millions)	Real estate trust fund
Balance at January 1, 2021	$86
Purchases, sales and settlements	36
Unrealized gains on assets still held at the reporting date	7
Translation adjustment	(2)
Balance at December 31, 2021	$127

Purchases, sales and settlements	$(93)
Realized gains	3
Unrealized gains on assets still held at the reporting date	25
Translation adjustment	(16)
Balance at December 31, 2022	$46
The fair value of real estate properties is estimated using an appraisal provided by the administrator of the property or infrastructure investment. Management believes this is an appropriate methodology to obtain the fair value of these assets.
Refer to Note 18, “Retirement Benefit Plans,” to the Combined Financial Statements for more detail surrounding the defined benefit plan’s asset investment policies and strategies, target allocation percentages and expected return on plan asset assumptions.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
NOTE 17     FINANCIAL INSTRUMENTS
The Company’s financial instruments include cash and cash equivalents, marketable securities and accounts receivable. Due to the short-term nature of these instruments, their book value approximates their fair value. The Company’s financial instruments may include long-term debt, interest rate and cross-currency swaps, commodity derivative contracts and foreign currency derivative contracts. All derivative contracts are placed with counterparties that have an S&P, or equivalent, investment grade credit rating at the time of the contracts’ placement. An adjustment for non-performance risk is considered in the estimate of fair value in derivative assets based on the counterparty credit default swap (“CDS”) rate. When the Company is in a net derivative liability position, the non-performance risk adjustment is based on its CDS rate. At December 31, 2022 and 2021, the Company had no derivative contracts that contained credit-risk-related contingent features.
The Company, at times, uses certain commodity derivative contracts to protect against commodity price changes related to forecasted raw material and component purchases. The Company had no outstanding commodity contracts at December 31, 2022 and 2021.
The Company manages its interest rate risk by balancing its exposure to fixed and variable rates while attempting to optimize its interest costs. The Company, at times, selectively uses interest rate swaps to reduce market value risk associated with changes in interest rates (fair value hedges and cash flow hedges). At December 31, 2022 and 2021, the Company had no outstanding interest rate swaps or options.
The Company uses foreign currency forward and option contracts to protect against exchange rate movements for forecasted cash flows, including capital expenditures, purchases, operating expenses or sales transactions designated in currencies other than the functional currency of the operating unit. In addition, the Company uses foreign currency forward contracts to hedge exposure associated with its net investment in certain foreign operations (net investment hedges). Foreign currency derivative contracts require the Company, at a future date, to either buy or sell foreign currency in exchange for the operating units’ local currency. The following foreign currency derivative contracts were outstanding and mature through the ending duration noted below:

Foreign currency derivatives (in millions)(1)
Functional currency	Traded currency	Notional in traded currency December 31, 2022	Notional in traded currency December 31, 2021	Ending duration
Brazilian Real	U.S. Dollar	5	13	Dec-23
British Pound	Euro	—	42	Dec-22
Chinese Renminbi	British Pound	23	26	Dec-23
Chinese Renminbi	Euro	39	12	Dec-23
Euro	British Pound	54	3	Dec-23
Euro	Polish Zloty	49	141	Dec-23
Euro	U.S. Dollar	19	26	Dec-23
U.S. Dollar	Mexico Peso	992	870	Dec-24
U.S. Dollar	British Pound	17	12	Dec-23
U.S. Dollar	Thailand Baht	1,790	1,720	May-23
_____________
(1)Table above excludes non-significant traded currency pairings with total notional amounts less than $10 million U.S. Dollar equivalent as of December 31, 2022 or 2021. The Company revised the notional values for December 31, 2022 and 2021 to exclude notional values for contracts unrelated to the carve-out entities, which were inappropriately included in the disclosure.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
At December 31, 2022 and 2021, the following amounts were recorded in the Combined Balance Sheets as being payable to or receivable from counterparties under ASC Topic 815:

(in millions)	Assets			Liabilities
Derivatives designated as hedging instruments Under Topic 815:	Balance Sheet Location	December 31, 2022	December 31, 2021	Balance Sheet Location	December 31, 2022	December 31, 2021
Foreign currency	Prepayments and other current assets	$7	$4	Other current liabilities	$1	$7

Derivatives not designated as hedging instruments
Foreign currency	Prepayments and other current assets	$—	$3	Other current liabilities	$—	$—
Effectiveness for cash flow hedges is assessed at the inception of the hedging relationship and quarterly, thereafter. Gains and losses arising from these contracts that are included in the assessment of effectiveness are deferred into accumulated other comprehensive income (loss) (“AOCI”) and reclassified into income as the underlying operating transactions are recognized. These realized gains or losses offset the hedged transaction and are recorded on the same line in the statement of operations. The initial value of any component excluded from the assessment of effectiveness is recognized in income using a systematic and rational method over the life of the hedging instrument. Any difference between the change in fair value of the excluded component and amounts recognized in income under that systematic and rational method are recognized in AOCI.
Effectiveness for net investment hedges is assessed at the inception of the hedging relationship and quarterly, thereafter. Gains and losses arising from these contracts that are included in the assessment of effectiveness are deferred into foreign currency translation adjustments and only released when the subsidiary being hedged is sold or substantially liquidated. The initial value of any component excluded from the assessment of effectiveness is recognized in income using a systematic and rational method over the life of the hedging instrument. Any difference between the change in fair value of the excluded component and amounts recognized in income under that systematic and rational method is recognized in AOCI.
The table below shows deferred gains (losses) reported in AOCI as well as the amount expected to be reclassified to income in one year or less for designated net investment hedges. The amount expected to be reclassified to income in one year or less assumes no change in the current relationship of the hedged item at December 31, 2022 market rates.

(in millions)	Deferred loss in AOCI at		Gain (loss) expected to be reclassified to income in one year or less
Contract Type	December 31, 2022	December 31, 2021
Foreign currency	$(4)	$(10)	$—
Derivative instruments designated as hedging instruments as defined by ASC Topic 815 held during the period resulted in the following gains and losses recorded in income:

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Year ended December 31, 2022
(in millions)	Net sales	Cost of sales	Selling, general and administrative expenses	Other comprehensive loss
Total amounts of earnings and other comprehensive income line items in which the effects of cash flow hedges are recorded	$3,348	$2,627	$407	$(150)

Gain (loss) on cash flow hedging relationships:
Foreign currency
Gain recognized in Other comprehensive loss	$—	$—	$—	$5

	Year ended December 31, 2021
(in millions)	Net sales	Cost of sales	Selling, general and administrative expenses	Other comprehensive income
Total amounts of earnings and other comprehensive income line items in which the effects of cash flow hedges are recorded	$3,227	$2,551	$460	$86

Gain (loss) on cash flow hedging relationships:
Foreign currency
Loss recognized in Other comprehensive income	$—	$—	$—	$(2)

	Year ended December 31, 2020
(in millions)	Net sales	Cost of sales	Selling, general and administrative expenses	Other comprehensive loss
Total amounts of earnings and other comprehensive income line items in which the effects of cash flow hedges are recorded	$1,034	$859	$147	$(12)
The gains or losses recorded in income related to components excluded from the assessment of effectiveness for derivative instruments designated as cash flow hedges were immaterial for the periods presented.
Gains and losses on derivative instruments designated as net investment hedges were recognized in other comprehensive income (loss) during the periods presented below.

(in millions)	Year Ended December 31,
Net investment hedges	2022	2021	2020
Foreign currency	$6	$(9)	$(2)
Derivatives not designated as hedging instruments are used to hedge remeasurement exposures of monetary assets and liabilities denominated in currencies other than the operating units' functional currency. These derivatives resulted in the following gains recorded in income:

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(in millions)		Year Ended December 31,
Contract Type	Location	2022	2021	2020
Foreign Currency	Cost of sales	$(1)	$1	$—
NOTE 18     RETIREMENT BENEFIT PLANS
BorgWarner sponsors various defined contribution savings plans, primarily in the U.S., that allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with plan specified guidelines. Under specified conditions, the Company will make contributions to the plans and/or match a percentage of the employee contributions up to certain limits. Total expense related to the defined contribution plans was $23 million, $21 million and $6 million in the years ended December 31, 2022, 2021 and 2020, respectively.
Certain of the Company’s employees participate in defined benefit pension plans sponsored in part by BorgWarner. The Company has recorded negligible expense for the years ended December 31, 2022, 2021 and 2020, to record its allocation of pension expense related to this plan.
The Company has a number of defined benefit pension plans covering eligible salaried and hourly employees and their dependents. The defined pension benefits provided are primarily based on (1) years of service and (2) average compensation or a monthly retirement benefit amount. The Company provides defined benefit pension plans in France, Germany, India, Japan, Mexico, Turkey, South Korea and the United Kingdom. The Company’s U.K. defined benefit plans are frozen, and no additional service cost is being accrued. The measurement date for all plans is December 31.
On October 1, 2020, as a result of the acquisition of Delphi Technologies, BorgWarner assumed all of the retirement-related liabilities of the Acquired Delphi business, the most significant of which was the Delphi Technologies Pension Scheme (the “Scheme”) in the United Kingdom. On December 12, 2020, BorgWarner entered into a Heads of Terms Agreement (the “Agreement”) with the Trustees of the Scheme related to the future funding of the Scheme. Under the Agreement, BorgWarner eliminated the prior schedule of contributions between Delphi Technologies and the Scheme in exchange for a $137 million (£100 million) one-time contribution into the Scheme Plan by December 31, 2020, which was paid on December 15, 2020. The Agreement also contained other provisions regarding the implementation of a revised asset investment strategy as well as a funding progress test that will be performed every three years to determine if additional contributions need to be made into the Scheme by the Company.
The following table summarizes the expenses (income) for the Company’s defined contribution and defined benefit pension plans:

	Year Ended December 31,
(in millions)	2022	2021	2020
Defined contribution expense	$23	$21	$6
Defined benefit pension income	(30)	(35)	(4)
Multiemployer defined benefit pension expense	—	—	1
Total	$(7)	$(14)	$3

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
The following provides a roll forward of the plans’ benefit obligations, plan assets, funded status and recognition in the Combined Balance Sheets for the defined benefit plans sponsored by the Company:

	Pension Benefits
	Year Ended December 31,
(in millions)	2022	2021
Change in projected benefit obligation:
Projected benefit obligation, January 1	$1,520	$1,719
Service cost	2	4
Interest cost	25	20
Plan amendments	(11)	—
Settlement and curtailment	(2)	(1)
Actuarial (gain) loss	(492)	(148)
Currency translation	(149)	(19)
Other	21	—
Benefits paid	(47)	(55)
Projected benefit obligation, December 31(1)	$867	$1,520
Change in plan assets:
Fair value of plan assets, January 1	$1,489	$1,470
Actual return on plan assets	(510)	87
Employer contribution	3	2
Settlements	(2)	—
Currency translation	(145)	(15)
Benefits paid	(47)	(55)
Fair value of plan assets, December 31	$788	$1,489
Funded status	$(79)	$(31)
Amounts in the Combined Balance Sheets consist of:
Non-current assets	$1	$25
Current liabilities	(1)	(2)
Non-current liabilities	(79)	(54)
Net amount	$(79)	$(31)
Amounts in accumulated other comprehensive income (loss) consist of:
Net actuarial gain (loss)	$1	$(94)
Net prior service (credit) cost	(10)	—
Net amount	$(9)	$(94)

Total accumulated benefit obligation for all plans	$854	$1,508
_____________
(1)The decrease in the projected benefit obligation was primarily due to actuarial gains during the period. The main driver of these gains was the increase of 3.07% in the weighted average discount rate for the plans.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
The funded status of pension plans with accumulated benefit obligations in excess of plan assets is as follows:

	December 31,
(in millions)	2022	2021
Accumulated benefit obligation	$(852)	$(46)
Plan assets	784	1
Deficiency	$(68)	$(45)
Pension deficiency by country:
United Kingdom	$(38)	$—
France	(15)	(27)
Other	(15)	(18)
Total pension deficiency	$(68)	$(45)
The funded status of pension plans with projected benefit obligations in excess of plan assets is as follows:

	December 31,
(in millions)	2022	2021
Projected benefit obligation	$(863)	$(61)
Plan assets	784	5
Deficiency	$(79)	$(56)
Pension deficiency by country:
United Kingdom	$(38)	$—
France	(19)	(33)
Other	(22)	(23)
Total pension deficiency	$(79)	$(56)
The weighted average asset allocations of the Company’s funded pension plans and target allocations by asset category are as follows:

	December 31,		Target Allocation
	2022	2021
Real estate, cash and other(1)	45%	47%	22% - 32%
Fixed income securities(1)	46%	33%	54% - 64%
Equity securities	9%	20%	9% - 19%
	100%	100%
_____________
(1)As of December 31, 2021, £122 million in the Company’s plans was deemed cash in-transit, driving the variances between actual allocation and target allocation.
At December 31, 2022, the Company’s investment strategy is not finalized; therefore, the target allocation presented is that of BorgWarner. BorgWarner’s investment strategy is to maintain actual asset weightings within a preset range of target allocations. The Company believes these ranges represent an appropriate risk profile for the planned benefit payments of the plans based on the timing of the estimated benefit payments. In each asset category, separate portfolios are maintained for additional diversification. Investment managers are retained in each asset category to manage each portfolio against its benchmark. Each investment manager has appropriate investment guidelines. In addition, the entire portfolio is evaluated against a relevant peer group. The defined benefit pension plans did not hold any

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
BorgWarner securities as investments as of December 31, 2022 and 2021. A portion of pension assets is invested in common and commingled trusts.
The Company expects to contribute a total of $1 million to $2 million into its defined benefit pension plans during 2023. Of the $1 million to $2 million in projected 2023 contributions, $1 million are contractually obligated, while any remaining payments would be discretionary.
Refer to Note 16, “Fair Value Measurements,” to the Combined Financial Statements for more detail surrounding the fair value of each major category of plan assets, as well as the inputs and valuation techniques used to develop the fair value measurements of the plans’ assets at December 31, 2022 and 2021.
See the table below for a breakout of net periodic benefit income:

	Year ended December 31,
(in millions)	2022	2021	2020
Service cost	$2	$4	$1
Interest cost	25	20	6
Expected return on plan assets	(57)	(58)	(11)
Settlements, curtailments and other	—	(1)	—
Net periodic income	$(30)	$(35)	$(4)
The components of net periodic benefit cost other than the service cost component are included in Other postretirement income in the Combined Statements of Operations.
The Company’s weighted-average assumptions used to determine the benefit obligations for its defined benefit pension plans were as follows:

	December 31,
(percent)	2022	2021
Discount rate(1)	5.00%	1.93%
Rate of compensation increase	5.08%	3.39%
_____________
(1)Includes 4.93% and 1.91% for the U.K. pension plans for December 31, 2022 and 2021, respectively.
The Company’s weighted-average assumptions used to determine the net periodic benefit income for its defined benefit pension plans were as follows:

	Year Ended December 31,
(percent)	2022	2021	2020
Discount rate(1)	2.07%	1.41%	1.76%
Effective interest rate on benefit obligation	1.94%	1.20%	1.52%
Expected long-term rate of return on assets(2)	4.22%	3.97%	3.73%
Average rate of increase in compensation	5.05%	3.08%	3.44%
_____________
(1)Includes 1.81%, 1.34% and 1.66% for the U.K. pension plan for December 31, 2022, 2021 and 2020, respectively.
(2)Includes 4.18%, 3.95% and 3.70% for the U.K. pension plan for December 31, 2022, 2021 and 2020, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
The Company's approach to establishing the discount rate is based upon the market yields of high-quality corporate bonds, with appropriate consideration of each plan's defined benefit payment terms and duration of the liabilities. In determining the discount rate, the Company utilizes a full-yield approach in the estimation of service and interest components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows.
The Company determines its expected return on plan asset assumptions by evaluating estimates of future market returns and the plans’ asset allocation. The Company also considers the impact of active management of the plans’ invested assets.
The estimated future benefit payments for the pension benefits are as follows:

(in millions)	Pension benefits
Year
2023	$45
2024	44
2025	44
2026	46
2027	50
2028-2032	269
NOTE 19     STOCK-BASED COMPENSATION
The Company currently does not have any stock or stock-based compensations plans. Instead, the Company’s eligible employees participate in BorgWarner’s stock-based compensation plans. BorgWarner granted restricted common stock and restricted stock units (collectively, “restricted stock”) and performance share units as long-term incentive awards to employees and non-employee directors under the BorgWarner Inc. 2018 Stock Incentive Plan (“2018 Plan”). The BorgWarner Board of Directors adopted the 2018 Plan in February 2018, and the BorgWarner stockholders approved the 2018 Plan at the BorgWarner annual meeting of stockholders on April 25, 2018. Certain of the Company’s employees participate in the 2018 Plan.
Restricted Stock: The value of restricted stock is determined by the market value of BorgWarner common stock at the date of grant. The value of the awards is recognized as compensation expense ratably over the restriction periods, generally two to three years. As of December 31, 2022, there was $6 million of unrecognized compensation expense that will be recognized over a weighted average period of approximately 1.4 years.
Restricted stock compensation expense recognized in the Combined Statements of Operations within selling, general and administrative expense is as follows:

	Year Ended December 31,
(in millions)	2022	2021	2020
Restricted stock compensation expense	$9	$10	$3
Restricted stock compensation expense, net of tax	$7	$8	$2
All of the restricted stock compensation expense recognized by the Company in the years ended December 31, 2022, 2021 and 2020 is included as part of general corporate allocations, in which $4 million, $4 million, and $2 million, respectively, is identified directly to Company employees, and $5 million, $6 million, and $1 million, respectively, is related to allocations of BorgWarner’s corporate and shared employee stock-based compensation expenses.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Restricted stock activity for Company employees who received restricted stock awards is as follows:

(Share count in thousands)	Shares	Weighted average grant date fair value
Nonvested at January 1, 2020	74	$36.40
Granted	40	$34.69
Vested	(42)	$33.50
Converted(1)	145	$40.23
Nonvested at December 31, 2020	217	$39.20
Granted	177	$43.65
Vested	(67)	$36.64
Forfeited	(37)	$46.74
Nonvested at December 31, 2021	290	$41.53
Granted	143	$44.42
Forfeited	(63)	$38.75
Vested	(40)	$44.89
Nonvested at December 31, 2022	330	$42.91
_____________
(1)Represents outstanding Delphi Technologies restricted stock converted to BorgWarner restricted stock. The Delphi Technologies awards were converted using an exchange ratio of 0.4307 at the close of the acquisition.
Performance Share Units: BorgWarner granted performance share units to members of senior management that vest at the end of three-year periods based the following metrics:
•Total Stockholder Return Units: This performance metric is based on BorgWarner’s market performance in terms of total shareholder return relative to a peer group of automotive companies. Based on BorgWarner’s relative ranking within the performance peer group, it is possible for none of the awards to vest or for a range of up to 200% of the target shares to vest.
The Company recognizes compensation expense relating to this performance share plan ratably over the performance period regardless of whether the market conditions are expected to be achieved. Compensation expense associated with the performance share plans is calculated using a lattice model (Monte Carlo simulation).
As of December 31, 2022, there was $1 million of unrecognized compensation expense related to total stockholder return units that will be recognized over a weighted average period of approximately 1.6 years.
•Relative Revenue Growth Units: This performance metric is based on BorgWarner’s performance in terms of revenue growth relative to the vehicle market over three-year performance periods. Based on BorgWarner’s relative revenue growth in excess of the industry vehicle production, it is possible for none of the awards to vest or for a range of up to 200% of the target shares to vest.
The value of this performance share award is determined by the market value of BorgWarner’s common stock at the date of grant. The Company recognizes compensation expense relating to this performance share plan over the performance period based on the number of shares expected to vest at the end of each reporting period. The actual performance of BorgWarner is evaluated quarterly and the expense is adjusted according to the new projections.
As of December 31, 2022, these awards were fully expensed.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
•Adjusted Earnings Per Share Units: Introduced in the first quarter of 2020, this performance metric is based on BorgWarner’s earnings per share adjusted for certain one-time items and non-operating gains and losses against a pre-defined target measured in the third year of the performance period.
The value of this performance share award is determined by BorgWarner’s adjusted earnings per share performance. The Company recognizes compensation expense relating to this performance share plan over the performance period based on the number of shares expected to vest at the end of each reporting period. The actual performance of BorgWarner is evaluated quarterly and the expense is adjusted according to the new projections.
As of December 31, 2022, these awards were fully expensed.
•eProducts Revenue Mix: Introduced in the first quarter of 2021, this performance metric is based on BorgWarner’s total revenue derived from eProducts in relation to its total proforma revenue in the third year of the performance period. Based on BorgWarner’s eProducts revenue mix, it is possible for none of the awards to vest or for a range of up to 200% of the target shares to vest.
The value of this performance share award is determined by the market value of BorgWarner’s common stock at the date of grant. The Company recognizes compensation expense relating to this performance share plan over the performance period based on the number of shares expected to vest at the end of each reporting period. The actual performance of BorgWarner is evaluated quarterly and the expense is adjusted according to the new projections.
As of December 31, 2022, there was $1 million of unrecognized compensation expense related to the eProducts revenue mix units that will be recognized over a weighted average period of approximately 1.5 years. The unrecognized amount of compensation expense is based on projected performance as of December 31, 2022.
•Cumulative Free Cash Flow: Introduced in the first quarter of 2021, this performance metric is based on BorgWarner’s performance in terms of its operating cash flow, less capital expenditures, over the three-year performance periods. Based on BorgWarner’s cumulative free cash flow, it is possible for none of the awards to vest or for a range of up to 200% of the target shares to vest.
The value of this performance share award is determined by the market value of BorgWarner’s common stock at the date of grant. The Company recognizes compensation expense relating to this performance share plan over the performance period based on the number of shares expected to vest at the end of each reporting period. The actual performance of BorgWarner is evaluated quarterly and the expense is adjusted according to the new projections.
As of December 31, 2022, there was negligible unrecognized compensation expense related to the cumulative free cash flow units that will be recognized over a weighted average period of approximately 1.6 years. The unrecognized amount of compensation expense is based on projected performance as of December 31, 2022.
•eProducts Revenue: Introduced in the first quarter of 2022, this performance metric is based on the amount of BorgWarner’s total revenue derived from eProducts in the third year of the performance period. Based on the BorgWarner’s eProducts revenue, it is possible for none of the awards to vest or for a range of up to 200% of the target shares to vest.
The value of this performance share award is determined by the market value of BorgWarner’s common stock at the date of grant. The Company recognizes compensation expense relating to this performance share plan over the performance period based on the number of shares expected to vest at the end of each reporting period. The actual performance of BorgWarner is evaluated quarterly and the expense is adjusted according to the new projections.
As of December 31, 2022, there was negligible unrecognized compensation expense related to the eProducts revenue units that will be recognized over a weighted average period of approximately 2.0

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
years. The unrecognized amount of compensation expense is based on projected performance as of December 31, 2022.
The amounts expensed and common stock issued for performance share units for the years ended December 31, 2022, 2021 and 2020 were as follows:

	Year Ended December 31,
	2022		2021		2020
	Expense (in millions)	Number of shares issued (in thousands)	Expense (in millions)	Number of shares issued (in thousands)	Expense (in millions)	Number of shares issued (in thousands)
Total Stockholder Return	$1	—	$—	—	$—	10
Other Performance-Based	1	21	1	10	—	16
Total	$2	21	$1	10	$—	26
A summary of the status of the Company’s nonvested performance share units for the years ended December 31, 2022, 2021 and 2020 were as follows:

	Total Stockholder Return		Other Performance-Based
	Number of shares (in thousands)	Weighted average grant date fair value	Number of shares (in thousands)	Weighted average grant date fair value
Nonvested at January 1, 2020	27	$53.38	48	$43.63
Granted	8	$28.55	23	$34.69
Vested	(9)	$45.78	(17)	$40.10
Nonvested at December 31, 2020	26	$48.28	54	$40.95
Granted	12	$70.39	37	$45.30
Vested	—	$—	(10)	$52.64
Forfeited	(7)	$73.11	—	$—
Nonvested at December 31, 2021	31	$51.65	81	$41.43
Granted	7	$66.89	21	$44.62
Vested	—	$—	(21)	$41.92
Forfeited	(15)	$54.59	(13)	$45.30
Nonvested at December 31, 2022	23	$54.42	68	$41.53

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
NOTE 20     ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The following table summarizes the activity within accumulated other comprehensive loss:

(in millions)	Foreign currency translation adjustments	Defined benefit pension plans	Hedge instruments	Total
Beginning Balance, January 1, 2020	$(10)	$(2)	$—	$(12)
Comprehensive income (loss) before reclassifications	55	(79)	—	(24)
Income taxes associated with comprehensive income before reclassifications	—	12	—	12
Ending Balance December 31, 2020	$45	$(69)	$—	$(24)
Comprehensive (loss) income before reclassifications(1)	(40)	176	(2)	134
Income taxes associated with comprehensive loss before reclassifications	—	(48)	—	(48)
Ending Balance December 31, 2021	$5	$59	$(2)	$62
Comprehensive (loss) income before reclassifications	(90)	(85)	5	(170)
Income taxes associated with comprehensive (loss) income before reclassifications	—	20	—	20
Ending Balance December 31, 2022	$(85)	$(6)	$3	$(88)
_____________
(1)The increase in the defined benefit pension plans comprehensive income before reclassifications is primarily due to actuarial gains during the period. Refer to Note 18 “Retirement Benefit Plans,” for more information.
The change in other comprehensive income for the Company’s noncontrolling interest entities is related to foreign currency translation.
NOTE 21     CONTINGENCIES
In the normal course of business, the Company is party to various commercial and legal claims, actions and complaints, including matters involving warranty claims, intellectual property claims, general liability and various other risks. It is not possible to predict with certainty whether or not the Company will ultimately be successful in any of these commercial and legal matters or, if not, what the impact might be. The Company’s management does not believe that adverse outcomes in any of these commercial and legal claims, actions and complaints are reasonably likely to have a material adverse effect on the Company’s results of operations, financial position or cash flows. An adverse outcome could, nonetheless, be material to the results of operations or cash flows.
NOTE 22     LEASES AND COMMITMENTS
The Company’s lease agreements primarily consist of real estate property, such as manufacturing facilities, warehouses and office buildings, in addition to personal property, such as vehicles, manufacturing and information technology equipment. The Company determines whether a contract is or contains a lease at contract inception. The majority of the Company's lease arrangements are comprised of fixed payments, and a limited number of these arrangements include a variable payment component based on certain index fluctuations. As of December 31, 2022, a significant portion of the Company’s leases were classified as operating leases.
Generally, the Company’s operating leases have renewal options that extend the lease terms, and some include options to terminate the agreement or purchase the leased asset. The amortizable life of these assets is the lesser of its useful life or the lease term, including renewal periods reasonably assured of being exercised at lease inception.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
All leases with an initial term of 12 months or less without an option to extend or purchase the underlying asset that the Company is reasonably certain to exercise (“short-term leases”) are not recorded on the Combined Balance Sheet, and lease expense is recognized on a straight-line basis over the lease term.
The following table presents the lease assets and lease liabilities as of December 31, 2022 and 2021:

		December 31,
(in millions)		2022	2021
Assets	Balance Sheet Location
Operating leases	Other non-current assets	$80	$67
Finance leases	Property, plant and equipment, net	2	—
Total lease assets		$82	$67

Liabilities
Current
Operating leases	Other current liabilities	$18	$19
Non-current
Operating leases	Other non-current liabilities	67	54
Finance leases	Long-term debt	2	—
Total lease liabilities		$87	$73
The following table presents lease obligations arising from obtaining leased assets for the years ended December 31, 2022 and 2021.

	December 31,
(in millions)	2022	2021
Operating leases	$13	$2
Finance leases	2	—
Total lease obligations	$15	$2
The following table presents the maturity of lease liabilities as of December 31, 2022:

(in millions)	Operating leases	Finance leases
2023	$19	$—
2024	18	1
2025	17	—
2026	16	—
2027	14	—
After 2027	5	1
Total (undiscounted) lease payments	$89	$2
Less: Imputed interest	(4)	—
Present value of lease liabilities	$85	$2
In the years ended December 31, 2022, 2021 and 2020, the Company recorded operating lease expense of $18 million, $27 million and $8 million, respectively.
In the years ended December 31, 2022, 2021 and 2020, the operating cash flows for operating leases were $21 million, $24 million and $8 million, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
In the years ended December 31, 2022, 2021 and 2020, the Company recorded short-term lease costs of $4 million, $5 million and $2 million, respectively.
Finance lease costs and related cash flows were immaterial for the periods presented.
ASC Topic 842 requires that the rate implicit in the lease be used if readily determinable. Generally, implicit rates are not readily determinable in the Company’s agreements, so the incremental borrowing rate is used instead for such lease arrangements. The incremental borrowing rates are determined using rates specific to the term of the lease, economic environments where lease activity is concentrated, value of lease portfolio, and assuming full collateralization of the loans. The following table presents the terms and discount rates:

	December 31,
	2022	2021
Weighted-average remaining lease term (years)
Operating leases	5	5
Finance leases	8	0
Weighted-average discount rate
Operating leases	1.9%	2.0%
Finance leases	3.8%	0.0%
NOTE 23     RELATED-PARTY TRANSACTIONS
The Combined Financial Statements have been prepared on a carve-out basis and are derived from the consolidated financial statements and accounting records of BorgWarner. The following discussion summarizes activity between the Company and BorgWarner (and its affiliates that are not included within the Combined Financial Statements).
Allocation of General Corporate and Other Expenses
The Combined Statements of Operations include expenses for certain centralized functions and other programs provided and administered by BorgWarner that are charged directly to the Company. In addition, for purposes of preparing these Combined Financial Statements on a carve-out basis, a portion of BorgWarner’s total corporate expenses has been allocated to the Company. Similarly, certain centralized expenses incurred by the Company on behalf of subsidiaries of BorgWarner have been allocated to the Parent. See Note 1, “Summary Of Significant Accounting Policies,” for a discussion of the methodology used to allocate corporate expenses for purposes of preparing these financial statements on a carve-out basis.
For the years ended December 31, 2022, 2021 and 2020, net corporate allocation expenses totaled $118 million, $84 million and $45 million, respectively, which were primarily included in Selling, general and administrative expenses and Restructuring expense in the Combined Statements of Operations.
Related-Party Sales and Purchases
For the years ended December 31, 2022, 2021 and 2020, the Company sold components to other BorgWarner businesses in the amount of $27 million, $27 million and $12 million, respectively, which is included in Net sales in the Combined Statements of Operations.
The Company purchases certain component inventory and services from businesses that will remain with BorgWarner. For the years ended December 31, 2022, 2021 and 2020, the Company made $150 million, $175 million and $78 million, respectively, of such purchases and recognized cost of sales of $154 million, $171 million and $75 million, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Related-Party Royalty Income
The Company participates in royalty arrangements with other BorgWarner businesses which involves the licensing of the Delphi Technologies trade name and product-related intellectual properties. For the years ended December 31, 2022, 2021 and 2020, the Company recognized royalty income from other BorgWarner businesses in the amount of $31 million, $22 million and $5 million, respectively, which is included in Other operating income, net in the Combined Statements of Operations.
Related-Party R&D
The Company provides application testing and other R&D services for other BorgWarner businesses. For the years ended December 31, 2022, 2021 and 2020, the Company recognized income related to these services of $11 million, $10 million and $2 million, respectively, which is included in Other operating income, net in the Combined Statements of Operations.
Due from Parent
The current and non-current portions of amounts due from the Parent as reflected in the Combined Balance Sheets consist of the following:

	December 31,
(in millions)	2022	2021
Accounts receivable	$106	$100
Short-term portion of loans receivable and other facilities	36	123
Due from Parent, current	$142	$223

Cash pooling	$168	$211
Loans receivable	40	—
Due from Parent, non-current	$208	$211
In 2018, the Company and BorgWarner entered into a credit facility providing BorgWarner with access to borrow up to €40 million ($43 million). Interest on the credit facility is fixed at 0.65%, paid quarterly. On October 1, 2022, the credit facility was refinanced and the interest rate was amended to 3.69%. As of December 31, 2022 and 2021, BorgWarner had drawn $40 million and $42 million on the credit facility, respectively. The facility is set to mature on September 30, 2024.
In 2020, the Company and BorgWarner entered into a credit facility providing BorgWarner with access to borrow up to €100 million ($107 million). Interest on the credit facility was fixed at 0.64%, paid quarterly. As of December 31, 2021, BorgWarner had drawn $28 million on the credit facility. The facility matured on September 30, 2022.
In 2021, the Company issued a Thai Bhat-denominated term loan to BorgWarner for ฿1,720 million ($92 million). Interest on the term loan was fixed at 1.70%, paid annually. As of December 31, 2022 and 2021, the outstanding balance of the term loan was $36 million and $52 million, respectively. During 2022, the term loan was amended to extend the maturity date. The term loan is set to mature on May 14, 2023.
Certain BorgWarner entities participate in cash pooling arrangements headed by the Company, primarily involving Acquired Delphi business entities. Additionally, the Company participates in certain cash pools headed by BorgWarner. Any balances owed to the Company from BorgWarner as a result of these cash arrangements that are anticipated to be settled in cash are reflected as Due from Parent. Certain other cash pooling balances that are not anticipated to be settled in cash are presented within Parent company investment.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Due to Parent
The current and non-current portions of amounts due to the Parent as reflected in the Combined Balance Sheets consist of the following:

	December 31,
(in millions)	2022	2021
Accounts payable	$186	$177
Short-term portion of notes payable and other facilities	94	120
Accrued interest payable	5	4
Due to Parent, current	$285	$301

Notes payable	$921	$921
Cash pooling	36	66
Due to Parent, non-current	$957	$987
On October 1, 2020, concurrently with the Delphi Acquisition, the Company entered into junior and senior notes payable to BorgWarner in the amount of $330 million and $566 million, respectively. This debt arrangement was in connection to the $896 million repayment of Delphi Technologies’ debt by BorgWarner as part of the Acquired Delphi purchase price consideration. Paid-in-kind interest on the junior and senior notes accrues, compounding quarterly, at a fixed annual rate of 3.10% and 3.00%, respectively. The maturity date for both the junior and senior notes was October 1, 2030. For the year ended December 31, 2020, the total outstanding balance of these notes was $792 million. During 2021, BorgWarner exchanged the ownership of the junior and senior notes to the Company for all shares of a Singapore subsidiary. As a result, the notes were no longer reflected as being Due to Parent at December 31, 2021.
In 2020, the Company, as borrower, entered into a term loan with BorgWarner, as lender, in the amount of $891 million in exchange for the transfer of the majority of the DT Notes assumed by the Company as part of the Acquired Delphi business. Interest on the term loan was fixed at 3.25%, paid annually. In 2021, this loan was refinanced with two new loan tranches, including $30 million of accrued unpaid interest on the original term loan. The first tranche of $368 million has a fixed annual interest rate of 1.40% and matures on October 3, 2024. The second tranche of $553 million has a fixed annual interest rate of 2.20% and matures on October 3, 2029. As of both December 31, 2022 and 2021, the outstanding balance of the term loan was $921 million.
In 2021, the Company and BorgWarner entered into a credit facility providing the Company with access up to $120 million. Interest on the facility was 1.32%, paid annually. As of December 31, 2021, the outstanding balance of the facility was $119 million. The facility matured October 12, 2022.
Throughout 2022 and 2021, the Company, as borrower, and BorgWarner, as lender, entered into various interest-bearing notes, primarily arising from operating relationships between international entities. As of December 31, 2022 and 2021, the outstanding balance from these facilities totaled $94 million and $1 million, respectively, which is reflected as Due to Parent, current.
As of December 31, 2022 and 2021, the estimated fair value of the Company's non-current notes payable due to Parent, as described above, was $738 million and $839 million, respectively. The estimated fair values were $183 million and $82 million lower than carrying values at December 31, 2022 and 2021, respectively. Fair market values of the non-current notes payable due to Parent are developed using unobservable inputs, which are considered Level 3 inputs as defined by ASC Topic 820. The carrying values of the Company’s current notes payable due to Parent approximate fair value. The fair value estimates do not necessarily reflect the values the Company could realize in the current markets.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Additionally, the Company participates in certain cash pools headed by BorgWarner. Any balances owed by the Company to BorgWarner as a result of these cash arrangements that are anticipated to be settled in cash are reflected as Due to Parent. Certain other cash pooling balances that are not anticipated to be settled in cash are presented within Parent company investment.
The Company and BorgWarner have entered into certain intra-group arrangements. Activity associated with these arrangements is included within general financing activities in Net transfers (to) from Parent in the Combined Statements of Changes in Equity. Amounts owed to BorgWarner as a result of such arrangements are reflected as payables within Due to Parent, current. Amounts owed to the Company from the Parent under these arrangements are reflected as receivables within Due from Parent, current.
Net Transfers (to) from Parent
Net transfers (to) from Parent are included within Parent company investment in the Combined Statements of Changes in Equity. The components of the transfers (to) from Parent are as follows:

	Year Ended December 31,
(in millions)	2022	2021	2020
General financing activities	$(175)	$(117)	$6
Cash pooling and other equity settled balances with Parent	(110)	70	(5)
Related-party notes exchanged with Parent	—	798	—
Corporate allocations	118	84	45
Research and development income from Parent	(11)	(10)	(2)
Total net transfers (to) from Parent	$(178)	$825	$44
Exclude non-cash items:
Stock-based compensation	(11)	(11)	(3)
Related-party notes exchanged with Parent	—	(798)	—
Other non-cash activities with Parent, net	(33)	(15)	(3)
Cash pooling and intercompany financing activities with Parent, net	18	7	(19)
Total net transfers (to) from Parent per Combined Statements of Cash Flow	$(204)	$8	$19

NOTE 24     REPORTING SEGMENTS AND RELATED INFORMATION
The Company’s business is comprised of two reporting segments, which are further described below. These segments are strategic business groups, which are managed separately as each represents a specific grouping of related automotive components and systems.
•Fuel Systems. This segment provides advanced fuel injection systems, fuel delivery modules, canisters, sensors, electronic control modules and associated software. Our highly engineered fuel injection systems portfolio includes pumps, injectors, fuel rail assemblies, engine control modules, and complete systems, including software and calibration services, that reduce emissions and improve fuel economy for traditional and hybrid applications.
•Aftermarket. Through this segment, the Company sells products to independent aftermarket customers and OES customers. Its product portfolio includes a wide range of products as well as maintenance, test equipment and vehicle diagnostics solutions. The Aftermarket segment also includes sales of starters and alternators to OEMs.
Segment Adjusted Operating Income is the measure of segment income or loss used by the Company. Segment Adjusted Operating Income is comprised of operating income adjusted for restructuring, merger, acquisition and divestiture expense, intangible asset amortization expense, impairment charges and other

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
items not reflective of ongoing operating income or loss. The Company believes Segment Adjusted Operating Income is most reflective of the operational profitability or loss of its reporting segments.
The following tables show segment information and Segment Adjusted Operating Income for the Company’s reporting segments:

2022 Segment information
	Net sales YTD			Year-end assets (3)	Depreciation/ amortization	Long-lived asset expenditures(1)
(in millions)	Customers	Inter-segment	Net
Fuel Systems	$2,072	$221	$2,293	$2,314	$142	$91
Aftermarket	1,276	8	1,284	1,348	27	16
Inter-segment eliminations	—	(229)	(229)	—	—	—
Total	3,348	—	3,348	3,662	169	107
Corporate(2)	—	—	—	412	1	—
Combined	$3,348	$—	$3,348	$4,074	$170	$107

2021 Segment information
	Net sales YTD			Year-end assets (3)	Depreciation/ amortization	Long-lived asset expenditures(1)
(in millions)	Customers	Inter-segment	Net
Fuel Systems	$2,016	$217	$2,233	$2,422	$172	$140
Aftermarket	1,211	7	1,218	1,282	29	6
Inter-segment eliminations	—	(224)	(224)	—	—	—
Total	3,227	—	3,227	3,704	201	146
Corporate(2)	—	—	—	478	3	—
Combined	$3,227	$—	$3,227	$4,182	$204	$146

2020 Segment information
	Net sales			Year-end assets (3)	Depreciation/ amortization	Long-lived asset expenditures(1)
(in millions)	Customers	Inter-segment	Net
Fuel Systems	$544	$41	$585	$2,599	$39	$45
Aftermarket	490	2	492	1,262	23	9
Inter-segment eliminations	—	(43)	(43)	—	—	—
Total	1,034	—	1,034	3,861	62	54
Corporate(2)	—	—	—	458	—	—
Combined	$1,034	$—	$1,034	$4,319	$62	$54
_____________
(1)Long-lived asset expenditures include capital expenditures and tooling outlays.
(2)Corporate assets include cash and cash equivalents, investments and long-term receivables, and deferred income taxes.
(3)The Company revised the Year-end asset values for December 31, 2022, 2021 and 2020 to properly reflect Deferred tax asset balances within Corporate and Fuel Systems.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Segment Adjusted Operating Income

	Year Ended December 31,
(in millions)	2022	2021	2020
Fuel Systems	$252	$227	$47
Aftermarket	191	149	48
Segment Adjusted Operating Income	443	376	95
Corporate, including royalty income and stock-based compensation	48	94	23
Intangible asset amortization expense	28	29	15
Restructuring expense (Note 4)	11	55	37
Merger, acquisition and divestiture expense, net	31	7	10
Asset impairments, write offs and lease modifications	5	17	82
Other non-comparable items	2	—	—
Amortization of inventory fair value adjustment	—	—	21
Equity in affiliates' earnings, net of tax	(11)	(7)	(1)
Interest expense, net	14	34	16
Other postretirement income	(32)	(39)	(3)
Earnings (loss) before income taxes and noncontrolling interest	347	186	(105)
Provision for income taxes	85	33	19
Net earnings (loss)	262	153	(124)
Net earnings attributable to the noncontrolling interest, net of tax	—	1	—
Net earnings (loss) attributable to PHINIA Inc.	$262	$152	$(124)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Geographic Information
During the year ended December 31, 2022, approximately 73% of the Company’s combined net sales were outside the United States, attributing sales to the location of production rather than the location of the customer. Outside the United States, the United Kingdom, China, Mexico and Romania exceeded 5% of combined net sales during the year ended December 31, 2022. The Company’s investments in equity securities are excluded from the definition of long-lived assets, as are goodwill and certain other non-current assets.

	Net sales			Long-lived assets
(in millions)	2022	2021	2020	2022	2021	2020
United States	$916	$707	$354	$154	$144	$123
Europe:
United Kingdom	650	653	146	169	181	184
Romania	219	256	76	136	143	180
France	156	207	59	60	74	95
Poland	156	171	49	51	49	50
Turkey	116	122	35	40	44	66
Other Europe	8	20	4	3	7	7
Total Europe	1,305	1,429	369	459	498	582
China	606	642	179	224	267	298
Mexico	287	244	68	38	37	37
Other foreign	234	205	64	49	44	60
Total	$3,348	$3,227	$1,034	$924	$990	$1,100
Sales to Major Customers
Combined net sales to General Motors (including its subsidiaries) was approximately 12% for the year ended December 31, 2022. Such sales consisted of a variety of products to a variety of customer locations and regions. No other single customer accounted for more than 10% of combined net sales in any of the years presented.
Sales by Product Line
Sales of products for commercial vehicle and industrial applications represented approximately 27%, 23%, and 25% of combined net sales for the years ended December 31, 2022, 2021 and 2020, respectively. Sales of fuel systems products for light vehicles represented approximately 46%, 46% and 43% of combined net sales for the years ended December 31, 2022, 2021 and 2020, respectively. Sales of aftermarket products represented approximately 27%, 31%, and 32% of combined net sales for the years ended December 31, 2022, 2021 and 2020, respectively.